As filed with the Securities and Exchange Commission on March 5, 1996

                                                  Registration No. 33-65197

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------

                                AMENDMENT NO. 1
                                  TO FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------


                                Carnegie Bancorp
            (Exact name of Registrant as specified in its charter)


       New Jersey                     6712                    22-3257100
 (State or other juris-   (Primary Standard Industrial    (I.R.S. Employer
diction of incorporation   Classification Code Number) Identification Number)
    or organization)

                              619 Alexander Road
                         Princeton, New Jersey  08540
                                (609) 520-0601
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                               ----------------

                               Carnegie Bancorp
                              619 Alexander Road
                         Princeton, New Jersey  08540
                        Attention:  Thomas L. Gray, Jr.
                            Chief Executive Officer
                                (609) 520-0601
         (Name and address, including zip code, and telephone number, including area code, of agent of service)

                               ----------------

                     With copies of all communications to:

Michael M. Horn, Esq.                       Frederick W. Dreher, Esq.
McCarter & English                          Duane, Morris & Heckscher
Four Gateway Center                         4200 One Liberty Place


Newark, New Jersey  07102                   Philadelphia, Pennsylvania  19103
(201) 622-4444                              (215) 979-1234

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

                         Page 1 of ___ pages
                      Exhibit Index on Page ___

                              ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             CROSS-REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K


     Form S-4 Item Number                  Heading or Location
        and Caption                           In Prospectus
-------------------------------      -------------------------------

A. Information About the
   Transaction

1. Forepart of Registration          Facing Page; Outside Front
   Statement and Outside Front       Cover Page of Registration
   Cover Page of Prospectus          Statement and Prospectus

2. Inside Front and Outside          Inside Front and Outside
   Back Cover Pages of               Back Cover Pages of
   Prospectus                        Prospectus

3. Risk Factors, Ratio of Earn-      Summary; Information
   ings to Fixed Charges and         About Carnegie; Information
   Other Information                 About Regent


4. Terms of the Transaction          Summary; Voting and Prox-
                                     ies; Proposal 1 -- The Merger;
                                     Comparison of Shareholders
                                     Rights; Comparative Per
                                     Share Market Information;
                                     Description of Carnegie
                                     Securities

5. Pro Forma Financial               Pro Forma Consolidated
   Information                       Financial Statements

6. Material Contacts With the        Proposal 1 -- The Merger--Background of
   Company Being Acquired            the Merger and -- Recommendations
                                     of the Carnegie and Regent
                                     Boards and Reasons for the Merger

7. Additional Information Re-        Not Applicable
   quired for Reoffering by
   Persons and Parties Deemed
   to Be Underwriters

8. Interests of Named Experts        Not Applicable
   and Counsel


9. Disclosure of Commission          Not Applicable
   Position on Indemnification
   for Securities Act

   Liabilities


B.  Information About the
    Registrant


10. Information With Respect to      Not Applicable
    S-3 Companies

11. Incorporation of Certain         Not Applicable
    Information by Reference

12. Information With Respect to      Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain         Not Applicable
    Information by Reference


14. Information With Respect to      Summary; Proposal 1 -- The Merger;
    Registrants Other Than S-3       Description of Carnegie
    or S-2 Registrants               Securities; Information About
                                     Carnegie; Comparison
                                     of Shareholder Rights;
                                     Comparative Per Share
                                     Market Information; Carne-
                                     gie Consolidated Financial
                                     Statements; Proposal 2 --
                                     Amendment to Carnegie's Certificate
                                     of Incorporation to Authorize
                                     Preferred Stock


C.  Information About the
    Company Being Acquired

15. Information With Respect to      Not Applicable
    S-3 Companies

16. Information With Respect to      Not Applicable
    S-2 or S-3 Companies

17. Information With Respect to      Summary; Proposal 1 -- The Merger;
    Registrants Other Than S-3       Description of Regent
    or S-2 Companies                 Securities; Information
                                     About Regent; Comparison of

                                     Shareholder Rights;
                                     Comparative Per Share
                                     Market Information; Regent
                                     Consolidated Financial
                                     Statements

D.  Voting and Management
    Information

18. Information if Proxies,          Summary; Voting and Prox-
    Consents or Authorizations       ies; Proposal 1 -- The Merger
    are to be Solicited

19. Information if Proxies,          Not Applicable
    Consents or Authorizations
    are not to be Solicited in
    an Exchange Offer

                        CARNEGIE BANCORP
                       619 Alexander Road
                  Princeton, New Jersey  08540


                                               ____________, 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Carnegie Bancorp ("Carnegie") to be held at ___ a.m., local time, on ________ , March __, 1996, at ____
----------------------------------------------------------  .



     At the Special Meeting, you will be asked to consider and vote upon an Amended and Restated Agreement and Plan of Merger dated as of August 30, 1995, (the "Merger Agreement") among Carnegie, Carnegie Bank, N.A. ("CBN"), a wholly owned subsidiary of Carnegie, Regent Bancshares Corp. ("Regent") and Regent National Bank (the "Bank"), a wholly owned subsidiary of Regent. Pursuant to the Merger Agreement, Regent will be merged with and into Carnegie (the "Merger"), and CBN will be merged with and into the Bank (the "Bank Merger") which will conduct business under the name Carnegie Regent Bank, N.A. ("CRBN").


     Briefly, the Merger Agreement provides that upon the Merger:

     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of a newly authorized Series A Carnegie Convertible Preferred Stock, which in turn will be convertible into 0.75 shares of Carnegie Common Stock; and

     (c) each publicly outstanding Regent warrant and stock option will be converted, without any cash payment, into Carnegie Common Stock at the rate of one Carnegie share for warrants and options evidencing in the aggregate the right to buy 7 1/2 Regent shares.

     In addition, each share of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock will be called for redemption at a price of $10.00 per share shortly before consummation of the Merger.

     The Merger will not affect the rights of the holders of Carnegie Common Stock or Carnegie common stock purchase warrants, all of which will remain unchanged and outstanding.



     In connection with the Merger, Carnegie shareholders will be asked to authorize an amendment (the "Amendment") to Carnegie's

Certificate of Incorporation authorizing 1,500,000 shares of series preferred stock ("Carnegie Series Preferred Stock") and allowing the Board of Directors to determine the rights, preferences and designations of any series preferred stock from time to time. Pursuant to the Merger Agreement, Carnegie will be required to issue approximately 487,532 shares of Carnegie Series A Convertible Preferred Stock to the holders of Regent Series A Convertible Preferred Stock. This will leave approximately 1,012,468 shares of Carnegie Series Preferred Stock available for future issuances.


     In addition, Carnegie shareholders will be asked to approve stock option plans for the officers and directors of Carnegie and CRBN.

     Complete information concerning the Merger and the Bank Merger, a description of the respective businesses of Carnegie and Regent, their respective financial statements and the complete text of the Merger Agreement, a description of the Amendment and complete details of the provisions of the stock option plans are set forth in the accompanying Joint Proxy Statement/Prospectus.

     Carnegie's Board of Directors and management believe the Merger and the Bank Merger offer significant advantages for Carnegie, its shareholders, its customers and its employees. They also believe the Merger and the Bank Merger will strengthen the surviving corporation's ability to compete and enhance its business potential.

     Following the Merger, seven representatives of each of Carnegie and Regent will constitute Carnegie's Board of Directors. Management of Carnegie following the Merger will be comprised of current officers of both Carnegie and Regent. Bruce A. Mahon, the current Chairman of the Board of Carnegie, will continue to serve as Chairman of the Board of Carnegie and CRBN, Thomas L. Gray, Jr., the current President and Chief Executive Officer of Carnegie, will continue to serve as President and Chief Executive Officer of Carnegie and CRBN, David W. Ring, Chairman of the Board of Regent, will become a Vice Chairman of Carnegie, and Harvey Porter, the current President and Chief Executive Officer of Regent, will become a Vice Chairman of Carnegie and CRBN and serve as President and Chief Executive Officer of the Regent Division of CRBN.


     Carnegie's Board of Directors has unanimously approved the proposed Merger after considering various factors, including the fairness opinion of Capital Consultants of Princeton, Inc., Carnegie's financial advisor, and believes that the Merger is in the best interests of Carnegie and its shareholders. Carnegie's Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the Merger Agreement and the Amendment. The Board also believes that the stock option plans are in the best interests of Carnegie and its shareholders and will help Carnegie and CRBN retain the highest quality persons to serve as officers and directors. The Board urges you to vote in favor of the stock option plans.


     To effect the Merger, the affirmative vote of a majority of the votes cast by the holders of Carnegie Common Stock is required. It is important that your shares be represented at the Special Meeting, regardless of the number of shares you hold. Therefore, please complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible, whether or not you plan to attend the Special Meeting. Returning the proxy card will not affect your right to revoke your proxy as described in the accompanying Joint Proxy Statement/Prospectus or to attend the Special Meeting.


                                   Sincerely,


                                   Thomas L. Gray, Jr.
                                   President and Chief
                                   Executive Officer

                    REGENT BANCSHARES CORP.
                       1430 Walnut Street
                     Philadelphia, PA 19102


                                               ____________, 1996


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Regent Bancshares Corp. ("Regent") to be held at 10:00 a.m., local time, on _________ , March __ , 1996, at
---------------------------------------------------------------.




     At the Special Meeting, you will be asked to consider and vote upon an Amended and Restated Agreement and Plan of Merger dated as of August 30, 1995, (the "Merger Agreement") among Carnegie Bancorp ("Carnegie"), Carnegie Bank, N.A. ("CBN"), a wholly owned subsidiary of Carnegie, Regent and Regent National Bank (the "Bank"), a wholly owned subsidiary of Regent, which Merger Agreement contemplates that Regent will be merged with and into Carnegie (the "Merger"), and that CBN will be merged with and into the Bank which will conduct business under the name Carnegie Regent Bank, N.A. ("CRBN").


     Briefly, the Merger Agreement provides that upon the Merger:

     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of Carnegie Series A Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock;

     (c) each share of Regent Series B, Series C and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated effective date of the Merger, unless theretofore converted in accordance with its terms into
1.177 shares of Regent Common Stock each of which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (d) each share of Regent Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated effective date of the Merger, unless theretofore converted in accordance with its terms into one share of Regent Common Stock which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;



     (e) outstanding options to purchase an aggregate of 274,241 shares of Regent Common Stock held by the organizers of Regent will be converted into options to purchase an aggregate of 174,750 shares of Carnegie Common Stock;

     (f) outstanding warrants to purchase an aggregate of 50,022 shares of Regent Common Stock held by the organizers of Regent will be converted into an aggregate of 12,168 shares of Carnegie Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of Regent Common Stock held by the underwriter of Regent's initial public offering will be converted into an aggregate of 7,483 shares of Carnegie Common Stock; and


     (h) all other outstanding options and warrants to purchase Regent Common Stock will be converted into Carnegie Common Stock at the rate of one share of Carnegie Common Stock for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock.

     Complete information concerning the Merger and the Bank Merger, a description of the respective businesses of Carnegie and Regent, their respective financial statements and the complete text of the Merger Agreement are set forth in the accompanying Joint Proxy Statement/Prospectus.

     Regent's Board of Directors and management are excited about the prospect of the Merger and the Bank Merger and believe they offer significant advantages for Regent, its shareholders, its customers and its employees. They also believe the Merger and the Bank Merger will strengthen the surviving corporation's ability to compete and enhance its business potential.

     Following the Merger, seven representatives of each of Carnegie and Regent will constitute Carnegie's Board of Directors. Management of Carnegie following the Merger will be comprised of current officers of both Carnegie and Regent. Bruce A. Mahon, the current Chairman of the Board of Carnegie, will continue to serve as Chairman of the Board of Carnegie and CRBN, Thomas L. Gray, Jr., the current President and Chief Executive Officer of Carnegie, will continue to serve as President and Chief Executive Officer of Carnegie and CRBN, David W. Ring, Chairman of the Board of Regent, will become a Vice Chairman of Carnegie and CRBN, Abraham L. Bettinger, Vice Chairman of the Board of Regent, will become Vice Chairman of the Board of Carnegie and CRBN, Harvey Porter will become a Vice Chairman of Carnegie and CRBN and serve as President and Chief Executive Officer of the Regent Division of CRBN and Barbara H. Teaford, Executive Vice President of Regent, will become an Executive Vice President of Carnegie and CRBN.

     Regent's Board of Directors has approved the proposed Merger without dissent after considering various factors, including the fairness opinion of Janney Montgomery Scott Inc., Regent's financial advisor, and believes that the Merger is in the best interests of Regent and its security holders. Regent's Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the Merger Agreement.

     To effect the Merger, the affirmative vote of a majority of the votes cast by the holders of Regent Common Stock and Regent Series A Convertible Preferred Stock voting as a single class is required. Holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock are not entitled to vote on the Merger unless such stock is converted in accordance with its terms into Regent Common Stock prior to the record date for the Special Meeting. It is important that your shares be represented at the Special Meeting, regardless of the number of shares you hold. Therefore, please complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible, whether or not you plan to attend the Special Meeting. Returning the proxy card will not affect your right to revoke your proxy as described in the accompanying Joint Proxy Statement/Prospectus or to attend the Special Meeting.


                           Sincerely,


David W. Ring,                         Harvey Porter,
Chairman of the Board                  President and Chief
                                       Executive Officer

                       CARNEGIE BANCORP
                       619 Alexander Road
                   Princeton, New Jersey 08540


            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD MARCH __, 1996



     Notice is hereby given that a Special Meeting (the "Carnegie Special Meeting") of Shareholders of Carnegie Bancorp ("Carnegie") will be held at _____________ , on March __, 1996, at _______________, local time, for the purpose of considering and voting upon the following matters:



     1. A proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of August 30, 1995, by and among Carnegie, Carnegie Bank, N.A. ("CBN"), Carnegie's wholly owned national bank subsidiary, Regent Bancshares Corp. ("Regent") and Regent National Bank (the "Bank"), Regent's national bank subsidiary (the "Merger Agreement"), a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this notice. Pursuant to the Merger Agreement, Regent will be merged (the "Merger") with and into Carnegie and CBN will be merged with and into the Bank (the "Bank Merger"), which will then operate under the name Carnegie Regent Bank, N.A. ("CRBN"), and the holders of Regent securities will have the right to receive Carnegie securities as follows:


          (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common
               Stock;

          (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of a newly authorized Series A Carnegie Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock; and


          (c) each outstanding Regent warrant and option will be converted, without any cash payment, into Carnegie Common Stock at the rate of one Carnegie share for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock, all as more fully described in the accompanying Joint
          Proxy Statespectus.


     2.   A proposal to amend Carnegie's Certificate of

          Incorporation (the "Amendment") to authorize 1,500,000 shares of Series Preferred Stock and to allow the Board of Directors to determine the rights, preferences and designations of any Series Preferred Stock from time to time. Under the Merger Agreement, Carnegie will issue approximately 487,532 shares of Series A Convertible Preferred Stock to the holders of Regent Series A Convertible Preferred Stock. This issuance will leave approximately 1,012,468 shares of Series Preferred Stock available for future issuance.


     3. Approval of the 1995 Directors' Stock Option Plan (the "Directors' Plan"), which provides for options to purchase up to 154,000 shares of Carnegie Common Stock to be issued to directors of Carnegie or its subsidiaries, as more fully set forth in this Joint Proxy Statement/Prospectus.

     4. Approval of the 1995 Employee Stock Option Plan (the "Employee Plan"), which provides for options to purchase up to 11,530 shares of Carnegie Common Stock to be issued to employees of Carnegie or its subsidiaries, all as more fully set forth in the Joint Proxy Statement/Prospectus.

     5. Such other business as shall properly come before the Meeting and any adjournment, postponement or continuation thereof.


     Shareholders of record at the close of business on March 8, 1996 are entitled to notice of and to vote at the Carnegie Special Meeting. Whether or not you contemplate attending the Carnegie Special Meeting, it is suggested that the enclosed proxy be executed and returned to Carnegie. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to Carnegie a later proxy or by delivering a written notice of revocation to Carnegie.

                              By Order of the Board of Directors,




__________________, 1996       Thomas L. Gray, Jr., President




            IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

     You are urged to sign and return the enclosed Proxy to Carnegie promptly in the envelope provided so that there may be sufficient representation at the Special Meeting.

                    REGENT BANCSHARES CORP.
                       1430 Walnut Street
                Philadelphia, Pennsylvania  19102



            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON MARCH __, 1996




To the Holders of Common Stock
  and Preferred Stock of
  Regent Bancshares Corp.:



     A Special Meeting of Shareholders of Regent Bancshares Corp.
("Regent") will be held at 10 a.m., local time, on __________, March __, 1996, at ________________________________________
for the following purposes:



     1. To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of August 30, 1995, among Carnegie Bancorp ("Carnegie"), Carnegie Bank, N.A. ("CBN"), a wholly owned subsidiary of Carnegie, Regent and Regent National Bank (the "Bank"), a wholly owned subsidiary of Regent (the "Merger Agreement"), a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice, which contemplates that, among other things (i) Regent will be merged (the "Merger") with and into Carnegie and CBN will be merged with and into the Bank (the "Bank Merger"), which will then operate under the name Carnegie Regent Bank, N.A. ("CRBN") and (ii) the holders of Regent's securities will have the right to receive Carnegie securities as follows:


     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of Carnegie Series A Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock;

     (c) each share of Regent Series B, Series C and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated effective date of the Merger, unless theretofore converted in accordance with its terms into

1.177 shares of Regent Common Stock each of which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (d) each share of Regent Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated effective date of the Merger, unless theretofore converted in accordance with its terms into one share of Regent Common Stock which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (e) outstanding options to purchase an aggregate of 274,241 shares of Regent Common Stock held by the organizers of Regent will be converted into options to purchase an aggregate of 174,750 shares of Carnegie Common Stock;

     (f) outstanding warrants to purchase an aggregate of 50,022 shares of Regent Common Stock held by the organizers of Regent will be converted into an aggregate of 12,168 shares of Carnegie Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of Regent Common Stock held by the underwriter of Regent's initial public offering will be converted into an aggregate of 7,483 shares of Carnegie Common Stock; and

     (h) all other outstanding options and warrants to purchase Regent Common Stock will be converted into Carnegie Common Stock at the rate of one share of Carnegie Common Stock for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock;

all as more fully described in the accompanying Joint Proxy
Statement/Prospectus; and

     2. To transact such other business as may properly come before the Special Meeting and any adjournment, postponement or continuation thereof.



     The Board of Directors has fixed the close of business on February ___, 1996 as the record date for shareholders entitled to notice of and to vote at the Special Meeting. Approval of the Merger will require the affirmative vote of a majority of the votes cast by the holders of Regent Common Stock and Regent Series A Convertible Preferred Stock voting together as a single class. Holders of Regent Common Stock and Regent Series A Convertible Preferred Stock have dissenters' rights with respect to the Merger to the extent they comply with
Section 14A:11-3 of the New Jersey Business Corporation Act (the "NJBCA"). Holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock are not entitled to dissenters' rights unless such stock is converted in accordance with its terms into Regent Common Stock prior to the record date for the Special Meeting. See "Proposal 1 -- The
Merger -- Dissenters' Rights of Holders of Regent Common Stock and Regent
Series A Convertible Preferred Stock" in the accompanying Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF REGENT HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND HAS UNANIMOUSLY CONCLUDED THAT SUCH TERMS ARE FAIR AND THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF REGENT AND ITS SECURITY HOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF REGENT COMMON STOCK AND REGENT SERIES A CONVERTIBLE PREFERRED STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                              By Order of the Board of Directors,



                              Barbara H. Teaford
________ __, 1996             Secretary



                            IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. THEREFORE, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. IF YOU ARE UNABLE TO ATTEND, YOUR SHARES WILL BE VOTED AS SPECIFIED IN ANY COMPLETED PROXY CARD RETURNED BY YOU. RETURNING THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE YOUR PROXY AS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


JOINT PROXY STATEMENT/PROSPECTUS


                        CARNEGIE BANCORP
                   (A New Jersey corporation)

         1,629,921 shares of Common Stock, no par value
     487,532 shares of Series A Convertible Preferred Stock,
                         $.10 par value



     This Joint Proxy Statement/Prospectus relates to the Amended and Restated Agreement and Plan of Merger dated as of August 30, 1995, (the "Merger Agreement") among Carnegie Bancorp ("Carnegie"), Carnegie Bank, N.A. ("CBN"), Carnegie's wholly owned national bank subsidiary, Regent Bancshares Corp. ("Regent") and Regent National Bank (the "Bank"), Regent's wholly owned national bank subsidiary, providing for the merger of Regent with and into Carnegie (the

"Merger"). This Joint Proxy Statement/Prospectus constitutes (a) a proxy statement of Carnegie with respect to its solicitation of proxies for use at Carnegie's Special Meeting of Shareholders to be held on __________, March __, 1996 at ____ _.M., (b) a proxy statement of Regent with respect to its solicitation of proxies for use at Regent's Special Meeting of Shareholders to be held on __________, March __, 1996 at ____ _.M. and (c) a prospectus of Carnegie filed as part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 1,629,921 authorized but unissued shares of Carnegie Common Stock and 487,532 shares of Carnegie Series A Convertible Preferred Stock to be issued pursuant to the Merger Agreement. All information set forth herein with respect to Carnegie and CBN has been furnished by Carnegie, and all information set forth herein with respect to Regent and the Bank has been furnished by Regent.


     On the date the Merger is consummated (the "Effective Time"), Regent will be merged with and into Carnegie and holders of Regent securities will be entitled to receive Carnegie Common Stock, Carnegie Series A Convertible Preferred Stock and newly issued options to purchase Carnegie Common Stock (the "New Options") as follows:

     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of Carnegie Series A Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock;

     (c) each share of Regent Series B, Series C and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into
1.177 shares of Regent Common Stock each of which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;


     (d) each share of Regent Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into one share of Regent Common Stock which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (e) outstanding options to purchase an aggregate of 274,241 shares of Regent Common Stock held by the organizers of Regent will be converted into New Options to purchase an aggregate of 174,750 shares of Carnegie Common Stock;

     (f) outstanding warrants to purchase an aggregate of 50,022 shares of Regent Common Stock held by the organizers of Regent will be converted into an aggregate of 12,168 shares of Carnegie Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of Regent Common Stock held by the underwriter of Regent's initial public offering will be converted into an aggregate of 7,483 shares of Carnegie Common Stock; and

     (h) all other outstanding options and warrants to purchase Regent Common Stock will be converted into Carnegie Common Stock at the rate of one share of Carnegie Common Stock for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock.

     The exchange rate set forth above, as well as the rate at which Carnegie Series A Convertible Preferred Stock can be converted into Carnegie Common Stock following the Merger is subject to adjustment upon the occurrence of certain capital adjustments of Carnegie, including the declaration of a stock dividend, a stock split or other recapitalization.

     Consummation of the Merger is subject to various conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of Regent Common Stock and Regent Series A Preferred Stock at a special meeting of the holders thereof (the "Regent Special Meeting"), approval and adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of Carnegie Common Stock voting at a special meeting of Carnegie Shareholders (the "Carnegie Special Meeting") and various approvals of the Office of the Comptroller of the Currency (the "OCC") and the Board of Governors of the Federal Reserve System (the "FRB"). The Regent Special Meeting and the Carnegie Special Meeting (the "Meetings") will each be held on March __,
1996, as described in the accompanying Notices to the respective holders of Regent Common Stock and Regent Preferred Stock and to the holders of Carnegie Common Stock. See "Proposal 1 -- The Merger."




     This Joint Proxy Statement/Prospectus is first being mailed to the holders of Carnegie Common Stock and Regent Common Stock and Regent Preferred Stock on or about ___________, 1996.

------------------------------------------------------------------

     The Common Stock of Carnegie is traded on the Nasdaq National Stock Market under the symbol "CBNJ". On ___________, 1996, the closing sales price for Carnegie Common Stock as reported by the NASD was $__________ per share.

------------------------------------------------------------------

                            -------------

     THE SHARES OF CARNEGIE COMMON STOCK AND CARNEGIE SERIES A CONVERTIBLE PREFERRED STOCK ISSUABLE PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------

     THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/ PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE AGENCY OR ANY OTHER GOVERNMENTAL AGENCY.








The date of this Joint Proxy Statement/Prospectus is ___________, 1996.

                     AVAILABLE INFORMATION


     Carnegie and Regent are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1300, Seven World

Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information also may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Carnegie has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") with the Commission under the Securities Act, with respect to the securities to be issued pursuant to the proposed Merger described therein. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CARNEGIE OR REGENT. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. HOWEVER, IF ANY

MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS JOINT PROXY
STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS JOINT
PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED

ACCORDINGLY.

                       ----------------------

                          TABLE OF CONTENTS


                                      Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . .(i)

SUMMARY    . . . . . . . . . . . . . . . . . . . . . . . . . .


     The Companies . . . . . . . . . . . . . . . . . . . . . .
     General Information . . . . . . . . . . . . . . . . . . .
     The Meetings. . . . . . . . . . . . . . . . . . . . . . .
     Proposal 1 - The Merger . . . . . . . . . . . . . . . . .
     Background of the Merger. . . . . . . . . . . . . . . . .
     The Merger. . . . . . . . . . . . . . . . . . . . . . . .
     Business of Carnegie and Regent
       Pending the Merger; No Solicitation . . . . . . . . . .
     Proposal 2 - Amendment to Carnegie's Certificate of
     Incorporation . . . . . . . . . . . . . . . . . . . . . .
     Proposal 3 - Approval of the 1995 Directors' Stock
     Option Plan . . . . . . . . . . . . . . . . . . . . . . .
     Proposal 4 - Approval of the 1995 Employee Stock Option
     Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .
     Comparative Per Share Data. . . . . . . . . . . . . . . .


VOTING AND PROXIES . . . . . . . . . . . . . . . . . . . . . .

     Date, Time and Place of the Meetings. . . . . . . . . . .
     Record Date and Outstanding Shares. . . . . . . . . . . .
     Voting of Proxies . . . . . . . . . . . . . . . . . . . .
     Vote Required . . . . . . . . . . . . . . . . . . . . . .
     Solicitation of Proxies; Expenses . . . . . . . . . . . .

PROPOSAL 1 - THE MERGER. . . . . . . . . . . . . . . . . . . .

     Introduction. . . . . . . . . . . . . . . . . . . . . . .
     Background of the Merger. . . . . . . . . . . . . . . . .
     Recommendations of the Carnegie and Regent Boards and

       Reasons for the Merger. . . . . . . . . . . . . . . . .
     Opinions of Financial Advisors. . . . . . . . . . . . . .
     Interests of Certain Persons in the Merger. . . . . . . .
     Terms of the Merger . . . . . . . . . . . . . . . . . . .

     Manner and Basis of Converting Regent Securities. . . . .
     Trading of Carnegie Common Stock and Carnegie Series A
       Convertible Preferred Stock on Nasdaq . . . . . . . . .
     Effective Time of the Merger. . . . . . . . . . . . . . .
     Representations and Warranties. . . . . . . . . . . . . .

     Business of Carnegie and Regent Pending the Merger. . . .
     No Solicitation; Termination Fee. . . . . . . . . . . . .
     Conditions to the Merger. . . . . . . . . . . . . . . . .

     Amendment and Waiver; Termination . . . . . . . . . . . .
     Federal Income Tax Consequences . . . . . . . . . . . . .
     Resale of Shares of Carnegie Common Stock and Carnegie
       Series A Convertible Preferred Stock Issued in the
       Merger; Affiliates. . . . . . . . . . . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . . . . . .
     Management and Operations of Carnegie Following
       the Merger. . . . . . . . . . . . . . . . . . . . . . .
     Expenses and Fees . . . . . . . . . . . . . . . . . . . .
     Dissenters' Rights of Carnegie Shareholders . . . . . . .
     Dissenters' Rights of Holders of Regent Common Stock and
     Regent Series A Convertible Preferred Stock . . . . . . .

COMPARATIVE PER SHARE MARKET INFORMATION . . . . . . . . . . .

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . .

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . .

DESCRIPTION OF CARNEGIE SECURITIES . . . . . . . . . . . . . .
     Common Stock. . . . . . . . . . . . . . . . . . . . . . .
     Warrants. . . . . . . . . . . . . . . . . . . . . . . . .
     Carnegie Preferred Stock. . . . . . . . . . . . . . . . .
     Transfer Agent and Warrant Agent. . . . . . . . . . . . .

INFORMATION ABOUT CARNEGIE . . . . . . . . . . . . . . . . . .
     General . . . . . . . . . . . . . . . . . . . . . . . . .
     Business of Carnegie. . . . . . . . . . . . . . . . . . .
     Services Areas. . . . . . . . . . . . . . . . . . . . . .
     Competition . . . . . . . . . . . . . . . . . . . . . . .
     Employees . . . . . . . . . . . . . . . . . . . . . . . .
     Properties. . . . . . . . . . . . . . . . . . . . . . . .

     Legal Proceedings . . . . . . . . . . . . . . . . . . . .
     Supervision and Regulation. . . . . . . . . . . . . . . .
     General-Recent Regulatory Enactments. . . . . . . . . . .
     Bank Holding Company Regulation . . . . . . . . . . . . .
     Bank Regulation . . . . . . . . . . . . . . . . . . . . .
     Carnegie Summary and Selected Per Share Data . . . . . .
     Management's Discussion and Analysis of Financial Condition and Results of Operations of Carnegie


MANAGEMENT OF CARNEGIE
     Directors . . . . . .. . . . . . . . . . . . . . . . . .
     Executive Officers Who Are Not Directors . . . . . . . .
     Security Ownership of Certain Beneficial Owners and
          Management of Carnegie . . . . . . . . . . . . . . .
     Information Regarding Carnegie's Board of Directors,
          Executive Officers and Committees

INFORMATION ABOUT REGENT . . . . . . . . . . . . . . . . . . .
     Business of Regent and the Bank . . . . . . . . . . . . .
     Properties of Regent and the Bank . . . . . . . . . . . .
     Description of Regent Securities. . . . . . . . . . . . .
     Regent Common Stock Warrants. . . . . . . . . . . . . . .

     Extension of Expiration Date of Regent Options and Warrants
     Legal Proceedings of Regent . . . . . . . . . . . . . . .
     Regent Financial Summary and Selected Per Share Data. . . .
     Management's Discussion and Analysis of Financial Condition
          and Results of Options of Regent . . . . . . . . . .

INFORMATION REGARDING REGENT BOARD OF DIRECTORS AND EXECUTIVE
  OFFICERS
     Directors and Executive Officers . . . . . . . . . . . . .
     Audit and Compensation Committees . . . . . . . . . . . .
     Regent Executive Compensation . . . . . . . . . . . . . .
     Securities Ownership of Management and Principal
     Shareholders. . . . . . . . . . . . . . . . . . . . . . .

Proposal 2 - AMENDMENT TO CARNEGIE'S CERTIFICATE OF INCORPORATION
  TO AUTHORIZE PREFERRED STOCK . . . . . . . . . . . . . . . . .

Proposal 3 - APPROVAL OF 1995 DIRECTORS' STOCK OPTION PLAN. . .

Proposal 4 - APPROVAL OF THE 1995 EMPLOYEE STOCK OPTION PLAN .

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .


EXPERTS    . . . . . . . . . . . . . . . . . . . . . . . . . .

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . .

     Carnegie. . . . . . . . . . . . . . . . . . . . . . . . .
     Regent. . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDICES:

     Appendix A  - Amended and Restated Agreement and Plan of
                   Merger dated as of August 30, 1995 among
                   Carnegie Bancorp, Carnegie Bank, N.A.,
                   Regent Bancshares Corp. and Regent
                   National Bank . . . . . . . . . . . . . . .A-1

     Appendix B  - Fairness Opinion of Capital Consult-
                   ants of Princeton, Inc. dated

                   _________,  . . . . . . . . . . . . . . . .B-1


     Appendix C  - Fairness Opinion of Janney Montgomery
                   Scott Inc. dated _________, 1996. . . . . .C-1


     Appendix D  - Section 14A:11-3 of the New Jersey
                   Business Corporation Act. . . . . . . . . .D-1

     Appendix E  - Proposed Amendment to Article V of
                   the Certificate of Incorporation
                   of Carnegie Bancorp . . . . . . . . . . . .E-1

     Appendix F  - Carnegie Bancorp 1995 Directors' Stock Option
                   Plan. . . . . . . . . . . . . . . . . . . .F-1

     Appendix G  - Carnegie Bancorp 1995 Employee Stock
                   Option Plan . . . . . . . . . . . . . . . .G-1

                            SUMMARY


     This Joint Proxy Statement/Prospectus relates to the approval of the proposed Merger of Regent with and into Carnegie pursuant to the Merger Agreement by the shareholders of Regent entitled to vote thereon and by the shareholders of Carnegie and, in the case of Carnegie shareholders, approval of the Amendment, the 1995 Directors' Stock Option Plan and the 1995 Employee Stock Option Plan. The following summary is intended to provide certain facts and highlights from the information contained in this Joint Proxy Statement/Prospectus, but is not intended to be a complete statement of all material features of the proposed Merger, the Amendment or the Stock Option Plans and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and the attached Appendices. Holders of Carnegie Common Stock and Regent Common Stock, Preferred Stock, options and warrants are urged to read this Joint Proxy Statement/Prospectus and the attached Appendices in their entirety.


                          The Companies

     Both Carnegie and Regent are one-bank holding companies. CBN, which is wholly owned by Carnegie, services small businesses, high net worth individuals and professionals from its offices in Princeton, Denville, Hamilton, Marlton, Montgomery and Toms River, New Jersey. At September 30, 1995, Carnegie had total assets of $235.0 million. The Bank, which is wholly owned by Regent, serves a similar customer base from its one office in Center City, Philadelphia, Pennsylvania. At September 30, 1995,

Regent had total assets of $256.6 million.

     Both Carnegie and Regent are subject to the supervision and regulations of the FRB. Both CBN and the Bank are chartered as national banking associations and their deposits are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC") up to applicable limits. The operations of CBN and the Bank are subject to the supervision and regulation of the FRB, the FDIC and the OCC.


                       General Information

     The information set forth herein concerning Carnegie and CBN has been furnished by Carnegie and the information set forth herein concerning Regent and the Bank has been furnished by Regent.

     This Joint Proxy Statement/Prospectus contains certain information set forth more fully in the Merger Agreement attached hereto as Appendix A and is qualified in its entirety by reference to the Merger Agreement, which is hereby incorporated by reference. The Merger Agreement should be read carefully by each holder of Carnegie Common Stock and Regent Common Stock, Preferred Stock, options and warrants.


     The principal executive offices of Carnegie are located at 619 Alexander Road, Princeton, New Jersey 08540, and its telephone number is (609) 520-0601. The principal executive offices of Regent are located at 1430 Walnut Street, Philadelphia, Pennsylvania 19102, and its telephone number is (215) 546-6500.


                          The Meetings

     Time, Date, Place and Purpose. The special meeting of shareholders of Carnegie (the "Carnegie Special Meeting") will be held at ____________ ____________________________________ on March __, 1996 at _____ _.M., local time. The purpose of the Carnegie Special Meeting is to consider and vote upon the following proposals: (i) to approve and adopt the Merger Agreement; (ii) to approve the Amendment which will authorize the issuance of up to 1,500,000 shares of Series Preferred Stock with such rights, preferences and designations as the Board of Directors may from time to time determine; up to 487,532 shares of a newly designated Series A Convertible Preferred Stock will be issued in connection with the Merger; (iii) to approve the Directors Stock Option Plan;
(iv) to approve the Employee Stock Option Plan; and (v) to transact such other business as may properly come before the Carnegie Special Meeting and any adjournment, postponement or continuation thereof. As of the date of this Joint Proxy Statement/Prospectus, the management of Carnegie is aware of no such other business.


     A special meeting of shareholders of Regent (the "Regent Special Meeting") will be held at _____________________________ on March __, 1996 at _____
_.m., local time. The purpose of the Regent Special Meeting is (i) to approve and adopt the Merger Agreement and (ii) to transact such other business as may properly come before the Regent Special Meeting or any adjournment, postponement or continuation thereof. As of the date of this Joint Proxy Statement/Prospectus, the management of Regent is aware of no such other business.



     Record Date, Requisite Approval. The record date for holders of Carnegie Common Stock and Regent Common Stock and Regent Series A Convertible Preferred Stock entitled to notice of and to vote at the Carnegie Special Meeting and the Regent Special Meeting, respectively, is the close of business on February ___, 1996 (the "Record Date").

     The affirmative vote of a majority of the votes cast by the holders of Carnegie Common Stock present at the Carnegie Special Meeting is necessary to approve and adopt each of the proposals. As of the Record Date, __________ shares of Carnegie Common Stock were outstanding. As of such date, directors and officers of Carnegie beneficially owned __________ of such shares representing ___% of the outstanding Carnegie Common Stock. See "Management of Carnegie--Security Ownership of Management and Principal Shareholders."

     The affirmative vote of a majority of the votes cast by the holders of Regent Common Stock and Regent Series A Preferred Stock present at the Regent Special Meeting and voting together as a single class is required for approval and adoption of the Merger Agreement. As of the Record Date, _______ shares of Regent Common Stock and _______ shares of Regent Series A Convertible Preferred Stock were outstanding. As of such date, directors and officers of Regent beneficially owned __________ shares of Regent Common Stock, representing ___% of the outstanding shares of Regent Common Stock and _____ shares of Regent Series A Convertible Preferred Stock, representing ____ % of the outstanding shares of Regent Series A Convertible Preferred Stock. See "Information About Regent--Information Regarding Regent Board of Directors -- Securities Ownership of Management and Principal Shareholders." Holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock are not entitled to vote on the Merger unless such stock is converted in accordance with its terms into Regent Common Stock prior to the record date for the Regent Special Meeting.

     Recommendations of the Boards of Directors of Carnegie and Regent. The Board of Directors of Regent has approved the Merger

Agreement without dissent, believes that the Merger is in the best interests of Regent and its security holders and unanimously recommends approval and adoption of the Merger Agreement by its shareholders. The Board of Directors of Carnegie has unanimously approved the Merger Agreement, believes the Merger is in the best interests of Carnegie and its shareholders and recommends that its shareholders approve and adopt the Merger Agreement. For a discussion of the reasons considered by the Carnegie and Regent Boards of Directors in making their recommendations, see "Proposal 1 -- The Merger--Background of the Merger" and "--Recommendations of the Carnegie and Regent Boards and Reasons for the Merger."

     The Board of Directors of Carnegie also recommends that Carnegie shareholders approve the Amendment, the Directors' Plan and the Employee Plan.

         Proposal 1 - The Merger -(to be voted upon by Carnegie Shareholders and

         Regent Shareholders)


     Terms of the Merger. Upon the Effective Time of the Merger (the "Effective Time"), Regent will be merged with and into Carnegie and simultaneously therewith or as soon thereafter as possible, CBN will be merged with and into the Bank under the name Carnegie Regent Bank, N.A. ("CRBN") and the holders of Regent securities will be entitled to receive Carnegie Common Stock, Carnegie Series A Preferred Stock and New Options as follows:


     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of Carnegie Series A Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock;

     (c) each share of Regent Series B, Series C and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into
1.177 shares of Regent Common Stock each of which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (d) each share of Regent Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into one share of Regent

Common Stock which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (e) outstanding options to purchase an aggregate of 274,241 shares of Regent Common Stock held by the organizers of Regent will be converted into New Options to purchase an aggregate of 174,750 shares of Carnegie Common Stock;


     (f) outstanding warrants to purchase an aggregate of 50,022 shares of Regent Common Stock held by the organizers of Regent will be converted into an aggregate of 12,168 shares of Carnegie Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of Regent Common Stock held by Hopper, Soliday & Co., Inc., the underwriter of Regent's initial public offering, and an affiliate, will be converted into an aggregate of 7,483 shares of Carnegie Common Stock; and

     (h) all other outstanding options and warrants to purchase Regent Common Stock will be converted into Carnegie Common Stock at the rate of one share of

Carnegie Common Stock for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock.

     The exchange rate set forth above, as well as the rate at which Carnegie Series A Convertible Preferred Stock can be converted into Carnegie Common Stock following the Merger is subject to adjustment upon the occurrence of certain capital adjustments of Carnegie, including the declaration of a stock dividend, a stock split or other recapitalization.


     As provided in the Merger Agreement based upon Regent securities outstanding as of September 30, 1995, an aggregate of 911,899 shares of Carnegie Common Stock and up to 487,532 shares of Carnegie Series A Convertible Preferred Stock will be issued to Regent security holders upon conversion of 979,274 shares of Regent Common Stock, 487,532 shares of Regent Series A Convertible Preferred Stock, and options and warrants to purchase an aggregate of 780,262 shares of Regent Common Stock outstanding as of the Effective Time of the Merger (assuming the conversion into Regent Common Stock of all outstanding shares of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock, but not taking into account any shares of Regent Common Stock issued after September 30, 1995 upon exercise of outstanding Regent stock options and warrants or conversion of Regent Series A Convertible Preferred Stock). In addition, on the Effective Time, outstanding New Options to purchase an aggregate of 174,750 shares of Carnegie Common Stock will be issued to certain former holders of Regent stock options and an aggregate of 365,649 shares of Carnegie Common Stock will be issuable upon the conversion of the Carnegie Series A Convertible Preferred Stock issued in the Merger. Immediately after the Merger, the holders of Regent's outstanding securities are expected to own beneficially approximately 42% of the outstanding Carnegie Common Stock on a fully diluted basis. The Merger will not result in any change or conversion of outstanding Carnegie Common Stock, outstanding options to purchase Carnegie Common Stock or outstanding warrants to purchase Carnegie Common Stock.

                    Background of the Merger

     During January and February 1995, Regent's Board of Directors reviewed intensively the strategic options available to Regent for maximizing shareholder value. In February 1995, Regent's Board of Directors concluded that the long-term interests of Regent and its shareholders would best be served by combining with a financial institution of approximately the same size as Regent and with compatible business philosophies.

     Mr. Harvey Porter, President and Chief Executive Officer of
Regent, had previously become acquainted with Mr. Bruce A. Mahon, Chairman of the Board of Carnegie. The two parties had previously discussed, in general and informal discussions, the possibility of forming some type of a relationship between Carnegie and Regent.

     In March 1995, Mr. Porter and Mr. Mahon commenced negotiations regarding a possible relationship between Regent and Carnegie. Various executive officers and members of the Boards of Directors of Regent and Carnegie participated in these discussions. As a result of these discussions, Regent and Carnegie executed a confidentiality agreement on March 20, 1995. Carnegie and Regent thereupon began to exchange certain confidential information about each other. The preliminary review of this information by Carnegie and Regent resulted in the commencement of substantive discussions between Mr. Mahon and members of Carnegie's Executive Committee on the one hand and Mr. Porter and members of Regent's Executive Committee on the other. In May 1995, Carnegie and Regent reached an understanding that, subject to the completion of satisfactory due diligence investigation of each party and negotiation of a definitive merger agreement, any merger between Regent and Carnegie would involve an exchange of Carnegie securities for Regent securities and equal representation on the Board of Directors of the surviving corporation.

     On July 3, 1995, Regent retained the investment banking firm of Janney Montgomery Scott Inc. ("Janney") to serve as Regent's financial advisor and to render a fairness opinion in connection with the proposed merger. On May 22, 1995, Carnegie retained Capital Consultants of Princeton, Inc. ("Capital Consultants") to serve as Carnegie's financial advisor and to render a fairness opinion in connection with the proposed merger.

     During June, July and August 1995, Carnegie, Regent and their respective counsel and financial advisors had numerous discussions concerning the terms, conditions and provisions of a proposed merger agreement between Carnegie and Regent. These discussions were reviewed by Regent's Board of Directors at regular and special meetings held on June 28, 1995, July 26, 1995 and August 23, 1995, and by Carnegie's Board of Directors at regular and special meetings held on July 19, 1995, August 16, 1995 and August 30, 1995.


     On August 10, 1995, Regent, as a result of its discussions with Carnegie and market activity involving Regent's Common Stock, issued a press release stating that Regent was evaluating a merger proposal from a financial institution of comparable size at a price of approximately $11.00 per share of Regent Common Stock and that Regent had retained Janney to assist Regent in its evaluation of the merger proposal. At the same time and continuing through the morning of August 30, 1995, the representatives of Carnegie and Regent and their respective legal counsel and financial advisors continued their negotiation of the terms of the Merger Agreement and related matters.

     On the morning of August 30, 1995, Carnegie's Board of Directors met to

review and discuss the terms of the Merger, and received an oral report from Capital Consultants regarding the fairness, from a financial point of view, of the proposed Merger to the shareholders of Carnegie. The Carnegie Board then voted to approve the Merger.

     On the afternoon of August 30, 1995, Regent's Board of Directors met to consider the Merger Agreement as proposed by Carnegie, and were advised that Carnegie's Board of Directors had approved the Merger Agreement that morning. Regent's Board of Directors reviewed the terms of the proposed Merger Agreement following presentations by Mr. Porter and representatives of Janney and Duane, Morris & Heckscher, Regent's legal counsel. Janney delivered its opinion as to the fairness, from a financial point of view, of the Carnegie securities to be issued in the Merger in exchange for the Regent securities.

     After discussion, Regent's Board of Directors, by a unanimous vote of those directors present and with the concurrence of the directors not present, decided to proceed with the Merger for the reasons discussed below, and approved the Merger Agreement and the transactions contemplated thereby and recommended without dissent that the holders of Regent Common Stock and Regent Series A Convertible Preferred Stock vote to approve and adopt the Merger Agreement.

     Regent and Carnegie entered into the Merger Agreement on the night of August 30, 1995 and, on August 31, 1995, Carnegie and Regent issued a joint press release announcing that they had entered into the Merger Agreement.

     Reasons for the Merger. The Boards of Directors of Carnegie and Regent believe that the principal reason for the Merger is to combine similar yet complementary banks, to achieve a stronger company that can better compete in the marketplace, achieve more profitable operations and expand their respective geographic market areas. The Boards of Directors of Carnegie and Regent believe that because of the complementary nature of the two institutions, they can be consolidated into a stronger financial institution. For example, from an asset-liability management standpoint, Regent is more liability sensitive and Carnegie is more asset sensitive. Combining the two institutions is expected to reduce the interest rate risk of the resulting institution. The Carnegie and Regent Boards believe that there are a variety of other areas in which the two institutions are complementary, such as lending types, new customer services and management strengths. In addition, the Board of Directors of Carnegie believes that the merger with Regent will provide Carnegie with a cost-efficient entry into the Center City, Philadelphia market in a manner which Carnegie could not achieve on its own. Finally, the Boards of both Carnegie and Regent believe that there will be certain cost savings and other benefits available by combining the two institutions and forming a $500 million institution. See
"Proposal 1 -- The Merger--Recommendations of the Carnegie and Regent Boards and Reasons for the Merger."



     Opinions of Financial Advisors. Capital Consultants and Janney have been retained by Carnegie and Regent, respectively, to act as financial advisors in connection with the Merger. Capital Consultants has delivered to the Board of Directors of Carnegie its written opinion, dated __________ __, 1996, to the effect that, as of such date and based upon the matters described therein, the terms of the Merger are fair to the Shareholders of Carnegie from a financial point of view. Janney has delivered to the Board of Directors of Regent its written opinion, dated August 30, 1995, to the effect that, as of such date and based upon the matters described therein, the terms of the Merger are fair to the security holders of Regent from a financial point of view. Reference is made to the full text of the opinions delivered by Capital Consultants and Janney, copies of which are attached hereto in their entirety as Appendices B and C, respectively. Holders of Carnegie Common Stock and Regent Common Stock, Preferred Stock, options and warrants are urged to read such opinions carefully for a description of the procedures followed, the factors considered and the assumptions made by Capital Consultants and Janney. See also "Proposal 1 -- The Merger--Opinions of Financial Advisors."

                                   The Merger

     Effective Time of the Merger. The Merger will be consummated on the date that a certificate of merger is filed with the Secretary of State of the State of New Jersey in accordance with the NJBCA. The Effective Time is currently expected to occur on or about April 15, 1996, subject to approval and adoption of the Merger Agreement at the Regent Special Meeting, the approval of the Merger Agreement and the Amendment at the Carnegie Special Meeting and subject to satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement, including the approval of or receipt of a waiver from the OCC and the FRB. Either Carnegie or Regent may terminate the Merger Agreement if the Merger has not been consummated by September 30, 1996. See "Proposal 1 -- The Merger--Effective Time of the Merger" and "--Conditions to the Merger."


     Exchange of Regent Securities. Upon the Effective Time of the Merger, each outstanding Regent security will be automatically converted into the right to receive Carnegie Common Stock, Carnegie Series A Convertible Preferred Stock and New Options as follows:

     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of Carnegie Series A Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock;

     (c) each share of Regent Series B, Series C and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into
1.177 shares of Regent Common Stock each of which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (d) each share of Regent Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into one share of Regent Common Stock which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (e) outstanding options to purchase an aggregate of 274,241 shares of Regent Common Stock held by the organizers of Regent will be converted into New Options to purchase an aggregate of 174,750 shares of Carnegie Common Stock;

     (f) outstanding warrants to purchase an aggregate of 50,022 shares of Regent Common Stock held by the organizers of Regent will be converted into an aggregate of 12,168 shares of Carnegie Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of Regent Common Stock held by Hopper, Soliday & Co., Inc., the underwriter of Regent's initial public offering, and an affiliate will be converted into an aggregate of 7,483 shares of Carnegie Common Stock; and


     (h) all other outstanding options and warrants to purchase Regent Common Stock will be converted into Carnegie Common Stock at the rate of one share of Carnegie Common Stock for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock.

     Upon surrender to Registrar and Transfer Company, as exchange agent, of the certificates which represented Regent securities prior to the Merger pursuant to the provisions of a letter of transmittal to be sent to each Regent security holder promptly after the Effective Time, certificates evidencing Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock will be issued as set forth above for each Regent security surrendered. No fractional shares of Carnegie Common Stock will be issued. Cash will be paid for fractional shares of Carnegie Common Stock to which holders of Regent securities would be otherwise entitled, determined in the manner provided in the Merger Agreement. CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY THE SHAREHOLDERS OF REGENT PRIOR TO THE EFFECTIVE TIME OF THE MERGER. Holders of Regent securities will be provided with a letter of transmittal and related materials needed to exchange their certificates after the Effective Time.

             Business of Carnegie and Regent Pending
                   the Merger; No Solicitation


     Carnegie and Regent. Each of Carnegie and Regent has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as permitted by the Merger Agreement, Carnegie and Regent and their respective subsidiaries will carry on their respective businesses in the ordinary course as conducted on the date of the Merger Agreement and consistent with prudent banking practice and will not engage in any of a number of actions specified in the Merger Agreement. See "The Merger-- Business of Carnegie and Regent Pending the Merger."

     No Solicitation; Termination Fee.  The Merger Agreement
provides that Carnegie and Regent will not, nor will either
permit any of its respective subsidiaries to, nor will either authorize or permit any officer, director, employee, representative or agent to, solicit any person, entity or group concerning any merger, business combination, sale of significant assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or any similar transaction other than the transactions contemplated by the Merger Agreement (each, an "Acquisition Transaction"), provided that Carnegie or Regent may participate in negotiations with or furnish information to a third party if the Board of Directors of Carnegie or Regent, as the case may be, after consultation with its outside counsel, determines that the failure to do so may violate its fiduciary duties. If Regent terminates the Merger Agreement because Carnegie's Board of Directors (i) has withdrawn its recommendation or approval of the Merger Agreement in a manner adverse to Regent or (ii) approves or recommends any proposal other than by Regent in respect of an Acquisition Transaction or if Carnegie terminates the Merger Agreement to enter into an agreement with a party other than Regent in respect of an Acquisition Transaction, Carnegie is obligated to pay Regent a termination fee of $1 million. If Carnegie terminates the Merger Agreement because Regent's Board of Directors (i) has withdrawn its recommendation or approval of the Merger Agreement in a manner adverse to Carnegie or (ii) approves or recommends a proposal other than by Carnegie in respect of an Acquisition Transaction or if Regent terminates the Merger Agreement to enter into an agreement with a party other
                                  19

than Carnegie in respect of an Acquisition Transaction, Regent is obligated to pay Carnegie a termination fee of $1 million.



     The Board of Directors and Management of Carnegie Following the Merger. After the Merger, the Board of Directors of Carnegie will consist of 14 members, including Bruce A. Mahon, Michael E. Golden, Thomas L. Gray, Jr., Joseph J. Oakes, III, Mark A. Wolters, Steven L. Shapiro, and Shelly M. Zeiger, each of whom is presently a director of Carnegie and CBN, and David W. Ring,
Harvey Porter, Barbara H. Teaford, Abraham L. Bettinger, O. Francis Biondi, Nelson C. Mishkin and Leonard S. Dwares, each of whom is presently a director of Regent with the exception of Mr. Mishkin who is a director of the Bank. Pursuant to the Merger Agreement, the parties have agreed that in connection with Carnegie's first annual meeting after consummation of the Merger, the members of the Board of Directors, to the extent consistent with their fiduciary duty, will nominate each of the 14 persons listed above for a new one-year term as a director and will recommend that the then shareholders of Carnegie vote for the election of such individuals. After the Merger, Bruce A. Mahon, who is currently the Chairman of the Board of Carnegie, will continue to serve as Chairman of the Board of Carnegie and CRBN; Thomas L. Gray, Jr., who is currently the President and Chief Executive Officer of Carnegie, will continue to serve as President and Chief Executive Officer of Carnegie and CRBN; David W. Ring, who is currently

Chairman of the Board of Regent, will serve as a Vice Chairman of Carnegie and of CRBN; Harvey Porter, who is currently President and Chief Executive Officer of Regent, will serve as a Vice Chairman of Carnegie and CRBN and as President of the Regent Division of CRBN; Abraham L. Bettinger, who is currently Vice Chairman of Regent, will serve as Vice Chairman of Carnegie and CRBN; Mark A. Wolters, who is currently Executive Vice President of Carnegie and CBN, will serve as an Executive Vice President of Carnegie and CRBN and Barbara H. Teaford, who is currently Executive Vice President of Regent, will serve as an Executive Vice President of CRBN and Carnegie. See "Proposal 1 -- The Merger -- Management and Operations of Carnegie Following the Merger." For biographical information about the individuals named herein, see "Management of Carnegie" and "Information Regarding Regent Board of Directors and Executive Officers."

     Conditions to Consummation of the Merger; Termination. Consummation of the Merger is subject to various conditions, including approval of the Merger Agreement by the holders of Regent Common Stock and Regent Series A Convertible Preferred Stock, the approval of the Merger Agreement and the Amendment by the shareholders of Carnegie and receipt of all necessary governmental and other required approvals, including the approval of the OCC and the FRB. The Merger Agreement also provides that the obligations of Carnegie and Regent are subject to the performance, unless waived, in all material respects of their respective covenants and agreements and the continued truth, in all material respects, of their respective representations and warranties. See "Proposal 1 -- The Merger -- Conditions to the
Merger."

     The Merger Agreement may be terminated (i) by mutual agreement of the parties; (ii) by Carnegie if: (a) any required governmental approval contains conditions which would materially impair the value of Regent and the Bank to Carnegie or (b) the required purchase accounting and market valuation adjustments to Regent's balance sheet by reason of the Merger would reduce the per share net tangible book value of Carnegie's Common Stock as of the month end preceding the Effective Time by more than $1.50; (iii) by Regent if any required governmental approval contains conditions which would materially impair the value of Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock to Regent's security holders; and (iv) by either party if: (a) without the fault of such party, the Effective Time does not occur prior to September 30, 1996,
(b) there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other party which shall not have been cured as specified in the Merger Agreement, (c) the required approval of the holders of Carnegie Common Stock, Regent Common Stock and Regent Series A Convertible Preferred Stock shall not have been obtained at the respective Meetings called for such purpose, (d) any required governmental approval is denied or withdrawn, (e) the other party suffers a material adverse change in its business, operations, assets or financial condition, or (f) assuming compliance with the Merger Agreement, by either party if the other party enters into an agreement in respect of an Acquisition Transaction involving a third party or if the Board of Directors of the other party withdraws, modifies or changes its recommendation or approval in respect of the Merger Agreement. In such event, the party involved in the Acquisition Transaction would be required to pay a termination fee of $1 million to the other party. See "Proposal 1 -- The Merger -- Amendment and Waiver; Termination."


     Certain Federal Income Tax Consequences. Carnegie and Regent have received the opinion of McCarter & English, counsel to Carnegie and CNB, to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and accordingly no gain or loss will be recognized on the receipt of Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock by a holder of Regent Common Stock or Regent Series A Convertible Preferred Stock solely in exchange for Regent Common Stock or Regent Series A Convertible Preferred Stock, except to the extent of cash received in lieu of a fractional share. See "Proposal 1--The Merger--Certain Federal Income Tax Consequences."


     Resale of Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock; Agreements with Affiliates. The Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock to be received in connection with the Merger have been registered under the Securities Act and are freely transferable except as described herein. Affiliates of Regent prior to the Merger will enter into agreements with Carnegie pursuant to which they will agree to refrain from the sale of any Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock or any interest therein received in connection with the Merger except in accordance with the provisions of the Securities Act and the general rules and regulations promulgated thereunder. See "Proposal 1--The Merger--Resale of Shares of Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock Issued in the Merger; Affiliates."

     Accounting Treatment. The Merger is expected to be accounted for using the purchase method of accounting. This method accounts for a business combination as the acquisition of one enterprise by another. See "Proposal 1--The Merger -- Accounting Treatment."

     Comparative Rights of Shareholders. If the Merger is consummated, shareholders of Regent, a New Jersey corporation, will become shareholders of Carnegie, which is also a New Jersey corporation. The rights of Regent's shareholders will not differ in any material respect from the rights of Carnegie shareholders, with the exception that Carnegie Series A Preferred Stock will pay a semi-annual dividend in shares of Carnegie Common Stock, whereas the Regent Series A Preferred Stock currently pays an annual dividend in shares of Regent Series E Preferred Stock. See "Description of Carnegie Securities" and "Comparison of Shareholder Rights."


     Expenses and Fees. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, except that in certain circumstances, either party may be obligated to pay a termination fee to the other party. See "Proposal 1--The Merger--No Solicitation; Termination Fee."


     Dissenters' Rights. Record holders of Carnegie Common Stock, Regent Common Stock and Regent Series A Convertible Preferred Stock have dissenters' rights with respect to the Merger, and such holders, to the extent they comply with applicable provisions of the NJBCA, are entitled to have the fair value of their shares, as determined in accordance with the NJBCA, paid to them in cash.
In order to exercise these rights, a shareholder must file a written notice of dissent with Carnegie. Such shareholder will then receive notice that the merger has become effective. Thereafter, a dissenting shareholder must file a written demand for payment with Carnegie, and submit the share certificates to Carnegie so that the certificates may be marked to indicate that the shareholder has made a demand to be paid the fair value of his shares. In the event Carnegie and the dissenting shareholder are unable to agree upon a price to be paid for the dissenting shareholder's shares, a dissenting shareholder must serve written demand on Carnegie requesting Carnegie commence an action in the Superior Court of New Jersey for the determination of the fair value of the dissenting shareholder's shares. In the event Carnegie fails to institute such a proceeding, the shareholder then has the right to institute the proceeding in the name of Carnegie. The holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock do not have dissenters' rights unless such stock is converted in accordance with its terms into Regent Common Stock prior to the record date for the Regent Special Meeting. See "Proposal 1--The Merger--Dissenters' Rights of Carnegie Shareholders" and "--Dissenters' Rights of Holders of Regent Common Stock and Regent Series A Convertible Preferred Stock."

               Proposal 2 - Amendment to Carnegie's Certificate of
            Incorporation (to be voted upon by Carnegie Shareholders)



     Carnegie's Board of Directors has approved for submission to Carnegie's shareholders the Amendment which would increase Carnegie's authorized capital to 6,500,000 and authorize Carnegie to issue up to 1,500,000 shares of series preferred stock (the "Preferred Stock"). A copy of this Amendment is set forth as Appendix E to this Joint Proxy Statement/Prospectus. The Amendment authorizes the Board of Directors to authorize the issuance of one or more series of Preferred Stock from time to time and to fix the relative rights, preferences and limitations of each series. In connection with the Merger, the Board of Directors will authorize a new series of the Preferred Stock (the "Carnegie Series A Convertible Preferred Stock") which will have terms substantially similar to the Regent Series A Convertible Preferred Stock, which will be convertible into 0.75 shares of Carnegie Common Stock, and will pay dividends in Carnegie Common Stock at the rate of .075 shares of Carnegie Common Stock for every share of Carnegie Series A Convertible Preferred Stock held. In connection with the Merger, Carnegie will issue approximately 487,532 shares of Carnegie Series A Convertible Preferred Stock.

Thereafter, the approximately 1,012,468 remaining authorized shares of Preferred Stock may be issued from time to time by Carnegie's Board of Directors as the Board so determines, with the rights, terms and preferences as the Board provides at the time of issuance.


        Proposal 3 - Approval of the 1995 Directors' Stock Option Plan (to be voted upon by Carnegie Shareholders)


     At the Carnegie Special Meeting, Carnegie shareholders are also being asked to approve the Directors' Plan. The Directors' Plan provides for the granting of options to purchase 154,000 shares of Carnegie Common Stock. Directors of Carnegie including directors of Regent who become directors of Carnegie and directors of subsidiaries of Carnegie will be eligible to participate in the Directors' Plan. The purpose of the Directors' Plan is to assist Carnegie in attracting and retaining qualified persons to serve as members of the Board of Directors of Carnegie and its subsidiaries. The Directors' Plan will be administered by the Board of Directors of Carnegie. A copy of the Directors' Plan is attached as Appendix F hereto.


        Proposal 4 - Approval of the 1995 Employee Stock Option Plan (to be voted upon by Carnegie Shareholders)

     Shareholders of Carnegie will also be asked at the Carnegie Special Meeting to approve the Employee Plan. The Employee Plan provides for the granting of options to purchase 11,530 shares of Carnegie Common Stock. Employees of Carnegie and its subsidiaries will be eligible to participate in the Employee Plan, as selected by an administrative committee of Carnegie's

Board of Directors. A copy of the Employee Plan is attached as Appendix G hereto.

                   Comparative Per Share Data


The following table sets forth the earnings and dividends per share of Carnegie Common Stock and Regent Common Stock for the nine months ended September 30, 1995 and for the year ended December 31, 1994, on an historical and a pro forma basis for Carnegie and on an historical and a pro forma equivalent basis for Regent. The table also sets forth the tangible book value per share of both Carnegie Common Stock and Regent Common Stock at September 30, 1995 and at December 31, 1994, assuming conversion of all Regent Preferred Stock into Regent Common Stock in accordance wih its terms, on an historical basis as well as on a pro forma basis for Carnegie and on an historical and a pro forma equivalent basis for Regent. The historical per share data have been derived from the financial statements of Carnegie and Regent which appear elsewhere in this Joint Proxy Statement/Prospectus. The pro forma and pro forma equivalent data have been derived after giving effect to the Merger as if it occurred at the beginning of the years presented based on the September 30, 1995 purchase price using the purchase method of accounting. See
"Pro Forma Consolidated Financial Statements" and "Information
About Carnegie--Carnegie Financial Summary and Selected Per
Share Data" and "Information About Regent--Regent Financial

Summary and Selected Per Share Data."




                                                                          Pro Forma
                                                                          Combined   Pro Forma
                                                                          Per        Equivalent
                                                 Historical   Historical  Carnegie   per Regent

                                                 Carnegie     Regent      Share      Share(1)
      Nine Months Ended September 30, 1995:


         Earnings Per Share (4) . . . . . . .    $  .87       $  .02      $  .58     $  .44
         Tangible Book Value  . . . . . . . .     11.78         8.56       10.38       7.79
         Cash Dividends Per Common
         Share (2)(3) . . . . . . . . . . . .       .36          --          .36        .27

      Year Ended December 31, 1994:


         Earnings Per Share . . . . . . . . .      1.23          .22         .75        .56
         Tangible Book Value  . . . . . . . .     10.54         7.98        9.65       7.24
         Cash Dividends Per Common
           Share (2)(3) . . . . . . . . . . . .     .40          --          .40        .30




---------------
(1) Regent pro forma equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the Merger) by 0.75.

(2) The amount of future dividends payable by Carnegie, if any, is subject to the discretion of Carnegie's Board of Directors. The Directors normally consider Carnegie's and CBN's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies in determining the declaration and payment of dividends.

(3) Pro Forma amounts assume that Carnegie would have declared cash dividends per share of Carnegie's Common Stock equal to its historical cash dividends per share.


(4)  Earnings Per Share include the dilutive effect of options to be issued in connection with the Merger.


     Market Price Data.  The high and low bid price for Regent

Common Stock on the NASDAQ SmallCap Market as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") was $9.75 and $8.75, respectively, per share and for the Regent Series A Convertible Preferred Stock was $10.00 and $9.00 per share on August 30, 1995, the day prior to Carnegie's and Regent's joint announcement of the proposed Merger. On the same date, the high and low bid price for Carnegie Common Stock on the National Market System as reported by Nasdaq was $15.625 and $15.625, respectively, per share. See "Comparative Per Share Market Information."


     The following table presents the per share market value (average bid and asked prices) of Regent Common Stock and Regent Series A Convertible Preferred Stock on an historical and pro forma equivalent basis and the per share market value of Carnegie Common Stock on an historical basis as of August 30, 1995, the trading day prior to announcement of the Merger.



                Regent Common Stock  Regent Series A                Carnegie
                                     Convertible Preferred Stock    Common Stock

Historical      $ 9.25               $9.50                          $15.44

Pro forma
equivalent      $11.58(1)               --                             --

---------------------

(1) Regent pro forma equivalent market price is computed by dividing the historical Carnegie Common Stock price per share by 0.75.

                       VOTING AND PROXIES

Date, Time and Place of the Meetings


     Carnegie.  The Carnegie Special Meeting will be held at
__________________________________________________, on March
__, 1996 at _____ _.M., local time.

     Regent.  The Regent Special Meeting will be held at
_________________ _______________________ on March ___, 1996 at
10:00 a.m., local time.



Record Date and Outstanding Shares


     Carnegie. Holders of record of Carnegie Common Stock at the close of business on February ___, 1996 (the "Record Date") are entitled to notice of and to vote at the Carnegie Special Meet-ing. On the Record Date, there were __________ shares of Carnegie Common Stock issued and outstanding, held by approximately _____ shareholders of record. Except for the shareholders identified herein under "Management of Carnegie--Security Ownership of Certain Beneficial Owners and Management of Carnegie," on the Record Date there were no other persons known to the management of Carnegie to be the beneficial owners of more than 5% of Carnegie's outstanding Common Stock.

     Regent. Holders of record of Regent Common Stock and Regent Series A Convertible Preferred Stock at the close of business on the Record Date are entitled to notice of and to vote at the Regent Special Meeting. On the Record Date, there were _________ shares of Regent Common Stock and ___________ shares of Regent Series A Convertible Preferred Stock issued and outstanding, held by approximately ____ shareholders of record. Except for the shareholders identified herein under "Information Regarding Regent Board of Directors and Executive Officers--Securities Ownership of Management and Principal Shareholders," on the Record Date there were no other persons known to the management of Regent to be the beneficial owners of more than 5% of the outstanding Regent Common Stock and Regent Series A Convertible Preferred Stock. Holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock do not have voting rights with regard to the Merger.

Voting of Proxies


     Carnegie. All shares of Carnegie Common Stock represented by duly executed proxies received by Carnegie before the vote is taken at the Carnegie Special Meeting will be voted in the manner specified on such proxies at the Carnegie Special Meeting. Any holder of Carnegie Common Stock giving a proxy may revoke it at any time prior to its use by filing a written notice of revocation or a duly executed proxy bearing a later date with the

Secretary of the Carnegie Special Meeting or by attending the Carnegie Special Meeting and voting in person. Any duly executed proxy that does not specify a choice will be voted "FOR" the proposal to approve and adopt the Merger Agreement, "FOR" the proposal to approve the Amendment, "FOR" the proposal to approve the Directors' Plan and "FOR" the proposal to approve the Employee Plan.


     Regent. All Regent Common Stock and Regent Series A Convertible Preferred Stock represented by duly executed proxies received by Regent before the vote is taken at the Regent Special Meeting will be voted in the manner specified on such proxies at the Regent Special Meeting. Any holder of Regent Common Stock or Regent Series A Convertible Preferred Stock giving a proxy may revoke it at any time prior to its use by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Regent Special Meeting or by attending the Regent Special Meeting and voting in person. Any duly executed proxy that does not specify a choice will be voted "FOR" the proposal to approve and adopt the Merger Agreement.

Vote Required

     Carnegie. The affirmative vote of a majority of the votes cast by the holders of Carnegie Common Stock present at the Carnegie Special Meeting is necessary to approve and adopt the Merger Agreement, the Amendment, the Directors' Plan and the Employee Plan.

     Regent. Under the NJBCA, approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of shares of Regent Common Stock and Regent Series A Convertible Preferred Stock voting together as a class. Each share of Regent Common Stock and Regent Series A Convertible Preferred Stock is entitled to one vote on all matters to come before the Regent Special Meeting. The holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock are not entitled to vote on the proposal to approve and adopt the Merger Agreement unless such stock is converted in accordance with its terms into Regent Common Stock prior to the record date for the Regent Special Meeting.

     Abstentions and broker no votes will be counted as being present, for purposes of determining a quorum, at both the Carnegie Special Meeting or the Regent Special Meeting. Since, under New Jersey law, the Merger must be approved by a majority of the votes cast at each of the Meetings, abstentions and broker no votes will have the same effect as voting against the Merger.

Solicitation of Proxies; Expenses

     If the Merger is not consummated, each of Carnegie and Regent will bear the cost of the solicitation of proxies from their respective shareholders. In addition to solicitation by mail, the directors, officers and employees of Carnegie and Regent may solicit proxies in favor of the Merger from holders of Carnegie Common Stock and Regent Common Stock and Regent Series A Convertible Preferred Stock, respectively, by telephone, telegram or letter or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Carnegie and Regent will each reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

                     PROPOSAL I - THE MERGER

Introduction


     The following is a summary of the terms and conditions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated by reference herein.

Background of the Merger


     During January and February 1995, Regent's Board of Directors reviewed intensively the strategic options available to Regent for maximizing shareholder value. In February 1995, Regent's Board of Directors concluded that the long-term interests of Regent and the maximization of value for its shareholders would best be served by combining with a financial institution of approximately the same size as Regent and with compatible business philosophies rather than seeking to be acquired by a substantially larger financial institution.
Regent's Board of Directors reached this conclusion because it believes that business combination prospects are substantially better for institutions with at least $1 billion in assets than for smaller banks. Because of this conclusion by Regent's Board of Directors, Regent's Board did not give substantial consideration to any proposals other than that made by Carnegie.


     During 1993 and 1994, Mr. Bruce A. Mahon, Chairman of the
Board of Carnegie, and Mr. Harvey Porter, President and Chief
Executive Officer of Regent, had become acquainted and had held general and informal discussions regarding the possibility of establishing a relationship between Carnegie and Regent. In
March 1995, Mr. Porter and Mr. Mahon began negotiations regarding a possible relationship between Regent and Carnegie. Various executive officers and members of the Boards of Directors of Regent and Carnegie participated in these discussions. As a result of these discussions, Regent and Carnegie executed a confidentiality agreement on or about March 20, 1995.

Carnegie and Regent thereupon began to exchange certain confidential information about each other. The preliminary review of this information by Carnegie and Regent resulted in the commencement of substantive merger discussions between Mr. Mahon and members of Carnegie's Executive Committee on the one hand and Mr. Porter and members of Regent's Executive Committee on the other. In May 1995, Carnegie and Regent reached an understanding that, subject to the completion of satisfactory due diligence investigation of each party and negotiation of a merger agreement, any merger between Regent and Carnegie would involve an exchange of Carnegie securities for Regent securities and an equal representation on the Boards of Directors of the combined companies and banks.


     On July 3, 1995, Regent retained Janney, an investment banking firm, to serve as Regent's financial advisor in connection with the proposed merger. On May 22, 1995, Carnegie retained Capital Consultants to serve as Carnegie's financial advisor in connection with the proposed merger.


     During June, July and August 1995, Carnegie, Regent and their respective counsel and financial advisors had numerous discussions concerning the terms, conditions and provisions of a proposed merger agreement between Carnegie and Regent. These discussions were reviewed by Regent's Board of Directors at regular and special meetings held on June 28, 1995, July 26, 1995 and August 23, 1995, and by Carnegie's Board of Directors at regular and special meetings held on July 19, 1995, August 16, 1995 and August 30, 1995.


     On August 10, 1995, Regent, as a result of its discussions with Carnegie and a substantial increase in the trading volume of and prices for Regent's Common Stock, issued a press release stating that Regent was evaluating a merger proposal from a financial institution of comparable size at a price of approximately $11.00 per share of Regent Common Stock and that Regent had retained Janney to assist Regent in its evaluation of the merger proposal. At the same time and continuing through the morning of August 30, 1995, the representatives of Carnegie and Regent and their respective legal counsel and financial advisors continued their negotiation of the terms of the Merger Agreement and related matters.



     On the morning of August 30, 1995, Carnegie's Board of Directors met to review and discuss the terms of the Merger, and received an oral report from Capital Consultants regarding the fairness, from a financial point of view, of the proposed Merger to the shareholders of Carnegie. The Carnegie Board then voted to approve the Merger.

     On the afternoon of August 30, 1995, Regent's Board of Directors met to consider the Merger Agreement proposed by Carnegie, and were advised that Carnegie's Board of Directors had approved the Merger Agreement that morning. Regent's Board of Directors reviewed the terms of the proposed Merger Agreement following presentations by Mr. Porter and representatives of Janney and Duane, Morris & Heckscher, Regent's counsel. Janney delivered its opinion as to the fairness, from a financial point of view, of the Carnegie securities to be offered in the Merger in exchange for the Regent securities.

     After discussion, Regent's Board of Directors, by a unanimous vote of those directors present and with the concurrence of the other directors not present, decided to proceed with the merger of Regent with and into Carnegie for the reasons discussed below, and approved the Merger Agreement and the transactions contemplated thereby and recommended without dissent that the holders of Regent Common Stock and Regent Series A Convertible Preferred Stock vote to approve and adopt the Merger Agreement.

     Regent and Carnegie entered into the Merger Agreement on the night of August 30, 1995 and, on August 31, 1995, Carnegie and Regent issued a joint press release announcing that they had entered into the Merger Agreement.

Recommendations of the Carnegie and Regent
Boards and Reasons for the Merger

     The Boards of Directors of Carnegie and Regent believe that the principal reason for the Merger is to combine similar businesses to achieve a stronger company that can better compete in the marketplace and achieve more profitable operations.

     Carnegie. Carnegie's Board of Directors approved the Merger Agreement and believes the Merger is in the best interests of the shareholders of Carnegie because of the complementary nature of Carnegie and Regent as financial institutions, cost savings, synergies and other benefits which will be realized by combining Carnegie and Regent into a $500 million institution, and the fact that the acquisition of Regent provides Carnegie with cost efficient entry into the Center City Philadelphia marketplace which Carnegie could not achieve on its own.

     The Board of Directors of Carnegie believes that the balance sheet structures of Carnegie and Regent are highly complementary and, when combined, will result in a much stronger institution. For example, Regent has a large securities portfolio. Pay downs and maturities of that securities portfolio will provide Carnegie with additional liquidity to meet increasing loan demand which the Board of Carnegie believes it will generate both from its existing and new branches and through the Merger. In addition, from an asset-liability management standpoint the assets and liabilities of Carnegie and Regent fit together in a complementary way, such that Carnegie's asset sensitivity is offset by Regent's liability sensitivity. The interest rate sensitivity of the combined institution will be less than it would be for either institution on a stand alone basis.

     The Board of Directors of Carnegie also believes that substantial cost savings may be realized by combining CBN and the Bank, without reductions in employment. As an example, Regent currently outsources certain data processing functions which Carnegie has the capability to perform in-house for the combined institution. Likewise, Carnegie currently outsources certain compliance work which Regent has the ability to perform in-house for the combined institution. The Carnegie Board also believes that certain opportunities will be available to the combined institution due to its size which are not now available to either institution. For example, CRBN will have a higher regulatory lending limit than either CBN or the Bank.

     Finally, the Board of Directors of Carnegie believes that the Merger will provide Carnegie with a cost-efficient entry into the Center City Philadelphia market. Because of the competitive nature of this marketplace, the Board of Carnegie does not believe Carnegie could successfully enter this marketplace independently, at least not without incurring substantial near term losses and expenses. However, because of Regent's established presence in Philadelphia and the business relationships established by the Board of Directors and management of Regent, the Board of Directors of Carnegie believes that the Merger provides Carnegie with an ability to enter into Center City Philadelphia market and compete on a successful basis.

     Regent. Regent's Board of Directors approved the Merger and believes that the Merger is in the best interests of the security holders and customers of Regent as a result of the complementary nature of Carnegie and Regent as financial institutions, cost savings, synergies and other benefits described above. Furthermore, the Regent Board of Directors believes that the Merger with Carnegie provides a cost efficient entry into the New Jersey market place that Regent could not have achieved on its own. Finally, the Board of Directors of Regent believes that the terms and conditions of the Merger Agreement, including the Carnegie securities to be received by Regent's security holders, provides Regent's security holders with the opportunity to participate in the long-term prospects of the combined entity on an advantageous basis.


Opinions of Financial Advisors

Carnegie

     On May 24, 1995, the Carnegie Board retained Capital Consultants to act as Carnegie's financial advisor in connection with the prospective merger with Regent and to render its opinion with respect to the fairness, from a financial point of view, to the shareholders of Carnegie of the consideration to be paid in a potential merger with Regent.

     Capital Consultants is regularly engaged in the valuation of banks, bank holding companies, thrifts, and thrift holding companies in connection with mergers, acquisitions and other securities transactions. Capital Consultants has knowledge of, and experience with, the New Jersey and Pennsylvania banking and thrift market and financial organizations operating in that market and was selected by Carnegie because of Capital

Consultants' knowledge of, experience with, and reputation in the financial services industry. The exchange ratios and other provisions of the Merger Agreement were determined through negotiations between Carnegie and Regent, in which Capital Consultants acted as financial advisor to Carnegie. Capital Consultants is not a market maker in either Carnegie Common stock nor Regent Common or Regent Preferred Stock. Capital Consultants has provided other consulting and financial advisory services to Carnegie.

     On August 30, 1995, Capital Consultants delivered its verbal opinion to the Carnegie Board to the effect that, as of that date, the consideration to be paid to Regent's security holders was fair, from a financial point of view, to the shareholders of Carnegie. The opinion was reconfirmed in writing as of the date of this Joint Proxy Statement/Prospectus, when Capital Consultants delivered to the Carnegie Board of Directors Capital Consultants' written opinion that, based on and subject to various items set forth in its written opinion, the consideration to be paid to Regent's security holders pursuant to the Merger Agreement is fair from a financial point of view to Carnegie's shareholders. In requesting Capital Consultants' advice and opinion, Carnegie's Board did not impose any limitations upon Capital Consultants with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of Capital Consultants, which sets forth assumptions made and matters considered, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Carnegie shareholders are urged to read this opinion in its entirety. Capital Consultants' opinion is directed only to the financial terms of the Merger and does not constitute a recommendation to any Carnegie shareholder as to how such shareholder should vote at the Carnegie Special Meeting. The summary information regarding Capital Consultants' opinion and the procedures it followed in rendering such opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Capital Consultants reviewed and analyzed,

among other things: (i) the Merger Agreement; (ii) the Carnegie Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus is a part;
(iii) publicly available information relating to Carnegie and Regent including their respective annual reports to shareholders for the years ended December 31, 1992 through 1994, Annual Reports on Form 10-K filed with the Commission for the years ended December 31, 1992 through 1994 with regard to Regent and for the year ended December 31, 1994 with regard to Carnegie, the Consolidated Statements of Financial Condition as of December 31, 1994, 1993 and 1992, and the related Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the three-year period ended December 31, 1994 included therein, and the quarterly reports to shareholders and Quarterly Reports on Form 10-Q filed with the Commission for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995; (iv) certain historical operating and financial information provided to Capital Consultants by the managements of Carnegie and Regent; (v) historical and current market data for the Carnegie Common Stock and the Regent Common and Preferred Stock; (vi) publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consultants deemed generally comparable to Carnegie and Regent; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to Carnegie and Regent in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate. In addition, Capital Consultants conducted meetings with members of senior management of Carnegie and Regent for purposes of reviewing the future prospects of Carnegie and Regent. Capital Consultants evaluated the pro forma ownership of Carnegie Common Stock by Regent's security holders relative to the pro forma contribution of Regent's assets, deposits, equity and earnings to the pro forma resulting company in the Merger. Capital Consultants also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

     In rendering its opinion, Capital Consultants assumed, without independent verification, the accuracy, completeness and fairness the financial and other information provided to it by Carnegie and Regent. Capital Consultants did not conduct a physical inspection of any of the properties or assets of Carnegie or Regent and has not made any independent evaluations or appraisals of any properties, assets or liabilities of Carnegie or Regent. Capital Consultants has assumed and relied upon the accuracy and completeness of the publicly available financial and other information provided to it, has relied upon the representations and warranties of Carnegie and Regent made pursuant to the Merger Agreement, and has not independently attempted to verify any such information.


     In rendering its opinion, Capital Consultants assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger on a pro forma basis to Carnegie.

     In arriving at its opinion, Capital Consultants performed a variety of financial analyses. Capital Consultants believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Capital Consultants' opinion. The preparation of an opinion with respect to fairness, from a financial point of view, of the consideration to be received by security holders is a complex process involving complex considerations and judgments and is not necessarily susceptible to partial analyses and summary description.

     In its analyses, Capital Consultants made numerous assumptions with respect to Carnegie's and Regent's industry performance, business and economic conditions and other matters, many of which are beyond the control of Carnegie or Regent. Any estimates reflected in Capital Consultants' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     In connection with its opinion, Capital Consultants performed various analyses with respect to Carnegie and Regent. The following is a brief summary of such analyses, certain of which were presented to the Carnegie Board by Capital Consultants.

Comparable Company Analysis

     Capital Consultants compared the operating performance of Carnegie and Regent to publicly traded commercial banks that Capital Consultants deemed to be similar to Carnegie or Regent. The group consisted of 21 publicly traded New Jersey or Pennsylvania-based commercial banks with total assets of between $245 million and $985 million. Capital Consultants compared Carnegie and Regent with these institutions based on selected operating fundamentals, including capital adequacy, profitability and asset quality. Using pricing data as of June 30, 1995, the median price to stated book value was 143% for the comparable commercial banks, 125% for Carnegie and 66% for Regent. The median equity to assets ratio was 8.79% for the group of comparable commercial banks, 8.88% for

Carnegie, and 5.45% for Regent. The median return on average assets for the twelve months ended June 30, 1995 was 1.27% for the comparable group of commercial banks, 0.92% for Carnegie, and 0.09% for Regent. The median return on average equity for the twelve months ended June 30, 1995 was 14.02% for the comparable group of commercial banks, 10.18% for Carnegie, and 1.75% for

Regent.

     Finally, Capital Consultants compared the price-to-earnings multiples of Carnegie Common Stock and Regent Common Stock with the comparable commercial banks. The analysis indicated that Carnegie Common Stock traded on June 30, 1995 at a price-to- earnings multiple of 13.4 times trailing twelve months earnings for the period ended March 31, 1995 compared to a comparative group medium of
12.4 times trailing twelve months earnings for the period ended March 31, 1995, while Regent Common Stock traded on June 30, 1995 at a price-to-earnings multiple of 100.0 times trailing twelve months earnings. The Capital Consultants analyses also included summary income statement and balance sheet data and selected ratio analyses for Carnegie and various other potential merger partners of Regent.


Contribution Analysis

     Capital Consultants prepared a contribution analysis showing the percentage of assets, deposits, net common equity and 1995 net income Carnegie and Regent would contribute to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership after the Merger. This analysis showed that Carnegie would contribute 47.2% of pro forma consolidated total assets, 52.4% of pro forma consolidated deposits, 49.9% of pro forma consolidated shareholders' equity and 96.8% of pro forma consolidated net income for 1995, while Carnegie shareholders would hold 57.8% of the pro forma ownership of the combined company. Regent would contribute 52.8% of pro forma consolidated total assets, 47.6% of pro forma consolidated deposits, 50.1% of pro forma consolidated shareholders equity, and 3.2% of pro forma consolidated net income for 1995, while Regent security holders would hold 42.2% of the pro forma ownership of the combined company.

Pro Forma Merger Analysis


     Capital Consultants reviewed pro forma analyses of the financial impact of the Merger. Using 1996 and 1997 earnings estimates for Carnegie and Regent prepared by their respective managements and based on certain assumptions regarding potential revenue improvements in the combined company, Capital Consultants compared such estimates of Carnegie on a stand alone basis to the estimated 1996 and 1997 earnings per share of the combined companies on a pro forma basis. Based on such analyses, the Merger would, prior to expenses related to the Merger, be accretive to Carnegie in 1997, assuming realization of potential revenue improvements from items such as increased commercial lending and more efficient asset-liability management and modest cost savings resulting from the Merger, such as savings on professional fees and FDIC insurance premiums. Capital Consultants also calculated certain capital ratios, including shareholders' equity-to-assets and tangible shareholders equity-to-assets, for Carnegie pro forma for the Merger. Based on such calculations, the Merger would decrease such ratios but not below the levels desired by the applicable regulatory agencies. Capital Consultants also calculated the pro forma book value per share of Carnegie and concluded that the Merger would be dilutive to Carnegie's book value per share on a tangible basis.


Comparable Transaction Analysis


     Capital Consultants performed an analysis of prices and premiums offered in recently announced commercial bank and bank holding company transactions in Pennsylvania and New Jersey. Multiples of earnings and fully diluted book value implied by the consideration to be paid by Carnegie to Regent's security holders in the Merger were compared with multiples offered in such transactions, which included pending and completed acquisitions announced between January 1, 1994 and August 29, 1995. The median offer price to book value for this group of comparable transactions was 177%. The equivalent offer price to book value for Regent was 129%, based on the assumed Carnegie offer price of $11.44 for each outstanding share of Regent Common Stock and Regent Preferred Stock and Regent's book value as of June 30, 1995. Capital Consultants also reviewed the core capital ratio to total assets of the comparative group and non-performing assets as a percentage of total assets and in both analyses, Regent was below the median of the comparative group.


     It is important to note that while Capital Consultants took into account the values shown in the comparable analyses used in connection with the rendering of its opinion, no company or transaction used in these analyses was identical to Carnegie, Regent or the Merger. Accordingly, an analysis of the results in the foregoing discussion is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

     For Capital Consultants' services in connection with the Merger, Carnegie has agreed to pay Capital Consultants a fee of approximately $35,000 plus reimbursement for reasonable out-of-pocket expenses. Carnegie has also agreed to indemnify Capital

Consultants against certain liabilities, including liabilities under the federal securities laws. Carnegie paid Capital Consultants $7,500 in August 1995 and paid an additional $10,000 on the mailing of this Joint Proxy Statement/Prospectus. The balance of the fee is due upon completion of the Merger. The amount of Capital Consultants' fee was determined by negotiation between Carnegie and Capital Consultants.

Regent

     Regent retained Janney to render a fairness opinion in connection with the Merger. Janney has rendered its opinion that, based upon and subject to the various considerations set forth therein, as of August 30, 1995, and as of the date of this Joint Proxy Statement/Prospectus, the Merger is fair, from a financial point of view, to the holders of Regent's securities (as such terms are described in the Merger Agreement).

     The full text of Janney's opinion as of the date thereof, which sets forth the assumptions made, the matters considered and limitations of the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the opinion of Janney set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Appendix C to this Joint Proxy Statement/Prospectus.

     Janney was selected to render an opinion based upon its qualifications, expertise and experience. Janney has knowledge of, and experience with, Pennsylvania and New Jersey banking markets and banking organizations operating in those markets and was selected by Regent because of its knowledge of, experience with, and reputation in the financial services industry. In addition, Janney was familiar with Carnegie since Janney served as the lead managing underwriter for Carnegie's public offering in August 1994, for which Janney received customary compensation. Janney is also a market maker in Carnegie's Common Stock.

     In such capacity, Janney did not participate in the negotiations with respect to the pricing and other terms of the Merger, and the decision with respect to the consideration to be received in the Merger was determined by the Regent Board in the process of its negotiations with Carnegie. On August 30, 1995, Regent's Board of Directors approved and executed the Merger Agreement. Janney delivered an opinion (the "August Opinion") to Regent's Board stating that, as of such date, the consideration to be received in the Merger was fair to the holders of Regents securities from a financial point of view. Janney reached the same opinion as of the date of this Joint Proxy Statement/Prospectus. The full text of the opinion of Janney dated as of the date of this Joint Proxy Statement/Prospectus (the "Proxy Opinion"), which sets forth the assumptions made, the matters considered and the limitations of the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus. No limitations were imposed by the Board of Directors of Regent upon Janney with respect to the investigations made or procedures followed by Janney in rendering the August Opinion or the Proxy Opinion.


     In rendering its Proxy Opinion, Janney (i) reviewed, respectively, the historical financial performance, current financial position and general prospects of Regent and Carnegie, (ii) reviewed the Merger Agreement, (iii) reviewed the Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus is a part, (iv) reviewed and analyzed the stock market performance of Regent and Carnegie, (v) studied and analyzed the consolidated financial and operating data of Regent and Carnegie, (vi) compared the terms and conditions of the proposed Merger between Regent and Carnegie with the terms and conditions of comparable bank mergers of equals, (vii) met and/or communicated with certain members of Regent and Carnegie senior management to discuss their respective operations, historical financial statements, and future prospects, and (viii) conducted such other financial analyses, studies and investigations as were deemed appropriate.

     Janney relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of the August Opinion and the Proxy Opinion. With respect to Regent's and Carnegie's financial forecasts reviewed by Janney in rendering its opinion, Janney assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Regent and Carnegie as to the future financial performance of Regent and Carnegie. Janney did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Regent or Carnegie nor was it furnished with any such appraisal. Janney also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Regent and Carnegie were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

     The following is a summary of selected analyses prepared by Janney and presented to Regent's Board of Directors in connection with the August Opinion and analyzed by Janney in connection with the August Opinion and the Proxy Opinion.

     Contribution Analysis. Janney analyzed the relative contributions by the two parties to the proposed Merger in relation to the proportionate interests in Carnegie which will be held by shareholders of the respective parties following the Merger. Janney estimated the holders of Regent's securities would receive approximately 42.2% of the outstanding shares of Carnegie following the Merger and shareholders of Carnegie would hold approximately 57.8% after the Merger.


     Janney presented a contribution analysis to the Board of Directors of Regent showing approximately the following percentage contributions of Regent and Carnegie on a pro forma basis (as of and for the twelve months ended June 30, 1995): assets - Regent 52.2% and Carnegie 47.8%, net loans - Regent 38.5% and Carnegie 61.5%, investment securities - Regent 74.4% and Carnegie 25.6%, deposits - Regent 48.1% and Carnegie 51.9%, shareholders' equity - Regent 40.1% and Carnegie 59.9% and net income - Regent 11.1% and Carnegie 88.9%.



     Janney also presented a comparison of various historical measures of earnings, performance ratios and financial condition for the five fiscal years ended December 31, 1990 through December 31, 1994 and the reporting period ended June 30, 1995. Janney compared the following ratios: return on average asset ratios before extraordinary items for Regent and Carnegie (starting at December 31, 1990) were, respectively, (0.22%, 0.79%, 0.69%, 0.55%, 0.20%, and
0.09% for Regent and 0.42%, 0.95%, 0.98%, 0.81%, 0.87%, and 0.92% for Carnegie;
return on average equity ratios before extraordianry items were (2.68%), 9.17%, 10.33%, 9.29%, 3.89% and 1.75% for Regent and 3.11%, 8.84%, 10.60%, 11.38%,
11.39% and 10.18% for Carnegie; net interest margins were 2.22%, 2.83%, 2.87%, 2.49%, 2.37% and 2.82% for Regent and 4.47%, 4.70%, 4.93%, 5.08%, 5.16%, and
5.29% for Carnegie; noninterest income as a percentage of average assets ratios were 0.04%, 0.05%, 0.04%, 0.07%, 0.08%, and 0.06% for Regent and 0.18%, 0.21%,
0.20%, 0.25%, 0.28%, and 0.31% for Carnegie; the efficiency ratios (defined as noninterest expense as a percentage of net interest income plus noninterest income) were 69.38%, 60.73%, 50.72%, 57.32%, 72.92%, and 80.11% for Regent and
67.83%, 61.70%, 66.68%, 70.63%, 66.07%, and 67.27% for Carnegie; nonperforming assets as a percentage of assets were 0.83%, 1.73%, 1.96%, 0.87%, 1.51%, and 1.13% for Regent and 0.86%, 1.58%, 1.96%, 2.09%, 1.06%, and 1.38% for Carnegie;
nonperforming assets plus loans 90 days past due as a percentage of assets were 0.83%, 2.09%, 2.11%, 1.04%, 1.68%, and 1.44% for Regent and 1.67%, 2.21%, 2.05%,
2.33%, 1.06%, and 1.38% for Carnegie; loan loss reserves as a percentage of nonperforming loans plus loans 90 days past due were 62.84%, 32.62%, 24.94%, 51.95%, 41.99%, 50.08% for Regent and 37.60%, 27.67%, 32.83%, 27.22%, 67.67%,
and 51.00% for Carnegie; equity as a percentage of assets ratios were 8.7%, 8.1%, 5.8%, 5.4%, 5.0%, and 5.5% for Regent and 12.0%, 9.8%, 8.4%, 7.0%, 9.2%
and 8.9% for Carnegie; and loans as a percentage of deposits were 47.6%, 41.7%, 33.9%, 36.7%, 49.4% and 48.9% for Regent and 79.3%, 70.1%, 74.7%, 81.0%, 78.4%
and 72.4% for Carnegie.



     Comparable Company Analysis. Janney compared selected financial and operating data for Regent and Carnegie with those of a peer group of selected bank and bank holding companies located in Pennsylvania and New Jersey with assets between $100 million and $500 million as of the most recent financial period publicly available and for the last five fiscal reporting periods.


     The analysis showed that net loans as a percentage of deposits was 48.9% for Regent and 72.4% for Carnegie compared to the peer median of 71.4%, common equity as a percentage of assets was 3.24% for Regent and 8.88% for Carnegie compared to the peer median of 8.01%, total equity as a percentage of assets was 5.45% for Regent and 8.88% for Carnegie compared to the peer median of 8.01%, nonperforming assets plus loans 90 days past due as a percentage of assets was 1.44% for Regent and 1.38% for Carnegie compared to the peer median of 1.24%, nonperforming assets plus loans 90 days past due as a percentage of shareholders' equity plus loan loss reserves was 23.27% for Regent and 14.37% for Carnegie compared to the peer median of 13.42% and loan loss reserves as a percentage of nonperforming loans plus loans 90 days past due was 50.08% for Regent and 51.00% for Carnegie compared to the peer median of 68.47%. In addition, Janney also compared net interest margins, efficiency ratios, return on average assets before extraordinary items and return on average equity before extraordinary items for the latest twelve months and the averages of these measures over the past five fiscal years. Net interest margin for Regent for the latest twelve months and as an average over the last five years was 2.82% and 2.56%, respectively, and for Carnegie it was 5.29% and 4.87%, respectively, compared to the peer median of 5.09% and 4.73%, respectively. Efficiency ratios for Regent for the latest twelve months and as an average over the last five years were 80.11% and 62.21%, respectively, and for Carnegie they were 67.27% and 66.58%, respectively, compared to the peer median of 69.77% and 71.53%, respectively. Return on average assets before extraordinary items for Regent for the latest twelve months and as an average over the last five years was 0.09% and 0.40%, respectively, and for Carnegie it was 0.92% and 0.81%, respectively, compared to the peer median of 0.88% and 0.62%, respectively. Return on average equity before extraordinary items for Regent for the latest twelve months and as an average over the last five years was 1.75% and 6.00%, respectively, and for Carnegie it was 10.18% and 9.06%, respectively, compared to the peer median of 10.73% and 8.02%, respectively. Lastly, Janney examined Regent and Carnegie versus some selected market valuations based on closing prices at August 28, 1995.
Price per share as a percentage of book value per share was 102.9% for Regent and 131.8% for Carnegie as compared to the peer median of 140.3%. Price per share as a percentage of tangible book value was 102.9% for Regent and 131.8% for Carnegie compared to the peer median of 140.8%.
Price as a multiple of latest twelve months earnings was not meaningful for Regent (as latest twelve months earnings were negative) and was 13.4 times for Carnegie as compared to the peer median of 14.8 times.
Dividend yield on the common stock was 0% for Regent and 3.1% for Carnegie as compared to the peer median of 2.3%.




     Comparable Transaction Analysis. Janney analyzed certain financial aspects of selected other merger-of-equals transactions announced from January 1, 1989 to August 30, 1995 and compared the multiples of book value, tangible book value and latest twelve months earnings for the Merger with the multiples paid in mergers of equals of banks and bank holding companies that Janney deemed comparable. Janney compared the valuation medians for all merger of equals transactions ("National") and those involving sellers with assets less than $500 million ("Comparable"). The deal price per share as a percentage of book value per share was 141.3% for Regent compared to the National median of 135.1% and the Comparable median of 114.2%. The deal price per share as a percentage of tangible book value per share was 141.3% for Regent compared to the National median of 137.9% and the Comparable median of 115.8%. The deal price per share as a multiple of latest twelve months earnings per share was not meaningful since Regent had negative earnings for the period reviewed compared to the National median of 10.0 times and the Comparable median 10.1 times. The deal price per share as a percentage of assets per share was 7.7% for Regent compared to the National median of 9.6% and the Comparable median of 10.7%. The tangible book value premium as a percentage of core deposits was 3.2% for Regent compared to the National median of 3.7% and the Comparable median of 2.2%. However, no company or merger used in this analysis is identical to Regent, Carnegie or the Merger.

Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.


     Discounted Dividend Analyses. Using discounted dividend analyses, Janney estimated the present value of the future dividend streams that Regent could produce on a stand alone basis over a five-year period under different assumptions as to dividend payout levels, if Regent performed in accordance with various earnings growth forecasts. Janney also estimated the terminal value for Regent Common Stock after the five-year period by applying a range of earnings multiples from 10x to 13x to Regent's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Regent. The dividend streams and terminal values were then discounted to present value using discount rates ranging from 12% to 17%, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Regent Common Stock. This analysis showed an implied value ranging from $7.02 per share to $16.30 per share.



     In addition, Janney estimated the present value of the future dividend streams that the combined institution could produce over a five-year period under different assumptions as to dividend payout levels, if the combined company performed in accordance with various earnings growth forecasts. Janney also estimated the terminal value for Carnegie Common Stock after the five-year period by applying a range of earnings multiples from 11x to 14x Carnegie's pro forma terminal year earnings. The range of multiples used reflected a variety of scenarios regarding growth prospects of the combined company. The dividend streams and terminal values were then discounted to present value using discount rates ranging from 12% to 17%, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Regent Common Stock. This analysis showed an implied value ranging from $9.45 per share to $23.36 per share. Neither analysis is necessarily indicative of actual values or actual future results and does not purport to reflect prices at which securities may trade at the present or in the future.



     Pro Forma Merger Analysis. Janney analyzed, based on projections provided by Regent and Carnegie, certain pro forma effects resulting from the Merger based on the proposed consideration to be received in the Merger. This analysis indicated that the transaction (including management's estimate of transaction related savings but excluding any revenue enhancements to be gained) would result in a decrease in projected earnings of approximately 12.40% to Regent and an increase in projected book value of approximately 10.08%. Janney also considered the fact that holders of Regent's Common Stock did not receive a cash dividend but as holders of Carnegie Common Stock would receive a cash dividend equal to $.36 per Regent Common share based on Carnegie's current cash dividend payment of $.48 per share.

     In connection with rendering its August Opinion and the Proxy Opinion, Janney performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Janney and not merely the result of mathematical analysis of financial data, Janney principally relied on the previously discussed financial valuation methodologies in its determinations. Janney believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Janney without considering all such analyses and factors could create an incomplete view of the process underlying Janney's opinion. In its analysis, Janney made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance, and other matters, many of which are beyond Regent's and Carnegie's control. Any estimates contained in Janney's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     In reaching its opinion as to fairness, none of the analyses performed by Janney was assigned a greater significance by Janney than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, Janney reaches the conclusion, and opines, that the consideration to be received to Regent's security holders in the Merger, as set forth in the Merger Agreement, is fair, from a financial point of view, to holders of Regent's securities.

     In connection with delivering its Proxy Opinion, Janney updated certain analyses described above to reflect current market conditions and events occurring since the date of the Merger Agreement. Such reviews and updates allowed Janney to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the August Opinion.

     Janney, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuations for various other purposes.

     Janney's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its Proxy Opinion. Janney has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date hereof.

     In delivering its August Opinion and its Proxy Opinion, Janney assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restrictions will be imposed on Carnegie that would have a material adverse effect on the contemplated benefits of the Merger. Janney also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Carnegie after the Merger.

     Pursuant to the terms of an engagement letter dated July 3, 1995 between Regent and Janney, Regent paid Janney $10,000 upon its engagement, and $15,000 upon issuance of its written opinion in connection with the Merger. In addition, Regent has also agreed to pay Janney $25,000 upon the consummation of the Merger and to reimburse Janney for its reasonable out-of-pocket expenses. Whether or not the Merger is consummated, Regent has agreed to indemnify Janney and certain related persons against certain liabilities, including liabilities under the Securities Act, relating to or arising out of its engagement.

     The full text of the Proxy Opinion of Janney as of the date of this Joint

Proxy Statement/Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Appendix C to this Joint Proxy Statement/Prospectus. Regent's shareholders are urged to read the Proxy Opinion in its entirety. Janney's Proxy Opinion is directed only to the consideration to be received by Regent shareholders in the Merger and does not constitute a recommendation to any holder of Regent's securities as to how such security holder should vote at the Regent Special Meeting.

THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF JANNEY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

Interests of Certain Persons in the Merger


     In considering the recommendation of the Carnegie Board and the Regent Board, shareholders of Carnegie and Regent should be aware that members of Carnegie's and Regent's management and Boards have interests in the Merger that are in addition to the interests of shareholders of Carnegie and Regent generally.

    Indemnification. In the Merger Agreement, Carnegie as the surviving corporation in the Merger, has agreed that, from and after the Effective Time, it will indemnify, defend and hold harmless each person who is now or has been at any time prior to August 30, 1995, an officer, director, employee or agent of Regent or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement in connection with any claim, action, suit, proceeding or investigation based in whole or in part upon the fact that such person is or was a director, officer, employee or agent of Regent or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case to the full extent a corporation is permitted under the NJBCA to indemnify directors and officers, as the case may be. Carnegie has also agreed to maintain in effect for not less than six years from the Effective Time the policies of directors' and officers' liability insurance maintained by Regent on the date of the Merger Agreement or to provide substitute equivalent insurance coverage, provided that Carnegie shall not be obligated to expend annually an amount for such insurance that is greater than 250% of the current annual premiums paid by Regent.

     Executive Agreements and Other Arrangements. Employment Agreements with Carnegie Officers. Carnegie does not currently have employment agreements with any of its executive officers. Pursuant to the terms of the Merger Agreement, however, Carnegie is to enter into employment agreements with Mr. Thomas L. Gray to serve as President and Chief Executive Officer of Carnegie and CRBN and with Mr. Mark Wolters, currently an Executive Vice President of Carnegie and CBN, to serve as Executive Vice President of Carnegie and CRBN. Each of these agreements will be for a term of three years, and provides that the agreement will automatically be extended for successive one year periods unless, 90 days prior to the end of its term, either party to the agreement indicates its intention not to renew. The agreements further provide that Carnegie may terminate Mr. Gray or Mr. Wolters only for "cause," as that term is defined in the agreements. The agreements further provide that Mr. Gray will be entitled to receive an annual salary of $200,000 and an annual bonus equal to 3.6% of Carnegie's income after tax before determination of the bonuses, and Mr. Wolters will receive an annual salary of $110,000 and an annual bonus equal to 1.2% of Carnegie's income after tax before determination of the bonuses. Finally, both agreements provide that Messrs. Gray and Wolters will be entitled to receive certain benefits in the event their employment is terminated after the occurrence of a change in control, as that term is defined in the agreements, other than for cause. The agreements also provide that Messrs. Wolters and Gray may voluntarily terminate their employment within 18 months of the occurrence of a change in control if Messrs. Wolters or Gray are demoted, lose their title, office or significant authority, experience a reduction in their annual compensation or benefits, or have their principal place of employment relocated by more than 30 miles from its location immediately prior to the change in control. Mr. Gray's employment agreement provides that upon his termination after a change in control or his voluntary termination as permitted in the agreement, he will be entitled to receive his then current salary and bonus for the next 30 months succeeding such termination. Mr. Wolters' employment agreement provides that he will be entitled to receive his then current salary and bonus through the next 18 months succeeding a change in control.


     Consulting Agreements with Carnegie Directors. As a condition to the Merger, Carnegie is to enter into a consulting agreement with Mr. Bruce A. Mahon. Under the consulting agreement, Mr. Mahon will assist Carnegie in certain real estate related activities, such as negotiating leases and purchase agreements in connection with Carnegie's acquisition of properties for possible future expansion. In addition, Mr. Mahon will assist Carnegie in developing new business. The consulting agreement would be for a term of two years, and provides that Mr. Mahon will be paid a consulting fee of $75,000 per year.


     Employment Agreements with Regent Officers.  Mr. Porter and
Mrs. Teaford have employment agreements with Regent pursuant to which Mr. Porter serves as Regent's President and Chief Executive
Officer and Mrs. Teaford serves as Regent's Executive Vice

President and Secretary for successive one-year terms ending May 31 of each year, absent at least three months prior written notice of termination by either party. Mr. Porter and Mrs. Teaford are currently receiving a base salary under these agreements of $178,000 and $118,000, respectively, and each are entitled to a death benefit of one year's salary. In connection with the Merger, Mr. Porter and Mrs. Teaford will terminate such employment agreements and Carnegie will enter into three-year employment agreements with Mr. Porter and Mrs. Teaford having substantially the same terms as the employment agreements with Messrs. Gray and Wolters described above.



Mr. Porter will be entitled to receive an annual bonus equal to 1.2% of Carnegie's net income after tax before determination of the bonuses, and upon a change in control of Carnegie followed by Mr. Porter's termination or resignation as permitted under the agreement, Mr. Porter will be entitled to receive his then current salary and bonus for a period of 30 months. Ms. Teaford will be entitled to receive an annual bonus equal to 1.2% of Carnegie's net income after tax and, upon a change in control of Carnegie followed by Ms. Teaford's termination or resignation, as permitted under the agreement, Ms. Teaford will be entitled to receive her then current salary and bonus for a period of 18 months succeeding the change in control.

     Consulting Agreements with Regent Directors. Regent currently has unwritten consulting agreements with the bank consulting firm of Bettinger & Leech, Inc. of which Abraham L. Bettinger, the Vice Chairman of Regent, is the President and a 50% shareholder. The consulting advice related generally to asset/liability management, loan analysis, securities activities and strategic planning. Under these arrangements, Bettinger & Leech, Inc. was paid a total of approximately $80,700 in consulting fees and reimbursed expenses by Regent in 1994 and $65,760 through October 31, 1995. David W. Ring, Regent's Chairman of the Board, currently receives a salary at the annual rate of $65,000. In connection with the Merger, Carnegie will enter into consulting agreements with Mr. Ring and with Bettinger and Leech, Inc. with a term of two years under which Mr. Ring will receive an annual consulting fee of $65,000, as well as certain medical benefits and Bettinger & Leech, Inc. will receive an annual consulting fee of $70,000 plus reimbursement of business expenses.



Terms of the Merger

     The Merger. Subject to the terms and conditions of the Merger Agreement, Regent will merge with and into Carnegie at the Effective Time. The separate corporate existence of Regent will then cease, and the internal corporate affairs of Carnegie (the "Surviving Corporation") will continue to be governed by the laws of the State of New Jersey.


     The Bank Merger. Subject to the terms and conditions of the Merger Agreement and the Bank Merger Agreement, CBN will merge with and into the Bank as soon as possible after the Effective

Time under the name Carnegie Regent Bank, N.A. The separate corporate existence of CBN will then cease, and the internal corporate affairs of CRBN as the Surviving Bank will continue to be governed by the state and federal statutes applicable to banks which are members of the Federal Reserve System and to the regulations of the FRB, the FDIC and the OCC.


     Certificate of Incorporation and By-laws. The Merger Agreement provides that the Certificate of Incorporation of Carnegie as in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation, as amended to authorize the issuance of one or more series of Preferred Stock, the terms of which will be decided by Carnegie's Board of Directors, including the Series A Convertible Preferred Stock to be issued in the Merger. The By-laws of Carnegie as in effect immediately prior to the Effective Time will become the By-laws of the Surviving Corporation.

     Directors and Officers of the Surviving Corporation. After the Merger, the Board of Directors of Carnegie will consist of 14 members, including David W. Ring, Harvey Porter, Nelson L.

Mishkin, Barbara H. Teaford, Abraham L. Bettinger, O. Francis Biondi and Leonard
S. Dwares, all of whom are currently directors of Regent with the exception of Mr. Mishkin who is a director of the Bank. In addition, Bruce A. Mahon, Michael
E. Golden, Thomas L. Gray, Jr., Joseph J. Oakes, III, Mark A. Wolters, Steven L. Shapiro and Shelly M. Zeiger will continue as directors of the Surviving Corporation. Pursuant to the Merger Agreement, the parties have agreed that in connection with Carnegie's first annual meeting after consummation of the Merger, the members of the Board of Directors, to the extent consistent with their fiduciary duty, will nominate each of the 14 persons listed above for a new one year term as a Director and will recommend that the then shareholders of Carnegie vote for the election of such individuals. The officers of Carnegie at the Effective Time will continue as officers of the Surviving Corporation until their successors have been duly appointed or until their earlier resignation or removal. In addition, David W. Ring, Harvey Porter and Abraham L. Bettinger will serve as Vice Chairmen of Carnegie and CRBN, Harvey Porter will serve as President of the Regent Division of CRBN and Barbara H. Teaford will serve as an

Executive Vice President of Carnegie.

Manner and Basis of Converting Regent Securities

     Upon the Effective Time of the Merger, outstanding Regent securities will be converted into the right to receive Carnegie Common Stock, Carnegie Series A Convertible Preferred Stock and
New Options as follows:

     (a) each share of Regent Common Stock will be converted into 0.75 shares of Carnegie Common Stock;

     (b) each share of Regent Series A Convertible Preferred Stock will be converted into one share of Carnegie Series A Convertible Preferred Stock which will be convertible into 0.75 shares of Carnegie Common Stock;

     (c) each share of Regent Series B, Series C and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into
1.177 shares of Regent Common Stock each of which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (d) each share of Regent Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into one share of Regent Common Stock which would be converted in the Merger into 0.75 shares of Carnegie Common Stock;

     (e) outstanding options to purchase an aggregate of 274,241 shares of Regent Common Stock held by the organizers of Regent will be converted into New Options to purchase an aggregate of 174,750 shares of Carnegie Common Stock;

     (f) outstanding warrants to purchase an aggregate of 50,022 shares of Regent Common Stock held by the organizers of Regent will be converted into an aggregate of 12,168 shares of Carnegie Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of Regent Common Stock held by Hopper, Soliday & Co., Inc., the underwriter of Regent's initial public offering, and an affiliate will be converted into an aggregate of 7,483 shares of Carnegie Common Stock; and

     (h) all other outstanding options and warrants to purchase Regent Common Stock will be converted into Carnegie Common Stock at the rate of one share of Carnegie Common Stock for options and warrants representing in the aggregate the right to purchase 7 1/2 shares of Regent Common Stock.


     No fractional shares of Carnegie Common Stock will be issued in the Merger. Each holder of Regent securities otherwise entitled to a fractional interest shall receive an amount of cash, without interest, determined by multiplying the average closing price of Carnegie Common Stock on the Nasdaq National Market on the first ten trading days of the 15 days preceding the Effective Time by the fractional share interest to which such holder would otherwise be entitled.

     As soon as practicable after the Effective Time, Registrar and Transfer Company will mail a letter of transmittal to each holder of record of Regent securities with instructions to be used by the holder in surrendering each certificate or instrument (the "Certificate") which represented Regent securities prior to the Merger. After the Effective Time, there will be no further registration of transfers of any Regent securities. Certificates should not be surrendered for exchange prior to the Effective Time of the Merger.

     Upon surrender of a Certificate together with a duly executed letter of transmittal, the holder of the Certificate will be entitled to receive in exchange therefor a certificate representing the number and type of Carnegie securities to which the holder of Regent securities is entitled based upon the securities represented by the Certificate so surrendered. In the event of the transfer of ownership of Regent securities not reflected on the transfer records of Regent, Carnegie securities may be delivered to a transferee if the Certificate is presented, together with the related letter of transmittal and accompanied by all documents required to evidence and effect such transfer and payment of applicable stock transfer taxes or evidence that any applicable stock transfer taxes have been paid. Until a Certificate has been surrendered to Carnegie, no dividends on Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock will be paid to the holder thereof. From and after the Effective Time, until so surrendered, each Certificate shall be deemed for all corporate purposes, except as set forth below, to represent only the right to receive a certificate representing the number of shares of Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock into which the Regent securities represented by such Certificate shall have been converted and cash in lieu of any fractional share of Carnegie Common Stock. Unless and until any Certificate shall be so surrendered, the holder of such Certificate shall have no right to vote on any matters presented to the shareholders of Carnegie.

     Carnegie has agreed to reserve and make available sufficient Carnegie Common Stock for issuance upon exercise of the New Options to be granted to the organizers of Regent and upon the conversion of the Carnegie Series A Convertible Preferred Stock. In addition, Carnegie has agreed to prepare and file with the Commission as soon as practicable following the Effective Time, a registration statement on the appropriate form relating to the Carnegie Common Stock issuable upon exercise of the New Options, to use its best efforts to have such registration statement become effective as soon as practicable after the Effective Time and to maintain the effectiveness of such registration statement.

Trading of Carnegie Common Stock and Carnegie Series A
Convertible Preferred Stock on Nasdaq


     The shares of Carnegie Common Stock to be issued pursuant to the Merger Agreement have been approved for trading on the Nasdaq National Market System, subject to official notice of issuance. The shares of Carnegie Series A Convertible Preferred Stock to be issued pursuant to the Merger Agreement have been approved for trading on the Nasdaq SmallCap Market, subject to official notice of issuance.


Effective Time of the Merger

     The Merger Agreement provides that the Effective Time of the Merger will occur when a certificate of merger is filed with the Secretary of State of the State of New Jersey in accordance with the NJBCA. It is anticipated that, if the required approvals are obtained at the Carnegie Special Meeting and the Regent Special Meeting and all other conditions to the Merger have been fulfilled or waived, the Effective Time will occur on a date as soon as practicable after necessary approvals have been received from the OCC and the FRB. See "Conditions to the Merger."

Representations and Warranties

     The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Regent as to, among other things, (i) the corporate organization, good standing and power of Regent and its subsidiaries, (ii) approval of the Merger Agreement by Regent's Board of Directors, (iii) Regent's capitalization, (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (v) the Merger Agreement's noncontravention of any agreement, law or charter or By-law provision and the absence of the need (except as specified) for governmental or third-party filings, consents, approvals or actions with respect to the Merger,
(vi) documents filed by Regent with the Commission and the accuracy of information contained therein, and the conformity of Regent's financial statements with generally accepted accounting principles ("GAAP"), (vii) the accuracy of information supplied by Regent in connection with this Joint Proxy Statement/Prospectus and the Registration Statement, (viii) the absence of certain material changes or events since the most recent audited financial statements filed with the Commission, (ix) no material pending or threatened litigation, except as disclosed, (x) the terms, existence, operations, liabilities and compliance with applicable laws of Regent's benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (xi) filing of tax returns and payment of taxes,
(xii) matters relating to compliance with laws and regulations applicable to banks, (xiii) Regent's employment agreements and other employee arrangements,
(xiv) Regent's title to its properties and maintenance of insurance, (xv) the accuracy of Regent's minute books, (xvi) compliance with applicable laws, (xvii) brokers' fees and expenses, (xviii) rights to intellectual property, (xviii) environmental matters, (xix) the adequacy of the Bank's reserve for loan and lease losses, (xx) the absence of any severance arrangements that would constitute excess parachute payments and (xxi) material contracts.

     The Merger Agreement also includes representations and warranties by Carnegie as to, among other things, (i) the corporate organization, good standing and power of Carnegie and CBN, (ii) approval of the Merger Agreement by Carnegie's Board of Directors, (iii) Carnegie's capitalization, (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, including the authorization of the Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock to be issued pursuant to the Merger Agreement, (v) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party filings, consents, approvals or actions with respect to the Merger, (vi) documents filed by Carnegie with the Commission and the accuracy of information contained therein, (vii) the accuracy of information supplied by Carnegie in connection with this Joint Proxy Statement/ Prospectus and the Registration Statement, (viii) the absence of certain material changes or events since the most recent audited financial statements filed with the Commission, (ix) no material pending or threatened litigation, except as disclosed, (x) the conformity of Carnegie's financial statements to GAAP, (xi) brokers' fees and expenses, (xii) the adequacy of Carnegie's capital following the Merger, (xiii) benefit plans and other matters relating to ERISA, (xiv) filing of tax returns and payment of taxes, (xv) Carnegie's title to property and maintenance of insurance, (xvi) compliance with applicable laws, (xvii) the accuracy of Carnegie's minute books, (xvii) environmental matters, (xviii) the adequacy of CBN's reserve for loan and lease losses, (xix) the absence of any severance arrangements that would constitute excess parachute payments and (xx) material contracts.

Business of Carnegie and Regent Pending the Merger

     Carnegie and Regent have agreed that, prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, each will, and each will cause its subsidiaries to, carry on their respective businesses in the ordinary course as conducted on the date of the execution of the Merger Agreement and consistent with prudent banking practice and to use their best efforts to preserve intact their respective present business organizations, keep available the services of their employees and preserve their relationships with customers and others having business dealings with them. Carnegie and Regent have also agreed that, prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, except as otherwise contemplated or permitted by the Merger Agreement or agreed to in writing by the other, neither Carnegie nor Regent will, and neither Carnegie nor Regent will permit any of its subsidiaries to, among other things: (i) declare or pay any dividends or make any other distributions on shares of its capital stock, other than dividends by a wholly owned subsidiary of such party or such subsidiary, or split, combine or reclassify any of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or of any of its subsidiaries other than Regent's and Carnegie's regular dividends as set forth in disclosure schedules to the Merger Agreement, (ii) issue, deliver or sell any shares of its capital stock other than upon the exercise of outstanding Carnegie stock options and warrants and outstanding Regent stock options and warrants, as the case may be, or upon the conversion of outstanding Regent Preferred Stock, (iii) amend its Certificate of Incorporation or By-laws, (iv) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments in effect on the date of the Merger Agreement or necessary to maintain existing assets in good order, (v) sell or dispose of any substantial amount of assets other than in the ordinary course of business consistent with prior practice, (vi) file any applications or make any contracts with respect to branching or site location or relocation, (vii) grant any severance or termination pay or enter into, adopt, amend or terminate any employee benefit plan or agreement or arrangement with any director, officer or employee or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required or contemplated by a plan or arrangement in effect on the date of the Merger Agreement, (viii) agree to acquire in any manner whatsoever, other than to realize upon collateral for a defaulted loan, any business or entity, (ix) make any material change in its accounting methods or practices, other than changes required by GAAP, (x) take any action that would result in any of such party's representations and warranties as set forth in the Merger Agreement being untrue in any material respect at the Effective Time or (xi) agree to do any of the foregoing.

No Solicitation; Termination Fee.

     The Merger Agreement provides that Carnegie and Regent will not, nor will either permit any of its respective subsidiaries to, nor will either authorize or permit any officer, director, employee, representative or agent to solicit any person, entity or group concerning any Acquisition Transaction, provided that Carnegie or Regent may participate in negotiations with or furnish information to a third party if the Board of Directors of Carnegie or Regent, as the case may be, after consultation with its outside counsel, determines that the failure to do so may violate its fiduciary duties. If Regent terminates the Merger Agreement because Carnegie's Board of Directors (i) has withdrawn its recommendation or approval of the Merger Agreement in a manner adverse to Regent or (ii) approves or recommends any proposal other than by Regent in respect of an Acquisition Transaction or if Carnegie terminates the Merger Agreement to enter into an agreement with a party other than Regent in respect of an Acquisition Transaction, Carnegie is obligated to pay Regent a termination fee of $1 million. If Carnegie terminates the Merger Agreement because Regent's Board of Directors (i) has withdrawn its recommendation or approval of the Merger Agreement in a manner adverse to Carnegie or (ii) approves or recommends a proposal other than by Carnegie in respect of an Acquisition Transaction or if Regent terminates the Merger Agreement to enter into an agreement with a party other than Carnegie in respect of an Acquisition Transaction, Regent is obligated to pay Carnegie a termination fee of $1 million.

Conditions to the Merger

     Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Carnegie and Regent to effect the Merger are subject to the satisfaction or waiver, where permissible under applicable law, of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of Carnegie and Regent, (ii) the shareholders of Carnegie shall have approved the Amendment, (iii) all authorizations, consents, approvals or waivers, including that of the OCC and the FRB, required in connection with the execution and delivery of the Merger Agreement shall have been obtained without any term or condition which would materially impair the value of Regent and the Bank to Carnegie or which would materially impair the value of the Carnegie securities to be issued to the holders of Regent securities, (iv) there shall not be in effect any final and unappealable order, judgment or decree of any court or governmental body enjoining or otherwise preventing consummation of the Merger and no suit, action or other proceeding shall be pending or threatened by a governmental body seeking to restrain or prohibit the Merger or the Bank Merger or pending by a private party which Carnegie or Regent, based upon advice of their respective counsel, determines in good faith makes it inadvisable to proceed with the Merger and (v) McCarter & English, counsel to Carnegie, shall have delivered its opinion to the effect that the Merger will be a tax-free exchange and have the tax consequences set forth under "Federal Income Tax Consequences."

     Conditions to the Obligations of Carnegie. In addition to the foregoing conditions, the obligations of Carnegie to effect the Merger are further subject to satisfaction or waiver of the following conditions, among other things: (i) the representations and warranties of Regent shall be true and correct in all material respects, (ii) Regent shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement, (iii) Carnegie shall have received written consents from all persons whose consent is required in order for Regent and the Bank to consummate the Merger and the Bank Merger, (iv) Carnegie shall have received the opinion of Duane, Morris & Heckscher, counsel to Regent, in form and substance satisfactory to Carnegie, covering the matters specified in the Merger Agreement, (v) certain pending litigation involving the Bank shall have been settled in a manner satisfactory to Carnegie as specified in the Merger Agreement, (vi) Regent shall have had net income, as specified in the Merger Agreement, of at least $368,000 for the fourth quarter of 1995 and (vii) holders of not more than 10% in the aggregate of the shares of Carnegie Common Stock, Regent Common Stock and Regent Series A Convertible Preferred Stock shall have perfected their dissenters rights of appraisal under the NJBCA.

     Conditions to the Obligations of Regent. In addition to the foregoing conditions, the obligations of Regent to effect the Merger are further subject to satisfaction or waiver of the following conditions, among others: (i) the representations and warranties of Carnegie shall be true and correct in all material respects, (ii) Carnegie shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement, (iii) Regent shall have received the opinion of McCarter & English, counsel to Carnegie, in form and substance satisfactory to Regent, covering the matters specified in the Merger Agreement and (iv) Carnegie shall have had net income, as specified in the Merger Agreement, of at least $2.1 million for the year ended December 31, 1995.

Amendment and Waiver; Termination

     The parties to the Merger Agreement may not amend, change, supplement, waive or otherwise modify the Merger Agreement, except by an instrument in writing signed by the parties thereto. Subject to the foregoing, (i) the Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Carnegie and Regent, except that after the Merger Agreement has been approved by Regent's shareholders and Carnegie's shareholders, no amendment may be entered into that requires further approval by such shareholders unless such further approval is obtained and (ii) the parties, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations of the other parties to the Merger Agreement, may waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and may waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval thereof by Regent's shareholders and the shareholders of Carnegie, by the mutual written consent of Carnegie and Regent.

The Merger Agreement may also be terminated (i) by either party if the Merger has not been consummated by September 30, 1996 (provided that such right to terminate will not be available to any party whose willful and material breach of any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (ii) by either party if any required governmental approval is denied or withdrawn or contains conditions which would materially impair the value of Regent and the Bank to Carnegie or the value of the Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock to Regent's security holders, (iii) by either party if the other party shall have suffered a material adverse change in its business, operations, assets or financial condition, (iv) by Carnegie, if the required purchase accounting and market valuation adjustments to Regent's balance sheet by reason of the Merger would reduce the per share net tangible book value of Carnegie's Common Stock as of the month end preceding the Effective Time by more than $1.50 or (v) by either party if, assuming compliance with the Merger Agreement, such party determines to enter into an agreement in respect of an Acquisition Transaction involving a third party or if the Board of Directors of the other shall have withdrawn, modified or changed its recommendation or approval in respect of the Merger Agreement. If Regent terminates the Merger Agreement because Carnegie's Board of Directors (i) has withdrawn its recommendation or approval of the Merger Agreement in a manner adverse to Regent or (ii) approves or recommends any proposal other than by Regent in respect of an Acquisition Transaction or if Carnegie terminates the Merger Agreement to enter into an agreement with a party other than Regent in respect of an Acquisition Transaction, Carnegie is obligated to pay Regent a termination fee of $1 million. If Carnegie terminates the Merger Agreement because Regent's Board of Directors (i) has withdrawn its recommendation or approval of the Merger Agreement in a manner adverse to Carnegie or (ii) approves or recommends a proposal other than by Carnegie in respect of an Acquisition Transaction or if Regent terminates the Merger Agreement to enter into an agreement with a party other than Carnegie in respect of an Acquisition Transaction, Regent is obligated to pay Carnegie a termination fee of $1 million.


Federal Income Tax Consequences


          McCarter & English, counsel to Carnegie and CBN, has delivered to Carnegie and Regent its opinion that, with respect to the Merger and the Bank Merger, for Federal income tax purposes, the Merger and the Bank Merger will constitute reorganizations within the meaning of the Code, under Code Section 368(a)(1)(A); and accordingly: (i) no taxable gain or loss will be recognized for Federal income tax purposes by Carnegie, Regent, CBN or the Bank to the extent such entities receive and/or distribute property

(including stock and/or securities) which may be received or distributed on a tax-free basis in a reorganization qualifying under Code Section 368(a)(1)(A);
(ii) no gain or loss will be recognized for Federal income tax purposes by the shareholders of Regent who exchange their shares of Regent Common Stock for Carnegie Common Stock and/or Regent Series A Convertible Preferred Stock for Carnegie Series A Convertible Preferred Stock (except to the extent they receive cash in lieu of fractional shares of Carnegie Common Stock or Carnegie Series A Convertible Preferred Stock pursuant to such exchange); (iii) the basis of any Carnegie Common Stock and/or Carnegie Series A Convertible Preferred Stock received by the holders of Regent Common Stock and/or Regent Series A Convertible Preferred Stock will be, in each instance, the same as the basis of the Regent Common Stock and/or Regent Series A Convertible Preferred Stock surrendered in exchange therefor and (iv) the holding period of any Carnegie Common Stock and/or Carnegie Series A Convertible Preferred Stock received by the holders of Regent Common Stock and/or Regent Series A Convertible Preferred Stock surrendered in exchange therefor will include the holding period for the Regent Common Stock and/or Regent Series A Convertible Preferred Stock surrendered therefor.

          The foregoing opinions will not apply to any Regent shareholders who exercise their dissenters' rights and receive a cash payment for the fair value of their shares of Regent Common Stock or Regent Series A Convertible Preferred Stock. Such shareholders will recognize either a gain or a loss, depending upon their tax basis in their shares of Regent stock surrendered therefor. Furthermore, the referenced opinion shall not offer any analysis of, or provide any opinion with respect to, the Federal income tax consequences of the Merger or the Bank Merger to the extent any participant exchanges Underwriter Options, Stock Options, Public Warrants and/or Put Option Warrants (as those terms are defined in "Information About Regent--Description of Regent Securities") for any type or class of Carnegie stock, securities or other interests pursuant to the Merger and Bank Merger. Holders of the above-referenced Regent interests should consult with their tax advisors with regard to the tax consequences of the Merger and Bank Merger on the transfer and/or conversion of their Regent interests into Carnegie interests, which transfer and/or conversion may result in the recognition of gain or loss.

THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE
RELEVANT TO A PARTICULAR SHAREHOLDER OR TO SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, AND PERSONS WHO ACQUIRED THEIR REGENT SECURITIES AND/OR OTHER REGENT INTERESTS PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION. THE DISCUSSION ALSO DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, OR FOREIGN JURISDICTION.


          THE DISCUSSION IS BASED UPON THE FACTS EXISTING AT THE

TIME OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL THE FOREGOING ARE SUBJECT TO CHANGE EITHER PROSPECTIVELY OR RETROACTIVELY, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. HOLDERS OF REGENT SECURITIES AND/OR OTHER REGENT INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND THE BANK MERGER TO THEM.


Resale of Shares of Carnegie Common Stock and Carnegie Series A
Convertible Preferred Stock Issued in the Merger; Affiliates

          The Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock to be issued pursuant to the Merger Agreement will be freely transferable, except that shares issued to any holder of Regent securities who may be deemed to be an "affiliate" (as defined under the Securities Act, and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Regent for purposes of Rule 145 under the Securities Act shall not be transferable except in compliance with the Securities Act. This Joint Proxy Statement/ Prospectus does not cover resales of Carnegie Common Stock and Carnegie Series A Convertible Preferred Stock received by any person who may be deemed to be an affiliate of Regent.

Accounting Treatment

          It is anticipated that the Merger will be accounted for using purchase method of accounting under generally accepted accounting principles. Under this method, upon the Effective Time of the Merger:

          (a) the fair market value at the Effective Time of the Carnegie Common Stock and the Carnegie Series A Convertible Preferred Stock to be issued to the holders of Regent's securities will be determined based on then prevailing market prices;



          (b) the carrying value of the Regent assets acquired and the Regent liabilities assumed by Carnegie as a result of the Merger will be adjusted to the fair value thereof at the Effective Time using available market data, then prevailing interest rates and the then anticipated maturity dates of such Regent assets and liabilities, with any such adjustments being amortized over the expected lives of such assets and liabilities;

          (c) the difference between the purchase price, determined as provided in paragraph (a), and the fair value of the Regent net assets acquired, determined as provided in paragraph (b), will be recorded on Carnegie's consolidated balance sheet as an intangible asset called "goodwill" and will be amortized over a period, not to exceed 15 years, as determined by Carnegie's management; and

          (d) Carnegie will include Regent's results of operations after the Effective Time in Carnegie's consolidated statements of income.

          Reference is made to the pro forma balance sheets of Carnegie following the Merger for an example of the purchase accounting adjustments, assuming consummation of the Merger at September 30, 1995.

Management and Operations of Carnegie Following the Merger


          The Board of Directors of Carnegie Following the
Merger. After the Merger, the Board of Directors of Carnegie will consist of 14 members, including Bruce A. Mahon, Michael E. Golden, Thomas L. Gray, Jr., Joseph J. Oakes, III, Mark A. Wolters, Steven L. Shapiro and Shelly M. Zeiger, each of whom is presently a director of Carnegie, and David W. Ring, Harvey Porter, Barbara H. Teaford, Abraham L. Bettinger, O. Francis Biondi, Leonard S. Dwares, and Nelson L. Mishkin each of whom is presently a director of Regent with the exception of Mr. Mishkin who is presently a director of the Bank. See "Management of Carnegie" and "Information Regarding Regent Board of Directors and Executive Officers."


          Management of Carnegie Following the Merger. After the Merger, the principal executive officers of Carnegie will be Thomas L. Gray, Jr., President and Chief Executive Officer,
Harvey Porter, Vice Chairman and President of the Regent Division of CRBN, Mark A. Wolters, Executive Vice President, Barbara H. Teaford, Executive Vice President, and Richard Rosa, Floyd Haggar, John F. Hosey, Stephen J. Carroll and Kristen M. Evan, each of whom will be a Senior Vice President. The current positions of these individuals are as follows: Mr. Gray, President and Chief Executive Officer of Carnegie; Mr. Porter, President and Chief

Executive Officer of Regent; Mr. Wolters, Executive Vice President of Carnegie; Mrs. Teaford, Executive Vice President and Secretary of Regent; Mr. Rosa, Senior Vice President and Chief Financial Officer of Carnegie; Mr. Haggar, Senior Vice President and Chief Lending Officer of Carnegie; Mr. Hosey, Senior Vice

President of the Bank, Mr. Carroll, Treasurer and Principal Financial Officer of Regent and Ms. Evan, Senior Vice President and Chief Operating Officer of the Bank. For biographical information about the individuals named herein, see "Management of Carnegie" and "Information Regarding Regent Board of Directors and Executive Officers."

          Operations. Following the Merger, it is the intention of the parties that the principal executive offices of Carnegie will be located at Carnegie's existing facilities in Princeton, New Jersey.

Expenses and Fees

          Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, except that in certain circumstances, a party may be required to pay a termination fee to the other party. See "- No Solicitation; Termination Fee."

Dissenters' Rights of Carnegie Shareholders

          Under the NJBCA, shareholders of Carnegie may dissent from the Merger and be paid the fair value of their shares if they comply with the applicable provisions of the NJBCA. Shareholders contemplating the exercise of their appraisal rights should review the procedures set forth in Chapter 11 of the NJBCA, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix D. The following is a summary of the steps which must be taken for the exercise of dissenters' rights and is qualified in its entirety by reference to the sections of the NJBCA included as Appendix D hereto.


          Notice of Dissent. To be eligible to exercise his right of dissent, a shareholder must file with Carnegie a written notice of dissent, stating that he intends to demand payment for his shares if the Merger becomes effective. The notice of dissent must be filed before the vote of the Carnegie shareholders on the Merger is taken. A shareholder who votes in favor of the Merger waives his right to dissent. The notice of dissent should be delivered to Richard P. Rosa, Senior Vice President of Carnegie at Carnegie Bancorp, 619 Alexander Road, Princeton, New Jersey 08540.


          Written Demand. Within 10 days after the date the Merger becomes effective, Carnegie shareholders who have filed a notice of dissent will be notified by Carnegie by certified mail of the effective date of the Merger, except that such notice need not be sent to any such Carnegie shareholder who voted for or consented in writing to the Merger. Within 20 days after Carnegie's notice is mailed, a shareholder entitled to receive such notice who wishes to dissent must file with Carnegie a written demand for the payment of the fair value of his shares. Such written demand should be delivered to Richard P. Rosa, Senior Vice President of Carnegie at Carnegie Bancorp, 619 Alexander Road, Princeton, New Jersey 08540.

          Delivery of Shares for Notation. Within 20 days after making his written demand for payment, the Carnegie shareholder must submit his share certificates to Carnegie. Carnegie will make a notation thereon that the shareholder has made a demand to be paid the fair value of his shares and thereafter the certificate will merely represent the rights of a dissenting shareholder, and will not represent shares of Carnegie Common Stock.

          Demand that Carnegie Institute Lawsuit. Within 10 days after the expiration of the period within which Carnegie shareholders may make a written demand to be paid the fair value of their shares, Carnegie will mail to each dissenting Carnegie shareholder the latest available 12-month profit and loss statement and a balance sheet and surplus statement as of the close of the 12-month period. The close of the profit and loss statement and the balance sheet will be as of a date within 12 months prior to the mailing. Carnegie may accompany these financial statements with a written offer to pay a specified price for such dissenting shareholder's shares deemed by Carnegie to be the fair value thereof, but Carnegie is not obligated to do so. Each dissenting Carnegie shareholder will have a 30-day period following Carnegie's mailing of the financial statements to agree upon a price with Carnegie. If the Carnegie shareholder and Carnegie are unable to agree upon a price within the 30-day period, the shareholder may serve a written demand on Carnegie to commence an action in the Superior Court of New Jersey for the determination of the fair value of his shares. The Carnegie shareholder's demand to commence an action must be served not later than 30 days after the expiration of the 30-day period shareholders have in which to agree upon a price with Carnegie.

          Commencement of Lawsuit by a Shareholder. Carnegie has 30 days after receipt of a shareholder's demand to commence a proceeding in the Superior Court. If Carnegie fails to institute the proceeding, the shareholder may institute the proceeding in the name of Carnegie within 60 days after expiration of Carnegie's 30-day period.

          Determination and Payment of Fair Value.  In the New
Jersey Superior Court proceeding, the court has jurisdiction over all dissenting shareholders who have not agreed upon a price with Carnegie and may proceed in a summary fashion to determine the fair value of the shares. The court's judgment must include interest from the date of the dissenting shareholder's demand for payment to the date of payment unless the court finds the refusal of any dissenting shareholder to accept Carnegie's offered price was arbitrary, vexatious or otherwise not in good faith. The costs of the action (excluding the fees and expenses of each party's attorneys and experts) and of any court-appointed appraiser will be apportioned equitably by the court. The court may in its discretion award a dissenting shareholder the reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder if the court finds that the price offered by Carnegie was not offered in good faith or if no such offer was made.

Dissenters' Rights of Holders of Regent Common Stock and Regent
Series A Convertible Preferred Stock

          Since Regent is also a New Jersey corporation governed by the NJBCA, holders of Regent Common Stock and Regent Series A Convertible Preferred Stock may dissent from the Merger and be paid the fair value of their shares if they comply with the applicable provisions of the NJBCA, which are summarized herein under "Dissenters' Rights of Carnegie Shareholders" and to which reference is hereby made.

          Any notice of dissent and any written demand by a holder of Regent Common Stock or Regent Series A Convertible Preferred Stock should be delivered by Regent shareholders to Barbara H. Teaford, Secretary, at Regent Bancshares Corp., 1430 Walnut Street, Philadelphia, Pennsylvania 19102.


          Holders of Regent Series B, Series C, Series D and Series E Convertible Preferred Stock are not entitled to dissenters' rights under the NJBCA unless such stock is converted in accordance with its terms into Regent Common Stock prior to the record date for the Regent Special Meeting.


            COMPARATIVE PER SHARE MARKET INFORMATION

          Market prices for Carnegie Common Stock are reported on the NASDAQ National Stock Market and for Regent Common Stock on the NASDAQ SmallCap Market. The table below sets forth for the periods indicated the high and low closing prices per share of Carnegie Common Stock and per share of Regent Common Stock and Regent Series A Convertible Preferred Stock on the NASDAQ System as reported in published financial sources. The table also reflects cash dividends paid by Carnegie. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. For current price information, holders of Carnegie Common Stock and Regent Common Stock are urged to consult publicly available sources.


                                                                                     Price Per
                                                                                     Share of
                              Price Per Share of                     Price Per         Regent
                              Carnegie Common           Carnegie     Share of         Series A
                                    Stock               Dividend   Regent Common     Convertible
                                                         Paid         Stock        Preferred Stock
                               High      Low                      High     Low       High   Low
             1994:
             First Quarter...  13 1/2    12 1/2          0.10     8 1/2    6 3/4   8 1/2      6 1/4

             Second Quarter..  13 1/2    13 1/2          0.10     8        6 3/4   8 1/4      6 1/4

             Third Quarter...  14 1/2    12              0.10     8        7       8 5/8      7

             Fourth Quarter..  13        11              0.10     8 1/2    6       7 3/4      6 3/4

             1995:
             First Quarter...  12 1/4    11 1/4          0.12     7        5 3/4   6 3/4      5 3/4

             Second Quarter..  14 1/4    12 1/4          0.12     6 3/4    5 1/2   6 1/8      5 1/4

             Third Quarter...  16 1/2    13 3/4          0.12    11        6      11          5 1/4

             Fourth Quarter..  16 7/8    15 7/8          0.12    11       10 1/2  11 1/4     10

             1996:
             First Quarter
             (through
             February 16,
             1996)...........  17 3/4    15 3/4          (a)     12 1/4   10 1/2  12 1/4     10 1/2



(a) Carnegie declared a cash dividend of $.12 per share on January 17, 1996, payable on March 20, 1996.

          In addition to the cash dividends shown in the table above, Carnegie has also issued a 5% stock dividend to its shareholders each year since 1990.

          On August 30, 1995, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported Nasdaq System high and low bid prices per share of Regent Common Stock, Regent Series A Convertible Preferred Stock and Carnegie

Common Stock were $9 3/4 and 8 3/4 , $10.00 and $9.00, and $15.625 and $15.625,

respectively. Also on August 30, 1995, the reported Nasdaq System bid and asked prices per Regent public warrant were $.75 and $1.25, respectively, and per Unit (consisting of one share of Regent Common Stock and a right to buy 1/2 share of Regent Common Stock) was $8.75 and $10.75, respectively. On February ___, 1996, the most recent available date prior to printing this Joint Proxy Statement/Prospectus, the reported Nasdaq System high and low bid price per share of Regent Common Stock, Regent Series A Convertible Preferred Stock and Carnegie Common Stock were $_____ and $_____, $_____ and $_____, $_____ and $_____, respectively.

     Regent has never paid cash dividends on shares of Regent Common Stock or any series of Regent Preferred Stock. Regent Series A Convertible Preferred Stock is entitled to receive annually a dividend computed on the basis of one share of Regent Series E Convertible Preferred Stock for each ten shares of Regent Series A Convertible Preferred Stock held on the applicable record date.

           PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated balance sheet and consolidated statements of income give effect to the Merger under the purchase method of accounting. These unaudited pro forma consolidated financial statements are based on the audited consolidated historical financial statements of Carnegie and Regent as of and for the year ended December 31, 1994 and the unaudited consolidated historical financial statements of Carnegie and Regent as of and for the nine months ended September 30, 1995.


     The pro forma unaudited consolidated financial statements are provided for information purposes only. This pro forma information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The pro forma unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of Carnegie and Regent contained elsewhere herein.

                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1995
                                  (Unaudited)

                                    Historical        Pro Forma
                                    ----------       Adjustments     Pro Forma
                                 Carnegie   Regent     (Note I)    Consolidated
                                 --------   ------   -----------   ------------
                                           (Dollars in thousands)

ASSETS
Cash and due from banks           $  9,459   $  4,929    $   --        $ 14,388
Investment securities:
  Available-for-sale                48,000     31,274        --          79,274

  Held-to-maturity                  25,107    111,538    (1,963)(A)     134,682
Mortgage loans held for sale           --       4,071        --           4,071
Loans, net of unearned income      147,363    103,130    (1,018)(A)     249,475
  Less: allowance for loan losses   (1,640)    (1,914)       --          (3,554)
                                   --------   --------   ---------     --------
    Net loans                      145,723    101,216    (1,018)        245,921
                                   --------   --------   ---------     --------
Premises and equipment               3,440        666         --          4,106
Other assets                         3,324      2,889     1,394 (A)       7,607
Intangible Assets                                        11,229 (B)      11,229
                                   --------  --------   ----------     --------
Total Assets                       $235,053  $256,583   $ 9,642        $501,278
                                   ========  ========   ==========     ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing             $ 38,464  $ 15,612       --         $ 54,076
  Interest bearing:
    Savings, NOW, money market       75,582    58,978      (283)(A)     134,277
    Certificates of deposit          97,404   118,353     1,402 (A)     217,159
                                   --------  --------   -----------    --------
      Total deposits                211,450   192,943     1,119         405,512
Borrowings                            2,000    38,141       --           40,141
Subordinated debt                      --       2,750       --            2,750
Other liabilities                       979     9,221       --           10,200
                                   --------   -------   -----------    --------
Total liabilities                   214,429   243,055     1,119         458,603
                                   --------  --------   -----------    --------

Preferred stock:

  Series A                             --          49       (49)(B)          49

                                                             49 (B)
  Series B                             --           1        (1)(B)          --




  Series C                             --          --        --              --
  Series D                             --          --        --              --
  Series E                             --          10       (10)(B)          --
Common Stock                          8,755        98       (98)(B)      13,314
                                                          4,559 (B)
Capital surplus                      10,850    13,301   (13,301)(B)      28,293
                                                          2,706 (A)
                                                         (2,706)(B)
                                                         10,259 (B)
                                                          1,290 (B)
                                                          5,894 (B)
Retained earnings                     1,352       546      (546)(B)       1,352
Net unrealized loss on securities      (333)     (477)      477 (B)        (333)
  available-for-sale               --------   --------  -----------    --------
  Total Shareholders' Equity         20,624    13,528     8,523          42,675
                                   --------   --------  -----------    --------
Total Liabilities and Shareholders'
Equity                             $235,053  $256,583   $ 9,642        $501,278
                                   ========  ========   ===========    ========


                 See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                     NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (Unaudited)


                               Historical            Pro Forma
                               ----------           Adjustments      Pro forma
                            Carnegie    Regent       (Note II)      Consolidated
                            --------    ------       ---------      ------------
                               (Dollars in thousands, except per share data)


Interest Income:
 Loans, including fees       $10,854     $ 7,482      $  277 (A)       $18,613
 Federal funds sold              469          --          --               469
 Investment securities         2,375       7,581         399 (B)        10,355
                           ---------   ---------      ----------     ---------

Total interest income         13,698      15,063         676            29,437
                           ---------   ---------      ----------     ---------
Interest Expense:
 Deposits                      6,056       6,786        (456)(C)        12,386
 Borrowings                      127       2,347          --             2,474
                           ---------   ---------      ----------     ---------
  Total interest expense       6,183       9,133        (456)           14,860
                           ---------   ---------      ----------     ---------
Net Interest Income            7,515       5,930       1,132            14,577




Provision for loan losses        242         320          --               562
                           ---------   ---------      ----------     ---------
Net interest income after
 provision for loan losses     7,273       5,610       1,132            14,015
                           ---------   ---------      ----------     ---------
Other Income:
 Service fees on deposit
  accounts                       332          56          --               388
 Other fees and income           239          18          --               257
                           ---------   ---------      ----------     ---------
  Total other income             571          74          --               645
                           ---------   ---------      ----------     ---------
Other expenses:
 Salaries and employee
  benefits                     2,447       1,279          --             3,726
 Occupancy                     1,154         388          --             1,542
 Other                         2,134       3,449         719 (D)         6,302
                           ---------   ---------      ----------     ---------
  Total other expenses         5,735       5,116         719            11,570

                           ---------   ---------      ----------     ---------
Income before income taxes     2,109         568         413             3,090
Provision for income taxes       552         192         315 (E)         1,059
                           ---------   ---------      ----------     ---------
NET INCOME                   $ 1,557     $   376      $   98           $ 2,031


Preferred stock dividends         --         360          86 (G)           446
                           ---------   ---------      ----------     ---------
Earnings for common stock    $ 1,557     $    16      $   12           $ 1,585
                           =========   =========      ==========     =========
Earnings per common share:
 Primary                     $   .88     $   .02                       $   .58
 Fully diluted                   .87          --(F)                        --(F)
Weighted average number
 of shares outstanding:
 Primary ................. 1,764,000   1,048,000                     2,712,000
 Fully Diluted ........... 1,782,000          --(F)                         --(F)




See accompanying notes to unaudited pro forma consolidated financial statements

                PRO FORMA CONSOLIDATED INCOME STATEMENT
                 TWELVE MONTHS ENDED DECEMBER 31, 1994
                              (Unaudited)







                                    Historical         Pro Forma
                                 -----------------     Adjustments   Pro Forma
                                 Carnegie     Regent    (Note II)   Consolidated
                                 --------     ------   -----------  ------------
                                    (Dollars in thousands except per share data)


Interest Income:
  Loans, including fees           $10,923     $6,314     $ 318 (A)    $17,555
  Federal funds sold                  290         10        --            300
  Investment securities             2,342     10,841       613 (B)     13,796
                                   ------     ------     --------      ------

Total interest income              13,555     17,165       931         31,651
                                   ------     ------     --------      ------
Interest Expense:
  Deposits                          5,149      9,006      (781)(C)     13,374
  Borrowings                         --        2,367        --          2,367
                                   ------     ------     --------      ------


    Total interest expense          5,149     11,373      (781)        15,741
                                   ------     ------     --------      ------


Net Interest Income                 8,406      5,792      1,712        15,910
Provision for loan losses             650        860        --          1,510
                                   ------     ------     --------      ------
Net interest income after
  provision for loan losses         7,756      4,932      1,712        14,400
                                   ------     ------     --------      ------

Other Income:

  Service fees on deposit
    accounts                          236        102        --            338
  Other fees and income               259        100        --            359
                                   ------     ------     --------      ------
    Total other income                495        202        --            697

                                   ------     ------     --------      ------

Other expenses:
  Salaries and employee benefits    2,572      1,450        --          4,022
  Occupancy                         1,063        449        --          1,512
  Other                             2,421      2,473     1,061(D)       5,955
                                   ------     ------     --------      ------
    Total other expenses            6,056      4,372     1,061         11,489
                                   ------     ------     --------     ------

Income before income taxes          2,195        762       651          3,608
Provision for income taxes            656        259       454 (E)      1,369
                                   ------     ------     --------      ------





NET INCOME                         $1,539      $ 503      $197         $2,239


Preferred stock dividends             --         287       308 (G)        595
                                   ------     ------     --------      ------
Earnings for common stock          $1,539      $ 216    $ (111)       $ 1,644
                                   ======     ======     ========      ======
Earnings per common share:
  Primary                           $1.23       $.22                    $ .75
  Fully diluted                        --(F)      --(F)                    --(F)
Weighted average number of
  shares outstanding:
  Primary                       1,253,000    990,000                2,201,000
  Fully Diluted                        --(F)      --(F)                    --(F)




See accompanying notes to unaudited pro forma consolidated financial statements.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


Note I: The following is a summary of the adjustments required to the unaudited pro forma consolidated balance sheet (all amounts in thousands).



     A. Record fair market value over (under) Regent's net assets as follows:

        Investment securities held to maturity                       $(1,963)
        Loans, net of unearned income                                 (1,018)
        Non-interest bearing deposits                                    --
        Savings, NOW and Money Market Deposits                           283
        Certificates of Deposit                                       (1,402)
                                                                     -------
        Adjustment to record fair value                               (4,100)
        Deferred Tax (@ 34%)                                           1,394
                                                                     -------
        Total Fair Value Adjustment                                  $(2,706)
                                                                     =======
     B. Allocation of the purchase price as follows:

        911,899 shares of Carnegie Common Stock at $16.25 per share:
              Par value - $5 per share                               $ 4,559
              Capital Surplus                                         10,259

        487,532 shares of Carnegie Series A Convertible Preferred
        Stock at $12.19 per share ($16.25 x .75)(a):
              Par value $.10 per share                                    49
              Capital Surplus                                          5,894
        175,000 Carnegie stock options valued at $7.37 per option      1,290
                                                                     -------
        Total Purchase Price                                         $22,051

        Less:
              Regent Series A Preferred Stock                            (49)
              Regent Series B Preferred Stock                             (1)
              Regent Series E Preferred Stock                            (10)
              Regent Common Stock                                        (98)
              Regent Capital Surplus                                 (13,301)
              Regent Retained Earnings                                  (546)
              Regent Net Unrealized Loss on Securities
                    Available for Sale                                   477
                                                                     -------
              Net Book Value Acquired                                (13,528)
              Fair Value Adjustment (A)                                2,706
                                                                     -------
        Fair Value of Net Assets Acquired                            (10,822)
                                                                     -------
        Excess of Costs over net asset acquired                      $11,229
        Core Deposit Intangible Asset Acquired                          (971)

                                                                     -------
        Goodwill                                                     $10,258
                                                                     =======

(a) Assuming conversion of all Regent Series B through Series E Convertible Preferred Stock to shares of Regent Common Stock prior to consummation of the Merger. Note that if all Regent Series B through Series E Convertible Preferred Shares are redeemed rather than converted into Regent Common Stock, the purchase price would be reduced by $1,390,000, and goodwill reduced from $10,258,000 to $9,986,000.


Note II: The following is a summary of the adjustments required to the unaudited pro forma consolidated income statements assuming the adjustments made in Note I above were made at the beginning of the periods presented.

A. Amortization/accretion of the premium/discount on the loan portfolio over the estimated weighted average lives of the applicable loans: commercial fixed rate loans accreted over 5 years, insurance premium finance loans are amortized over 9 months and non-accrual loans amortized over 2 years, using the effective interest method.

B. Accretion of net discount on the investment securities portfolio over the estimated weighted average lives of the securities,
     5.4 years, using the effective interest method.

C. Amortization/accretion of premium/discount for deposit balances over the estimated weighted average lives of the applicable deposits. Transaction accounts are amortized over 5 years, savings accounts amortized over 5 years and certificates of deposits accreted over 1.58 years, using the effective interest method.



D. Core deposit intangible amortization over estimated deposit life of 5 years using the effective interest method and goodwill amortization over 15 years using the straight-line method.



E. Net tax effect of fair value adjustments using an effective tax rate of 34%.


F.   Fully diluted earnings per share not shown because anti-dilutive.


G. Assume payment of 7.5% stock dividend based on current market price of Carnegie.

               COMPARISON OF SHAREHOLDER RIGHTS

Both Carnegie and Regent are incorporated in the State of New Jersey and are subject to the NJBCA. Both Carnegie and Regent are bank holding companies subject to the BHCA and supervision and regulation of the FRB. Therefore, there are no material differences between the rights of holders of Regent Common Stock and Carnegie Common Stock. Although the Regent Series A Convertible Preferred Stock and the Carnegie Series A Convertible Preferred Stock have substantially the same terms, there are certain differences between the securities. The primary material difference is that the Regent Series A Convertible Preferred Stock pays dividends in Regent Series E Convertible Preferred Stock, whereas the Carnegie Series

A Convertible Preferred Stock will pay dividends in shares of Carnegie Common Stock. In addition, the Regent Series A Preferred Stock pays dividends annually, whereas the Carnegie Series A Preferred Stock will pay dividends semiannually.

              DESCRIPTION OF CARNEGIE SECURITIES

Common Stock

     General. The authorized capital stock of Carnegie consists of 5,000,000 shares of Common Stock, no par value, of which 1,751,076 shares are issued and outstanding as of September 30, 1995. In addition, 724,500 shares are reserved for issuance upon the exercise of outstanding warrants and 100,776 shares are reserved for issuance upon the exercise of outstanding options.

     Dividends. Carnegie may pay dividends as declared from time to time by Carnegie's Board of Directors out of funds legally available therefor, subject to certain restrictions. Since dividends from CBN are currently Carnegie's sole source of income, any restriction on CBN's ability to pay dividends will act as a restriction on Carnegie's ability to pay dividends. Under the National Bank Act and the regulations of the OCC applicable to CBN, CBN may not pay dividends in excess of CBN's net profits, as defined, for that year plus CBN's retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless CBN makes transfers from retained earnings to capital surplus.

     Voting Rights. Each holder of Carnegie Common Stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.

     Rights in Liquidation. In the event of a liquidation, dissolution or winding up of Carnegie, each holder of Carnegie Common Stock would be entitled to receive a pro rata portion of all assets of Carnegie available for distribution to holders of Carnegie Common Stock after payment of all debts and liabilities of Carnegie and the liquidation preferences of any outstanding preferred stock.

     No Preemptive Rights; Redemption. Holders of shares of Carnegie Common Stock are not entitled to preemptive rights with respect to any shares of Carnegie Common Stock that may be issued. The Carnegie Common Stock is not subject to call or redemption and is fully paid and nonassessable.

Warrants

     Each warrant entitles the holder thereof to purchase one share of Carnegie Common Stock at a purchase price equal to

$15.09 or 1.05 shares at $14.37, subject to adjustment as hereinafter described. The Warrants expire on August 16, 1997. Any warrant not exercised on or before the expiration date shall expire and will not thereafter be exercisable.

     The number of shares purchasable upon exercise and the exercise price of each warrant will be proportionately adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassifications and reorganizations. The warrants are governed by a Warrant Agreement between Carnegie and the Warrant Agent. The Warrant Certificate provides that Carnegie and the Warrant Agent may, without the consent of the warrant holders, make changes in the Warrant Agreement which are required by reason of any ambiguity, manifest error or other mistake in the Warrant Agreement or Warrant Certificate, or that do not adversely affect or change the interest of the holders of the warrants.

Carnegie Preferred Stock

     Upon approval of the Amendment, Carnegie will be authorized to issue up to 1,500,000 shares of preferred stock, with or without par value, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Carnegie Board of Directors.

Series A Convertible Preferred Stock

     Pursuant to the Merger Agreement, and subject to shareholder approval of the Amendment, the Carnegie Board of Directors has authorized 487,532 shares of Series A Convertible Preferred Stock, par value $.10 per share ("Carnegie Series A Convertible Preferred Stock"). Under the terms of the Merger Agreement, the holders of Regent Series A Convertible Preferred Stock will receive one share of Carnegie Series A Convertible Preferred Stock for each share of Regent Series A Convertible Preferred Stock held. Each share of Carnegie Series A Convertible Preferred Stock may be converted into 0.75 shares of Carnegie Common Stock. This issuance will leave 1,012,468 shares of Carnegie Series Preferred Stock authorized and available for issuance in the future.


     The following is a brief description of the terms of the Carnegie Series A Convertible Preferred Stock, which does not purport to be complete and is subject to and qualified in its entirety by reference to Article V of Carnegie's Certificate of Incorporation which is included as Appendix E to the Joint Proxy Statement/Prospectus.

     Dividends. The holders of Carnegie Series A Convertible Preferred Stock are entitled to receive an annual stock dividend computed on the basis of .075 shares of Carnegie Common Stock for every share of Carnegie Series A Convertible Preferred Stock held on the applicable record date. The dividend will be paid on a semi-annual basis.

     The holders of Carnegie Series A Convertible Preferred Stock are also entitled to receive cash dividends on a noncumulative basis when, as and if declared by Carnegie's Board of Directors.


     Optional Redemption. The shares of Carnegie Series A Convertible Preferred Stock to be issued in connection with the Merger will be redeemable in whole or in part at the option of Carnegie at a price of $10 per share plus any accrued but unpaid dividends.


     If less than all of the issued and outstanding shares of Carnegie Series A Convertible Preferred Stock not previously called for redemption are to be redeemed, Carnegie will select those to be redeemed pro rata or by lot or in such other manner as Carnegie's Board of Directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Carnegie Series A Convertible Preferred Stock.

     In the event that Carnegie exercises its redemption option, notice of redemption must be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Carnegie Series A Convertible Preferred Stock to be redeemed at the holder's address shown on the books of Carnegie. On and after the redemption date, dividends cease (except for any accrued but unpaid dividends) on shares of Carnegie Series A Convertible Preferred Stock called for redemption and all rights of the holders of such shares terminate except the right to receive the redemption price (unless Carnegie defaults in the payment of the redemption price).

     Conversion Right. Each share of Carnegie Series A Convertible Preferred Stock is convertible into 0.75 shares of Carnegie Common Stock, at the option of the holder, at any time prior to the close of business on the date fixed by Carnegie for any redemption (unless Carnegie shall default in making the payment due upon redemption).


     The conversion rate is subject to adjustment in the manner provided in Carnegie's Certificate of Incorporation in the event of: payment of certain stock dividends on Carnegie Series A Convertible Preferred Stock, stock splits or combinations or other similar recapitalizations. In case of any consolidation or merger of Carnegie with or into any other corporation or any sale or transfer of substantially all the assets of Carnegie, Carnegie or any successor corporation is required to make provision that any holder of Carnegie Series A Convertible Preferred Stock will be entitled, after the occurrence of any such event, to receive on conversion the consideration that the holder of Carnegie Series A Convertible Preferred Stock would have received had the holder converted the Carnegie Series A Convertible Preferred

Stock into Carnegie Common Stock immediately prior to the occurrence of the event.

     Voting Rights. The holders of Carnegie Series A Convertible Preferred Stock have full non-cumulative voting rights, share for share, with Carnegie Common Stock and any other class or series of Carnegie's stock which at any time may have general voting power with Carnegie Common Stock concerning any matter being voted upon.

     The approval of the holders of at least two-thirds of the shares of Carnegie Series A Convertible Preferred Stock then outstanding is required to amend, alter or repeal any of the provisions of Carnegie's Certificate of

Incorporation (or any certificate providing for terms of capital stock of Carnegie) or to authorize any reclassification of Carnegie Series A Convertible Preferred Stock, in either case so as to affect adversely the preferences, special rights or powers of Carnegie Series A Convertible Preferred Stock, either directly or indirectly or through a merger or consolidation with any corporation, or to authorize any capital stock of Carnegie ranking, either as to the payment of dividends or upon liquidation, dissolution or winding up of Carnegie, prior to redemption or conversion of the Carnegie Series A Convertible Preferred Stock. The approval of the holders of at least a majority of the outstanding shares of Carnegie Series A Convertible Preferred Stock, voting as a class, is required to increase the authorized number of shares of preferred stock or to create, or increase the authorized number of shares of, any other class of stock of Carnegie ranking on a parity with the Carnegie Series A Convertible Preferred Stock as to dividends or upon liquidation, dissolution, or winding up of Carnegie.

     Liquidation Rights. The holders of Carnegie Series A Convertible Preferred Stock are entitled to receive $10 per share (plus any declared and unpaid preferred stock dividends) before any distribution is made to holders of Carnegie Common Stock or any other junior stock of Carnegie in the event of the dissolution, liquidation or winding up of Carnegie. If in any such event the assets of Carnegie distributable among the holders of Carnegie Series A Convertible Preferred Stock or any capital stock of Carnegie ranking on par with the Carnegie Series A Convertible Preferred Stock are insufficient to permit full payment, the holders of Carnegie Series A Convertible Preferred Stock and of the capital stock of Carnegie ranking on a par with

Carnegie Series A Convertible Preferred Stock will be entitled to ratable distribution of the available assets in accordance with the respective amounts that would be payable to such holders if all amounts payable in respect of such shares were paid in full. A consolidation, merger or sale of all or substantially all of the assets of Carnegie are not considered a liquidation, dissolution or winding up for this purpose.

     Options. For information about options to purchase Carnegie Common Stock, reference is made to "Proposal 3 -- Approval of 1995 Directors Stock Option Plan" to be voted upon by Carnegie shareholders and "Proposal 4--Approval of the 1995 Employee Stock Option Plan" to be voted upon by Carnegie shareholders.

Transfer Agent and Warrant Agent

     Carnegie's transfer agent for Common Stock and Warrant Agent for the Warrants is Registrar and Transfer Company, with an office at 10 Commerce Drive, Cranford, New Jersey 07016.

                   INFORMATION ABOUT CARNEGIE

General


     Carnegie is a New Jersey business corporation and a bank holding company registered under the BHCA. The principal activities of Carnegie are owning and supervising CBN which engages in a commercial banking business in Mercer, Burlington, Morris and Ocean counties, New Jersey. Carnegie directs the policies and coordinates the financial resources of CBN. At September 30, 1995, Carnegie had consolidated total assets of $235.1 million, total deposits of $211.5 million, total loans of $145.7 million and shareholders' equity of $20.6 million.

Business of Carnegie

     Carnegie's primary business is ownership of CBN. CBN is a national bank, which commenced business in 1988 as a state chartered commercial bank. CBN currently operates from its main office in Princeton, New Jersey and from five branch offices in Hamilton Township, Denville, Marlton, Montgomery and Toms River, New Jersey. The deposits of CBN are insured by the BIF of the FDIC. CBN is a member of the Federal Reserve System.

     Carnegie conducts a general commercial banking business. Carnegie's loan products consist primarily of commercial loans (a majority of which are secured by mortgages on owner-occupied properties), commercial mortgages, loans to professionals secured by business or personal assets, and to a lesser extent, residential mortgage loans. Carnegie offers a full array of deposit accounts including time deposits, checking and other demand deposit accounts, savings accounts and money market accounts. Carnegie targets small businesses, professionals, and high net worth individuals as its prime customers, and does not engage in high volume, consumer banking. Carnegie believes it competes successfully for its target market by offering superior service. This service includes having loan officers intimately involved in the loan approval process and delivering prompt responses to customer loan applications. Because management believes its target customers are more concerned with service and the availability of loans than price, Carnegie does not try to be the lowest cost source of funds in its market area. Carnegie markets its base rate for loans at a rate which is higher than the prime rate as published in The Wall Street Journal. CNB's rating under the Community Reinvestment Act is satisfactory.


Service Areas

     Carnegie's service areas consist of Mercer, Morris, Burlington and Ocean counties, New Jersey. Carnegie operates its main office in Princeton, New Jersey and five branch offices in Marlton, Denville, Hamilton Township, Montgomery and Toms River, New Jersey. Each of these locations was selected by management based upon the demographics of the area and a perceived need for the services rendered by Carnegie. In addition, management of Carnegie is familiar with the business communities in each of these market areas.

Competition

     Carnegie operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than Carnegie. Many large financial institutions in New York City and Philadelphia compete for the businesses of New Jersey residents and businesses located in Carnegie's primary areas of trade. Certain of these institutions have significantly higher lending limits than Carnegie and provide services to their customers which Carnegie does not offer.

     Management believes Carnegie is able to compete on a substantially equal basis with its competitors because it provides responsive personalized services through management's knowledge and awareness of Carnegie's service areas, customers and business. Management believes that this knowledge and awareness provide a clear business advantage in servicing the commercial and retail banking needs of the professional communities that comprise Carnegie's service areas.

Employees

     At September 30, 1995, Carnegie employed 93 full-time employees and one part-time employee. None of these employees is covered by a collective bargaining agreement and Carnegie believes that its employee relations are good.

Properties

     Carnegie's main offices are located at 619 Alexander Road, Princeton, New Jersey. Carnegie leases office space in the building.

     Carnegie maintains its five branches, all of which are leased and subject to renewal. Carnegie believes it will have no difficulty renewing each of these leases. The table set forth below provides additional information regarding these leases:

Branch & Location                       Expiration Date of Lease

Main Office:                            March 31, 2015


     619 Alexander Road

     Princeton, New Jersey 08540

Hamilton Township Branch Office:        May 31, 1996


     1601 Whitehorse-Mercerville Road
     Mercerville, New Jersey 08619

Marlton Branch Office:                  December 7, 1996

     6000 West Lincoln Drive
     Marlton, New Jersey 08053

Denville Branch Office:                 December 31, 1997

     125 East Main Street
     Denville, New Jersey 07834


Montgomery Branch Office:               August 31, 2000

     One Airport Plaza
     Route 206 North
     Princeton, New Jersey  08540

Toms River Branch Office:               April 3, 2005

     910 Hooper Avenue
     Toms River, New Jersey  08753

Legal Proceedings

     Carnegie and CBN are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to CBN's business. Management does not believe that there is any pending or threatened proceeding against Carnegie or CBN which, if determined adversely, would have a material effect on the business or financial position of Carnegie or CBN.

Supervision and Regulation

     Bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable laws or regulations may have a material effect on the business and prospects of Carnegie and Regent.

General - Recent Regulatory Enactments

     On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Interstate Act") was enacted. The Interstate Act generally enhances the ability of bank holding companies to conduct their banking business across state borders. The Interstate Act has two main provisions. The first provision generally provides that, commencing on September 29, 1995, bank holding companies may acquire banks located in any state regardless of the provisions of state law. These acquisitions are subject to certain restrictions, including caps on the total percentage of deposits that a bank holding company may control both nationally and in any single state. New Jersey law currently allows interstate acquisitions by bank holding companies whose home state has "reciprocal" legislation which would allow acquisitions by New Jersey based bank holding companies.


     The second major provision of the Interstate Act permits, beginning on June 1, 1997, banks located in different states to merge and continue to operate as a single institution in more than one state. States may, by legislation passed before June 1, 1997, opt out of the interstate bank merger provisions of the Interstate Act. In addition, states may elect to opt in and allow interstate bank mergers prior to June 1, 1997.

     A final provision of the Interstate Act permits banks located in one state to establish new branches in another state without obtaining a separate bank charter in that state, but only if the state in which the branch is located has adopted legislation specifically allowing interstate de novo branching.

     It is unclear at this time whether New Jersey will opt out of the interstate bank merger provisions of the Interstate Act or opt in at a date earlier than June 1, 1997, or whether New Jersey will permit interstate de novo branching. Although it is impossible to predict the impact of the Interstate Act at this time, it will most likely enhance competition in the New Jersey marketplace as bank holding companies located outside of New Jersey become freer to acquire institutions located in New Jersey. The ability to operate acquired New Jersey banks as part of an existing bank charter rather than as a separately chartered institution may make interstate banking more cost-efficient, and may lead to additional acquisitions in New Jersey by out-of-state institutions.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted in December 1991. FDICIA was primarily designed to provide additional financing for the FDIC by increasing its borrowing ability. The FDIC was given the authority to increase deposit insurance premiums to repay any such borrowing. In addition, FDICIA identifies capital standard categories for financial institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions depending on the category in which an institution is classified. Pursuant to FDICIA, undercapitalized institutions must submit recapitalization plans, and a holding company controlling a failing institution must guarantee such institution's compliance with its plan. As of September 30, 1995, CBN was deemed "well capitalized" under the regulations of the FDIC implementing FDICIA.

     FDICIA also requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards. The federal bank regulatory agencies have proposed regulations implementing these provisions, but have not yet formally adopted these standards.

Bank Holding Company Regulation

     General. As a bank holding company registered under the BHCA, Carnegie is subject to the regulation and supervision of the FRB. Carnegie is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, Carnegie's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

     The BHCA requires, among other things, the prior approval of the FRB in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such bank's voting shares) or (iii) merge or consolidate with any other bank holding company. The FRB will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti- competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The FRB also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

     Additionally, the BHCA prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries; unless such non-banking business is determined by the FRB to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such determinations, the FRB is required to weigh the expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default. Under a policy of the FRB with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The FRB also has the authority under the BHCA to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the FRB's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.


     Capital Adequacy Guidelines for Bank Holding Companies. In January 1989, the FRB adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," consisting of common shareholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) excess of qualifying perpetual preferred stock, (c) hybrid capital instruments,
(d) perpetual debt, (e) mandatory convertible securities, and (f) subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FRB (determined on a case by case basis or as a matter of policy after formal rule-making).

     Bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk-weighting. Most investment securities (including, primarily, general obligations of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% risk-weighting. Transaction-related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity or more than one year) have a 50% risk-weighting. Short-term commercial letters of credit have a 20% risk-weighting and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

     In addition to the risk-based capital guidelines, the FRB has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

Bank Regulation

     CBN is a national bank subject to the supervision of, and regular examination by, the OCC, as well as to the supervision of the FDIC. The FDIC insures the deposits of CBN to the current maximum allowed by law through the BIF.

     The operations of CBN are subject to state and federal statutes applicable to banks which are members of the Federal Reserve System and to the regulations of the FRB, the FDIC and the OCC. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of CBN's operations. Various consumer laws and regulations also affect the operations of CBN, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit and fair credit reporting. Under the provisions of the Federal Reserve Act, CBN is subject to certain restrictions on any extensions of credit to Carnegie or, with certain exceptions, other affiliates, on investments in the stock or other securities of national banks, and on the taking of such stock or securities as collateral. These regulations and restrictions may limit Carnegie's ability to obtain funds from CBN for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses. Further, CBN is prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, CBN may not generally require a customer to obtain other services from CBN or Carnegie, and may not require the customer to promise not to obtain other services from a competitor, as a condition to an extension of credit. CBN also is subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. CBN also is subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on CBN or any officer, director, employee, agent or other person participating in the conduct of the affairs of CBN or the imposition of a cease and desist order.


     As an institution whose deposits are insured by the FDIC, CBN also is subject to insurance assessments imposed by the FDIC. Under current law, as amended by FDICIA, the insurance assessment to be paid by BIF insured institutions is as specified in schedules issued by the FDIC from time to time. The amount of the assessment is determined in part to allow for a minimum BIF reserve ratio of 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute). In November 1995, the FDIC determined that the BIF had reached the statutorily required reserve ratio and adopted a proposal to establish a new assessment rate schedule for BIF members of 0 to 31 basis points, with those institutions at the low end of the assessment schedule paying only the statutorily mandated $2,000 annual insurance premium. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification, which is determined on whether the institution is considered "well capitalized," "adequately capitalized," or "under-capitalized," as those terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provision of FDICIA, and whether such institution is considered by its supervising agency to be financially sound or to have supervisory concerns.

            CARNEGIE FINANCIAL SUMMARY AND SELECTED PER SHARE DATA
                     (in thousands, except per share data)

                                 Nine Months Ended
                                   September 30,                                Year Ended December 31,
                               -----------------------         --------------------------------------------------------
                                   1995          1994          1994         1993         1992          1991         1990
                                   ----          ----          ----         ----         ----          ----         ----
                                                       (Dollars in thousands, except per share data)
Income Statement Data:

Interest income                    $13,698       $9,683       $13,555       $9,877       $8,217        $7,810      $6,258

Interest expense                     6,183        3,781         5,149        3,639        3,451         4,151       3,676
                                   -------       ------
Net interest income                  7,515        5,902         8,406        6,238        4,766         3,659       2,582

Provision for loan losses              242          447           650          429          476           296         467
                                   -------       ------       -------       ------       ------        ------      ------
Net interest income after
provision for loan losses            7,273        5,455         7,756        5,809        4,290         3,363       2,115

Non-interest income                    571          376           495          471          607           293         113

Non-interest expense                 5,735        4,144         6,056        4,696        3,399         2,457       1,824
                                   -------       ------       -------       ------       ------        ------      ------
Income before income taxes           2,109        1,687         2,195        1,584        1,498         1,199         404

Income tax expense                     552          541           656          520          485           419         146
                                                              -------       ------       ------        ------      ------
Net income                          $1,557       $1,146        $1,539       $1,064       $1,013          $780        $258
                                   -------       ------       =======       ======       ======        ======      ======
Per Share Data:


Net income-Primary                   $0.88        $1.04         $1.23        $1.08        $1.02         $0.79       $0.26

Net income-Fully Diluted              0.87                         --           --           --            --          --
                                                 ------
Cash dividends (1)                    0.36         0.30          0.40         0.32         0.24            --          --

Book value                           11.78        10.67         10.54        10.92        10.13          9.31        8.52

Weighted average shares
outstanding
    -Primary                     1,763,867    1,098,012     1,253,172      989,089      989,089       989,089     989,089
    -Fully Diluted               1,781,863
                                              ---------     ---------      -------      -------       -------     -------

Ratio of earnings to
  fixed charges(2)                    1.33         1.44          1.42         1.42         1.42          1.28        1.11






                                                                                    At December 31,
                                                    At September 30,  -----------------------------------------------
                                                        1995          1994       1993       1992      1991       1990
                                                    ---------------  ------     ------     ------    ------     ------
                                                                (Dollars in thousands, except per share data)
Balance Sheet Data:

Total assets                                           $235,053      $195,654    $154,363   $119,478   $93,694   $70,352

Federal funds sold                                           --            --        2,350    11,345    12,775     5,255

Loans, net                                              145,723       138,897      116,266    80,811    58,900    48,761

Investment securities                                    73,107        44,920       28,728    21,496    16,880    12,857

Deposits                                                211,450       176,789      143,178   108,214    84,074    61,498

Shareholders' equity                                     20,624        18,056       10,798    10,021     9,211     8,431

Average equity to average total assets                     8.91%         7.67%        7.10%     9.25%   10.851%    13.74%

Performance Ratios:

Return on average assets                                   0.95%         0.87%        0.81%     0.98%     0.96%     0.42%

Return on average shareholders' equity                    10.63%        11.39%       11.38%    10.60%     8.86%     3.07%

Net interest margin (3)                                    5.04%         5.16%        5.08%     4.93%     4.85%     4.46%

Asset Quality Ratios:

Allowance for loan losses to total loans                   1.11%         1.00%        0.84%     0.99%     0.96%     0.90%

Allowance for loan losses to non-accrual loans            35.68%        67.80%       30.44%    34.42%    38.64%    72.77%

Non-performing loans to total loans                        3.12%         1.47%        2.75%     2.87%     2.49%     1.23%

Non-performing assets to total assets                      1.96%         1.06%        2.09%     1.96%     1.82%     1.29%

Net charge-offs (recoveries) to average loans              0.00%         0.19%        0.28%     0.35%     0.29%     0.38%

Liquidity and Capital Ratios:

Dividend payout                                           40.40%        32.52%       26.63%    23.53%       --        --


Loans to deposits                                         69.69%        79.36%       81.89%    75.42%    70.74%    80.01%

Tier I risk-based capital                                 13.25%        14.06%        9.61%    13.10%    10.00%       N/A






                                                                                    At December 31,
                                                    At September 30,  -----------------------------------------------
                                                        1995          1994       1993       1992      1991       1990
                                                    ---------------  ------     ------     ------    ------     ------
                                                                (Dollars in thousands, except per share data)
Balance Sheet Data:

Total risk-based capital                                  14.28%        15.06%       10.48%    14.16%    10.60%      N/A

Leverage captal                                            9.19%        10.47%        8.20%     8.40%     9.80%      N/A


(1)   Cash dividends per share have not been restated for stock dividends.


(2) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before fixed charges and income taxes ("earnings") by fixed charges. Fixed charges consist of interest expense and that portion of rental expense that the Company believes to be representative of interest.


(3) Yields on tax-exempt obligations have been computed on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%.

               Management's Discussion and Analysis of
    Financial Condition and Results of Operations of Carnegie

Overview and Strategy

     Since it commenced operations in April 1988, Carnegie has increased its asset base at a rapid pace. Carnegie's assets have grown from $51.3 million at December 31, 1989 to $195.7 million at December 31, 1994, a compound annual growth rate of 30.7%. This growth has come both through Carnegie's success in penetrating its original market in the Princeton, New Jersey area, and through expansion into other market areas in New Jersey. Carnegie opened branch offices in Hamilton Township in August 1989, Marlton in December 1991 and Denville in July 1993 which, as of December 31, 1994, accounted for 18.5%, 14.4% and 9.9% of total deposits, respectively. During the second half of 1995, Carnegie opened new branches in Montgomery and Toms River, New Jersey. Although Carnegie's emphasis has been on growth, Carnegie became profitable in its second quarter of operations, and its annual net income has increased to $1.5 million for the year ended December 31, 1994. As a result of Carnegie's success in continuing growth while maintaining profitability, and in order to provide the shareholders with a return on their investment, Carnegie began paying cash dividends in the first quarter of 1992. Carnegie has continued to pay cash dividends in every quarter since the first quarter of 1992. The dividend per share in 1993 and 1994 was $.32 and $.40, respectively. The dividend for 1995, on an annualized basis, is $.48 per share.

     1994 was marked by an improved economy in New Jersey and Carnegie posted significant increases in deposits, assets and net income. In order to strategically position itself for future continued growth, a bank holding company was organized in the second quarter of 1994 and a securities offering was completed during the third quarter of 1994 pursuant to which Carnegie sold 690,000 Units consisting of one share of Carnegie Common Stock and one warrant to purchase one share of Carnegie Common Stock at an exercise price of $15.09 for a period of three years from the date of issuance. As adjusted for Carnegie's first quarter 1995 5% stock dividend, there are 724,500 warrants outstanding at an exercise price of $14.37. Net proceeds from the securities offering increased Carnegie's shareholders' equity by $7.9 million during the third quarter of 1994.

Results of Operations

              Nine Months Ended September 30, 1995
                           compared to
              Nine Months Ended September 30, 1994

Net Income

     Carnegie earned $1.6 million, or $0.88 per share, on a primary basis, and $0.87 per share, on a fully diluted basis, for the nine months ended September 30, 1995 compared to $1.1 million, or $1.04 per share, on both a primary and fully diluted basis, for the nine months ended September 30, 1994, an increase in net income of $411 thousand, or 35.9%. The increase in net income was primarily due to a $1.6 million, or 27.3%, increase in net interest income, a $205 thousand, or 45.9%, decrease in the provision for loan losses, and a $195 thousand, or 51.9%, increase in non-interest income, partially offset by higher non-interest expense. The decline in net income per share was the result of the increase in Carnegie's average shares outstanding as a result of Carnegie's public offering in the third quarter of 1994.

Net Interest Income and Average Balances


     Interest income on a fully tax-equivalent ("FTE") basis, which adjusts for the tax-exempt status of income earned on certain investments to express such income as if it were taxable, increased $4.3 million, or 43.9%, to $14.1 million for the nine months ended September 30, 1995 compared to $9.8 million for the same period in 1994. The improvement in interest income was primarily due to volume increases in the loan portfolio and investment securities portfolio as Carnegie benefited from an improved economy in New Jersey and continued its historical growth rate, which produced an increase in interest income on loans of $1.6 million and an increase in interest income on investment securities of $897 thousand. Interest income was further increased by $1.4 million due to rate increases on loans during a period of rising rates.



     Interest expense increased $2.4 million, or 63.2%, for the nine months ended September 30, 1995 compared to the same prior year period. The increase in interest expense was due primarily to rate increases which accounted for $1.7 million of the increase. The rate increases occurred primarily in the consumer certificates of deposit and certificates of deposit over $100 thousand, and volume increases accounting for $746 thousand, resulting primarily from volume increases in consumer certificates of deposit of $738 thousand and certificates of deposit over $100 thousand of $457 thousand offset by a decrease of $552 thousand attributable to volume decreases in money market accounts. These volume increases reflect management's decision to emphasize certificates of deposit over $100 thousand and six month consumer certificates of deposit as cost effective sources of funds.

     The following table illustrates Carnegie's consolidated average balances of assets, liabilities and shareholders' equity for the nine-month period ended September 30, 1995, as well as the amount of interest income/expense on related items, and Carnegie's average interest yield for such periods. The interest yields have been computed on an FTE basis, assuming a federal tax rate of 34%.


                                Nine Months Ended
                               September 30, 1995
                                               Average      Interest     Average
                                               Balance       Earned       Rate
    ASSETS                                          (Dollars in thousands)
    Earning Assets:
      Federal Funds Sold  . . . . . . . . .      $10,639         $469        5.89%
      Investment Securities:
        U. S. Government & Agencies   . . .       32,321        1,552        6.42%
        State & Political Subdivisions (3)        18,339        1,095        7.99%
        Other Securities  . . . . . . . . .        2,262          100        5.91%
                                                 -------       ------      -------
          Total Investment Securities   . .       52,922        2,747        6.94%
                                                 -------       ------      -------
      Loans:  (1)  (2)
        Commercial Loans & Commercial            117,307        8,994       10.25%
        Mortgages   . . . . . . . . . . . .
        Residential Mortgages   . . . . . .       22,441        1,420        8.48%
        Home Equity Loans   . . . . . . . .        2,941          231       10.50%
        Installment Loans   . . . . . . . .        2,858          209        9.78%
                                                 -------       ------      -------
          Total Loans   . . . . . . . . . .      145,547       10,854        9.97%
                                                 -------       ------      -------
          Total Earning Assets  . . . . . .      209,108       14,070        9.00%

    Non-Interest Earning Assets:
      Loan Loss Reserve   . . . . . . . . .      (1,522)
      Securities Available for Sale              (1,532)
      Valuation   . . . . . . . . . . . . .
      All Other Assets  . . . . . . . . . .       13,071
                                                 -------
        Total Assets  . . . . . . . . . . .     $219,125
                                                 =======

    LIABILITIES & EQUITY Interest-Bearing Liabilities:
      Regular Savings   . . . . . . . . . .        3,284           78        3.18%
      NOW   . . . . . . . . . . . . . . . .       13,315          296        2.97%
      Money Market Accounts   . . . . . . .       66,180        2,043        4.13%
      Commercial Certificates of Deposit  .       35,679        1,549        5.80%
      Consumer Certificates of Deposit  . .       46,900        2,090        5.96%
      Purchased Funds   . . . . . . . . . .        2,737          127        6.20%
                                                 -------       ------      -------

        Total Interest-Bearing Liabilities       168,095        6,183        4.92%

                                                 -------       ------      -------
      Demand Deposits   . . . . . . . . . .       30,656
      Other Liabilities   . . . . . . . . .          840



      Mark-to-Market Unrealized Loss  . . .        (968)
      Shareholders' Equity  . . . . . . . .       20,502
                                                --------
          Total Liabilities & Equity  . . .     $219,125
                                                ========
    NET INTEREST INCOME (fully taxable basis) . . . . .         7,887
    Tax-Equivalent Basis Adjustment (3) . . . . . . . .         (372)
                                                               ------
    NET INTEREST INCOME . . . . . . . . . . . . . . . .        $7,515
                                                               ======
    NET INTEREST MARGIN (fully taxable basis) . . . . . . . . . . . .        5.04%
                                                                          ========


(1) Includes nonperforming loans.
(2) Included in interest income are loan fees.
(3) The tax-equivalent basis adjustment was computed based on a Federal income tax rate of 34%.

     The following table reflects the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Carnegie's interest income and interest expense during the periods presented. This analysis is presented on a tax equivalent basis. Changes attributable to both volume and rate have been allocated proportionately.

                                Nine Months Ended
                               September 30, 1995
                             Compared to Nine Months
                            Ended September 30, 1994
                               Increase (Decrease)
                                                    Volume    Rate     Net
         Interest Earned On:
           Federal Funds Sold  . . . . . . . . . .     $78      $158    $236

           Investment Securities:
             U. S. Government & Agencies   . . . .     239        10     249
             State & Political Subdivisions  . . .     622        27     648
             Other Securities  . . . . . . . . . .      36         9      45

               Total Investment Securities   . . .     897        46     942

           Loans: (1) (2)
             Commercial Loans and Commercial
             Mortgages   . . . . . . . . . . . . .   1,581     1,221   2,802
             Residential Mortgages   . . . . . . .    (29)       146     117

             Home Equity Loans   . . . . . . . . .      58        37      95
             Installment Loans   . . . . . . . . .      35         8      43
                                                     -----     -----   -----
               Total Loans   . . . . . . . . . . .   1,645     1,412   3,057
                                                     -----     -----   -----
               Total Interest Income   . . . . . .   2,620     1,616   4,235
                                                     -----     -----   -----
         Interest Paid On:
           Regular Savings   . . . . . . . . . . .    (15)        18       3
           NOW   . . . . . . . . . . . . . . . . .      44        90     134
           Money Market Accounts   . . . . . . . .   (552)        62   (490)
           Commercial Certificates of Deposit  . .     457       556   1,013

           Consumer Certificates of Deposit  . . .     738       878   1,616
           Purchased Funds   . . . . . . . . . . .      74        52     126
                                                    ------     -----  ------
               Total Interest Expense  . . . . . .     746     1,656   2,402
                                                    ------     -----  ------
               Net Interest Income   . . . . . . .  $1,874     ($40)  $1,833
                                                    ======     =====  ======

--------------
(1) Includes nonperforming loans.
(2) Included in interest income are loan fees.


Non-Interest Income

     Total non-interest income was $571 thousand for the first nine months of 1995 compared to $376 thousand for the first nine months of 1994, an increase of $195 thousand, or 51.9%. The increase was primarily attributable to an increase of $175 thousand, or 111.5%, in service fees on deposits. Net investment security losses of $2 thousand were realized during the first nine months of

1995 while no gains or losses were incurred during the same period in 1994. The increase in service charges on deposits was primarily the result of increased deposit accounts and management's continued effort to charge and collect reasonable fees for services performed.

Non-Interest Expense


     Total non-interest expense increased $1.6 million, or 38.4%, for the nine months ended September 30, 1995 compared to the same period in 1994. The increase is due primarily to increased employment expenses, as well as increases in occupancy expenses, equipment expenses and other expenses generally attributable to Carnegie's growth. Of this increase, employment costs increased $631 thousand, or 34.7%, and were attributable to increases in the number of employees from 71 full-time equivalents at September 30, 1994 to 93 full-time equivalents at September 30, 1995, as well as merit and cost of living adjustments.

     Occupancy expense increased $261 thousand, or 52.4%, for the first nine months of 1995 compared to the same period in 1994. The increase was attributable to increased lease expense of $161 thousand (an increase of $27 thousand per month) incurred for the relocated and larger corporate headquarter facilities. Furniture and equipment expenses increased $146 thousand, or 58.6%, due primarily to depreciation on purchases of additional computer equipment and depreciation on replacements of other furniture and equipment.

     Other expenses increased $553 thousand, or 35.0%, for the first nine months of 1995 compared to the first nine months of

1994. The increase was attributable to the continued growth of Carnegie's deposit base, which resulted in increased supplies, communications and professional expenses, and was partially offset by a reduction in FDIC insurance premiums.

     FDIC insurance premiums decreased by $25 thousand to $220 thousand for the nine months ended September 30, 1995 from $245 thousand for the same period in 1994, although Carnegie's deposit base increased by 19.6% at September 30, 1995 compared to September 30, 1994. This decrease in FDIC insurance premiums was due to a refund of $119 thousand received in September 1995 which resulted from the recapitalization of the FDIC's Bank Insurance Fund and the subsequent reduction in insurance premium rates.

Income Tax Expense

     Carnegie recognized an income tax provision, which includes both Federal and State taxes, of $552 thousand for the nine months ended September 30, 1995,

for an effective income tax rate of 26.2%. This compared to $541 thousand, for an effective income tax rate of 32.1% for the same period in 1994. The reduction in the effective tax rate is due primarily to an increase in Carnegie's tax-exempt municipal securities portfolio.

     Carnegie adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", effective for 1995. SFAS No. 114 generally requires all creditors to account for impaired loans at the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's fair value based upon the underlying collateral if the loan is collateral dependent. The adoption of SFAS No. 114 did not have a material effect on Carnegie's financial condition, cash flows or results of operations.

             Comparison-Year Ended December 31, 1994
                 to Year Ended December 31, 1993
                and Year Ended December 31, 1993
                 to Year Ended December 31, 1992

Net Income

     Carnegie earned $1.5 million, or $1.23 per share, for the year ended December 31, 1994 compared to $1.1 million, or $1.08 per share, for the year ended December 31, 1993, an increase of $475 thousand, or 44.6%. This increase was primarily due to a $2.2 million, or 34.8%, increase in net interest income offset by higher non-interest expense, an increase in the provision for loan losses and increased income tax expense. For the year ended December 31, 1993, Carnegie earned $1.1 million, or $1.08 per share, an increase of $51 thousand, or 5.0%, compared to the year ended December 31, 1992. This increase was attributable to a

$1.5 million, or 30.9%, increase in net interest income which was offset by a $1.3 million increase in non-interest expense required to service Carnegie's expanded branch network. In addition, Carnegie reported a decrease of $136 thousand in non-interest income in 1993 compared to 1992, due primarily to a decrease in gains on sales of securities.

Average Balances and Net Interest Income

     Net interest income, the primary source of Carnegie's earnings, is the difference between interest and fees earned on loans and other interest-earning assets, and interest paid on deposits and other interest-bearing liabilities. Interest-earning assets include loans to businesses and individuals, investment securities, interest-earning deposits with other banks, and Federal funds sold in the inter-bank market. Interest-bearing liabilities are comprised primarily of interest-bearing demand accounts, savings accounts, money market accounts and time deposits. Funds attracted by interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume and mix of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     The following table illustrates Carnegie's consolidated average balances of assets, liabilities and shareholders' equity for the years ended December 31, 1994, 1993 and 1992, as well as the amount of interest income/expense on related items, and Carnegie's average interest yield for such periods. The interest yields have been computed on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%.

                                    CARNEGIE
                              AVERAGE BALANCE SHEET
            With Resultant Interest Income/Expense And Average Rates

                                                               Year Ended December 31,
                                    1994                                 1993                                 1992
                          -------------------------------      --------------------------------     -----------------------------
                          Average     Interest     Average     Average     Interest     Average     Average    Interest   Average
                          Balance      Earned       Rate       Balance      Earned       Rate       Balance     Earned      Rate
                          -------      ------       ----       -------      ------       -----     -------     -------    -------
ASSETS
Earning Assets:
Federal Funds Sold         $6,969        $290       4.16%        $9,853       $293         2.97%     $6,963        $234    3.36%
Investment Securities:
  U.S. Government &
  Agencies                 27,396       1,753       6.40%        19,895      1,295         6.51%     18,022       1,382    7.67%
  State & Political
  Subdivisions (1)          9,596         779       8.12%         2,868        251         8.75%      2,792         268    9.60%
  Other Securities          1,382          75       5.43%           548         37         6.75%        352          22    6.34%
                         --------     -------      ------       -------     ------         -----     ------       -----   ------
    Total Investment
    Securities             38,374       2,607       6.79%        23,311      1,583         6.79%     21,166       1,672    7.90%
                         --------     -------      ------       -------     ------         -----     ------       -----   ------
Loans: (2) (3)
  Commercial Loans and
  Commercial Mortgages     95,177       8,740       9.18%        67,389      6,092         9.04%     47,101       4,341    9.22%
  Residential Mortgages    25,075       1,955       7.80%        22,254      1,832         8.23%     22,147       1,921    8.67%
  Installment Loans         2,391         228       9.54%         1,761        162         9.17%      1,181         140   11.85%
                         --------     -------      ------       -------     ------         -----     ------       -----   ------
    Total Loans           122,643      10,923       8.91%        91,404      8,086         8.85%     70,429       6,402    9.09%
                         --------     -------      ------       -------     ------         -----     ------       -----    -----
Total Earning Assets      167,986      13,820       8.23%       124,568      9,962         8.00%     98,558       8,308    8.43%
Non-Interest Earning
Assets:
Loan Loss Reserve          (1,076)                                 (858)                               (650)
Held For Sale Securities

  Valuation                (1,217)                                   --                                  --
All Other Assets           10,408                                 8,026                               5,436
                         --------                              --------                            --------
Total Assets             $176,101                              $131,736                            $103,344
                         ========                              ========                            ========
LIABILITIES & EQUITY


Interest-Bearing
Liabilities:
Savings and Money Market
Accounts                 $100,034      $3,747       3.75%       $62,603     $2,061         3.29%   $ 36,167      $1,374    3.80%

Time Deposits              37,344       1,400       3.75%        43,283      1,577         3.64%     45,582       2,065    4.53%



                                    CARNEGIE
                              AVERAGE BALANCE SHEET
            With Resultant Interest Income/Expense And Average Rates

                                                                       Year Ended December 31,
Federal Funds Borrowed                  38          2     5.26%          29         1    3.14%         461        12     2.60%
                                  --------     ------     -----    --------    ------    -----    --------    ------     -----
Total Interest-Bearing
Liabilities                       $137,416     $5,149     3.75%    $105,915    $3,639    3.44%    $ 82,210    $3,451     4.20%
                                               ------                          ------                         ------
Non-Interest Bearing
Liabilities:
Demand Deposits                     24,663                           16,134                         11,054
Other Liabilities                      515                              334                            521
Shareholders' Equity                13,507                            9,353                          9,559
                                  --------                          -------                       --------
Total Liabilities & Equity        $176,101                         $131,736                       $103,344
                                  ========                         ========                       ========
NET INTEREST INCOME
(fully taxable basis)                          $8,671                          $6,323                         $4,857
                                               ======                          ======                         ======

NET INTEREST MARGIN (fully
taxable basis)                                            5.16%                          5.08%                           4.93%
                                                          =====                          =====                           =====


------------
(1) The tax-equivalent basis adjustment was computed based on a Federal income tax rate of 34%.
(2)  Includes nonperforming loans.
(3)  Included in interest income are loan fees.

  The following table presents by category the major factors that contributed to the changes in net interest income for each of the years ended December 31, 1994 and 1993, compared to each respective previous period. Amounts have been computed on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%.


                                   Carnegie Volume and Rate Analysis
                             1994 compared to 1993      1993 compared to 1992
                          Increase (Decrease) Due to  Increase (Decrease) Due to

                          --------------------------  --------------------------
                         Volume   Rate       Net         Volume    Rate     Net
                         ------   ----       ---         ------    ----     ---
                                        (Dollars in thousands)
Interest Earned On:
Federal Funds Sold      $  (86)  $  83    $   (3)      $   97     $(38)  $   59
Investment Securities:
 U.S. Government &
  Agencies                 488     (30)      458          142     (229)     (87)
 State & Political
  Subdivisions             589     (61)      528            7      (24)     (17)
 Other Securities           56     (18)       38           13        2       15
                        ------   -----    ------       ------     ----   ------
   Total Investment
    Securities           1,133    (109)    1,024          162     (251)     (89)
Loans:
 Commercial Loans and
  Commercial Mortgages   2,512     136     2,648        1,870     (119)   1,751
 Residential Mortgages     232    (109)      123            9      (98)     (89)
 Installment Loans          58       8        66           69      (47)      22
                        ------   -----    ------       ------     ----   ------
   Total Loans           2,802      35     2,837        1,948     (264)   1,684
                        ------   -----    ------       ------     ----   ------
   Total Interest
    Income               3,849       9     3,858        2,207     (553)   1,654
                        ------   -----    ------       ------     ----   ------
Interest Paid On:
 Savings and Money
  Market Accounts        1,232     454     1,686        1,004     (317)     687
 Time Deposits            (216)     39      (177)        (104)    (384)    (488)

 Federal Funds Borrowed      0       1         1          (11)       0      (11)
                        ------   -----    ------       ------     ----   ------
   Total Interest
    Expense              1,016     494     1,510          889     (701)     188
                        ------   -----    ------       ------     ----   ------
   Net Interest Income  $2,833   $(485)   $2,348       $1,318     $148   $1,466
                        ======   =====    ======       ======     ====   ======

  Interest income on an FTE basis increased $3.8 million, or 38.7%, to $13.8 million for 1994 compared to $10.0 million for 1993. The improvement in interest income was mainly due to volume increases in the loan portfolio and investment securities portfolio. The average balance of the loan portfolio increased $31.2 million, or 34.2%, to $122.6 million for 1994 compared to $91.4 million for 1993.

  Carnegie continued its emphasis in the commercial loan and commercial mortgage area. These loan areas increased $27.8 million, or 41.2%, from 1993. The average balance of the investment securities portfolio increased $15.1 million, or 64.6%, to $38.4 million for 1994 compared to $23.3 million for 1993, with approximately half of the increase in U.S. Government and Agencies Securities. Carnegie also increased its portfolio of tax-exempt securities by $6.7 million, or 234.6%, in an effort to support local communities and to reduce Carnegie's tax liability.

     Interest expense for the year ended December 31, 1994 increased by $1.5 million, or 41.5%, to $5.1 million from $3.6 million for the year ended December 31, 1993. The increase in interest expense was due primarily to an increase in average interest-bearing deposits of $31.5 million, or 29.7%, to $137.4 million for 1994 compared to average interest-bearing deposits of $105.9 million for 1993.

     More specifically, average savings and money market accounts increased $37.4 million, or 60%, partially offset by a decrease in average time deposits of $5.9 million, or 14%. Interest expense was further increased during 1994 by $494 thousand resulting from an increasing rate environment, specifically affected by the repricing of money market account deposits.

     In the year ended December 31, 1993, interest income on a FTE basis increased $1.7 million, or 19.9%, to $10.0 million for the year ended December 31, 1993 from $8.3 million for the year ended December 31, 1992. This increase was primarily caused by an increase of $1.7 million, or 26.3%, in interest and fee income on loans, primarily in commercial loans and commercial mortgages, partially offset by a decrease of $89 thousand, or 5.3%, in interest income primarily on U.S. Government and Agencies securities, and an increase of $59 thousand, or 25.2%, in interest on Federal funds sold. The increase in interest income on loans was primarily attributable to an increase of $21.0 million, or 29.8%, in average loans outstanding to $91.4 million for 1993 compared to $70.4 million for 1992. The decrease in interest on investment securities was primarily due to a decrease in interest rates available on investment securities, partially offset by an increase of $2.1 million, or 10.1%, in average investment securities. The increase in interest on Federal funds sold was due to an increase in the volume sold partially offset by a decline in interest rate yield.

     Interest expense for the year ended December 31, 1993 increased $188 thousand, or 5.4%, to $3.6 million for the year ended December 31, 1993 from $3.5 million for the year ended December 31, 1992.

     While average interest-bearing liabilities increased by $23.7 million during 1993, the continually declining market for interest rates payable on deposits throughout 1993 partly offset the increased interest expense required to support the additional volume.

     Carnegie's net interest margin, which measures net interest income as a percentage of average earning assets, was 5.16%, 5.08% and 4.93% for the years ended December 31, 1994, 1993 and 1992, respectively, due to the combination of factors mentioned above.

Non-Interest Income

     Carnegie's non-interest income consists of service fees on deposits, other fees and commissions and gains on the sale of investment securities.

     Total non-interest income was $495 thousand for 1994 compared to $471 thousand for 1993, an increase of $24 thousand, or 5.1%. Increases included $101 thousand, or 74.8%, in service fees on deposits and $68 thousand, or 35.6%, in other fees and commissions, offset by net security gains of $145 thousand during 1993.

     The increase in service charges on deposit accounts was primarily the result of an increase in the average balance of deposits outstanding during 1994 coupled with an increase in the rates. The increase in other fees and commissions was due to continued expansion of the branch system and an increase in rates charged, and $57 thousand of fees and gains on sales of residential mortgages originated by Carnegie. The operations involving the origination and sale of residential mortgages were discontinued during the second quarter of 1994.

     Non-interest income for the year ended December 31, 1993 decreased $136 thousand, or 22.4%, to $471 thousand for the year ended December 31, 1993 from $607 thousand for the year ended December 31, 1992. The decrease was primarily attributable to larger gains on the sales of securities which was partially offset by increases in fee income. Carnegie realized $145 thousand from gains on sales of securities during 1993, compared to $398 thousand in gains from such sales during 1992.

     Carnegie realized security gains during 1993 primarily due to a restructuring of its securities portfolio directed at shortening maturities. This restructuring was completed by December 1993.

Non-Interest Expense

     Total non-interest expense increased $1.4 million, or 29.0%, to $6.1 million for 1994 from $4.7 million for 1993. Of this increase, $478 thousand was attributable to salaries and benefits due to an increase in the number of employees required by the opening of the Denville branch in 1993, the expansion of Carnegie's management team, as well as merit and cost of living adjustments.

     Occupancy expense increased $133 thousand, or 23.4%, due primarily to the opening of the Denville branch in the second half of 1993. Other expenses increased by $723 thousand, or 42.6%, due to the continued growth of Carnegie, its deposit base, FDIC insurance premiums, and promotional activities. Other miscellaneous expenses increased $281 thousand, or 112.4%, primarily due to Carnegie's payment of real estate taxes on properties collateralizing certain non-accrual loans to maintain its first lien position.

     Total non-interest expense for the year ended December 31, 1993 increased by $1.3 million, or 38.2%, to $4.7 million for the year ended December 31, 1993 from $3.4 million for the year ended December 31, 1992. Salaries and employee benefits comprised $2.1 million, or 44.6%, of non-interest expense for 1993, an increase of $599 thousand over 1992. Increases in salaries and employee benefits during this period were attributable to the hiring of additional employees to service the new Marlton and Denville branches and general increases in employee benefits expenses. Other non-interest expense increased $698 thousand, or 36.7%, over the year ended December 31, 1992 due to increased amortization of furniture, fixtures, and equipment, leasehold improvements, and increased occupancy expenses, all of which were related to Carnegie's new branches.

Income Tax Expense

     The income tax provision, which includes both Federal and state taxes, for the years ended December 31, 1994, 1993 and 1992 was $656 thousand, $520 thousand and $485 thousand, respectively.

     The increase in 1994 total tax expense was primarily the result of an increase in operating income offset by an increase in tax-exempt investment securities income. The effective tax rate was 29.9% in 1994, 32.8% in 1993 and 32.4% in 1992.


Return on Average Equity and Average Assets

     Two industry measures of the performance by a banking institution are its return on average assets ("ROA") and return on average equity ("ROE"). ROA measures net income in relation to total average assets and indicates a company's ability to employ its resources profitably. For 1994, Carnegie's ROA was .87%, compared to .81% in 1993. ROE is determined by dividing annual net income by average shareholders' equity and indicates how effectively a company can generate net income on the capital invested by its shareholders. After increasing the 1994 dividend rate by 25% compared to the 1993 rate, Carnegie's ROE was maintained at 11.4% in 1994 and 1993.

Financial Condition

Introduction

     Total assets at September 30, 1995, increased by $39.4 million, or 20.1%, to $235.1 million compared to $195.7 million at December 31, 1994 and $154.4 million at December 31, 1993. Average loans increased to $22.9 million during the first nine months of 1995, average investment securities increased by $14.5 million and deposits increased by $34.0 million as Carnegie continued to expand in its existing market areas and, through the establishment of new branches, expanded into additional market areas.


Loan Portfolio

     Carnegie's loan portfolio consists of commercial mortgage loans, commercial and financial loans, residential mortgage loans and real estate construction loans. In addition, Carnegie makes a small number of consumer installment loans as an accommodation to its customers. Total loans at September 30, 1995 were $147.4 million, a 5.1%, or $7.1 million increase from December 31, 1994. Average loans increased by $22.9 million, or 18.7%, to $145.5 million in the first nine months of 1995 compared to the 1994 full year average. Changes in the composition of the average loan portfolio during the period included increases of $22.1 million in commercial loans and commercial mortgages, $307 thousand in residential mortgages and $467 thousand in installment loans. The 23.3% increase in commercial loans and commercial mortgages is principally attributable to the greater penetration of the marketplace and an improvement in the general economic environment in New Jersey. Management intends to continue to pursue quality loans in all lending categories within Carnegie's market area.


     Carnegie's net loans at December 31, 1994 totaled $138.6 million, an increase of $22.6 million, or 19.5%, compared to net loans at December 31, 1993 of $116.0 million. Commercial and financial loans increased to $41.9 million, an increase of $7.4 million, or 21.7%, over the December 31, 1993 balance of $34.5 million. Commercial and financial loans are primarily made to small businesses and professionals for working capital purposes with maturities generally between one and seven years. The majority of these loans are collateralized by real estate consisting of single family residential properties and further secured by personal guarantees. Carnegie generally requires that there be a loan to value ratio not exceeding 80% on these loans. Carnegie also reviews borrowers' cash flows in analyzing loan applications. Risks inherent in these loans include risks that borrower's cash flow generated from its business may not be sufficient to repay the loans, either because of general economic downturns, downturns specific to the borrower's business or interest rate changes which cause deterioration in a borrower's cash flow as well as risks associated with the collateral securing the loans, such as possible deterioration in value of the collateral or environmental contamination of the collateral. Commercial mortgages totalled $61.2 million at December 31, 1994 verses $42.8 million at December 31, 1993, an increase of $18.4 million, or 43.2%. Commercial mortgage loans are granted to professionals such as doctors, lawyers, and accountants who purchase office condominium units for their practices and other small business persons who purchase commercial real estate for use in their businesses. Carnegie will generally not finance in excess of 75% of the appraised value or the purchase price of the subject property, whichever is less. In reviewing a borrower's qualifications, Carnegie pays particular attention to cash flow.
Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of professionals to maintain and sustain a practice as well as the
resale value which may be yielded on a particular property.   Carnegie
originates and retains residential mortgage loans. The majority of these loans are made as accommodations to existing customers. Risks inherent in these loans include the employment stability and earnings potential of the borrower as well as potential resale prices associated with the collateral securing these loans. In addition, residential mortgages bear some additional risk associated to the personal status of the borrower, such as the borrower's continued marital status and health. Carnegie makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sales contract has been executed and for which permanent mortgage financing is in place. In most commercial construction projects, Carnegie will generally lend up to 50% of the cost of the land and 85% of the construction costs. Risks inherent with these loans include performance of the general economy which will affect whether the sale of a project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budgeted compliance. Environmental factors may affect whether a project can be completed and the cost associated with its completion. Carnegie's net loans at December 31, 1993 totaled $116.0 million, an increase of $35.2 million, or 43.5%, compared to $80.8 million at December 31, 1992. The increase in the loan portfolio for the year ended December 31, 1993, is primarily attributable to increased loan demand as Carnegie's branch system matured.

     The following table summarizes the components of the loan portfolio as of September 30, 1995, and as of December 31 for each of the years 1994 through 1990.

                         Loan Portfolio By Type of Loan


                        September 30,                                             December 31,
                      -----------------   -----------------------------------------------------------------------------------------
                            1995               1994               1993              1992              1991              1990
                            ----               ----               ----              ----              ----              -----
                       Amount   Percent   Amount   Percent   Amount   Percent  Amount   Percent  Amount   Percent  Amount   Percent
                      --------  -------   ------   -------   ------   -------  ------   -------  ------   -------  ------   -------
Commercial and
financial             $ 41,159   27.93%  $ 41,917(1)29.88%  $ 34,451(1)29.38%  $23,918   29.31%  $21,746   36.57%  $18,803   38.22%

Real Estate
Construction            11,847    8.04%     8,399    5.99%    12,277   10.47%    9,520   11.66%    4,582    7.70%        0    0.00%

Residential mortgage    24,757   16.80%    26,207   18.68%    25,386   21.65%   19,844   24.31%   17,679   29.73%   18,438   37.47%

Commercial mortgage     66,293   44.99%    61,242   43.65%    42,780   36.49%   26,768   32.80%   14,499   24.38%   11,060   22.48%

Installment              3,307    2.24%     2,532    1.80%     2,352    2.01%    1,567    1.92%      966    1.62%      901    1.83%




                      --------  -------  --------  -------  --------  -------  -------  -------  -------  -------  -------  -------
Total Loans           $147,363  100.00%  $140,297  100.00%  $117,246  100.00%  $81,617  100.00%  $59,472  100.00%  $49,202  100.00%
                      ========  =======  ========  =======  ========  =======  =======  =======  =======  =======  =======  =======
--------
(1) Gives effect to Carnegie's adoption of SFAS No. 114, effective for 1995. Pursuant to SFAS No. 114, Carnegie reclassified
$300,000 in substance foreclosures as loans at the year ends 1993 and 1994.


The following table sets forth total loans by maturity and interest rate sensitivity at September 30, 1995 and does not include those loans which are classified as non-accrual or deferred loan fees.

                      Loans Outstanding - Maturity Distribution


                               December 31, 1994
                            (Dollars in thousands)
                             --------------------




Fixed Rate Loans:
     One Year or Less
          Commercial and Financial           $     2,686
          Real Estate Construction                   957
          Residential Mortgage                         0
          Commercial Mortgage                      1,547
          Installment                                209
               Total                                         $ 5,399

     Over One to Five Years
          Commercial and Financial           $     6,325
          Real Estate Construction                   183
          Residential Mortgage                     1,753
          Commercial Mortgage                     29,519
          Installment                                817
               Total                                         $38,598

     Over Five Years
          Commercial and Financial           $     1,369
          Real Estate Construction                     0
          Residential Mortgage                     6,250
          Commercial Mortgage                      7,192
          Installment                                398
               Total                                         $15,847

               Total Fixed Rate Loans        $    59,844

Floating Rate Loans:
     One Year or Less
          Commercial and Financial           $    11,422
          Real Estate Construction                 5,143
          Residential Mortgage                         0
          Commercial Mortgage                      3,628
          Installment                                243
               Total                                         $20,437

     Over One to Five Years
          Commercial and Financial           $    10,865
          Real Estate Construction                 1,991
          Residential Mortgage                         0
          Commercial Mortgage                     15,550
          Installment                                 39
               Total                                         $28,445

     Over Five Years
          Commercial and Financial           $     9,249
          Real Estate Construction                   125
          Residential Mortgage                    17,892
          Commercial Mortgage                      3,548

          Installment                                826
               Total                                         $31,641

                    Total Floating Rate Loans    $80,523
                    Total Loans                                   $140,367


Asset Quality

     Various degrees of credit risk are associated with substantially all investing activities. The lending function, however, carries the greatest risk of loss. Risk elements include loans past due, non-accrual loans, renegotiated loans, other real estate owned and loan concentrations. Carnegie closely monitors its loan portfolio to minimize the risk of delinquency and problem credits. Borrowers are advised in writing when a loan is seven days past due. Under Carnegie's loan collection policy, an account officer makes telephone contact with the borrower within fifteen days of the contract payment date. Loans delinquent in excess of 90 days are placed on non-accrual status, and previously accrued interest not collected is reversed out of Carnegie's interest income account.

     The following table summarizes the composition of Carnegie's non-performing assets as of the dates indicated:

             Non-Perfoming Assets and Contractually Past Due Loans



                          September 30,                 December 31,
                             1995      1994     1993     1992     1991    1990
                             ----      ----     ----     ----     ----    ----
Non-Performing Assets (1):
 Non-accruing loans:
  Real esate                $2,028   $   445   $1,410   $1,118    $ 571   $ 346
  Installment                   76       --        42      --         1       1

  Commercial mortgage        2,493     1,620    1,767    1,224      911     259
  Commercial and financial     --        --       --       --       --      --
  Real estate construction     --        --       --       --       --      --
                            ------    ------    ------   -----    -----   -----
   Total non-accruing/
    non-performing loans     4,597     2,065    3,219    2,342    1,483     606
                            ------    ------    ------   -----    -----   -----
 Other real estate owned      -0-        -0-      -0-        0      266     300
                            ------    ------    ------   -----    -----   -----
   Total Non-performing
    Assets                   4,597    $2,065   $3,219   $2,342   $1,709   $ 906

                            ======    ======   =======   ======  ======   =====
Contractually Past Due
 Loans (2)                   $--      $    4   $  381   $  113   $  588   $ 567
                            ======    ======   =======   ======  ======   =====
Non-performing loans to
 total loans                 3.12%     1.47%    2.75%     2.87%   2.49%   1.23%


Non-performing assets to
 total assets                1.96%     1.06%    2.09%     1.96%   1.82%   1.29%
Allowance for loan losses
 to non-performing loans    35.68%    67.80%   30.44%    34.42%  38.64%  72.77%

-----------
(1) None-performing assets exclude loans classified as contractually past due 90 days or more and still accruing.
(2) Accruing loans past due 90 days or more.

At the dates indicated in the foregoing table, there were no concentrations of loans exceeding 10% of Carnegie's total loans and Carnegie had no foreign loans.

     As of September 30, 1995, Carnegie had total non-performing loans of $4.6 million, or 3.12% of total loans, an increase of $2.5 million over non-performing loans of $2.1 million at December 31, 1994. At September 30, 1995, Carnegie had no loans past due 90 days or more and accruing. The increase in non-performing loans was primarily attributable to a default by single borrower on two loans totalling $1.2 million. The remainder of the increase consisted of 18 separate loans with an average balance of approximately $72.2 thousand.

     As of December 31, 1994, total non-accruing loans amounted to $2.1 million, a decrease of $1.1 million, or 34.38%, over the level at December 31, 1993. Total non-performing assets for the same period were $2.1 million and $3.2 million, respectively. This constitutes a reduction of $1.1 million, or 34.38%.

The reduction to non-performing assets was achieved while net loan charge-offs were at a three-year low.

     The ratio of non-performing loans to total loans was 1.3% versus 2.5% and non-performing assets to total assets was 1.06% to 2.09% at December 31, 1994 versus December 31, 1993. The allowance for loan losses as a percentage of non-performing loans was 79.3% versus 33.6% in the prior year.



     Carnegie believes that the reduction of non-performing loans is a direct result of heightened collection efforts including the utilization of the legal system and the improvement in economic conditions in New Jersey. Through the increased monitoring of loans on non-accrual as well as loans that have just gone past due, Carnegie has been able to limit additions which has improved its ratios in this area.


     If the non-accruing loans had continued to pay interest, interest income would have increased by $204 thousand for 1994. As of December 31, 1993 and 1992, there were non-accruing loans in the aggregate amounts of $2.9 million and $2.3 million, respectively. If the non-accruing loans in 1993 and 1992 had continued to pay interest, interest income during 1993 would have been increased by $197 thousand and interest income during 1992 would have been increased by $181 thousand.

     Carnegie's non-performing loans as a percentage of total loans peaked in 1992, constituting a 2.87% ratio of non-performing loans to total loans. This ratio increased from 1990 to 1992 due to the maturation of Carnegie's loan portfolio and a continued recession in the state of New Jersey.

     Carnegie attempts to maintain an allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio and off balance sheet risks such as unused lines of credit, letters of credit, and commitments to lend. Loan losses are charged directly to the allowance when they occur and any recoveries are credited to the allowance. The allowance for loan losses is increased periodically through charges to earnings in the form of a provision for loan losses. The provision for loan losses is determined periodically by senior management based upon consideration of several factors including: (1) an ongoing review of the quality, mix and size of the overall loan portfolio; (2) historical loan loss experience; (3) evaluation of non-performing loans; (4) assessment of economic conditions and their related effects on the existing portfolio; and (5) the amount and quality of collateral, including guarantees, securing loans. In addition, management takes into account the level of risk inherent in the types of loans included in Carnegie's portfolio.


     The provision for loan losses was $242 thousand, for the first nine months of 1995, compared to $447 thousand for the comparable period of 1994, and $650 thousand, $429 thousand and $476 thousand for the years ended December 31, 1994, 1993 and 1992, respectively. The provision for loan losses for these years reflects management's intent to continue to maintain Carnegie's allowance for loan losses at a level consistent with the increasing size of the loan portfolio and historical loan loss experience. The increase in the provision from 1993 to 1994 was attributable both to an increase in the size of the loan portfolio and a change in the composition of the portfolio as commercial mortgages became a larger component and residential mortgages declined as a percentage of the portfolio. As a general proposition, more risk is associated with commercial mortgages than with residential mortgages, although commercial mortgages are generally more profitable.

     The following table represents activity in the allowance for loan losses for the nine month periods ended September 30, 1995 and 1994 and for each of the five years ended December 31, 1994.

                       Allowance for Loan Losses

                                   Nine Months
                                                            Ended
                                                          September 30,         Year Ended December 31,
                                                          -------------   ------------------------------------
                                                          1995    1994    1994    1993    1992    1991    1990
                                                          ----    ----    ----    ----    ----    ----    ----
                                                                                 (Dollars in thousands)
Balance-beginning of period . . . . . . . . . . . . .    $1,400  $  980  $  980  $  806  $  573  $ 441   $ 134

Provision charged to expense  . . . . . . . . . . . .       242     447     650     429     476    296     466

                                                         $1,642  $1,427   1,630   1,235   1,049    737     600

Recoveries:

  Commercial  . . . . . . . . . . . . . . . . . . . .         6      20      50      25       3     --      --

  Real Estate . . . . . . . . . . . . . . . . . . . .        36      --       0      --       1     --      --





  Installment . . . . . . . . . . . . . . . . . . . .        --      --       0      --       3     --       1
                                                         ------  ------  ------  ------  ------  -----   -----
    Total recoveries  . . . . . . . . . . . . . . . .        42      20      50      25       7      0       1
                                                         ------  ------  ------  ------  ------  -----   -----


Charge-offs:

  Commercial  . . . . . . . . . . . . . . . . . . . .        --    (153)   (153)   (272)    (21)  (153)   (159)

  Real estate . . . . . . . . . . . . . . . . . . . .       (40)   (126)   (126)     --    (216)    --      --

  Installment . . . . . . . . . . . . . . . . . . . .        (4)     (1)     (1)     (8)    (13)   (11)     (1)

                                                         ------  ------  ------  ------  ------  -----   -----

    Total charge-offs . . . . . . . . . . . . . . . .       (44)   (280)   (280)   (280)   (250)  (164)   (160)
                                                         ------  ------  ------  ------  ------  -----   -----

Net (charge-offs) recoveries. . . . . . . . . . . . .        (2)   (260)   (230)   (255)   (243)  (164)   (159)
                                                         ------  ------  ------  ------  ------  -----   -----

Balance-end of period . . . . . . . . . . . . . . . .    $1,640  $1,167  $1,400  $  980  $  806  $ 573   $ 441
                                                         ======  ======  ======  ======  ======  =====   =====

Net charge-offs as a percentage of average loans . . .     0.00%   0.22%   0.19%   0.28%   0.35%   0.29%   0.38%


    Allowance for loan losses to period end
    loans . . . . . . . . . . . . . . . . . . .    1.11%      .92    1.00%   0.84%   0.99%    0.96%   0.90%

    Allowance for loan losses to non-accrual
    loans . . . . . . . . . . . . . . . . . . .   35.68%   60.31%   67.80%  30.44%  34.42%   38.64%  72.77%

    Recoveries  . . . . . . . . . . . . . . . .      42       20       50      25       7        0       1
    Charge-offs . . . . . . . . . . . . . . . .     (44)    (280)    (280)   (280)   (250)    (164)   (160)

    Allowance for loan losses, ending balance    $1,640   $1,167   $1,400    $980    $806     $573    $441


     The following table details the allocation of the allowance for loan losses to the various categories at the periods indicated. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                              Allocation of the Allowance for Loan Losses


                                     September 30,                      December 31,
                                                           ---------------------------------------
                                          1995                    1994                 1993
                                   ------------------      -----------------     -----------------
                                    Amount          %      Amount          %     Amount          %

     Commercial and financial         $416     25.37%        $447     31.93%       $279     28.47%


     Real estate construction          206     12.56%         130      9.29%          0      0.00%
     Residential mortgage  . .         144      8.78%         150     10.71%        225     22.96%

     Commercial mortgage . . .         668     40.73%         502     35.86%        144     14.69%

     Installment . . . . . . .          86      5.24%          36      2.57%          1      0.10%
     Unallocated . . . . . . .         120      7.32%         135      9.64%        331     33.78%
                                    ------    ------       ------    -------      -----    -------
                                    $1,640    100.00%      $1,400    100.00%       $980    100.00%
                                    ======    ======       ======    =======      =====    =======

Investment Securities

     Carnegie's securities portfolio is comprised of U.S. Government and Federal agency securities, the tax-exempt issues of states and municipalities, and other securities. The investment securities portfolio generates substantial interest income and provides liquidity for Carnegie.


     Carnegie adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994. Debt and equity securities are classified in one of three categories and are accounted for as follows:

     Securities are classified at date of purchase as securities held to maturity based on management's intent and ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses and gains and losses from marking the portfolio to market value are included in trading revenue. At September 30, 1995, Carnegie had no securities classified as trading securities. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of shareholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar requirements. Due to this classification, Carnegie's shareholders' equity will be affected by changing interest rates as they affect the market price of Carnegie's securities available for sale.

Securities Available for Sale

     Average investment securities increased by $14.5 million in the first nine months of 1995 compared to the 1994 full year average. Strong deposit growth was used to fund loan and investment securities growth during the first nine months of 1995.

     At September 30, 1995, Carnegie classified a majority of its investment portfolio as available for sale. Prior to January 1, 1994, such securities were accounted for at cost net of unamortized discount or premium. At September 30, 1995, securities available for sale equaled $48.5 million, at cost, or 66.3% of Carnegie's total securities portfolio, and at December 31, 1994, securities available for sale equaled $29.0 million, at cost, or 60.9% of Carnegie's securities portfolio of $47.6 million, at cost. At September 30, 1995, Carnegie had unrealized losses of $523 thousand in its available for sale portfolio compared to unrealized losses of $2.7 million at December 31, 1994. The average yield on securities available for sale for the nine months ended September 30, 1995 was 6.7% and for the year ended December 31, 1994, were 6.4%.

Securities Held to Maturity

     Securities held to maturity are comprised of securities of state and political subdivisions. The held to maturity portion of Carnegie's investment portfolio consisted of $25.1 million, or 34.3% of Carnegie's total portfolio at September 30, 1995 and $25.1 million, or 34.3% of the total portfolio, at cost. The average tax equivalent yield on the held to maturity portfolio for the nine months ended September 30, 1995 was 8.0% and for the year ended December 31, 1994, was 8.1%. A significant amount of investment purchases made by Carnegie in 1994, $15.7 million, were in this category as management sought to increase its yield through tax exempt holdings with limited risk.

     The following tables present the amortized cost and market values of Carnegie's investment securities portfolio at September 30, 1995 and for the years ended December 31, 1994, 1993 and

1992. As described above, Carnegie adopted SFAS 115 as of January 1, 1994. Prior to such adoption, Carnegie was not required to segregate its investment portfolio into held to maturity, trading and available for sale classifications.

                        Investment Securities Portfolio



                                  At December 31, 1994(1)

                   Securities Held to Maturity   Securities Available for Sale
                   ---------------------------   -----------------------------
                  Amortized Cost  Market Value    Amortized Cost  Market Value
                  --------------  ------------    --------------  ------------
                                     (Dollars in thousands)

U.S. Government . . . . $   ---       $   ---          $ 7,262         $ 6,586
                        -------       -------

Mortgage-backed
 securities  . . . . .  $   ---       $   ---           20,282          18,394
                        -------       -------

States & Political
 subdivisions  . . . .   18,631        18,187              ---             ---
                                                       -------         -------
Other securities  . . .     ---           ---            1,412           1,309
                        -------       -------          -------         -------
 Total investment
  securities  . . . . . $18,631       $18,187          $28,956         $26,289
                        =======       =======          =======         =======
-------------
(1) Net unrealized losses of $1.7 million, net of tax benefit of $981 thousand, were reported as a reduction of shareholders' equity at December 31, 1994.

                                       At September 30, 1995(1)

                   Securities Held to Maturity   Securities Available for Sale
                   ---------------------------   -----------------------------
                  Amortized Cost  Market Value    Amortized Cost  Market Value
                  --------------  ------------    --------------  ------------
                                     (Dollars in thousands)

U.S. Government . . . . $   999       $ 1,000          $12,501         $12,578
Mortgage-backed
 securities  . . . . . .  5,001         4,894           33,799          33,257
States & Political
 subdivisions  . . . .   19,107        19,730              ---             ---

Other securities            ---            --            2,223           2,165
 Total investment
  securities  . . . . . $25,107       $25,624          $48,523(1)      $48,000

-------------

(1)Net unrealized losses of $333 thousand, net of a tax benefit of $190 thousand, were reported as a reduction of stockholders' equity at September 30, 1995.

                                               Year Ended December 31,
                                              -------------------------
                                            1993                 1992
                                            ----                 ----
                                    Amortized    Market     Amortized     Market
                                      Cost        Value        Cost        Value
                                      ----        -----        ----        -----
                                                  (Dollars in thousands)

U.S. Government . . . . . . . . . . .   $6,782    $6,971     $3,476     $3,623

Mortgage-backed agencies  . . . . . .   17,697    17,606     14,895     14,907
States & Political Subdivisions . . .    2,889     2,899      2,805      2,804

Other securities  . . . . . . . . . .    1,360     1,354        320        317
                                       -------   -------    -------    -------
Total investment securities . . . . .  $28,728   $28,830    $21,496    $21,651
                                       =======   =======    =======    =======

  The following table shows the amortized costs and market values of Carnegie's investment securities by contractual maturity as of December 31, 1994.


                  Maturity Schedule of Investment Securities


                                                        Year Ended December 31, 1994
                                      -------------------------------------------------------------------
                                      Securities Held to Maturity          Securities Available for Sale
                                      ---------------------------           -----------------------------


                                                           Average Tax-                           Average Tax-
                                 Amortized    Market        Equivalent     Amortized    Market     Equivalent
                                   Cost       Value            Yield          Cost      Value         Yield
                                 ---------    ------       -----------     ----------   ------     -----------
                             (Dollars in thousands)

Due 1 year or less.....           $   90        $   91          11.86%       $    --      $   --            --%





Due after 1 year
through 5 years.......             3,163         3,144           8.06%         4,050       3,849          6.29%


Due after 5 years
through 10 years......            11,669        11,380           8.02%         1,008         942          6.18%


Due after 10 years...              3,709         3,572           8.20%        23,898      21,498          6.85%
                                 -------        ------           -----       -------      ------          -----
  Total investment
  securities.........            $18,631       $18,187           8.08%       $28,956     $26,289          6.75%
                                 =======        ======           =====       =======     =======          =====


Deposits

  Carnegie offers a variety of deposit accounts, including checking, savings, money-market and certificates of deposit. Since 1989, Carnegie has experienced strong growth in deposits, especially in money-market accounts and non-interest bearing demand deposits. As of September 30, 1995, Carnegie did not have any brokered deposits and neither solicited nor offered premiums for such deposits.

  Deposits are obtained primarily from the market areas which Carnegie serves. Carnegie believes that these market areas have a higher than average disposable income and that households in these areas are more liquid than average. The rate structure available on Carnegie's loan products varies depending upon the totality of a customer's business relationship with Carnegie. The major factor in determining which rates apply to any borrowing under this structure is the amount and type of deposits a customer has with Carnegie. The customer can obtain a reduced rate on borrowings, or reduced points on borrowings, by having deposits equal to a certain percentage of the borrowing in either interest or non-interest-bearing accounts with Carnegie.

     Average total deposits increased by $34.0 million, or 21.0%, to $196.0 million for the nine months ended September 30, 1995 compared to the 1994 full year average of $162.0 million. Changes in the average deposit mix include a $16.1 million, or 82.3%, increase in certificates of deposit over $100 thousand; a $19.4 million, or 22.7%, decrease in money market deposit accounts; a $29.2 million, or 163.9% increase in consumer certificates of deposit; a $680 thousand, or 17.2%, decrease in regular savings; a $2.8 million, or 27.0%, increase in NOW account deposits; and a $6.0 million, or 24.3%, increase in non-interest bearing demand deposits.

     During the first nine months of 1995, Carnegie primarily utilized growth in certificates of deposit over $100 thousand and six-month consumer certificates of deposit as funding sources for loan and investment securities portfolio growth. Carnegie has found the cost of these deposits to be lower than other available sources of funds. Deposits are obtained primarily from the market areas which Carnegie serves. Although certificates of deposit of over $100 thousand may generally be considered to entail higher costs and potentially increased volatility, management believes that these instruments serve as a stable and cost-efficient source of funds for Carnegie. This is in large measure due to Carnegie's marketing strategy for targeting professionals, small businesses and high network individuals and in part due to Carnegie's policy of taking into account a customer's entire relationship with Carnegie when pricing loans. The interest rate which the borrower may receive may be less if the borrower has significant other business relationships with Carnegie. In light of this, Carnegie's experience has been, and expectation continues to be, that these certificates of deposit, although of short maturity, will be renewed by borrowers and continue as a stable funding source for Carnegie. However, in the event these certificates of deposit were not renewed, management believes that Carnegie has sufficient liquidity to avoid an adverse effect on Carnegie's operations. See "- Liquidity."


     Deposits at December 31, 1994 were $176.8 million, an increase of $33.6 million, or 23.5%, compared to total deposits of $143.2 million at December 31, 1993. The growth in deposits during this period was primarily due to the expansion of Carnegie's branch system and its aggressive pricing on money market and other savings vehicles. Deposits at December 31, 1993 were $143.2 million, an increase of $35.0 million, or $32.3%, above total deposits of $108.2 million at December 31, 1992.

     Average savings and money market accounts increased $37.4 million, or 60%, partially offset by a decrease in average time deposits of $5.9 million, or 14%. Non-interest bearing demand deposits increased to $32.8 million at December 31, 1994, an increase of $10.4 million, or 46.4%, compared to non-interest bearing demand deposits of $22.4 million at December 31, 1993. The growth in non-interest bearing demand deposits during this period was primarily due to the development of Carnegie's branch system and its pricing strategy on loans. Non-interest bearing demand deposits at December 31, 1993 were $22.4 million, an increase of $6.9 million, or 44.5%, above non-interest bearing demand deposits of $15.5 million at December 31, 1992.

     Time CDs over $100,000 were $29.2 million at December 31, 1994, an increase of $8.5 million or 41.1%, above the prior year amount of $20.7 million. The increase was primarily due to management's strategy to fund increased loan demand in the short term with time CDs over $100,000 and replacing this funding source with demand deposits, money market and other savings vehicles as Carnegie's branch system matures.

     The following table summarizes the components of deposit liabilities as of September 30, 1995 and as of December 31, 1994, 1993 and 1992.

                               Deposit Liabilities

                                     September 30                            December 31,
                                   ----------------     -----------------------------------------------------




                                        1995                  1994               1993              1992
                                        ----                  ----               ----              ----
                                   Amount    Percent     Amount   Percent    Amount   Percent    Amount   Percent
                                   ------    -------     ------   -------    ------   -------    ------   -------
                                                                  (Dollars in thousands)
Demand  . . . . . . . . . . . .    $ 38,464    18.19%   $ 32,809   18.56%    $ 22,365   15.62%   $ 15,467   14.29%

NOW accounts  . . . . . . . . .      11,715     5.54%     10,275    5.81%      11,699    8.17%      4,770    4.41%

Money market deposit accounts        60,439    28.58%     85,458   48.34%      62,244   43.47%     36,023   33.29%

Other savings deposits  . . . .       3,428     1.62%      3,407    1.93%       4,772    3.33%      5,838    5.39%

Time CDs over $100,000  . . . .      41,240    19.51%     29,216   16.52%      20,700   14.46%     20,156   18.63%

Other time deposits . . . . . .      56,164    26.56%     15,624    8.84%      21,398   14.95%     25,960   23.99%
                                   --------   -------   --------  -------   ---------  -------  ---------  -------
Balance-end of period . . . . .    $211,450   100.00%   $176,789  100.00%    $143,178  100.00%   $108,214  100.00%
                                   ========   =======   ========  =======   =========  =======  =========  =======


    The following table is a summary of the maturity distribution of certificates of deposit as of September 30, 1995.



                               Maturity Schedule of CDs


                                                   September 30, 1995

                                          Time CDs Over          Other Time
                                            $100,000              Deposits

                                        Amount     Percent    Amount   Percent

                                               (Dollars in thousands)

      Due in 90 days or less  . . .      $25,303     61.36%   $15,530    27.65%

      Due between 91 days and one         14,130     34.26%    31,355    55.83%
      year  . . . . . . . . . . . .

      Due after one year  . . . . .        1,807      4.38%     9,279    16.52%
                                         -------    -------   -------   -------
                                         $41,240    100.00%   $56,164   100.00%
                                         =======              =======

Asset and Liability Management

     Management of interest rate sensitivity is an important element of both earnings performance and maintaining sufficient liquidity. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period and is negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest-earning assets increasing at a slower rate than the increase in an institution's cost of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest-earning assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

     Carnegie's Asset/Liability Management Committee is composed of certain directors and officers of Carnegie (the "ALCO Committee") and controls asset/liability management procedures. The purpose of the ALCO Committee is to review and monitor the volume and mix of the interest sensitive assets and liabilities consistent with Carnegie's overall liquidity, capital growth and profitability goals.


    The following table reflects the interest sensitivity gap position of Carnegie as of September 30, 1995.


             Interest Rate Sensitivity Analysis at September 30, 1995


                                                             Maturing or Repricing in
                                                  Due in      Between      After     Non-
                                                  90 Days     91 Days-      One     Interest
                                                  or Less     One Year     Year     Bearing      Total
                                                  -------     --------     -----    --------     -----
                                                               (Dollars in thousands)
ASSETS:




  Federal Funds Sold  . . . . . . . . . .        $     --     $    --      $    --   $    --    $     --

  Investment securities   . . . . . . . .              --          --           --        --          --

  Available for sale  . . . . . . . . . .          48,523          --           --        --      48,523

  Held to Maturity  . . . . . . . . . . .              --          --       25,107        --      25,107

  Loans   . . . . . . . . . . . . . . . .          57,421      28,551       57,405     4,597     147,974

  Valuation Reserves (1)  . . . . . . . .                                             (2,774)     (2,774)

  Non-interest earning assets   . . . . .                                             16,223      16,223
                                                ---------    --------      -------   -------    --------
    Total Assets  . . . . . . . . . . . .        $105,944     $28,551      $82,512   $18,046    $235,053
                                                 ========     =======      =======   =======    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits:

    Money market accounts   . . . . . . .         $60,439     $    --      $   --    $    --     $60,439

    NOW accounts  . . . . . . . . . . . .              --          --       11,715        --      11,715

    Other savings deposits  . . . . . . .              --          --        3,428        --       3,428

    Time CDs over $100,000                         25,303      14,130        1,807        --      41,240


    Other time deposits   . . . . . . . .          15,530      31,355        9,279        --      56,164
                                                ---------    --------      -------   -------    --------
  Total interest-bearing deposits  . . .          101,272      45,485       26,229        --     172,986


Short-term borrowings . . . . . . . . . .           2,000          --           --        --       2,000

Non-interest bearing deposits . . . . . .              --          --           --    38,464      38,464

Other liabilities . . . . . . . . . . . .              --          --           --       979         979

Shareholders' equity  . . . . . . . . . .              --          --           --    20,624      20,624
                                                  -------     -------       ------   -------    --------
    Total Liabilities and Shareholders'
         Equity  . . . . . . . . . . . .         $103,272    $ 45,485      $26,229   $60,067    $235,053
                                                 ========     =======      =======   =======    ========

Interest Rate Sensitivity Gap . . . . . . . .      $2,672    $(16,934)     $56,283   $(42,021)

Cumulative Gap . . . . . . . . . . . . . . . .     $2,672    $(14,262)     $42,021

Cumulative Gap to Total Assets  . . . . . . .        1.14%      (6.07)%      17.88%

-----------------------------
(1) Valuation reserves include allowance for loan losses, deferred loan fees and unrealized losses on securities available for sale as required by

     SFAS 115.

     Savings and NOW accounts are included in the "after one year" category based upon Carnegie's historical experience that these deposits are not sensitive to a 100 basis point increase in interest rates.



     In addition to the GAP analysis, the ALCO Committee relies on computer simulations to evaluate the impact of changes in interest rates on liquidity, interest rate spreads/margins and operating results. The simulations forecast Carnegie's performance in various interest rate environments. Management believes that the simulation model is a more effective tool than a GAP analysis since the simulation analysis can more accurately reflect the impact of rising and declining rates on each type of interest earning asset and interest bearing liability. Carnegie's targeted fluctuation under the simulation model calls for a decline in net interest income of no more than 5%, given a 200 basis point increase or decrease in interest rates. Carnegie is currently within its targeted fluctuation range.

Liquidity



     Among the ALCO Committee's functions is its responsibility to monitor and coordinate all activities relating to the maintenance of liquidity and protection of net interest income from fluctuations in market interest rates.

     Liquidity is a measure of the ability to meet present and future funding obligations and commitments. CBN liquidity is the ability to meet the borrowing needs and withdrawal requirements of customers and to support asset growth. Principal sources of liquidity are deposit generation, access to purchased funds, maturities and repayments of loans and investments securities, net interest income and fee income. In addition, CBN has established lines of credit with correspondent banks totaling $4.0 million, which further support and enhance liquidity and effective March 1, 1995, CBN became a member of the Federal Home Loan Bank of New York.

     The Consolidated Statements of Cash Flows present the changes in cash and cash equivalents from operating, investing and financing activities, and show the primary source of funds from financing activities is through deposit growth. Total deposits increased $34.7 million and $23.7 million, respectively for the nine months ended September 30, 1995 and 1994. During the year ended December 31, 1994, net cash provided by operating activities totaled $3.8 million and was primarily attributable to results of operations of $1.5 million adjusted for provisions for loan losses of $650 thousand plus the sale of other real estate owned of $471 thousand and net proceeds from mortgages held for sale of $869 thousand. Net cash used in investing activities totaled $44.0 million and was primarily attributable to the purchase of investment securities of $20.8 million offset by proceeds from maturities and paydowns of $1.8 million, and a net increase in loans made to customers of $24.2 million. Net cash provided from financing activities totaled $41.0 million for the year ended December 31, 1994. The primary source of these funds was an increase in internally generated deposits of $33.6 million plus the net proceeds of $7.9 million from the issuance of common stock, offset by cash paid for dividends of $502 thousand.

Capital Resources

     Shareholders' equity increased $2.6 million, or 14.2%, at September 30, 1995 compared to December 31, 1994. This increase was due to net income of $1.6 million for the nine months ended September 30, 1995; $288 thousand in proceeds from common stock issued on the exercise of options; the reduction of net unrealized losses of $1.4 million (net of the tax benefit) in

Carnegie's portfolio of securities available-for-sale; and was reduced by cash dividends paid of $629 thousand. During the first nine months of 1995, Carnegie paid $629 thousand, or 40.4%, of net income in cash dividends compared to $338 thousand, or 29.5%, for the same period in 1994. This increase was attributable to Carnegie's securities offering during the third quarter of 1994, pursuant to which Carnegie sold 690,000 Units, each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $15.09 for a period of three years from the date of issuance. As adjusted for Carnegie's first quarter 1995 5% stock dividend, there are 724,500 warrants outstanding at an exercise price of $14.37. Net proceeds from the securities offering increased Carnegie's equity by $7.9 million during the third quarter of 1994.


     In addition to the 5% stock dividend paid during the first quarter of 1995, Carnegie increased the quarterly cash dividend from $0.10 per share to $0.12 per share for the first and second quarters of 1995.

     Carnegie's primary regulator, the FRB, has issued guidelines classifying and defining bank holding company capital into the following components: (1) Tier I Capital, which includes tangible shareholders' equity for common stock and certain qualifying perpetual preferred stock, and excludes net unrealized gains or losses on available-for-sale securities and deferred tax assets that are dependent on projected taxable income greater than one year in the future, and (2) Tier II Capital (Total Capital), which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock that does not qualify for Tier I Capital. The risk-based capital guidelines require financial institutions to maintain specific defined credit risk factors (risk-based assets). The minimum Tier I and the combined Tier I and Tier II capital to risk-weighted assets ratios are 4.0% and 8.0%, respectively. The FRB has also adopted regulations which supplement the risk-based capital guidelines to include a minimum leverage ratio of Tier I Capital to total assets of 3.0% to 5.0%. Regulations have also been issued by CBN's primary regulator, the OCC, establishing similar ratios.

     The following table summarizes the risk-based and leverage capital ratios for Carnegie and CBN at September 30, 1995, as well as the regulatory required minimum and "well-capitalized" capital ratios:


                               September 30, 1995       Regulatory Requirements

                               ------------------       -----------------------
                                                                     "Well
                               Carnegie      CBN        Minimum    Capitalized"
                               --------      ---        -------    ------------
    Risk-based Capital:


    Tier I capital ratio  . .     13.25%      10.78%        4.00%        6.00%

    Total capital ratio . . .     14.28%      11.82%        8.00%       10.00%

    Leverage ratio  . . . . .      9.19%       7.45%        3.00%-       5.00%
                                                            5.00%    or greater

                                  117


                            MANAGEMENT OF CARNEGIE

Directors

        The following table sets forth the names of and certain other information about the members of the Board of Directors of Carnegie:

      Name and Age              Principal Occupations During         Director
                                Past Five Years                      Since (1)

      Theodore H. Dolci, Jr.,   President, Ted Dolci Excavating,     1989
      39                        Inc.

      Michael E. Golden, 51     President, First Colonial Securities 1988
                                Group, Inc., a stock and bond
                                brokerage

      Thomas L. Gray, Jr., 50,  President and Chief Executive        1988
                                Officer of Carnegie and CBN


      James O. Haas, 50 (2)     President, Hudson Knight Inc., a     1990
                                real estate and banking operations
                                investment company


      Bruce A. Mahon, 65,       Chairman of the Board of Carnegie    1988
                                and CBN; Retired
                                Chairman, McCay Real Estate Group

      Joseph J. Oakes, III, 53  President, Acorn Financial Services, 1994
                                a financial services and insurance
                                brokerage firm

      James E. Quackenbush, 66  Retired; formerly Managing Partner,  1988
                                Malesard, Quackenbush, Swift &

                                Company, Certified Public
                                Accountants

      Steven L. Shapiro, 53     Vice President, Alloy, Silverstein,  1992
                                Shapiro, Adams, Mulford & Co.,
                                Certified Public Accountants


      Shelley M. Zeiger, 60     Chairman, Zeiger Enterprises, Inc.,  1992
                                an import company

      Mark A. Wolters, 35       Executive Vice President of Carnegie
                                and CBN                              1994



     -------------------------

     (1)  Includes prior service on Board of Directors of CBN.

               No director of Carnegie is also a director of any other company registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section


     (2) Effective February 21, 1996, James O. Haas resigned as a director of Carnegie for personal reasons.



                                         118

15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Executive Officers who are not Directors

  The following table sets forth the names and certain other information about the executive officers of Carnegie who are not members of the Board of
Directors:


Name, Age and                                            Officer of the
Position with          Principal Occupations During      Corporation
the Corporation        Past Five Years                   Since
---------------        ----------------------------      -----------

Floyd P. Haggar,       Senior Vice President and             1994
45, Senior Vice        Senior Loan Officer of CBN
President of CBN       (1994-present); formerly
                       National Bank Examiner,
                       Office of the Comptroller of
                       the Currency

Richard P. Rosa, 45,   Chief Financial Officer of            1995
Chief Financial        Carnegie (1995-present);
Officer                formerly Chief Financial
                       Officer of Lakeland Savings
                       Bank (1991-1995) and Senior
                       Vice President/Treasurer,

                       United Jersey Bank/NorthWest


               Security Ownership of Certain Beneficial
                   Owners and Management of Carnegie

  The following table sets forth, as of September 30, 1995, certain information concerning the ownership of shares of Carnegie Common Stock by (i) each person who is known by Carnegie to own beneficially more than five percent (5%) of the issued and outstanding Carnegie Common Stock, (ii) each director of Carnegie,
(iii) each named executive officer described in the section of this Joint Proxy Statement/Prospectus captioned "Carnegie Executive Compensation", and (iv) all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.


                                                   Number of Shares    Percent
                                                     Beneficially        of
Name and Address of Beneficial Owner                   Owned(1)         Class
------------------------------------                   -------          -----


                                  119

      John Hancock Advisers, Inc.                      94,500(2)          5.25%
      101 Huntington Avenue
      Boston, Massachusetts 02199


Name of Directors and Executive Officers
----------------------------------------

      Bruce A. Mahon                                23,305(3)(4)          1.32

      Thomas L. Gray, Jr.                           85,420(5)             4.78

      Mark A. Wolters                               21,855(6)             1.24

      Theodore H. Dolci, Jr.                        14,291(3)              .81

      Michael E. Golden                             29,099(3)(7)          1.65

      James O. Haas                                 21,891(3)(8)          1.24

      Joseph J. Oakes, III                          22,078(3)(9)          1.25

      James E. Quackenbush                          21,776(3)(10)         1.24

      Steven L. Shapiro                             13,368(3)(11)          .76

      Shelly M. Zeiger                              12,234(3)(12)          .69

                                                    =============        =====
      All Directors and Executive                   265,011              10.13
      Officers as a Group (12 persons)



(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

(2) Includes 45,000 shares purchasable upon the exercise of warrants which are exercisable within 60 days. Based on the most recent Schedule 13G filed by John Hancock Advisers, Inc. ("JHA"), JHA is a wholly-owned subsidiary of The Berkeley Financial Group ("TBFG"), TBFG is a wholly-owned subsidiary of John Hancock Subsidiaries, Inc. ("JHSI"), and JHSI is a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company.

(3) Includes 5,512 shares purchasable upon the exercise of options which are exercisable within 60 days.


                                  120

(4) Includes 1,993 shares held by Mr. Mahon's self-directed IRA, 170 shares owned by partnerships of which Mr. Mahon is the general partner, and 3,912 shares beneficially owned by Mr. Mahon's spouse. Also includes warrants to purchase 1,050 shares of common stock which are exercisable within 60 days.

(5) Includes 3,115 shares held by Mr. Gray's former spouse, as guardian for his minor son, 118 shares in a 401(K) plan, 962 shares held in a self-directed IRA and 25,264 shares purchasable pursuant to options which are exercisable within 60 days.

(6) Includes 12,108 shares purchasable upon the exercise of options which are exercisable within 60 days and 897 shares held in an IRA account and 798 shares in a 401(k) plan.

(7) Includes 2,893 shares held in a profit sharing plan of which Mr. Golden is the beneficiary, 4,738 shares in a retirement account and 1,093 shares held in a self-directed IRA. Also includes warrants to purchase 1,575 shares of common stock which are exercisable within 60 days.

(8) Includes 1,471 shares held by a trust of which Mr. Haas is the beneficiary and 9,715 shares held by a corporation principally owned by Mr. Haas.

(9) Includes 6,010 shares held in a Keogh Plan of which Mr. Oakes is the beneficiary and 9,461 shares in a retirement account.


(10) Includes 12,680 shares held in Mr. Quackenbush's self-directed IRA. Also includes warrants to purchase 1,050 shares of common stock which are exercisable within 60 days.

(11) Includes 4,222 shares held by defined benefit pension plan of which Mr. Shapiro is trustee and beneficiary and 1,207 shares held by voluntary pension plan of which Mr. Shapiro is trustee and beneficiary.

(12) Includes 1,157 shares held by Mr. Zeiger's spouse and minor child, and 1,157 shares held jointly by Mr. Zeiger and his son.


                                  121



Information Regarding Carnegie's Board of Directors, Executive
Officers and Committees

Attendance at Board and Committee Meetings

     During the fiscal year ended December 31, 1994, the Board of Directors of Carnegie held nine meetings. During that fiscal year, no director attended less than 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) meetings of the committees of the Board of Directors on which such director served.

Committees of the Carnegie Board

     The Board of Directors maintained an Audit Committee (the "Audit Committee") which consisted of Messrs. Quackenbush, Shapiro and Haas during the fiscal year ended December 31, 1994. In addition, Mr. Oakes joined the Audit Committee in November, 1994, when he joined Carnegie's Board of Directors. The Audit Committee arranges for Carnegie's directors examinations through its independent certified public accountant, reviews and evaluates the recommendations of the directors examinations, receives all reports of examination of Carnegie and CBN by regulatory agencies, analyzes such reports, and reports to Carnegie's Board the results of its analysis of the regulatory reports. The Audit Committee met six times in 1994.

     The Board of Directors does not have a compensation committee. The entire Board acts as a compensation committee. Any compensation matter concerning Messrs. Gray and Wolters is not voted on by either individual.

     The Board of Directors does not have a nominating committee.

The entire Board acts as a nominating committee.

Executive Compensation of Carnegie

       The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of Carnegie and each other executive officer of Carnegie whose individual remuneration exceeded $100,000 for the last fiscal year.


                                  122


                              SUMMARY COMPENSATION TABLE

                            Cash and Cash Equivalent Forms
                                   of Remuneration

                                                                                 Long-Term
                                                                                Compensation
                                                                                 Securities
         Name and Principal              Annual    Annual    Other Annual        Underlying
              Position           Year    Salary   Bonus(1)   Compensation(2)      Options(#)
         ------------------      ----    ------   --------   ---------------    ------------
     Thomas L. Gray, Jr.         1994   $130,000   $97,838      $18,933              --
     President and Chief
                                 1993   $130,000   $77,160      $17,465(3)         33,682
     Executive Officer

                                 1992   $132,500   $77,700      $22,447(3)           --
     Mark A. Wolters,            1994   $ 80,000   $32,613       $12,872             --
     Executive Vice President
                                 1993   $ 80,000   $25,719       $ 3,476           16,142

                                 1992    $71,346   $25,848       $ 2,857             --



(1) Bonuses earned for services rendered in the indicated years, although payment may have been made in prior or subsequent years.

(2) Other annual compensation includes director fees, insurance premiums and the personal use of Carnegie automobiles.

(3)  In 1993 and 1992, Thomas L. Gray, Jr. received $13,950 and $15,900, respectively, for attending meetings of the Board of Directors and special committees of Carnegie.

     Carnegie maintains the 1993 Employee Stock Option Plan which provides for options to purchase shares of Common Stock to be issued to key employees of Carnegie, CBN and any other subsidiaries which Carnegie may acquire or incorporate in the future. Individual employees to whom options are granted under the Plan are selected by the Stock Option Committee of the Carnegie Board of Directors. The Stock Option Committee has the authority to determine the terms and conditions of options granted under the Plan, the exercise price therefor, and whether the options are incentive or non-statutory options.


     The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officers of Carnegie named in the table above. No stock options were exercised by such executive officers during 1994. During fiscal year 1994, no stock options were granted to executive officers of Carnegie. Options have been granted for all shares subject to the 1993 Employee Stock Option Plan.



                                  123



                     AGGREGATED OPTIONS EXERCISED IN LAST FISCAL
                        YEAR AND FISCAL YEAR END OPTION VALUES
                                 (Individual Grants)


                                               Number of Securities   Value of Unexercised In-
                                               Underlying Unexercised the-Money Options at FY-
                           Shares     Value    Options at FY-End (#)  End ($) (based on $11.125
                         Acquired on  Realized Exercisable/           per share) Exercisable/
               Name       Exercise #  $        Unexercisable          Unexercisable
               ----      -----------  -------- ---------------------- -------------------------
       Thomas L. Gray, Jr.     --         --   41,564/16,039          $83,846/0

       Mark A. Wolters         --         --   11,515/7,686           $8,094/0


Compensation of Carnegie's Directors


     Directors of Carnegie receive no remuneration for their service on the Board of Directors of Carnegie. Directors of CBN, other than full-time employees of CBN, receive a $5,000 annual retainer, payable quarterly. All directors of CBN receive fees of $750 per Board meeting attended and $300 per committee meeting attended. Mr. Gray receives Board meeting and Loan Committee meeting fees and Mr. Wolters receives Board meeting fees.

     Carnegie maintains a Stock Option Plan for non-employee directors (the "Non-Employee Plan"). Under the Non-Employee Plan, 42,000 shares of Carnegie Common Stock have been reserved for issuance, adjusted to reflect stock dividends declared subsequent to the adoption of the Non-Employee Plan. Non-Employee Directors of Carnegie, CBN and its subsidiaries may participate in the Non-Employee Plan. Each participant in the Non-Employee Plan automatically receives an option to purchase 5,000 shares of Carnegie Common Stock effective as of the date such participant commences his service on the Board of Directors. No option may be exercised more than ten years after the date of its grant. The purchase price of the shares of Carnegie Common Stock subject to options under the Non-Employee Plan is 100% of the fair market value on the date such option is granted. Options have been granted for all shares subject to the Non-Employee Plan.

Certain Transactions with Carnegie Management

     CBN has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors,

executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of CBN's business on substantially the same terms, including interest rates and


                                  124

collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors does not have a compensation committee. The entire Board acts as a compensation committee. Any compensation matter concerning Messrs. Gray and Wolters is not voted on by either individual. During fiscal year 1994, no executive officer of Carnegie served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director of Carnegie.


                    INFORMATION ABOUT REGENT

Business of Regent and the Bank

     Regent is a one bank holding company registered under the BCHA. Regent was incorporated under the laws of the Commonwealth of Pennsylvania on December 22, 1986 and on November 23, 1987 was merged into a New Jersey corporation with the same name (and which was incorporated on November 2, 1987), with the New Jersey corporation being the surviving entity. Regent became a bank holding company on June 2, 1989 when it completed the acquisition of all of the authorized capital stock of the Bank, its only subsidiary. The Bank commenced operations on June 5, 1989. Regent provides banking services through the Bank and does not engage in any activities other than banking activities. The principal executive offices of Regent are located at 1430 Walnut Street, Philadelphia, Pennsylvania 19102. Regent's telephone number is (215) 546-6500.

     The Bank, a federally-chartered national bank, is regulated by the OCC and is a member of the Federal Reserve System. The deposits held by the Bank are insured by the BIF of the FDIC.


     For a discussion of the federal regulations applicable to Regent as a bank holding company and the Bank as a national bank, see "Information About Carnegie -- Supervision and Regulation." Since Regent is a bank holding company regulated by the FRB and the Bank is a national bank regulated by the OCC, they are subject generally to the same laws and regulations as Carnegie and CBN.
See "Information About Carnegie--Supervision and Regulation." The Bank maintains an outstanding rating under the Community Reinvestment Act. Inasmuch as the Bank is located in Pennsylvania, certain matters relating to interstate banking are governed by Pennsylvania law. In July 1995, Pennsylvania enacted legislation by which it "opted in" to the Interstate Act. Prior to adopting this legislation, Pennsylvania law permitted interstate acquisitions by bank holding companies when home states had "reciprocal" legislation that allowed acquisitions by Pennsylvania based bank holding companies. Under the Interstate Act, the provisions requiring reciprocal authorization have been eliminated. The new legislation, however, retained the requirement of approval by the Pennsylvania Department of Banking with respect to any acquisition of a national bank located in Pennsylvania, regardless of the location of the acquirer. The Pennsylvania legislation also conditioned the authorization for interstate branching into Pennsylvania by an out-of-state bank if a Pennsylvania chartered institution would be permitted to establish a branch in such other state.


     The Bank conducts all its banking activities through its office located at 1430 Walnut Street, Philadelphia, Pennsylvania 19102, offering a broad range of commercial and private banking services. At September 30, 1995, the Bank had total deposits of $192.9 million and had total loans and loans held for sale


                                  125

outstanding of $107.2 million. Although the Bank's primary service area for Community Reinvestment Act purposes is Center City Philadelphia, it also services the Delaware Valley which consists of Philadelphia, Montgomery, Bucks, Chester, Delaware, Berks, Lancaster, Northampton and Lehigh Counties in Pennsylvania; New Castle and Kent Counties in Delaware; Cecil County in Maryland; and Camden, Burlington, Salem, Atlantic, Ocean, Mercer, Cumberland and Cape May Counties in New Jersey (the "Delaware Valley").

     The Bank engages in the commercial banking business, serving the banking needs of its customers with a particular focus on small and medium-sized businesses, professionals and other individuals, with an emphasis on the origination of loans in the $100 thousand to $2.5 million range. The Bank's strategy in providing its services is to attempt to respond to each customer's needs and assure that a customer will deal regularly with the same officer of the Bank. The small and midsized business and entrepreneurial market in the Bank's service area is large and the Bank believes it can offer the flexibility, speed and personal attention necessary to serve this large market. The banking and broad business experience of the officers and directors makes the Bank particularly well-suited to serve the individualized needs of this market.

     The Bank offers a wide range of deposit products, including checking accounts, interest-bearing NOW accounts, insured money market accounts, certificates of deposit, savings accounts and Individual Retirement Accounts.


     A broad range of credit facilities are offered to the businesses and residents of its service area, including commercial loans, home improvement loans, mortgage loans, and home equity lines of credit. At September 30, 1995, the Bank's maximum legal lending limit was $2.7 million per borrower.

     In addition, the Bank offers safe deposit boxes, travelers' checks, money orders, direct deposit of payroll and Social Security checks, and access to one or more regional or national automated teller networks as well as international services through correspondent institutions. The Bank is also empowered to offer trust services. The Bank has the power to act as executor of wills and as a trustee for Individual Retirement Accounts, minors and other fiduciaries. Other trust services are provided through correspondent institutions. The Bank has established relationships with correspondent banks and other financial institutions in order to provide other services requested by its customers, including requesting correspondent banks to participate in loans where the loan amount exceeds the Bank's policies or legal lending limits.


                                  126


     There is substantial competition among financial institutions in the Bank's service area. The Bank competes with new and established local commercial banks, as well as numerous regionally based commercial banks. There is also competition from out of state financial institutions, thrifts and mutually owned savings banks and savings and loan associations. As of the date hereof, the Bank had attracted, and believes it will continue to attract its customers from the deposit base of such existing banks and financial institutions and from growth in the Delaware Valley. Many such banks and financial institutions are well-established and well-capitalized, allowing them to do more advertising and promotion and to provide a greater range of services, including trust services. The Bank's strategy has been and will continue to be emphasizing personalized services, offering competitive rates to depositors and making use of commercial and personal ties of the shareholders, directors, officers and staff to Delaware Valley businesses and residents.


     In recent years, intense market demands, economic pressures and significant legislative and regulatory action have eroded traditional banking industry classifications which were once clearly defined and have increased competition among banks, as well as between banks and other financial institutions. As a result, banks and other financial institutions have had to diversify their services, generally increase interest paid on deposits and become more cost effective. These events have resulted in increasing homogeneity in the financial services offered by banks and other financial institutions. Some of the effects on banks and other financial institutions of these market dynamics and legislative regulatory changes include increased customer awareness of product and service differences among competitors and increased merger activity.

     As of September 30, 1995, Regent and the Bank had a total of 38 employees.

Properties of Regent and the Bank

     The Bank leases approximately 15,600 square feet of the first and second floors and basement of 1430 Walnut Street, Philadelphia, Pennsylvania. The space is occupied by both Regent and the Bank and serves as the Bank's sole banking location. The first floor contains a banking lobby. The vault, together with additional lobby and storage space is located in the basement. Executive, administrative, and loan offices are located on the second floor. At September 30, 1995, approximately 90% of the Bank's leased total square footage was occupied.

     The property is leased with a rental expense of approximately $190,000 per annum excluding taxes, insurance, utilities and janitorial services through May 1999. The lease provides for two 5-year renewal options at the then current


                                  127


market rental rates, plus a right of first refusal to purchase the premises.

Description of Regent Securities

     Regent is authorized pursuant to its Certificate of Incorporation to issue 15,000,000 shares of capital stock, of which 10,000,000 shares are common stock and 5,000,000 shares are series preferred stock.


     Regent Common Stock. Regent is authorized to issue up to 10,000,000 shares of common stock, $.10 par value per share, ("Regent Common Stock") of which 996,235 shares were outstanding as of the date of this Joint Proxy Statement/Prospectus. Each outstanding share of Regent Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

Holders of Regent Common Stock do not have cumulative voting rights with respect to elections of directors of Regent.


     The holders of Regent Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of Regent, (ii) are entitled to share ratably in all of the assets of Regent available for distribution to holders of Regent Common Stock upon liquidation, dissolution or winding up of the affairs of Regent, and (iii) do not have preemptive or redemption provisions applicable thereto.



     Since dividends from the Bank are currently Regent's sole source of income, any restrictions on the Bank's ability to pay dividends will act as a restriction on Regent's ability to pay dividends. Under the National Bank Act and the regulations of the OCC applicable to the Bank, the Bank may not pay dividends in excess of the Bank's net profits, as defined, for that year plus the Bank's retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless the Bank makes transfers from retained earnings to capital surplus.

     Regent Preferred Stock. Regent is authorized to issue up to 5,000,000 shares of preferred stock, par value $.10 per share, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Board of Directors.

     As of the date of this Joint Proxy Statement/Prospectus, the five series of preferred stock of Regent created by the Board of Directors of Regent and the number authorized and outstanding

                                  128

shares, respectively, of each such series are as follows: (i) 1,000,000 authorized shares of Series A Convertible Preferred Stock, $.10 par value per share, ("Regent Series A Convertible Preferred Stock") of which 484,032 shares are outstanding; (ii) 500,000 authorized shares of Series B Convertible Preferred Stock, $.10 par value per share, ("Regent Series B Convertible Preferred Stock") of which 4,270 shares are outstanding; (iii) 500,000 authorized shares of Series C Convertible Preferred Stock, $.10 par value per share, ("Regent Series C Convertible Preferred Stock") of which 3,505 shares are outstanding; (iv) 500,000 authorized shares of Series D Convertible Preferred Stock, $.10 par value per share, ("Regent Series D Convertible Preferred Stock") of which 3,880 shares are outstanding and (v) 500,000 authorized shares of Series E Convertible Preferred Stock, $.10 par value per share, ("Regent Series E Convertible

Preferred Stock") of which 90,548 shares are outstanding. Regent Series A Convertible Preferred Stock through Regent Series E Convertible Preferred Stock are sometimes hereinafter collectively referred to as "Regent Preferred Stock" and Regent Series B Convertible Preferred Stock through Regent Series E Convertible Preferred Stock are sometimes hereinafter collectively referred to as "Regent Series B through Series E Convertible Preferred Stock."


     The following is a brief description of the terms of the Regent Preferred Stock, which does not purport to be complete and is subject to and qualified in its entirety by reference to Regent's Certificate of Incorporation.


     Dividends. The holders of Regent Series A Convertible Preferred Stock are entitled to receive preferred stock dividends, payable annually, equal to 10% of the shares of Regent Series A Convertible Preferred Stock owned at the respective record dates, computed on the basis of one share of Regent Series B through Series E Convertible Preferred Stock, as the case may be, for every ten shares of Regent Series A Convertible Preferred Stock. The holders of Regent Series A Convertible Preferred Stock received stock dividends paid in shares of Regent Series B Convertible Preferred Stock in 1990, Regent Series C Convertible Preferred Stock in 1991, Regent Series D Convertible Preferred Stock in 1992 and Regent Series E Convertible Preferred Stock in 1993 and the years following.

     The holders of Regent Preferred Stock are also entitled to receive cash dividends on a noncumulative basis when, as and if declared by the Board of Directors of Regent.

     Optional Redemption. The outstanding shares of Regent Preferred Stock are redeemable in whole or in part at the option of Regent at a price of $10 per share plus any declared but unpaid dividends.


                                  129


     If less than all of the outstanding shares of Regent Preferred Stock not previously called for redemption are to be redeemed, Regent will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors of Regent may determine. There is no mandatory redemption or sinking fund obligation with respect to the Regent Preferred Stock.

     In the event that Regent exercises its redemption option, notice of redemption must be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Regent Preferred Stock to be redeemed at the address shown on the books of Regent. On and after the redemption date, dividends cease (except for any declared but unpaid dividends) on shares of Regent Preferred Stock called for redemption and all rights of the holders of such shares terminate except the right to receive the redemption price (unless Regent defaults in the payment of the redemption price).

     Conversion Rights. The shares of Regent Preferred Stock are convertible, at the option of the holder at any time prior to the close of business on the date fixed for any redemption called by Regent (unless Regent shall default in making the payment due upon redemption), as follows: (i) each outstanding share of Regent Series A Convertible Preferred Stock and Regent Series E Convertible Preferred Stock is currently convertible into one share of Regent Common Stock and (ii) each outstanding share of Regent Series B, Series C and Series D Convertible Preferred Stock is currently convertible into 1.177 shares of Regent Common Stock.


     The conversion rate is subject to adjustment in the manner provided in Regent's Certificate of Incorporation in the event of: (i) payment of certain stock dividends, stock split-ups or combinations or other similar recapitalizations or (ii) the issuance of certain rights or warrants to holders of Regent Common Stock entitling them to subscribe for or purchase Regent Common Stock at a price less than the then current market price therefor, as determined by the terms of Regent's Certificate of Incorporation, at the time of issuance. No adjustment in the conversion rate is required unless it would result in at least a 1% increase or decrease in that rate; however, any adjustment not made is carried forward.

     In case of any consolidation or merger of Regent with or into any other corporation or any sale or transfer of substantially all the assets of Regent, Regent or any successor corporation is required to make provision that any holder of Regent Preferred Stock will be entitled, after the occurrence of any such event, to receive on conversion the consideration that the holder of Regent Preferred Stock would have received had the holder converted the Regent Preferred Stock into Regent Common Stock immediately prior to the occurrence of the event.

                                  130


     Voting Rights. The holders of Regent Series A Convertible Preferred Stock have full non-cumulative voting rights, share for share, with Regent Common Stock and any other class or series of Regent's stock which at any time may have general voting power with Regent Common Stock concerning any matter being voted upon.

     The approval of the holders of at least two-thirds of the shares of Regent Series A Convertible Preferred Stock then outstanding is required to amend, alter or repeal any of the provisions of Regent's Certificate of Incorporation (or any certificate providing for terms of capital stock of Regent) or to authorize any reclassification of Regent Series A Convertible

Preferred Stock, in either case so as to affect adversely the preferences, special rights or powers of Regent Series A Convertible Preferred Stock, either directly or indirectly or through a merger or consolidation with any corporation, or to authorize any capital stock of Regent ranking, either as to the payment of dividends or upon liquidation, dissolution or winding up of Regent, prior to the Regent Series A Convertible Preferred Stock. The approval of the holders of at least a majority of the outstanding shares of Regent Series A Convertible Preferred Stock, voting as a class, is required to increase the authorized number of shares of preferred stock or to create, or increase the authorized number of shares of, any other class of stock of Regent ranking on a parity with the Regent Series A Convertible Preferred Stock as to dividends or upon liquidation, dissolution, or winding up of Regent.

     The holders of shares of Regent Series B through Series E Convertible Preferred Stock are not entitled to any voting rights on any matter, except as required by applicable law.

     Liquidation Rights. The holders of Regent Preferred Stock are entitled to receive $10 per share (plus any declared and unpaid preferred stock dividends) before any distribution is made to holders of Regent Common Stock or any other junior stock of Regent in the event of the dissolution, liquidation or winding up of Regent. If in any such event the assets of Regent distributable among the holders of Regent Preferred Stock or any capital stock of Regent ranking on par with the Regent Preferred Stock are insufficient to permit full payment, the holders of Regent Preferred Stock and of the capital stock of Regent ranking on a par with Regent Preferred Stock will be entitled to ratable distribution of the available assets in accordance with the respective amounts that would be payable to such holders if all amounts payable in respect of such shares were paid in full. A consolidation, merger or sale of all or substantially all of the assets of Regent is not considered a liquidation, dissolution or winding up for this purpose.

                                  131

Regent Common Stock Warrants


     Regent Public Warrants. Regent has issued and outstanding 292,598 warrants that are traded publicly (the "Regent Public Warrants") as of the date of this Joint Proxy Statement/Prospectus. Each Regent Public Warrant, which was exercisable prior to December 31, 1995, entitles the holder thereof to purchase 1.177 shares of Regent Common Stock, for an aggregate of 344,387 shares of Regent Common Stock, at a purchase price of $8.50 per share. The Regent Public Warrants would again become exercisable for a period of 30 days after termination of the Merger Agreement if the Merger Agreement were terminated. Of these Regent Public Warrants, Regent has issued and outstanding to Harvey Porter, O. Francis Biondi, David W. Ring,
Abraham L. Bettinger, Barbara H. Teaford and Leonard S. Dwares
(the "Organizers") 42,500 warrants to purchase an aggregate of 50,022.5 shares of Regent Common Stock at an exercise price of $8.50 per share (the "Regent Organizer Warrants").




     Regent Underwriter Warrants. In connection with Regent's 1989 public offering, Regent issued warrants to purchase Units consisting of one share of Regent Common Stock and a warrant to purchase one-half share of Regent Common Stock to Regent's managing underwriter, Hopper Soliday & Co. Inc. and its designee (the "Regent Underwriter Warrants"). The Regent Underwriter Warrants are exercisable for the purchase of an aggregate of 147,124 shares of Regent Common Stock at an exercise price of $10.20 per share.

     The exercise price and the number of shares purchasable under the Regent Underwriter Warrants are subject to adjustment in the event of any subdivision, combination or reclassification of Regent Common Stock. In the event of a merger, consolidation or sale of substantially all of the assets of Regent, Regent is


                                  132


required to make adequate provision whereby the holders of the Regent Underwriter Warrants thereafter have the right to purchase such shares of stock, securities or assets that would have been received in exchange of shares of Regent Common Stock purchasable under the Regent Underwriter Warrants in such transaction had the Regent Underwriter Warrants been exercised immediately prior to the consummation of such transaction. Regent is required to provide each holder of the Regent Underwriter Warrants with a written notice of any such merger, consolidation or sale at least 15 days prior to the date such transaction is consummated.

     Regent Put Option Warrants. In connection with the 10% stock dividends issued in the form of Regent Series B Convertible Preferred Stock, Regent Series C Convertible Preferred Stock and Regent Series D Convertible Preferred Stock, the Organizers had the obligation to purchase such shares from the recipients at $10 per share. Regent issued to each Organizer who was required to purchase any such dividend shares a warrant to purchase one-half of a share of Regent Common Stock at $8.50 per share for each share purchased. In connection with such purchases, the Organizers received warrants to purchase an aggregate of 76,148 shares of Regent Common Stock (the "Regent Put Option Warrants"). The exercise price and number of shares of Regent Common Stock purchasable under Regent Put Option Warrants are subject to appropriate adjustment in the event of a stock dividend, stock split-up, combination or similar reclassification of the Regent Common Stock.

     Regent Stock Options. The Organizers currently hold options to purchase an aggregate of 274,241 shares of Regent Common Stock exercisable at a purchase price of $8.50 per share (the "Regent Organizer Options"). In addition, options to purchase an aggregate of 171,362 shares of Regent Common Stock at a purchase price of $8.50 per share are held by employees and directors of Regent under Regent's 1989 Employee Stock Option Plan (the "Regent Plan Options"). The exercise price of, and number of shares of Regent Common Stock purchasable under the Regent Organizer Options and the Regent Plan Options are subject to appropriate adjustment in the event of a stock dividend, stock split-up, combination or similar reclassification of the Regent Common Stock. Under the terms of the option agreements for the Regent Plan Options, such options terminate upon any merger or consolidation of Regent.

Extension of Expiration Date of All Regent Options and Warrants

     The expiration date of the outstanding options and warrants of Regent described in this section that would have expired before the anticipated Effective Time of the Merger has been extended by the Board of Directors of Regent from their current expiration date to the earlier of (a) the Effective Time of the Merger, during which period such warrants may not be exercised

                                  133


for the purchase of Regent Common Stock but shall represent only the right to receive Carnegie Common Stock as provided in the Merger Agreement or (b) the latter of (i) 30 days following the termination of the Merger Agreement during which period such warrants may be exercised for the purchase of Regent Common Stock in accordance with their respective terms, or (ii) the stated expiration date of such option or warrant.

Legal Proceedings of Regent

     The Bank and Shareholders Funding, Inc. (the "Debtor") are parties to a Participation Agreement pursuant to which the Bank purchased 100% participations in mortgage loans originated by the Debtor. The Debtor filed for bankruptcy protection in November 1994, in the proceeding known as In Re: Shareholders Funding, Inc., Debtor, pending in the United States Bankruptcy Court for the Eastern District of Pennsylvania, Case No. 94-17215 SR. At approximately the same time, James Beck (the president of the Debtor) filed an individual petition for bankruptcy protection. Pursuant to a Motion for Relief from Stay filed on February 24, 1995, the Bank requested, among other relief, that the court order the Debtor to execute assignments of notes and mortgages to the Bank with respect to approximately $7.6 million of mortgages that the Bank had purchased and that the Debtor was obligated to resell but had failed to resell as a result of its financial difficulties. The Debtor and the trustee objected to the Bank's request, alleging that the mortgages may be the property of Debtor and that the funds advanced by the Bank of approximately $7.6 million might represent unsecured loans to the Debtor.


     The parties conducted discovery in connection with the pending Motion for Relief from Stay, including document productions and interrogatories. Ultimately, the trustee, the creditors' committee and the Bank agreed that a potential claim existed against the Debtor's accounting firm and the pursuit of that claim would be beneficial to all parties. Accordingly, the Bank, the creditors' committee and the trustee agreed to a settlement. The motion to approve the stipulation relating to the settlement has been filed with the Bankruptcy Court and was approved during a hearing on September 27, 1995. The Bankruptcy Court issued an order approving the settlement on October 4, 1995. As part of the settlement, the Bank's request to receive assignment of the $7.6 million in notes and mortgages was granted, and the Bank is in the process of obtaining legal title to those mortgages. The Bank believes that the Bank will be able to recover substantially all of such $7.6 million, net of debt service payments received to date. Also, as part of the settlement, the fixed portion of the Bank's unsecured claim has been agreed to in the amount of approximately $1.73 million; the contingent portion of the unsecured claim has been limited to approximately $740 thousand. As part of the settlement, the Bank has agreed to pay to the trustee $175 thousand, which is part of the Bank's fixed claim and may be used to pay all or part of the costs and expenses of the administration of the estate and the Bank will lend the trustee up to $175 thousand to pay counsel fees in litigation against the Debtor's accountant by the trustee. If those counsel fees exceed $175 thousand, counsel has agreed to continue the litigation on a contingency fee basis. The Bank will lend up to an additional

$50 thousand to pay the fees and expenses of

                                  134

professionals (other than attorneys) retained by the trustee in connection with the claim against the Debtor's accounting firm. Lastly, the Bank may make a third loan to the trustee in an amount not to exceed $75 thousand for additional expenses of professionals other than attorneys in connection with the litigation against the Debtor's accountants. The loans will bear interest at the Bank's prime rate plus one percent per annum. The Bank will make such loans available to the trustee only after the expense has been approved by the Bank after receipt of a financial plan which is in form and substance satisfactory to the Bank and only after the expense is due and owing. The indebtedness will be evidenced by notes. The disbursement of any proceeds of the claim against the Debtor's accountants will be disbursed as follows: first, to the payment of any administrative claims of the trustee, the committee and/or any professionals employed by the trustee or the committee, provided that such claims arose directly out of the litigation against the Debtor's accountants; and second, to the payment of the Bank's post-petition loans. As security for the full and timely payment of such indebtedness and all other obligations of the trustee to the Bank, the trustee granted to the Bank a continuing first lien on and security interest in the trustee's right, title and interest in the collateral of the Debtor, subject only to those security interests that were duly perfected on the date of the settlement. If the litigation against the Debtor's accountant is not successful, repayment of such indebtedness will be paid from the assets of the Debtor's estate, to the extent such assets are available prior to the distribution to the general creditors, but after payment of administrative expenses. The Bank's payment to the trustee of $175,000, as part of the settlement, has been charged to earnings in the three months ended September 30, 1995. Management believes the Bank's loan commitments in connection with litigation against the Debtor's accountants, which aggregate $225,000 plus an additional $75,000 which is subject to certain conditions, are recoverable based upon its current assessment of the outcome of this litigation. The Bank's recovery of unsecured claims against the Debtor are primarily dependent on successful litigation against the Debtor's accountants.



     In addition to the foregoing, there continue to be other possible claims which could be asserted against the Bank by other creditors of the Debtor associated with the Bank's transactions with the Debtor. Additionally, in November 1995, the agent that conducted a real estate settlement involving the refinancing of a mortgage through the Debtor, filed a lawsuit against the Bank seeking damages in excess of $100,000 plus any and all damages sustained which are unspecified. The lawsuit alleges, among other things, breach of contract and reliance on the Bank as the Debtor's warehouse lender. Management believes that these pending and possible claims are without merit, and the Bank intends to vigorously defend this and any future actions brought related to these matters. However, the ultimate outcome of these matters is not presently determinable.


     Regent and the Bank are subject to various other legal actions and proceedings, none of which is material.

             REGENT FINANCIAL SUMMARY AND SELECTED PER SHARE DATA
                   (In thousands, except for per share data)


                                                Nine Months Ended
                                                  September 30,                      Year Ended December 31,
                                                -----------------       -----------------------------------------------
                                                 1995       1994        1994       1993      1992      1991        1990
                                                 ----       ----        ----       ----      ----      ----        ----
                                                           (in thousands, except per share data)
Income Statement
Data:


Interest income . .                           $15,063    $ 12,771      $17,165   $15,112    $13,519    $11,163     $11,210
Interest expense  .                             9,133       8,478       11,373     9,921      8,810      7,882       8,653

                                             --------    --------     --------   -------   --------   --------    --------
Net interest income                             5,930       4,293        5,792     5,191      4,709      3,281       2,557

Provision for loan
 losses  . . . . . .                              320          35          860       450        525        525         460
                                             --------    --------     --------   -------   --------   --------    --------
Net interest income
 after provision for
 loan losses . . . .                            5,610       4,258        4,932     4,741      4,184      2,756       2,097
Non-interest income                                74         173          202       156         70         55          43
Realized gain on
 sale of securities                                --          --           --        --         --        642          --
Unrealized loss on
 securities held
 for sale  . . . .                                 --          --           --        --         --         --        (600)
Non-interest
 expense . . . . . .                            5,116       2,877        4,372     3,113      2,486      2,026       1,804
                                             --------    --------     --------   -------   --------   --------    --------
Income (loss)
 before income taxes
 and extraordinary item  . . . . . . .            568       1,554          762     1,784      1,768      1,427       (264)

Income tax expense                                192         527          259       607        601        485         --



                                              136



Extraordinary item - utilization of
 net operating loss
 carry forward . . .                               --          --           --        --         --         213          --
                                             --------    --------     --------   --------   --------   --------    --------
Net income (Loss). .                         $    376    $  1,027     $    503   $ 1,177    $  1,167   $  1,155    $   (264)

                                             ========    ========     ========   =======    ========   ========    ========
Earnings (loss) per share:
 Primary ..................                  $   0.02    $   0.80     $   0.22   $  0.71    $   0.95   $   0.57    $  (1.07)
 Fully Diluted.............                        NA        0.69           NA        NA        0.82         NA          NA
 Cash Dividends............                        --          --           --        --          --         --          --
Book Value Per Share.......                      8.56        8.47         7.98      8.88        8.38       7.56        7.40

Selected Financial Ratios:  Nine Months Ended

                              September 30          Year Ended December 31
                            -----------------  --------------------------------
                              1995    1994     1994   1993   1992   1991   1990
                              ----    ----     ----   ----   ----   ----   ----
Net interest margin           3.31%   2.31%    2.37%  2.49%  2.87%  2.83%  2.22%
Other expenses to total
   average assets             2.79%   1.50%    1.74%  1.44%  1.47%  1.70%  2.05%
Return on average total
   assets                      .21%    .54%     .20%   .55%   .70%   .97%   N/A
Return on average
   shareholders' equity       3.83%  10.09%    3.89%  9.29% 10.33% 11.24%   N/A
Average shareholders'
   equity to average
   total assets               5.38%   5.34%    5.14%  5.88%  6.67%  8.60%  8.37%
Non-performing assets to
   total assets               1.34%    .98%    1.68%  1.04%  2.11%  2.09%   .83%
Allowance for loan losses
   as a percentage of period
   end loans and loans held
   for sale                   1.76%   1.73%    2.10%  1.84%  1.94%  1.78%  1.20%


Balance Sheet Data:

                                                At
                                           September 30,                     At December 31,
                                           -------------    -------------------------------------------------
                                               1995         1994       1993       1992       1991        1990
                                               ----         ----       ----       ----       ----        ----
Total assets  . . .                          $256,583     $243,450   $243,945   $204,800   $132,416    $110,185
Federal funds sold                                 --           --      6,000         --      7,300       9,562
Loans, net  . . . .                           101,216       74,146     47,826     54,454     49,877      47,179
Investment  securities  . . . .               142,812      156,664    156,166    140,226     70,032      49,869
Deposits  . . . . .                           192,943      161,061    192,393    160,715    119,723      99,013

Shareholders' equity  . . . . . .             $13,528     $ 12,206   $ 13,126   $ 11,949   $ 10,782    $  9,627

                                       137

            Management's Discussion and Analysis of
     Financial Condition and Results of Operations of Regent for the Nine Months Ended September 30, 1995

General

     Regent, the holding company for the Bank, recorded net income of $376 thousand, or $.02 per share, for the first nine months of 1995 compared to $1 million, or $.80 per share for the nine months ended September 30, 1994. The decline in net income for the first nine months of 1995 compared to the comparable period of 1994 was due principally to an increase in the provision for loan losses of $285 thousand and an increase in other expenses of $2.2 million, which more than offset a $1.6 million increase in net interest income.


     The higher provision for loan losses and a portion of the increase in other expenses for the nine months ended September 30, 1995 were attributable to irregularities in residential mortgage loans purchased in 1994 from two mortgage banking companies, both of which filed for bankruptcy protection. The year-to-date net income for 1995 was adversely affected by the associated professional fees and settlement costs of $399,000 incurred in resolving legal matters relating to the assignment of the residential mortgages to Regent. See "Information About Regent--Legal Proceedings of Regent." Expenses of $188 thousand were also incurred in 1995 for professional services in connection with the Merger. Salaries and employee benefits and costs incurred for the expansion and servicing of a new consumer loan program that was started at the end of 1994 that finances automobile insurance premiums for individuals also increased other expenses for the nine months ended September 30, 1995. See "--Risk Elements" below. The increase in other expenses was partially offset by a refund of premiums previously paid to the FDIC totaling $107 thousand. The increase in net interest income was attributable to an improvement in the net interest margin as a result of increased lending volume. The net interest margin increased to 3.31% for the first nine months of 1995 from 2.31% for the first nine months of 1994.


Financial Condition of Regent

Capital Adequacy

     Capital adequacy standards adopted by federal banking regulators make capital more sensitive to differences in risk profiles among banking organizations and consider off-balance- sheet exposures in determining capital adequacy. Various levels of risk are assigned to different categories of assets and off- balance-sheet activities.

     These standards define capital as Tier I and Tier II capital. All banks are required to have Tier I capital of at least 4% of risk-weighted assets and total capital of 8% of risk-weighted assets. Tier I (Core) capital consists of common


                                  138


shareholders' equity, non-cumulative preferred stock and retained earnings.
Tier II or total capital includes Tier I capital, cumulative preferred stock, qualifying subordinated debt and the allowance for loan losses up to a maximum 1.25% of total risk-weighted assets. The following table presents the components of Regent's assets and Tier I and II capital ratios at September 30, 1995 and December 31, 1994:



                                                   September 30, December 31,
                                                        1995         1994
                                                    ------------ ------------
        Tier I Capital                              $ 14,005,043 $ 13,628,568

          Allowance for possible loan losses           1,706,324    1,387,754
          Qualifying subordinated debt                 1,650,000    1,650,000
                                                    ------------ ------------
        Total Tier II capital                       $ 17,361,367 $ 16,666,322
                                                    ============ ============

        Total Risk Adjusted Assets                  $136,505,936 $111,020,356
                                                    ============ ============

        Tier I Ratio                                      10.26%       12.28%
        Tier II Ratio                                     12.72%       15.01%


     In addition to the risk-based requirements, regulations have been adopted that establish a minimum leverage capital ratio of 3% of Tier I capital to total assets. The 3% level applies to only those banks that are given the highest composite rating under the regulators' rating system while all other banks are expected to have 3% plus an additional cushion of at least 100 to 200 basis points. At September 30, 1995, and December 31, 1994, Regent's leverage ratio was 5.5% and 5.6%, respectively.

     Regent's objective is to maintain its strong capital base as well as exceeding the requirements for the Bank to be classified as "well capitalized," as defined by the FDIC. Management believes that Regent's capital ratios are in excess of regulatory requirements, are adequate to support current and near term growth, and that the Bank's ratios can be maintained above the level needed to be considered "well capitalized."


     Asset and Liability Management

     Asset and liability management is the process of maximizing net interest income within the constraints of maintaining acceptable levels of liquidity, interest rate risk and capital. To achieve this objective, policies and procedures have been implemented that utilize a combination of selected investments and funding sources with various maturity structures.

                                  139



     Liquidity: Liquidity represents the ability to generate funds at reasonable rates to meet potential cash outflows from deposit customers who need to withdraw funds or borrowers who need available credit. The primary source of the Bank's liquidity has been the Bank's ability to generate deposits.

     Supplementing the deposit base, liquidity is available from the investment portfolio, which consists primarily of mortgage-backed securities issued by U.S. Government agencies and corporations. These securities enhance liquidity not only by their marketability, but they also provide monthly principal and interest payments.

     The liquidity position is also strengthened by the establishment of credit facilities with other banks and the Federal Home Loan Bank of Pittsburgh (FHLB). Investment securities are required to be pledged as collateral for transactions executed under these facilities and provide for an availability of funds on an overnight basis. The FHLB also provides for borrowings on a fixed or floating rate basis with specified maturities up to 20 years at costs that would be less expensive than through the Bank's deposit generation process.

     Investment Portfolio: The investment portfolio, consisting principally of mortgage-backed securities, is coordinated with the liquidity and interest rate sensitivity position of the Bank. With an emphasis on minimizing credit, capital and market risk, the investment portfolio is considered an extension of loans with the objectives of enhancing liquidity and earning a fair return. The investments in mortgage-backed securities consist of a combination of adjustable and fixed rate securities with an emphasis on investments with relatively short weighted average lives. Of the total mortgage-backed portfolio with an amortized cost of $140.9 million at September 30, 1995, $22.1 million were adjustable rate and $118.8 million were fixed rate. The estimated weighted average life for the mortgage-backed securities portfolio at September 30, 1995 approximated 5.4 years.


     Interest Rate Sensitivity: Interest rate sensitivity is closely related to liquidity since each is directly affected by the maturity of assets and liabilities. Interest rate sensitivity also deals with exposure to fluctuations in interest rates and its effect on net interest income. It is management's objective to maintain stability in the growth of net interest income by appropriately mixing interest sensitive assets and liabilities. One tool used by management to gauge interest rate sensitivity is a gap analysis which categorizes assets and liabilities on the basis of maturity date, the date of next repricing, and the applicable amortization schedule. This analysis summarizes the matching or mismatching of rate sensitive assets versus rate sensitive liabilities according to specified

                                  140


time periods and provides management with an indication of how interest income will be impacted by changing rate scenarios. For example, an institution with more interest sensitive assets than liabilities is said to have a positive gap. In this example, as interest rates rise, the greater volume of assets should reprice more rapidly than the liabilities. The net result should be an increase in the net interest margin. Conversely, in a declining rate environment the net interest margin should decline. If the institution has a greater volume of interest sensitive liabilities than assets, it is said to have a negative gap. In this event, increased interest rates would cause the greater volume of liabilities to reprice more rapidly than assets. The net result should be a decline in the net interest margin. Conversely, in a declining rate environment the net interest margin should increase. In addition to the GAP analysis, computer simulations are used to evaluate the impact of a change in interest rates on liquidity, interest rate spreads/margins and operating results. The simulation model is a more effective tool than a GAP analysis since the simulation analysis can more accurately reflect the impact of rising and declining rates on each type of interest earning asset and interest bearing liability. The simulation is particularly more beneficial as it can better evaluate the effects of prepayment speeds on the Bank's portfolio of mortgage-backed securities and what impact that would have on the Bank's liquidity and profitability. Using the result of the simulation analysis, the Bank strives to control its interest rate risk exposure so that net interest income does not fluctuate by more than 5% assuming that interest rates increase or decrease by 200 basis points.


    The blending of fixed and floating rate loans and investments to match the repricing and maturity characteristics of the various funding sources is a continuous process in an attempt to minimize fluctuations in net interest income. An effective tool used by the Bank in this process has been the availability and flexibility of the various FHLB advance programs, which enable the Bank to lock in spreads when appropriate and provide an effective method of matching fixed rate assets with a fixed rate funding source.


    The Bank's objective is to structure its balance sheet, as outlined in the following Interest Sensitivity table, to minimize any significant fluctuation in net interest income. The distribution in the table is based on a combination of maturities, repricing frequencies and prepayment patterns. Floating rate assets and liabilities are distributed based on the repricing frequency of the instrument while fixed rate instruments are based on maturities. Mortgage-backed securities are distributed in accordance with their repricing frequency and estimated prepayment speeds. Deposit liabilities are distributed according to repricing opportunities for NOW and money market accounts, maturities for certificates of deposit and expected retention rates and interest sensitivity for savings deposits. As the table shows, the Bank has a cumulative negative gap for all time periods except the last. This indicates that future liquidity, interest rate margins and operating results should be positively impacted in a falling rate environment and negatively impacted in a rising rate environment.




                                     0 to 3       4 to 12      1 to 3     3 to 5    After 5
                                     Months        Months       Years     Years      Years      Total
                                    -------       -------      ------     ------    -------    --------
                                                           (Dollars in thousands)
Mortgage-backed securities          $  7,578      $ 23,342     $ 52,883   $52,364    $ 4,054    $140,221
Other securities                       2,195            --           --        --        395       2,590
Mortgage loans held for sale           4,071            --           --        --         --       4,071
Loans                                 45,307        22,380        6,016     8,969     21,812     104,484
                                    --------      --------     --------   -------    -------     -------




  Total Earning Assets              $ 59,151      $ 45,722     $ 58,899   $61,333    $26,261    $251,366
                                     =======      ========     ========   =======    =======    ========

NOW and money market                $ 10,861      $     --    $     --    $   --     $    --    $ 10,861
Savings                                   --            --       24,059    24,059         --      48,118
Certificates of deposit               13,647        58,379       22,336    23,939         52     118,353
FHLB advances                         37,928            --           --        --        213      38,141
Subordinated debt                         --            --        2,750   $    --         --       2,750
Net non-interest bearing
  source of funds                         --            --           --        --     33,143      33,143
                                     -------      --------     --------   -------    -------    --------
  Total Sources of Funds            $ 62,436      $ 58,379     $ 49,145   $47,998    $33,408    $251,366
                                     =======      ========     ========   =======    =======    ========

Period Gap                          $ (3,285)     $(12,657)    $  9,754   $13,335    $(7,147)
                                     =======      ========     ========   =======    =======

Cumulative Gap                      $ (3,285)     $(15,942)    $ (6,188)  $ 7,147         --
                                     =======      ========     ========   =======    =======



                                       141


                                      0 to 3      4 to 12      1 to 3     3 to 5    After 5
                                      Months       Months       Years     Years      Years      Total
                                     -------      -------      ------     ------    -------    --------
                                                           (Dollars in thousands)

 Cumulative Gap as % of total assets  (1.3%)       (6.2%)       (2.4%)       2.8%      --         --


     Investment Portfolio

     The investment portfolio of Regent includes investments classified as held-to-maturity and available-for-sale and consists of mortgage-backed securities and non-marketable equity securities. The mortgage-backed securities portfolio is comprised principally of securities issued by U.S. Government agencies and corporations, which represented 86% of the total mortgage-backed portfolio at September 30, 1995. The remaining 14% consisted of collateralized mortgage obligations of private issuers. The table below summarizes by major category the amortized cost and market values of investment securities classified as held-to-maturity and available-for-sale at September 30, 1995:




                              Held-to-Maturity            Available-for-Sale
                          -----------------------       ----------------------
                          Amortized        Market       Amortized       Market
                            Cost           Value           Cost         Value
                          ---------       -------       ---------       ------
GNMA                     $13,096,578    $12,663,480    $   -         $   -
FHLMC                     45,209,954     44,526,145     11,447,000    11,095,255
FNMA                      34,225,820     33,379,852     17,958,752    17,588,669
Collateralized mortgage
     obligations          19,005,398     19,005,482        -             -
Non-marketable equity
     securities               -               -          2,589,808     2,589,808
                         ------------  ------------    -----------   -----------
                         $111,537,750  $109,574,959    $31,995,560   $31,273,732
                         ============  ============    ===========   ===========




The following table details the range of maturities of the total mortgage-backed securities portfolio as of September 30, 1995 based on the weighted average life of the securities for each classification and the weighted average yield for each maturity period:



                                          After 1      After 5
                                Within    But Within   But Within
                                l Year    5 Years      10 Years       Total
                              --------  -----------  -----------   -----------
U.S. Agencies and
  Corporations                $552,091  $60,191,656  $61,194,357   $121,938,104
Collateralized mortgage
 obligations                    51,603   18,228,734      725,061     19,005,398
                              --------  -----------  -----------   ------------
                              $603,694  $78,420.390  $61,919,418   $140,943,502
                              ========  ===========  ===========   ============

Weighted Average Yield          8.02%      6.64%         6.78%
                                ====       ====          ====



The following table sets forth those collateralized mortgage obligations which have a value that exceeded 10% of the Company's shareholders' equity at September 30, 1995. These securities have an investment rating of AA or better.



                                               Carrying Value    Market Value
                                               --------------    ------------
Bear Stearns Mortgage Securities Inc.
     Series 1993-2 Class 7                      $2,772,914        $2,772,952
Bear Stearns Mortgage Securities Inc.
     Series 1993-2 Class 5                       2,612,641         2,612,690
Bear Stearns Mortgage Securities Inc.
     Series 1993-2 Class 6                       1,752,343         1,752,374
Bear Stearns Mortgage Securities Inc.
     Series 1993-12 Class 1B                     1,956,775         1,956,720
Bear Stearns Mortgage Securities Inc.
     Series 1992-04                              1,840,594         1,840,661
Capstead Securities Corp.
     Series 1992-C-3                             1,703,928         1,703,869
Resolution Trust Corporation
     Series 1991-M6                              1,527,140         1,527,177
Saxon Mortgage Security Corp.
     Series 1993-04 Class 1A                     2,609,253         2,609,225




     Gross unrealized gains and losses on mortgage-backed securities held to maturity at September 30, 1995 were $247,811 and $2,210,518, respectively and gross unrealized gains and losses on mortgage-backed securities available-for-sale at September 30, 1995 were $777,343 and $55,515, respectively. There were no sales of mortgage-backed securities during the nine months ended September 30, 1995. Unrealized losses on the securities generally are the result of lower than market interest rates on the underlying mortgages contained in the securities.



     At September 30, 1995, the contractual maturity of substantially all of the Bank's mortgage-backed securities was in excess of ten years. The actual maturity of a mortgage-backed security is less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are different than anticipated will affect the yield to maturity. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with generally accepted accounting principles, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because to the extent that the Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. Based on simulation models, if market interest rates decrease by 200 basis points, the weighted average life of the mortgage-backed securities portfolio would decrease to approximately 2.9 years from the current weighted average life of 5.4 years, and the unrealized gain on the portfolio would be approximately $1.9 million. Conversely, if market interest rates increased by 200 basis points, the weighted average life of the mortgage-backed securities portfolio would increase to 6.8 years and the unrealized loss on the portfolio would be approximately $10 million.



     Mortgage-backed securities generally increase the quality of the Bank's assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank.




     Lending

     Total loans, consisting of loans held for the portfolio and mortgage loans held for sale, amounted to $108.6 million at September 30, 1995 compared to $81.5 million at December 31, 1994. The increase of $27.1 million primarily reflected higher commercial loan activity and consumer loans which represented the expansion of a specialized installment loan program that finances automobile insurance premiums. The following table details the types of loans outstanding by category as of September 30, 1995 and December 31, 1994:



                              September 30, 1995  December 31, 1994
                              ------------------  -----------------
                                  Amount      %          Amount      %
                                  ------     ---         ------     ---
Commercial & industrial       $42,607,801    41%      $27,406,523   36%

Real estate:
     Construction               3,910,321     4%        1,455,110    2%
     Mortgages-residential     27,336,353    26%       29,252,959   38%
     Mortgages-commercial      13,970,415    13%       13,550,216   18%

Consumer                       16,658,627    16%        4,409,532    6%
                             ------------    ---      -----------   ---
          Total Loans        $104,483,517   100%      $76,074,340  100%
                                            ====                   ====

Less:
     Unearned interest
       and fees                (1,353,823)               (214,701)
                             ------------             -----------
                             $103,129,694             $75,859,639
                             ============             ===========

Mortgage loans held for sale  $ 4,071,033             $ 5,387,517
                              ===========             ===========



     Real estate loans are secured primarily by first mortgages on commercial property in which the loan-to-value ratio is 75% or less and residential properties with a loan-to-value ratio of 80% or less. Consumer loans are collateralized primarily by unearned automobile insurance premiums.


     To meet its asset/liability objectives and to control its interest rate sensitivity exposure, the Bank's strategy is to originate loans with floating rates and with maturities less than five years. The following table presents the scheduled maturities of loans that are outstanding as of September 30, 1995:



                                    After 1
                      Within      But Within        After
                      1 Year       5 Years         5 Years        Total
                   ------------   -----------    -----------  ------------

Predetermined
   interest rates   $23,294,114   $13,628,774    $21,811,169   $58,734,057
Floating rate        24,829,188    16,868,983      4,051,289    45,749,460
                   ------------   -----------    -----------  ------------

                    $48,123,302   $30,497,757    $25,862,458  $104,483,517
                    ===========   ===========    ===========  ============

     Risk Elements



 Risk elements unique to each particular loan category are as follows:

 Commercial and Industrial

 Risk factors inherent in commercial and industrial loans include economic risk which may affect borrower's ability to sustain and grow a business; collateral risk in that an economic downturn may result in collateral depreciation; interest rate risk in that rate changes may outpace business cash flow; and legal risk in properly documenting and perfecting collateralization. The Bank monitors such loans annually with updated financial analysis.

 Construction loans




Risk factors inherent in construction loans include economic risk which may affect end purchase or use of the collateral; engineering risk which may prevent completion of construction or result in added expense in build-out; environmental risk in earth and water table movement; management risk in correctly and completely monitoring construction and loan advances; and legal risk in properly documenting each advance and ensuring collateralization. The Bank monitors such loans to review all advances and monitor all projects.



 Residential mortgages

 Risk factors inherent in residential mortgage lending include economic risk which may affect a borrower's ability to maintain a job and financial stability; collateral risk in that an economic downturn may result in collateral depreciation; interest rate risk in that rate changes may outpace personal cash flow; indeterminate in that personal factors--divorce, illness--may affect credit stability; environmental risk in that collateral may be damaged or destroyed by natural causes; and legal risk in properly documenting and perfecting collateralization.
Thc Bank evaluates, among other things, collateral, financial stability, credit stability, cash flow and interest rate risk, and monitors such loans for indications of financial decline or collateral devaluation.

 Commercial mortgages

 Risk factors inherent in commercial mortgage lending include economic risk which may affect lessees' ability to pay rent, or borrower's ability to cash-flow vacancies; collateral risk in that an economic downturn may result in collateral depreciation; environmental risk in that collateral may be damaged or destroyed by natural causes; interest rate risk in that rate changes may outpace property cash flow; and legal risk in properly documenting and perfecting collateralization. Loans are underwritten to match lease terms, and large tenants are subject to credit review. The Bank monitors such loans quarterly or annually with updated inspections, lease analysis, and financial analysis.

 Consumer loans




  Consumer loans consist primarily of loans to individuals to finance automobile insurance premiums. These loans have repayment terms of nine months and are secured by the insurance policy's unearned premiums. Risk factors include economic risk which may affect the borrower's ability to maintain a job and financial stability; the financial strength and stability of the insurance company underwriting the insurance and insurance agents that originate the loans; the effectiveness of the internal control structure to cancel the insurance on delinquent accounts in a timely and effective manner; and legal risk in properly documenting and perfecting the collateral.



     The level of non-performing assets, consisting of non-accrual loans, loans past due ninety days or more, and other real estate owned amounted to $3.4 million or 1.34% of total assets at September 30, 1995 compared to $4.1 million or 1.68% of total assets at December 31, 1994. The reduction of $650 thousand in non-performing assets resulted primarily from lower non-accrual loans as several large non-accruing loans were fully repaid in the 1995 second quarter. The following table details the non-performing assets as of September 30, 1995 and December 31, 1994:




                              September 30, 1995  December 31, 1994
                              ------------------  -----------------

Non-accrual loans                  $2,884,193     $3,685,804
Accruing loans 90 days or more
  past due                            545,510        393,681

Restructured loans                        -              -
                                   ----------     ----------
     Total non-performing loans     3,429,703      4,079,485
Other real estate owned                   -              -
                                   ----------     ----------
     Total non-performing assets   $3,429,703     $4,079,485
                                   ==========     ==========

Non-performing loans to period
     end loans and loans held
     for sale                           3.16%          5.01%

Non-performing assets to
    total assets                        1.34%          1.68%

Non-performing assets to loans,
     loans held for sale and other
     real estate owned                  3.16%          5.01%


     Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest and principal is doubtful. The non-accrual loans are primarily secured by various types of real estate. Interest income not recognized due to non-accrual status

                                  143

was $248.6 thousand for the nine months ended September 30, 1995. No interest income was included in operating income attributable to non-accrual loans in the same nine-month period.

     Other real estate owned represents property acquired by foreclosure or deed in lieu of foreclosure. These assets are initially reported at the lower of the related loan balance or the fair value of the property.


     Other problem loans not considered above include loans considered impaired by Statement of Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by Statement of Financial

Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS No. 118").



     Under the new standard, the allowance for credit losses related to loans that are impaired as defined by SFAS No. 114 and SFAS No. 118, is evaluated based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral for certain collateral dependent loans. All loans regardless of size and type are evaluated for impairment on an individual basis. Prior to 1995, the allowance for credit losses related to these loans was evaluated based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.



     Factors influencing management's recognition of impairment include decline in collateral value; lack of performance under contract loan agreement terms, including evaluation of late payments or non-payment; lack of performance under other creditor's agreements or obligations (i.e. non-payment of taxes, non-payment of loans to other creditors); financial decline significantly different from status at loan inception; litigation or bankruptcy of borrower; significant change in ownership or loss of guarantors to the detriment of credit quality.



     Loans aggregated for evaluation under SFAS No. 114 and SFAS No. 118 are those loans risk-rated by the Bank as Special Mention, Substandard and Doubtful, as well as any Troubled Debt Restructure which may not be so risk-rated. As noted above, as of September 30, 1995, there are no restructured loans.



     At September 30, 1995, the recorded investment in loans that are considered to be impaired as defined SFAS No. 114 and SFAS No. 118 was $4.4 million (of which $2.9 million were on a non-accrual basis). Included in this amount is $4.3 million of impaired loans for which the related allowance for credit losses is $1.3 million and $72,000 of impaired loans that as a result of write-downs do not have an allowance for credit losses. The average recorded investment in impaired loans during the quarter ended September 30, 1995 was approximately $4.6 million. For approximately $800,000 of impaired loans, the reserve evaluation was based on the expected future cash flows and the remaining $3.6 million was based on the fair value of the collateral.


     As part of the quarterly review of the risk elements of the portfolio, an evaluation is also made of the adequacy of the allowance for loan losses. In making an assessment of the quality of the loan portfolio and the adequacy of the allowance for loan losses, management takes into consideration such elements as general economic conditions, industry trends, the volume of delinquencies, specific credit review, as noted above, and other pertinent information. Based on this evaluation, the allowance for loan losses is adjusted by the provision which is charged against income. The following table summarizes the activity for the nine months ended September 30, 1995 and 1994:


                              September 30, 1995  September 30, 1994
                              ------------------  ------------------

Balance, beginning of period       $1,713,372     $1,321,225
                                   ----------     ----------
Charge-offs:
     Commercial & industrial              340         15,909
     Real estate - construction         -             22,492
     Real estate - residential        127,679              -
                                      -------         ------

                                      128,019         38,401
                                      -------         ------
Recoveries:
     Commercial & industrial              567         81,602
     Consumer                           8,000          -
                                        -----         ------
          Total  recoveries             8,567         81,602
                                        -----         ------


Net (charge-offs) recoveries         (119,452)        43,201
                                     ---------        ------
Provision charged to operations       320,000         35,000
                                      -------         ------


Balance, end of period             $1,913,920     $1,399,426
                                   ==========     ==========

Allowance for loan losses as a %
     of year-end loans and loans
     held for sale                      1.76%          1.73%

Net charge-offs (recoveries)
    as a % of average loans and
    loans held for sale                 0.18%         (0.07%)



  Management believes that those loans identified as non-performing are adequately secured and the allowance for loan losses as of September 30, 1995 is sufficient in relation to the potential risk of loss that has been identified in the loan portfolio as of such date. Management has allocated the allowance based on an assessment of risks within the loan portfolio, the estimated value of underlying collateral and expected future cash flows from borrowers.



                                   September 30, 1995
                              ----------------------------
                                               % of Loans
                               Amount        To Total Loans
                              --------       --------------
Commercial & Industrial       $731,000            41%
Real Estate:
       Construction            117,000             4
       Mortgages-residential   411,000            26
       Mortgages-commercial     27,000            13
Consumer                          --              16
Unallocated                    627,820           N/A
                             ---------        ---------
                            $1,913,820           100%
                             ---------        ---------
                             ---------        ---------

  It is not expected that the level of net charge-offs during the next full year will vary significantly from historical levels.




     Deposits

     Total deposits at September 30, 1995 aggregated $192.9 million which was $31.9 million higher than the December 31, 1994 balance of $161 million. This increase was attributable to higher certificate of deposit balances of $68.1 million which offset the decline in statement savings balances of $35.2 million. As illustrated in the table below, the mix of deposits has shifted to a greater reliance on certificates of deposit as a funding source.

                                  144



                          September 30, 1995     December 31, 1994
                          ------------------     -----------------
                             Balance      %        Balance       %
                             -------     ---       -------      ---

Demand                   $ 15,611,907     8%   $ 13,641,796      8%
NOW                         3,618,720     2%      4,201,594      3%
Savings                    48,117,623    25%     83,335,372     52%
Money Market                7,241,841     4%      9,594,864      6%
Certificates of deposit   118,353,183    61%     50,287,846     31%

                         ------------   ----   ------------    ----
                         $192,943,274   100%   $161,061,472    100%
                         ============   ====   ============    ====

     Short-Term Borrowings


     Short-term borrowings are used to supplement the deposit base of the Bank, to support asset growth, to fund specific loan programs, and as a tool in the Bank's asset/liability management process. During 1995 and 1994, the Bank has utilized its credit facilities with its correspondent bank's and with the FHLB. The borrowings from the FHLB are secured by the Bank's investments in mortgage-backed securities.


     The following table summarizes the Bank's short-term borrowing activity for the nine months ended September 30, 1995 and 1994:



                                                                            Maximum                Weighted
                                         Balance             Average       Outstanding        Average Interest       Average
                                        Outstanding       Outstanding      at any Month            Rate at          Rate Paid
                                       September 30    During the Period  End During Period      September 30       ---------
                                       ------------    -----------------  -----------------   -----------------
1995:FHLB borrowings                    $37,926,981        $46,341,779      $66,155,178            6.62%             6.25%
     Federal funds purchased                    --             280,952              --               --              5.92%
                                        -----------        -----------
                                        $37,926,981        $46,622,731                                               6.25%
                                        ===========        ===========
1994:FHLB borrowings                    $43,970,817        $34,696,515      $42,581,175            5.68%             4.42%
     Federal funds purchased                    --             128,276              --               --              3.46%

                                        -----------        -----------
                                        $43,970,817        $34,824,791                                               4.41%
                                        ===========        ===========


Results of Operations

     Net income for the nine months ended September 30, 1995 amounted to $376 thousand, or $.02 per share, compared to the $1 million, or $.80 per share, earned in the first nine months of 1994. The lower 1995 year-to-date results were attributable to increases in the provision for loan losses and other expenses. The nine-month net income total, however, benefitted from higher net interest income.


     Net Interest Income

     Net interest income for the nine months ended September 30, 1995 totaled $5.9 million which was $1.6 million, or 38%, higher than net interest income in the comparable 1994 period of $4.3 million. The year-to-date increase was attributable to an improved net interest margin which reflected the yields on earning assets rising faster than the cost of interest bearing liabilities. The net interest margin rose from 2.31% for the first nine months of 1994 to 3.31% for the same nine-month period in 1995. The yields on earning assets were higher as a result of lower amortization of securities portfolio premiums and the higher prime lending rate which has prevailed in 1995.

                                  145

Additionally, a greater percentage of interest income was derived from higher yielding loan activity. For the nine months ended September 30, 1995, interest and fees on loans represented 50% of total interest income versus 36% in the same 1994 period. Offsetting the benefits of the improved net interest margin, however, was a reduction of $10 million in the amount of average earning assets. The following is a rate/yield analysis for the nine months ended September 30, 1995 and 1994:



(Dollars in thousands)                             1995                                       1994
                                        Average     Income/   Rate/                 Average    Income/      Rate/
                                        Balance     Expense   Yield                 Balance    Expense      Yield
                                        -------     -------   -----                 -------    -------      -----

Interest Earning Assets:

       Federal funds sold                $     -    $     -     -%                  $    379   $   10        3.37%
       Securities                         151,650     7,581  6.66%                   170,097    8,150        6.39%
       Loans                               86,881     7,482 11.36%                    78,078    4,611        7.79%
                                         --------   -------                         --------  -------
                        Total            $238,531   $15,063  8.42%                  $248,554  $12,771        6.85%
                                         ========   =======                         ========  =======

Interest Bearing Liabilities:
       NOW accounts                      $  4,185   $    78  2.49%                  $  3,200   $   60        2.50%
       Statement savings                   55,014     2,000  4.86%                   102,943    4,129        5.36%
       Money market                         9,008       258  3.83%                     8,011      175        2.93%

       Time deposits                       96,228     4,450  6.18%                    66,904    2,542        5.08%
       Short-term borrowings               46,622     2,180  6.25%                    34,825    1,149        4.41%
       Long-term advances                      93         3  6.51%                     7,129      261        4.88%
       Subordinated debt                    2,750       164  7.98%                     2,701      162        8.03%
                                         --------   -------                         --------  -------
                        Total             213,900     9,133  5.71%                   225,713    8,478        5.02%
                                         --------   -------
Non-Interest Bearing
       Sources of Funds                    24,631                                     22,841
                                         --------                                   --------
                                         $238,531                                   $248,554
                                         ========                                   ========

Net Interest Income/Spread                          $ 5,930  2.71%                            $ 4,293       1.83%
                                                    =======  =====                            =======       =====
Net Interest Margin                                          3.31%                                          2.31%
                                                             =====                                          =====


     Provision for Loan Losses

     A provision for loan losses of $320 thousand was recorded for the nine months ended September 30, 1995 compared to $35 thousand in the same period in 1994. The increase in the provision was due to the non-accrual loans that occurred as a result of collectibility concerns for certain residential mortgage loans purchased from two mortgage banking companies, as well as a commercial loan extended to one of these companies.

     Other Expenses

     Total other expenses for the nine months ended September 30, 1995 were $5.1 million, or 78%, over the comparable 1994 period total of $2.9 million. The primary factors that increased other expenses for the nine-month period ended September 30, 1995 were higher salaries and employee benefit costs, professional fees, processing and operating costs for the insurance premium finance lending program, costs incurred in connection with resolving legal


                                  146

matters relating to the assignment of residential mortgage loans to the Bank and Merger related expenses. Salaries and employee benefit expenses increased by $157.7 thousand for the first three quarters and were attributable to higher staffing levels and benefit costs and to salary increases. Professional services increased by $508.5 thousand for the nine months ended September 30, 1995 principally due to legal expenses incurred in connection with the workout of the irregularities involving residential mortgage loans. In addition, legal, accounting and advisory expenses of $188 thousand were incurred relating to Regent's proposed Merger with Carnegie. Expenses of $1.3 million were recorded in the nine months ended September 30, 1995 which did not occur in the comparable 1994 period for the processing and operating of the installment loan program for automobile insurance premium financing. An expense of $175 thousand was also recorded in 1995 for the settlement of legal matters in connection with the assignment of certain residential mortgage loans to Regent. The carrying value of an asset received in satisfaction of a borrower's debt was reduced by $50 thousand. Offsetting these increases in other expenses was a refund of $107 thousand received from the FDIC applicable to insurance premiums previously paid.


     Provision for Income Taxes

     For the nine months ended September 30, 1995, income tax expense was $191.8 thousand versus $526.9 thousand for the same period in 1994. The lower provision in 1995 reflects the decrease in pre-tax profits as the effective tax rate for both periods was 34%.

         Regent Comparison-Year Ended December 31, 1994
                 to Year Ended December 31, 1993
                and Year Ended December 31, 1993
                 to Year Ended December 31, 1992

Financial Overview

     Regent, the holding company for the Bank, recorded net income of $503 thousand, or $.22 per share, in 1994 compared to the net income of $1.2 million, or $.71 per share, earned in 1993. In 1993, the Bank introduced a new lending program directed to the mortgage banking industry. As an alternative to a warehouse credit line, the Bank participates in the funding of individual residential mortgage loans originated by mortgage bankers. During late 1994, two of the mortgage banking companies involved in this program experienced financial difficulties and subsequently filed for bankruptcy protection. At or about the same time, the Bank learned that irregularities occurred in the origination process at the mortgage banking companies which negatively impacted the underlying real estate collateral of certain loans that had been funded. As a result of these conditions, the Bank recorded charges totaling $1.1 million on a pre-tax basis ($1.08 per common share) in the fourth quarter, which included an additional provision for loan losses of $825 thousand. Management of the Bank is aggressively pursuing the

                                  147

recovery of a substantial portion of these charges through insurance claims and other courses of action. Such recoveries, if realized, will be recorded in future periods when received. Offsetting the effects of this non-recurring incident was an increase in net interest income of $600 thousand, which resulted from a higher level of average earning assets.



     Total assets at December 31, 1994 were $243.5 million which was comparable to December 31, 1993 total assets of $243.9 million. While the overall asset size remained relatively the same, the asset mix changed as lending activity increased by 14%. Total loans and mortgage loans held for sale increased to $81.5 million at year end 1994 from $71.6 million at December 31, 1993. The rise in loans was attributable to higher commercial activity and a new installment lending program that finances automobile insurance premiums for individuals.
See "--Risk Elements" below. A continuing emphasis has been placed on loan growth by reinvesting the cash flow from the mortgage-backed securities portfolio into the commercial and installment programs but reducing residential mortgage activity.


     Funding sources changed significantly in 1994, particularly in the latter half of the year. The Bank increased its borrowings from the FHLB as a significant portion of deposit balances were withdrawn and reinvested into higher yielding U.S. Treasury securities. As a result, the Bank's statement savings and certificate of deposit balances decreased by 18% and 25%, respectively. The decrease in total deposits of $31.3 million was funded by borrowings from the FHLB at rates comparable to the rates paid by the Bank on deposits.

     In 1993, net income was $1.18 million, or $.71 per share, while net income in 1992 was $1.17 million, or $.95 per share. The 1% increase in net income from 1992 to 1993 was attributable to an increase in net interest income and a lower provision for loan losses. The $482 thousand increase in net interest income resulted primarily from a higher amount of interest earning assets, specifically, mortgage-backed securities, while the overall improvement in loan quality enabled the provision for loan losses to be reduced by $75 thousand. Net interest income, although increasing in 1993 versus 1992, was reduced by a charge of $400 thousand for additional securities premium amortization recorded in the 1993 fourth quarter. This additional premium amortization recognized the acceleration in prepayments which occurred from the heavy volume of mortgage refinancings. Offsetting these increases to earnings, however, were other expenses being higher by 25%. The results of operations and per share information is summarized in the following table:


                                  148

                                                                        % Increase (Decrease)
                                     1994        1993        1992     1994 to 1993 1993 to 1992
                                     ----        ----        ----     ------------ ------------
       Net interest income        $5,791,818   $5,191,442  $4,709,404     12%          10%
       Provision for loan losses     860,000      450,000     525,000     91%         (14%)
       Other income                  201,883      155,650      70,297     30%         121%
       Other expenses              4,371,776    3,113,483   2,486,145     40%          25%

                                  ----------   ----------  ----------
       Pre-tax income                761,925    1,783,609   1,768,556    (57%)          1%
       Income taxes                  259,100      606,500     601,700    (57%)          1%
                                  ----------   ----------  ----------
       Net Income                 $  502,825   $1,177,109  $1,166,856    (57%)          1%
                                  ==========   ==========  ==========
       Earnings per share:
        Primary                      $.22        $.71        $.95

        Fully diluted                 -           -          .82



Financial Condition

Capital Adequacy

     Economic conditions and the regulatory environment have placed an increasing emphasis on the capital strength of financial institutions. Capital strength is a primary determinant in a financial institution's ability to grow, make acquisitions and protect against any unforeseen loss or adverse economic condition. An evaluation of capital strength assesses how an institution's inherent risks impact its ongoing financial net worth and focuses particularly on asset quality, interest rate sensitivity, earnings and liquidity.



     Total shareholders' equity at December 31, 1994 was $12.2 million or $920 thousand lower than shareholders' equity of $13 million at December 31, 1993. The decrease was a result of recording a net unrealized loss on securities available for sale of $1.4 million which exceeded Regent's net income of $503 thousand. No cash dividends were paid in 1994 or 1993 as it is management's intention to retain its earnings for the foreseeable future in order to maintain its capital strength and allow for growth.


     Capital adequacy standards adopted by federal banking regulators make capital more sensitive to differences in risk profiles among banking organizations and consider off-balance- sheet exposures in determining capital adequacy. Various levels of risk are assigned to different categories of assets and off- balance sheet activities.

     These standards define capital as Tier I and Tier II capital. All banks are required to have Tier I capital of at least 4% of risk-weighted assets and total capital of at least 8% of risk-weighted assets. Tier I(Core) capital consists of common shareholders' equity, non-cumulative preferred stock, and retained earnings and excludes the effects of unrealized gains or losses on securities available for sale. Tier II or total

                                  149


capital includes Tier I capital, cumulative preferred stock, qualifying subordinated debt, and the allowance for possible loan losses of up to a maximum of 1.25% of total risk-weighted assets. The following table presents the components of Regent's assets and Tier I and II capital ratios at December 31, 1994 and 1993:



                                                        1994         1993
                                                    ------------ ------------
        Tier I:  Equity Capital                     $ 13,628,567 $ 13,125,743


          Less:                                           --           (6,401)
                                                    ------------ ------------
             Total Tier I Capital                     13,628,567   13,119,342
        Tier II: Allowance for possible loan losses    1,387,754    1,321,225
        Qualifying subordinated debt                   1,650,000    2,040,000
                                                    ------------ ------------
             Total Tier II capital                  $ 16,666,321 $ 16,480,567
                                                    ============ ============

        Total Risk Adjusted Assets                  $111,020,356 $105,924,683
                                                    ============ ============
        Tier I Ratio                                      12.28%       12.39%
        Tier II Ratio                                     15.01%       15.56%


     In addition to the risk-based requirements, regulations have been adopted that establish a minimum leverage capital ratio of 3% of Tier I capital to total assets. The 3% level applies to only those banks that are given the highest composite rating under the regulators rating system while all other banks are expected to have 3% plus an additional cushion of at least 100 to 200 basis points. At December 31, 1994 and 1993, Regent's leverage ratio was 5.6% and 5.4%, respectively.


     Regent's objective is to maintain its strong capital base as well as exceeding the requirements for the Bank to be classified as "well capitalized", as defined by the FDIC. Management believes that the Bank's capital ratios are in excess of regulatory requirements, are adequate to support current and near term growth, and that the Bank's ratios can be maintained above the level needed to be considered "well capitalized."



     Asset and Liability Management

     Asset and liability management is the process of maximizing net interest income within the constraints of maintaining acceptable levels of liquidity, interest rate risk and capital. To achieve this objective, policies and procedures have been implemented that utilize a combination of selected investments and funding sources with various maturity structures.

     Liquidity

     Liquidity represents the ability to generate funds at reasonable rates to meet potential cash outflows from deposit customers who need to withdraw funds or borrowers who need available credit. The primary source of the Bank's liquidity has been the Bank's ability to generate deposits.

                                  150

     Supplementing the deposit base, liquidity is available from the investment portfolio, which consists primarily of mortgage-backed securities issued by U.S. Government agencies and corporations. These securities enhance liquidity not only by their marketability, but they also provide monthly principal and interest payments.

     The liquidity position is also strengthened by the establishment of credit facilities with other banks and the FHLB. Investment securities are required to be pledged as collateral for transactions executed under these facilities and provide for an availability of funds on an overnight basis. The FHLB also provides for borrowings on a fixed or floating rate basis with specified maturities up to 20 years at costs that would be less expensive than through the Bank's deposit generation process.

     Investment Portfolio

     The investment portfolio, consisting principally of mortgage-backed securities, is coordinated with the liquidity and interest rate sensitivity position of the Bank. With an emphasis on minimizing credit, capital and market risk, the investment portfolio is considered an extension of loans with the objectives of enhancing liquidity and earning a fair return. The investments in mortgage-backed securities consist of a combination of adjustable and fixed rate securities with an emphasis on investments with relatively short weighted average lives. Of the total mortgage-backed portfolio with a carrying value of $155.1 million at December 31, 1994, $17.9 million were adjustable rate and $137.2 million were fixed rate. The estimated weighted average life for the mortgage-backed securities portfolio at December 31, 1994 approximated 6.9 years.

     Interest Rate Sensitivity



     Interest rate sensitivity is closely related to liquidity since each is directly affected by the maturity of assets and liabilities. Interest rate sensitivity also deals with exposure to fluctuations in interest rates and its effect on net interest income. It is management's objective to maintain stability in the growth of net interest income by appropriately mixing interest sensitive assets and liabilities. One tool used by management to gauge interest rate sensitivity is a gap analysis which categorizes assets and liabilities on the basis of maturity date, the date of next repricing and the applicable amortization schedule. This analysis summarizes the matching or mismatching of rate sensitive assets versus rate sensitive liabilities according to specified time periods, and provides management with an indication of how interest income will be impacted by changing rate scenarios. For example, an institution with more interest sensitive assets than liabilities is said to have a positive gap. In this example, as interest rates rise, the greater volume of assets should reprice more rapidly than the liabilities. The net result should be an increase in the net interest margin. Conversely, in a declining rate environment the net interest margin should decline. If the institution has a greater volume of interest sensitive liabilities than assets, it is said to have a negative gap. In this event, increased interest rates would cause the greater volume of liabilities to reprice more rapidly than assets. The net result should be a decline in the net interest margin. Conversely, in a declining rate environment the net interest margin should increase. In addition to the GAP analysis, computer simulations are used to evaluate the impact of a change in interest rates on liquidity, interest rate spreads/margins and operating results. The simulation model is a more effective tool than a GAP analysis since the simulation analysis can more accurately reflect the impact of rising and declining rates on each type of interest earning asset and interest bearing liability. The simulation is particularly more beneficial as it can better evaluate the effects of prepayment speeds on the Bank's portfolio of mortgage-backed securities and what impact that would have on the Bank's liquidity and profitability. Using the result of the simulation analysis, the Bank strives to control its interest rate risk exposure so that net interest income does not fluctuate by more than 5% assuming that interest rates increase or decrease by 200 basis points.


     The blending of fixed and floating rate loans and investments to match the repricing and maturity characteristics of the various funding sources is a continuous process in an

                                  151

attempt to minimize fluctuations in net interest income. An effective tool used by the Bank in this process has been the availability and flexibility of the various FHLB advance programs, which enable the Bank to lock-in spreads when appropriate and provide an effective method of matching fixed rate assets with a fixed rate funding source.

     The Bank's objective is to structure its balance sheet, as outlined in the following Interest Sensitivity table, to minimize any significant fluctuation in net interest income. The distribution in the table is based on a combination of maturities, repricing frequencies and prepayment patterns. Floating rate assets and liabilities are distributed based on the repricing frequency of the instrument while fixed rate instruments are based on maturities. Mortgage-backed securities are distributed in accordance with their repricing frequency and estimated prepayment speeds. Deposit liabilities are distributed according to repricing opportunities for NOW and money market accounts, maturities for certificates of deposit and expected retention rates and interest sensitivity for savings deposits. As the table shows, the Bank has a cumulative negative gap for all time periods. This indicates that future liquidity, interest rate margins and operating results should be positively impacted in a falling rate environment and negatively impacted in a rising rate environment.




                                         0 to 3   4 to 12    1 to 3     3 to 5   After 5
                                         Months    Months     Years      Years    Years    Total
                                         ------   -------    ------     ------   -------   -----
                             (Dollars in thousands)
    Mortgage-backed securities          $  8,459    $11,386  $ 46,512   $73,744  $15,000  $155,101
    Other securities                       3,323        --        --        --       396     3,719
    Mortgage loans held for sale           5,388        --        --        --      --       5,388
    Loans                                 34,220      9,236     5,151     4,961   22,506    76,074
                                        --------   --------  --------   -------  -------  --------
       Total Earning Assets             $ 51,390   $ 20,622  $ 51,663   $78,705  $37,902  $240,282
                                        ========   ========  ========   =======  =======  ========

    NOW and money market                $ 13,796   $    --   $    --    $   --   $   --   $ 13,796
    Savings                               27,778        --     27,779    27,779      --     83,336
    Certificates of Deposit                7,785     23,806     3,073    15,572       52    50,288
    FHLB advances                         57,637      5,400       --        --       --     63,037
    Subordinated debt                        --         --        --      2,750      --      2,750


    Net non-interest bearing
      sources of funds                       --         --        --        --    27,075    27,075
                                        --------   --------  --------   -------  -------  --------
       Total Sources of Funds           $106,996   $ 29,206  $ 30,852   $46,101  $27,127  $240,282
                                        ========   ========  ========   =======  =======  ========
    Period Gap                         $(55,606)   $(8,584)  $ 20,811   $32,604  $10,775
                                        ========   ========  ========   =======  =======
    Cumulative Gap                     $(55,606)  $(64,190) $(43,379) $(10,775)  $   --
                                        ========   ========  ========   =======  =======
    Cumulative Gap as % of total
    assets                               (22.8%)    (26.3%)   (17.8%)    (4.4%)      -- %
                                        ========   ========  ========   =======  =======





     Investment Portfolio

     The investment portfolio of Regent includes investments classified as held-to-maturity and available-for-sale and consists of mortgage-backed securities and non-marketable equity securities. The mortgage-backed securities portfolio is comprised principally of securities issued by U.S. Government agencies and corporations, which represented 86% of the total mortgage-backed portfolio. The remaining 14% consisted of

                                  152


collateralized mortgage obligations of private issuers. The table below summarizes by major category the amortized cost of the mortgage-backed securities available-for-sale and the carrying values of mortgage-backed securities held-to-maturity at December 31, 1994, 1993 and 1992. Prior to the adoption of SFAS 115 for 1994, the Bank was not required to segregate its investment portfolio between securities available-for-sale and securities held -to-maturity:

                                  153



                                       1994                   1993            1992
                              ------------------------        ----            ----
                              Available        Held to
                               for Sale       Maturity
                              ---------       --------
      GNMA                   $    --        $ 13,804,916    $    130,375    $    394,959
      FHLMC                   12,686,878      50,078,849      77,343,996      84,493,606
      FNMA                    19,523,444      37,215,590      49,120,901      30,467,362
      Collateralized
        mortgage obligations   1,408,502      20,383,071      27,178,202      21,987,039
                             -----------    ------------    ------------    ------------
                             $33,618,824    $121,482,426    $153,773,474    $137,342,966
                             ===========    ============    ============    ============

     The following table details the range of maturities of the total mortgage-backed securities portfolio as of December 31, 1994 based on the weighted average life of the securities for each classification and the weighted average yield for each maturity period:


                                         Within     After 1 But      After 5 But
                                         1 Year    Within 5 Years  Within 10 Years     Total

                                         ------    --------------  ---------------     -----
       U.S. agencies and corporations  $1,320,924  $118,863,857     $13,124,896    $133,309,677




       Collateralized mortgage
       obligations                      1,620,412    16,887,853       3,283,308      21,791,573
                                       ----------  ------------     -----------    ------------
                                       $2,941,336  $135,751,710     $16,408,204    $155,101,250
                                       ==========  ============     ===========    ============
       Weighted Average Yield            8.04%         5.90%            7.13%



     The following table sets forth those collateralized mortgage obligations which have a carrying value that exceeded 10% of Regent's shareholders' equity at December 31, 1994. These securities have an investment rating of AA or better.


                                                Carrying Value  Market Value
                                                --------------  ------------

         Bear Stearns Mortgage Securities Inc.
              Series 1993-2 Class 7               $2,818,466     $2,818,397
         Bear Stearns Mortgage Securities Inc.
              Series 1993-2 Class 5                2,836,237      2,836,153
         Bear Stearns Mortgage Securities Inc.
              Series 1993-2 Class 6                1,938,015      1,938,026
         Bear Stearns Mortgage Securities Inc.
              Series 1993-12 Class 1B              1,956,763      1,956,720
         Bear Stearns Mortgage Securities Inc.
              Series 1992-04                       1,874,806      1,718,713
         Capstead Securities Corp.
              Series 1992-C-3                      1,871,913      1,871,848
         ML Trust XII                              1,344,502      1,344,502
         Resolution Trust Corporation
              Series 1991-M6                       1,562,992      1,373,562


                                  154


         Saxon Mortgage Security Corp.             2,833,843      2,833,911
              Series 1993-04 Class 1A

     Regent also makes investments in securities other than mortgage-backed instruments and these are classified in the consolidated balance sheet as investment securities. The following table summarizes the carrying values of investment securities at December 31, 1994, 1993 and 1992, which approximates the fair market values of such instruments as of such respective dates:


                                  155


                                             1994        1993        1992
                                             ----        ----        ----

         U.S. Treasury bills            $124,672        $99,860   $124,763
         Non-marketable equity securities:

          Federal Reserve Bank               --         300,000    300,000
          FHLB                               --       1,972,200  2,100,000
         Other                               --          20,275     36,528
                                        --------     ---------- ----------
                                        $124,672     $2,392,335 $2,561,291
                                        ========     ========== ==========


     At December 31, 1994, non-marketable equity securities of $3,593,864 have been classified as available-for-sale and carried at their fair market value, which approximates their cost.



     Gross unrealized gains and losses on mortgage-backed securities held to maturity at December 31, 1994 were $14,474 and $8,307,224, respectively and gross unrealized gains and losses on mortgage-backed securities available for sale at December 31, 1994 were $0 and $2,156,000 respectively. There were no sales of mortgage-backed securities during 1994. Unrealized losses on the securities generally are the result of lower than market interest rates on the underlying mortgages contained in the securities.



     At December 31, 1994, the contractual maturity of substantially all of the Bank's mortgage-backed securities was in excess of ten years. The actual maturity of a mortgage-backed security is less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are different than anticipated will affect the yield to maturity.
The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with GAAP, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because to the extent that the Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.



     Mortgage-backed securities generally increase the quality of the Bank's assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank.


Lending

     Total loans, consisting of loans held for the portfolio and mortgage loans held for sale, amounted to $81.5 million at December 31, 1994 compared to $71.6 million at December 31, 1993 and $55.5 million at December 31, 1992. The 14% increase in 1994 activity resulted primarily from higher commercial and industrial and commercial real estate balances, and a specialized installment loan program that finances automobile insurance premiums. The growth of loans held for the portfolio of $27.1 million offset the curtailment of the residential mortgage participation program which was unfavorably affected by the bankruptcy of two mortgage banking companies. The participation program generated mortgage loans held for sale of $22.7 million at December 31, 1993 versus $5.4 million at December 31, 1994 and have commitments to be sold within a period of approximately 15 to 30 days.

     The mix of the loans held for the portfolio has shifted as real estate loans comprised 58% of the loans outstanding at December 31, 1994 compared to 52% at year end 1993. The increase in the residential mortgage balances, as well as the increase in the overall percentage of real estate loans, was the result of retaining in the portfolio approximately $9.0 million in mortgages purchased from the two bankrupt mortgage companies due to the expiration of purchase commitments by investors. The underlying collateral for real estate loans is primarily located in the Bank's market area and a significant portion is secured by residential property. The following table details the types of loans outstanding at December 31 for each of the past five years:


                                  156

                                   1994          1993             1992          1991           1990
                                   ----          ----             ----          ----           ----
Commercial & industrial         $27,406,523    $23,293,946     $26,418,088    $26,227,429    $25,616,983

Real estate:
  Construction                    1,455,110      2,218,795       2,634,900      5,181,425      5,541,377
  Mortgage-residential           29,252,959     17,358,843      18,974,537     12,483,927     12,005,360




  Mortgage-commercial            13,550,216      5,700,298       7,001,507      6,651,876      4,508,119
Consumer                          4,409,532        357,700         448,204        225,837        122,254
                               ------------    -----------     -----------    -----------   ------------
                                $76,074,340    $48,929,582     $55,477,236    $50,770,494   $ 47,794,093
                               ============    ===========     ===========    ===========   ============
Mortgage loans held for sale    $ 5,387,517    $22,700,892     $     -        $     -       $     -
                               ============    ===========     ===========    ===========   ============


  Real estate loans are secured primarily by first mortgages on commercial property in which the loan-to-value ratio is 75% or less and residential properties with a loan-to-value ratio of 80% or less. Consumer loans are collateralized primarily by unearned automobile insurance premiums.


  To meet its asset/liability objectives and to control its interest rate sensitivity exposure, the Bank's strategy is to originate loans with floating rates and with maturities less than five years. The following table presents the scheduled maturities of loans that are outstanding as of December 31, 1994:

                                Within        After 1 But
                                1 Year      Within 5 Years    After 5 Years       Total
                               -----------   -----------      -------------   ------------
Commercial & industrial        $15,721,244    $10,752,613        $932,666      $27,406,523
Real estate:
   Construction                  1,388,927         66,183          --            1,455,110
   Mortgages-residential         5,185,794      7,080,850      16,986,315       29,252,959
   Mortgages-commercial          2,558,065      4,432,180       6,559,971       13,550,216
Consumer                         4,272,625        136,907          --            4,409,532
                               -----------    -----------     ------------    ------------
                               $29,126,655    $22,468,733     $24,478,952      $76,074,340
                               ===========    ===========     ===========      ===========



  The table below provides a breakdown of loans as of December 31, 1994 that have either predetermined interest rates or floating rates:


                                Within        After 1 But
                                1 Year      Within 5 Years    After 5 Years       Total
                               -----------   -----------      -------------   ------------
Predetermined interest rates   $ 9,428,888    $10,111,775     $22,506,430      $42,047,093
Floating rate                   19,697,767     12,356,958       1,972,522       34,027,247
                               -----------    -----------     -----------     ------------
                               $29,126,655    $22,468,733     $24,478,952      $76,074,340
                               ===========    ===========     ===========      ===========


     Risk Elements


 Risk elements unique to each particular loan category are as follows:



 Commercial and Industrial



 Risk factors inherent in commercial and industrial loans include economic risk which may affect borrower's ability to sustain and grow a business; collateral risk in that an economic downturn may result in collateral depreciation; interest rate risk in that rate changes may outpace business cash flow; and legal risk in properly documenting and perfecting collateralization. The Bank monitors such loans annually with updated financial analysis.



 Construction loans



 Risk factors inherent in construction loans include economic risk which may affect end purchase or use of the collateral; engineering risk which may prevent completion of construction or result in added expense in build-out; environmental risk in earth and water table movement; management risk in correctly and completely monitoring construction and loan advances; and legal risk in properly documenting each advance and ensuring collateralization. The Bank monitors such loans to review all advances and monitor all projects.




 Residential mortgages



 Risk factors inherent in residential mortgage lending include economic risk which may affect a borrower's ability to maintain a job and financial stability; collateral risk in that an economic downturn may result in collateral depreciation; interest rate risk in that rate changes may outpace personal cash flow; indeterminate in that personal factors -- divorce, illness -- may affect credit stability; environmental risk in that collateral may be damaged or destroyed by natural causes; and legal risk in properly documenting and perfecting collateralization. The Bank evaluates, among other things, collateral, financial stability, credit stability, cash flow and interest rate risk, and monitors such loans for indications of financial decline or collateral devaluation.



 Commercial mortgages



 Risk factors inherent in commercial mortgage lending include economic risk which may affect lessees' ability to pay rent, or borrower's ability to cash-flow vacancies; collateral risk in that an economic downturn may result in collateral depreciation; environmental risk in that collateral may be damaged or destroyed by natural causes; interest rate risk in that rate changes may outpace property cash flow; and legal risk in properly documenting and perfecting collateralization. Loans are underwritten to match lease terms, and large tenants are subject to credit review. The Bank monitors such loans quarterly or annually with updated inspections, lease analysis and financial analysis.



 Consumer loans



 Consumer loans consist primarily of loans to individuals to finance automobile insurance premiums. These loans have repayment terms of nine months and are secured by the insurance policy's unearned premiums. Risk factors include economic risk which may affect the borrower's ability to maintain a job and financial stability; the financial strength and stability of the insurance company underwriting the insurance and insurance agents that originate the loans; the effectiveness of the internal control structure to cancel the insurance on delinquent accounts in a timely and effective manner; and legal risk in properly documenting and perfecting the collateral.



  The level of non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more and other real estate owned, amounted to $4.0 million, or 1.68%, of total assets at December 31, 1994, compared to $2.5 million, or 1.04%, at December 31, 1993. The appreciable increase was directly attributable to the residential mortgage and commercial lending transactions involving the two bankrupt mortgage companies. Excluding the effects of the mortgage activity, the level of non-

                                    157

performing assets relating to the commercial lending portfolio has remained relatively the same over the past year. The following table details the non-performing assets at December 31, 1990 through 1994:


                                  1994          1993         1992         1991         1990
                               ----------   ----------    ----------   ----------    --------
      Non-accrual loans        $3,685,804   $2,123,202    $3,055,220   $1,296,505    $915,400
      Accruing loans 90 days or
      more past due               393,681      420,237       314,759      489,291        -
      Restructured loans           --           --            --           --           --
                               ----------   ----------    ----------   ----------    --------
      Total non-performing
      loans                     4,079,485    2,543,439     3,369,979    1,785,796     915,400

      Other real estate owned      --           --           953,304      988,000       --
                               ----------   ----------    ----------   ----------    --------
      Total non-performing
      assets                   $4,079,485   $2,543,439    $4,323,283   $2,773,796    $915,400
                               ==========   ==========    ==========   ==========    ========
      Non-performing loans to
      period end loans and
      loans held for sale          5.01%        3.55%        6.07%        3.52%         1.92%
      Non-performing assets to
      total assets                 1.68%        1.04%        2.11%        2.09%          .83%
      Non-performing assets to
      loans, loans held for
      sale and other real
      estate owned                 5.01%        3.55%        7.66%        5.36%         1.92%


     Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest and principal is doubtful. The non-accrual loans at December 31, 1994, 1993 and 1992 are primarily secured by various types of real estate. The table below shows the effect on interest income of placing loans on non-accrual status for each of the three years ended December 31,
1994.
                                                  1994     1993     1992
                                                  ----     ----     ----

           Interest income not recognized
            due to non-accrual status           $211,032  $198,500  $261,374
           Interest income included in
            operating income attributable
            to non-accrual loans                $ 36,800  $ 79,900  $219,015


     Other real estate owned consists of property acquired by foreclosure or deed in lieu of foreclosure. These assets are initially reported at the lower of the related loan balance or the fair value of the property. Management continues to evaluate the carrying value in relation to its fair value less the estimated costs to sell.

     As part of the quarterly review of the risk elements of the portfolio, an evaluation is also made of the adequacy of the allowance for loan losses. In making an assessment of the quality of the loan portfolio and the adequacy of the allowance for loan losses, management takes into consideration such elements as general economic conditions, industry trends, the volume of delinquencies, specific credit review, the value of underlying collateral and other pertinent information. Based on this evaluation, the allowance for loan losses is adjusted by the provision which is charged against income. The following table summarizes the activity from 1990 through 1994 in the allowance for loan losses:

                                          1994         1993         1992          1991        1990
                                          ----         ----         ----          ----        ----
Balance, beginning of  year            $1,321,225    $1,077,635   $  905,139     $575,000     $115,000
                                       ----------    ----------   ----------     --------     --------

Charge-offs
  Commercial & industrial                 138,158        54,377      352,727       60,535         --
  Real estate - construction               22,492          --           --        100,000         --
  Real estate - commercial                   --         190,000         --         40,000         --
  Real estate - residential               355,493          --           --            --          --
  Installment                              36,000          --           --            --          --
                                       ----------    ----------   ----------     --------     --------

Total charge-offs                         552,143       244,377      352,727      200,535         --
                                       ----------    ----------   ----------     --------     --------
Recoveries:
  Commercial & industrial                  84,290         3,641          223          --          --
  Real estate - commercial                   --          34,326          --          5,674        --




                                       ----------    ----------   ----------     --------     --------
   Total recoveries                        84,290        37,967          223        5,674         --
                                       ----------    ----------   ----------     --------     --------
Net charge-offs                           467,853       206,410      352,504      194,861         --
                                       ----------    ----------   ----------     --------     --------
Provision charged to
 operations                               860,000       450,000      525,000      525,000      460,000
                                       ----------    ----------   ----------     --------     --------
Balance, end of year                   $1,713,372    $1,321,225   $1,077,635     $905,139     $575,000
                                       ==========    ==========   ==========     ========     ========
Net charge-offs as a % of
 average loans and loans
 held for sale                            .60%          .37%         .62%           .41%         --%
Allowance for loan losses
 as a % of year-end loans
 and loans held for sale                 2.10%         1.84%        1.94%          1.78%        1.20%




  The allowance for loan losses has increased by 30% from $1.3 million at December 31, 1993 to $1.7 million at December 31, 1994. The higher allowance for loan losses at year end 1994 was due to the increase in non-accrual loans that occurred as a result of collectibility concerns for certain residential mortgage loans purchased from two mortgage banking companies as well as a commercial loan extended to one of these companies. Additions to the allowance for loan losses in the years ended December 31, 1990 through December 31, 1994 were based upon, among other things, the amount of net charge-offs and the level of non-performing loans during each period.


  Management believes that those loans identified as non-performing are adequately secured and the allowance for loan losses is sufficient in relation to the potential risk of loss that has been identified in the loan portfolio. Management has allocated the allowance based on an assessment of risks within the loan portfolio and the estimated value of underlying collateral. The following table sets forth the allocation of the Bank's allowance for loan losses for each of the five years ended December 31, 1994.

                                  1994                1993                  1992               1991                1990
                           -----------------     ----------------    -----------------    ---------------    ----------------
                                       % of                  % of                 % of               % of                % of
                             Amount    Total      Amount     Total     Amount     Total    Amount    Total     Amount    Total
                           ----------  -----     ----------  -----    ----------  -----   --------   -----    --------   ------
Commercial & industrial    $       --    --%     $       --    --%    $       --    --%    $    --     --%    $144,000    25%

Real estate-mortgages         750,000    44%             --    --             --    --     100,000     11%     431,000    75%

Consumer                           --    --              --    --             --    --          --     --           --    --

Unallocated                   963,372    56%      1,321,225   100%     1,077,635   100%    805,139     89%          --    --
                           ----------   ----    -----------   ----    ----------   ----   --------    ----   ---------  ----
                           $1,713,372   100%     $1,321,225   100%    $1,077,635   100%   $905,139    100%    $575,000   100%
                           ==========   ====    ===========   ====    ==========   ====   ========    ====   =========  ====



     It is not expected that the level of net charge-offs during the next full year will vary significantly from historical levels.

     Deposits


     Total deposits at December 31, 1994 aggregated $161.1 million, $31.3 million lower than at December 31, 1993. In the latter half of 1994, significant deposit outflow occurred as many depositors reinvested maturing certificates of deposit and available savings balances into higher yielding U.S. Treasury securities. In an unusual occurrence, which lasted for several months in 1994 and into 1995, Treasury securities were yielding higher returns than comparable products being offered at the Bank and other financial institutions. Despite the decrease in total deposits, the mix of deposit balances at December 31, 1994, 1993 and 1992, as illustrated in the table below, has shifted so that the Bank is less reliant on certificates of deposit as a funding source. Increases in core deposit balances, including demand, NOW and money market accounts, has enabled the Bank to be slightly less dependent on higher costing certificates of deposit.


                                     % of               % of               % of
                            1994     Total     1993     Total     1992    Total

                            ----     -----     ----     -----     ----    -----


      Demand             $13,641,796    8%  $13,801,979    7%   $7,921,435   5%
      NOW                  4,201,594    3%    2,833,806    1%    2,558,456   2%
      Savings             83,335,372   52%  101,700,163   53%   83,741,777  52%
      Money Market         9,594,864    6%    6,760,740    4%    6,691,253   4%
      Certificates of

        Deposit           50,287,846   31%   67,296,178   35%   59,802,109  37%
                        ------------  ---- ------------  ---- ------------ ----
                        $161,061,472  100% $192,392,866  100% $160,715,030 100%
                        ============  ==== ============  ==== ============ ====


     Certificates of deposit of $100 thousand or more at December 31, 1994 of $7.6 million had the following maturities:

     Three months or less               $2,241,000
     Three months through six months     1,063,000
     Six months through twelve months    2,224,000
     Over twelve months                  2,118,000
                                        ----------
                                        $7,646,000
                                        ==========

     Short-Term Borrowings

     Short-term borrowings are used to supplement the deposit base of the Bank, to support asset growth, to fund specific loan programs, and as a tool in the Bank's asset/liability management process. During 1994, 1993 and 1992, the Bank utilized its credit facilities with its correspondent banks and with the FHLB. The borrowings under these facilities are secured by the Bank's mortgage-backed securities. The following table summarizes the Bank's short-term borrowing activity for 1994, 1993 and 1992:

                                                                    Maximum
                                                    Outstanding   Outstanding  Interest  Interest
                                      Outstanding      During        at any     Rate at  Rate for
                                        at 12/31      the Year     Month-End     12/31   the Year
                                        --------      --------     ---------     -----   --------
    1994:  FHLB borrowings             $63,037,382    $38,050,845  $63,037,382   6.32%    4.90%
           Federal funds purchased          --            360,602    1,000,000    --      4.52%
                                       -----------    -----------

                                       $63,037,382    $38,411,447                6.32%    4.90%
                                       ===========    ===========

    1993:  FHLB borrowings             $23,704,821    $20,466,112  $27,500,000   3.46%    3.36%
           Federal funds purchased          --            138,630    2,800,000    --      3.17%
                                       -----------    -----------
                                       $23,704,821    $20,604,742                3.46%    3.35%
                                       ===========    ===========

    1992:  FHLB borrowings             $23,500,000    $15,525,559  $40,000,000   3.16%    3.58%
           Federal funds purchased          --            172,541    2,000,000    --      3.32%
                                       -----------    -----------




                                       $23,500,000    $15,698,100                3.16%    3.57%
                                       ===========    ===========


Results of Operations

     Net income for 1994 amounted to $503 thousand, or $.22 per share, compared to $1.2 million, or $.71 per share, in 1993. The decrease in 1994 profitability resulted from a higher provision for loan losses of $410 thousand and higher other expenses of $1.3 million, but benefitted from an increase in net interest income of $600 thousand.


     Regent's net income totaled $1.18 million in 1993 compared to $1.17 million in 1992. The increase of 1% in 1993's earnings was the result of higher net interest income and a lower provision for loan losses which offset an increase in other expenses. On a per share basis, Regent earned $.71 in 1993 versus $.95 in 1992. Although net income increased by 1%, primary earnings per share decreased by 25% as a result of an increase in the amount of common stock equivalents included in the number of average shares outstanding. In addition, the charge for the preferred stock dividend was higher in 1993 due to an increase in the value of the preferred stock dividend.



     Net Interest Income

     A key component of Regent's profitability is net interest income which represents the difference between interest earned on loans, securities and other interest earning assets and the interest paid on deposits, borrowings and debt instruments. Net interest income is coordinated with the asset/liability management process and emphasizes maintaining acceptable levels of liquidity, interest rate risk, and capital.


     Net interest income of $5.8 million in 1994 was $600 thousand, or 12%, higher than net interest income in 1993 of $5.2 million. The increase was attributable to higher average balances in the investment securities and lending portfolios, which offset a drop in yield on earning assets. The total investment securities portfolio balance at year end 1994 was comparable to year end 1993 totals but the average 1994 balance was higher. The average balance of $14.1 million was higher because a significant amount of securities were purchased late in 1993 and early in 1994. For the remainder of 1994, the securities decreased as the monthly cash flow from the mortgage-backed securities was reinvested into loans. The lending portfolio increase benefitted from the expansion of the commercial loan area and the heavy volume generated by the mortgage participation program. Of the $21.9 million increase in average loan balances, approximately $17.5 million was attributable to the mortgage participation program and $3.5 million to commercial activity. Reflecting the emphasis on increased lending activity, income earned from loans represented 37% of total interest income in 1994 versus 29% in 1993 while investment income decreased from 71% in 1993 to 63% in 1994.

     Although the funding sources changed significantly at year end 1994 reflecting the effects of the Treasury market on retail deposit outflows in the fourth quarter, average balances showed less drastic changes throughout the year. Average savings balances increased by $8.6 million while average balances of FHLB advances were higher by $13.9 million. The increase in average FHLB advances corresponded to the increase in mortgage participations which were required to be funded by FHLB advances.

     The overall cost of funds remained relatively unchanged in 1994 at 5.09% versus 5.11% in 1993. The lower yield on earning assets in 1994, however, reduced the net interest rate spread from 2.13% in 1993 to 1.92% in 1994. The net interest margin, net interest income divided by total average earning assets, displayed a corresponding decrease from 2.49% in 1993 to 2.37% in 1994.



     Net interest income of $5.2 million in 1993 was $482 thousand, or 10%, higher than net interest income of $4.7 million in 1992. The increase was attributable primarily to higher average mortgage-backed securities and loan balances. Offsetting this benefit, however, was the additional premium amortization taken on the mortgage-backed securities portfolio of $400 thousand. This additional amortization was necessary to recognize the significant amount of prepayments in the 1993 fourth quarter as a result of the heavy volume of residential mortgage refinancings. Although the Bank was able to reduce its cost of funds in 1993, it was not enough to offset a decline in earning asset yields which were impacted by an overall decline in interest rates, the reinvestment of the securities portfolio cash flow into lower yielding instruments, and the additional premium amortization. Thus, the net interest rate spread of 2.13% in 1993 was lower than the net interest rate spread of 2.45% in 1992 and the net interest margin similarly dropped from 2.87% in 1992 to 2.49% in 1993.


     Provision for Loan Losses

     The Bank recorded a provision for loan losses of $860 thousand in 1994, $450 thousand in 1993 and $525 thousand in 1992. The increase in the 1994 provision was due to the increase in non-accrual loans that occurred as a result of collectibility concerns for certain residential mortgage loans purchased from two mortgage banking companies, as well as a commercial loan extended to one of these companies. The provision in 1993 was lower than 1992 as a result of the decrease in the level of net charge-offs and non-performing loans.

     Other Expenses


     Total other expenses for 1994 were $4.3 million, or 40%, over 1993's total of $3.1 million. The primary factors that increased other expenses were personnel expenses, professional fees, FDIC premiums, state and local taxes, depreciation, advertising, costs incurred in the start-up and processing of a new installment lending program, the write-down of the carrying value of an asset received in satisfaction of a borrower's debt and the write-off of an accounts receivable balance from a mortgage banking company. Salaries and related payroll taxes and employee benefits increased by $377 thousand and were attributable to salary increases, additional employees and higher benefit costs. Professional services were higher by $123 thousand due to a rise in legal costs relating to the workout of problem loans and additional audit work performed by independent accountants. FDIC premiums increased by $69 thousand based on the higher level of deposit balances during the year. The carrying value of an asset received in satisfaction of a borrowers debt was reduced by $132 thousand, and the Bank wrote-off the balance of a receivable of $113 thousand from one of the bankrupt mortgage companies. Expenses were incurred in the fourth quarter for the start-up, processing and operational costs associated with a new installment loan program amounting to $168 thousand. An advertising campaign initiated for lending and deposit activity in 1994 increased advertising expenses by $48 thousand. The purchase of additional work stations and an upgrade in computer capabilities increased depreciation expense by $39 thousand, and state and local taxes were higher by $27 thousand.



     Other expenses for 1993 totaled $3.1 million, which were 25% higher than 1992's total expenses of $2.5 million. The primary factors contributing to the $627 thousand increase were higher personnel expenses, FDIC premiums, legal costs, capital shares tax payment and data processing expenses. Salaries and employee benefits increased by $236 thousand due to salary increases, larger staff and higher benefit costs. Legal costs were higher by $132 thousand and were attributable to services relating to the workout of problem loans. A larger deposit base resulted in a higher FDIC assessment of approximately $85 thousand. The Pennsylvania capital shares tax paid in 1993 was $34 thousand higher than 1992's payment. An increase in the number of deposit and loan accounts and related transaction costs increased data processing expenses by $18 thousand. Assessments imposed by the OCC based on asset size increased by $18 thousand while consulting fees were higher by $30 thousand due to an increase in fees and the use of a consulting firm to assist with the analysis of the Bank's asset and liability structure and interest rate risk.


     Provision for Income Taxes

     The provision for income taxes for 1994 was $259 thousand versus $607 thousand in 1993 and $602 thousand in 1992. The change in the income tax provision over the three year period reflected the variances in pre-tax income as the effective rate for all three periods was 34%.


Consolidated Average Balance Sheets and Rate/Yield Analysis

                                              1994                             1993                               1992
                               -----------------------------     -----------------------------      -----------------------------
                                Average      Income/   Rate/      Average     Income/     Rate/       Average     Income/    Rate/
                                Balance      Expense   Yield      Balance     Expense     Yield       Balance     Expense    Yeld
                                 -------     -------   -----      -------      -------    -----       -------     -------   ------
ASSETS

Interest-earning assets:
   Federal funds sold . . .   $    283,562  $     9,562  3.37%  $   195,890  $     6,898  3.52%    $   805,738   $     32,010 3.97%
   Investment securities and
     securities available for
     sale . . . . . . . . . .  166,476,790   10,841,050  6.51%  152,419,875   10,713,146  7.03%    106,369,054      8,689,377 8.17%
   Loans and loans held for
     sale . . . . . . . . . .   78,103,505    6,313,866  8.08%   56,161,328    4,392,116  7.82%     56,813,029      4,797,689 8.44%
                               -----------  -----------         -----------    ---------          ------------      ---------
     Total interest- earning
       assets . . . . . . . .  244,863,857   17,164,478  7.01%  208,777,093   15,112,160  7.24%    163,987,821     13,519,076 8.24%
                              ------------  -----------  ----   -----------   ----------  ----      -----------    ---------- ----
Cash and due from banks          4,141,245                        3,971,327                          2,541,165
Premises and equipment,
     net . . . . . . . . . .       687,614                          611,634                            644,425
Other assets . . . . . . . .     3,123,073                        3,361,232                          3,179,725
Allowance for loan losses       (1,382,633)                      (1,220,348)                        (1,013,654)
                              ------------                     ------------                       ------------
      Total assets . . . . .  $251,433,156                     $215,500,938                       $169,339,482
                              ------------                     ------------                       ------------
                              ------------                     ------------                       ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW . . . . . . . . . . . . $  3,323,519 $     82,609  2.49% $  2,762,220  $    76,117  2.76%   $  2,367,974     $   83,921 3.54%
  Savings .. . . . . . . . .   100,708,463    5,411,613  5.37%   92,098,667    5,038,442  5.47%     61,129,763      3,543,651 5.80%
  Money market deposits . . .    8,657,771      254,607  2.94%    6,347,863      199,892  3.15%      9,224,565        343,565 3.72%
  Time deposits . . . . . . .   63,612,009    3,257,678  5.12%   61,994,112    3,400,630  5.49%     61,379,121      4,154,564 6.77%
  Short-term borrowings . . .   38,411,447    1,881,337  4.90%   20,604,742      691,121  3.35%     15,698,100        560,943 3.57%
  Long-term advances . . . . .   6,069,041      267,204  4.40%   10,000,000      486,060  4.86%      2,227,993        123,028 5.52%
  Subordinated debt . . . . .    2,712,466      217,612  8.02%      357,356       28,456  7.96%
                              ------------  -----------         -----------    ---------           -----------     ----------
     Total interest-bearing
       liabilities . . . . .   223,494,716   11,372,660  5.09%  194,164,960    9,920,718  5.11%    152,027,516      8,809,672 5.79%
                              ------------ -----------  ----   ------------    ---------  ----     -----------     ---------- ----
Demand deposits . . . . . .     12,657,347                        6,775,803                          4,346,919
Other liabilities . . . . .      2,365,832                        1,896,274                          1,668,943
                              ------------                     ------------                        -----------
     Total liabilities . . .   238,517,895                      202,837,037                        158,043,378
Shareholders' equity . . . .    12,915,261                       12,663,901                         11,296,104
                              ------------                     ------------                        -----------
     Total liabilities and
       shareholders' equity   $251,433,156                     $215,500,938                       $169,339,482
                              ------------                     ------------                        -----------
                              ------------                     ------------                        -----------
Net interest income and
   net interest spread . . .               $5,791,818  1.92%                 $5,191,442  2.13%                    $ 4,709,404 2.45%
                                           -----------  ----                  ---------  ----                     ---------- ----
                                           -----------  ----                  ---------  ----                     ---------- ----
Net interest rate margin                                2.37%                            2.49%                                2.87%
                                                        ----                             ----                                 ----
                                                        ----                             ----                                 ----




                       Volume and Rate Variance Analysis



    Net interest income is affected by changes in the average interest rate earned on earning assets and the average interest rate paid on interest-bearing liabilities. In addition, net interest income is affected by changes in the volume of earning assets and interest-bearing liabilities. The following table sets forth for the years ended December 31, 1994 compared to December 31, 1993, and December 31, 1993 to December 31, 1992, the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of earning assets and interest-bearing liabilities and from changes in yields and rates.



                                                1994 Compared to 1993                      1993 Compared to 1992
                                      -----------------------------------------     -----------------------------------------
                                                                  Net Increase                                   Net Increase
                                        Volume         Rate       (Decrease)(1)       Volume         Rate        (Decrease)(1)
                                      ----------    ----------    -------------     ----------    -----------    -------------
Federal funds sold                    $    2,943    $    (279)    $    2,664        $  (21,834)   $    (3,278)    $  (25,112)
Investment securities and securities
  available for sale                     630,188     (502,284)       127,904         2,986,862       (963,093)     2,023,769
Loans and loans held for sale (2)      1,526,746      395,004      1,921,750          (388,153)       (17,420)      (405,573)
                                      ----------    ---------     ----------        ----------    -----------     -----------
Total Interest Income                  2,159,877     (107,559)     2,052,318         2,576,875       (983,791)     1,593,084
                                      ----------    ---------     ----------        ----------    -----------     -----------
NOW accounts                              12,540       (6,048)         6,492            23,220        (31,024)        (7,804)
Savings deposits                         460,689      (87,518)       373,171         1,681,590       (186,799)     1,494,791
Money market deposits                     66,862      (12,147)        54,715           (96,071)       (47,602)      (143,673)
Certificates of deposit                   92,564     (235,516)      (142,952)           42,067       (796,001)      (753,934)
Short-term borrowings                    776,630      413,586      1,190,216           161,953        (31,775)       130,178
Long-term advances                      (348,586)     129,730       (218,856)          412,425        (49,393)       363,032
Subordinated debt                        188,941          215        189,156            28,456             --         28,456
                                      ----------    ---------     ----------        ----------    -----------     -----------
Total Interest Expense                 1,249,640      202,302      1,451,942         2,253,640     (1,142,594)     1,111,046
                                      ----------    ---------     ----------        ----------    -----------     -----------
Net Interest Income                   $  910,237    $(309,861)    $  600,376        $  323,235    $   158,803     $  482,038
                                      ==========    =========     ==========        ==========    ===========     ==========
----------------

(1) The change in interest due to both rate and volume has been reflected in volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Includes net loan fees of $21,697 and net loan costs of $40,112 in 1993 and interest on non-accrual loans to the extent of interest paid of $36,860 and $79,900 in 1994 and 1993, respectively.



         INFORMATION REGARDING REGENT BOARD OF DIRECTORS
                     AND EXECUTIVE OFFICERS

Directors and Executive Officers

     The executive officers of Regent, each of whom serves at the discretion of the Board of Directors except as noted below, and the directors of Regent are as follows:

                                                                Officer/Direct
      Name                       Age  Position with Regent      or Since
      ----                       ---  --------------------      --------------

      Harvey Porter (1)(3)        64  President, Chief                1986
                                      Executive Officer and a
                                      Director

      David W. Ring (3)           80  Chairman of the Board and       1986
                                      a Director


      Abraham L. Bettinger (3)    60  Chairman of the Board and       1986
                                      a Director
      Barbara H. Teaford (2)(3)   48  Executive Vice President,       1986
                                      Secretary and a Director
      Leonard S. Dwares (3)       61  Assistant Treasurer and a       1986
                                      Director

      O. Francis Biondi (3)       63  Director                        1986


      Lance T. Funston            53  Director                        1989


      James J. Mooney             51  Director                        1989

      Edward Parnes, Ph.D.        74  Director                        1989
      Robert J. Reichlin          70  Director                        1989
      Stephen J. Carroll          44  Treasurer, Chief                1990
                                      Financial Officer and
                                      Accounting Officer
      Nelson C. Mishkin (3)       52  Director of the Bank            1993

      Harry D. Zutz               78  Director                        1989


     ---------------

(1) Regent has a year-to-year employment agreement with Harvey Porter, under which he received an annual salary of $164,479 during 1994.

(2)  Regent has a year-to-year employment agreement with Barbara H.

     Teaford, under which she received an annual salary of $109,300 during

     1994.

(3) These persons will serve on the Board of Directors of Carnegie after the Merger.

     The following is a brief listing of the principal occupation, and certain other affiliations of each executive officer and director of Regent.

     Mr. Porter is presently, and has been since December 1986, the President, Chief Executive Officer and a director of Regent. Mr. Porter has also served as the Bank's President and Chief Executive Officer since its inception in June 1989. From 1980 to 1985, he was at various times President, Chief Executive Officer, Vice Chairman, a control shareholder and consultant with the First National Bank of Wilmington and from 1977 to 1983, he was a director, officer and a control shareholder of Integrity Holding Co., its one-bank holding company. Mr. Porter had been a practicing attorney and has been involved in various real estate and business ventures.

     Mr. Ring is presently, and has been since December 1986, the Chairman of the Board and a director of Regent. He has also been the Chairman of the Board of the Bank since its inception. He was formerly a consultant to, and a director of, Larami Corporation, a toy manufacturer, a director and a control shareholder of the First National Bank of Wilmington and a director of Integrity Holding Co., its one-bank holding company. Mr. Ring was a director of the Port Corporation of Philadelphia and was formerly a director and Corporate Vice President of Tasty Baking Co.

     Mr. Bettinger is presently, and has been since 1986, the Vice Chairman of the Board of Directors and a director of Regent. Mr. Bettinger has also served as the Vice Chairman of the Bank since its inception in June 1989. Mr. Bettinger is the President of Bettinger & Leech, Inc., a bank consulting firm, and Chairman of Bettinger & Leech Financial Corp. Bettinger & Leech, Inc. has acted as a consultant to the Bank since the commencement of operations in June 1989. Regent paid consulting fees of approxi-mately $70,000 to Bettinger & Leech, Inc. during 1994 and reimbursed expenses of approximately $10,700. From 1973 to 1981, he was a Senior Vice President of Keefe, Bruyette & Woods, Inc., a bank consulting and investment banking firm, where he headed the firm's bank consulting activities. Mr. Bettinger was formerly a Vice President with Manufacturers Hanover Trust Company.

     Mrs. Teaford is presently, and has been since 1987, the Executive Vice President and a director of Regent. She has also been the Executive Vice President of the Bank since its incep-tion, and the Secretary of Regent since 1990. From 1985 through 1987, she was Vice President and manager of the Southern Asset Based Lending District of The Philadelphia National Bank. From 1984 to 1985, she was a Vice President in the Regional Corporate Banking Division and from 1981 to 1984, she was a Commercial Officer and Assistant Vice President in the Large Corporate Banking Division, both with The Philadelphia National Bank. From 1982 to 1986, she was a director and Secretary of the Board of Directors of the Central National Bank of Greencastle, Indiana. Mrs. Teaford is a member of the Board of Directors of a number of charitable and civic organizations, including the Pennsylvania Horticultural Society and the Settlement Music School.

     Mr. Carroll is presently, and has been since 1990, the Treasurer and Chief Financial Officer and Accounting Officer of Regent. He has also been Senior Vice President and Chief Financial Officer of the Bank since 1990. From December 1987 to July 1990, he was Executive Vice President and Chief Operating Officer of Metrobank of Philadelphia, N.A. From February 1986 to December 1987, he was Vice President of Corporate Finance with the investment banking firm of Ryan, Beck & Co.

     Mr. Dwares is presently the Assistant Treasurer and Director of Regent. He has been a Director since 1986 and the Assistant Treasurer since 1990. Prior to becoming the Assistant Treasurer he acted as the Treasurer of Regent from 1986 to 1990. Mr. Dwares is currently President and principal shareholder of Leonard S. Dwares & Co., P.A., Certified Public Accountants. Mr. Dwares was formerly a director of The First National Bank of Wilmington and a member of the audit and loan committees. He is a Chartered Financial Consultant.

     Mr. Biondi is presently a director of Regent and had served as Vice Chairman and Secretary of Regent from its inception to 1990. He has been a senior partner with the law firm of Morris, Nichols, Arsht & Tunnell of Wilmington, Delaware for more than five years, which firm was paid $134,300 by Regent for professional services during 1994. From 1974 to 1983, he was a director and a control shareholder of The First National Bank of Wilmington and Integrity Holding Co., its one-bank holding company. Mr. Biondi is a former member of the State of Delaware Council on Banking, former President of the Delaware Bar Association and former City Solicitor of Wilmington, Delaware.

     Mr. Funston is the President and Chief Executive Officer of TelAmerica Media Inc., a firm specializing in the telemarketing of various consumer products. Mr. Funston previously served as an Assistant to the Director of the Federal Deposit Insurance Corporation and was formerly an assistant to a member of the

Board of Governors of the Federal Reserve System.

     Mr. Mooney is the Chairman and Chief Executive Officer of Atlantic Realty Holding, Inc., a title insurance, real property appraisal and public records research company. He was formerly the Chairman of Industrial Valley Title Insurance Group, Philadelphia, Pennsylvania.

     Dr. Parnes is the Executive Director of Philadelphia Mental Health Clinic and the President of Walnut Mortgage Co. and Boulevard Hotel Corporation. He is also an Assistant Clinical Professor at Hahnemann Medical College and the Hospital of the University of Pennsylvania.

     Mr. Reichlin is the President of Zuckerman-Honickman, Inc., a distributor of glass and plastic containers. He is also the Vice President of Vanguard of Pennsylvania, a manufacturer of plastic bottles, the Chairman of the Board of Vanguard Plastics of California, also a manufacturer of plastic bottles, and

Treasurer of Delta Industries, a distributor of bottles and sprayers. Mr. Reichlin is a Trustee of Albert Einstein Medical
Center and a member of its executive committee. He is also a former President of The Locust Club.

     Mr. Zutz is Chairman of the Board of both Harry David Zutz Insurance, Inc. and Professional Liability Insurance, Inc., regional insurance agencies with offices in Wilmington, Delaware and London, England. Harry David Zutz Insurance, Inc., acting as insurance agent, has obtained various types of insurance for Regent since its inception in June 1989. Regent paid insurance premiums of approximately $78,800 to Harry David Zutz Insurance, Inc. during 1994. Mr. Zutz is a member of Lloyds of London and a former director of the Bank of Delaware. He is also involved with various real estate interests.

     Nelson C. Mishkin is presently, and has been since 1976, a partner of the accounting firm of Gable, Peritz, Mishkin & Co. Mr. Mishkin was Corporate Secretary and Director of Taxes for LCA Corporation from 1973 to 1976. Mr. Mishkin held an accounting staff position with Price Waterhouse from 1964 to 1972. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Audit and Compensation Committees

     Leonard S. Dwares, a director of Regent and the Bank, and Nelson L. Mishkin and Paul L. Jaffe, who are directors of the

Bank, serve as the Audit Committee and the Compensation Committee of the Board of Directors of the Bank. Regent is solely a holding company and has no business activities other than those conducted by the Bank. Officers of Regent are not, in such capacities, separately compensated by Regent. The Audit

Committee acts as a liaison between the Bank's internal accounting staff and its independent accountants and reports to the Board of Directors of the Bank with respect to financial reporting, financial practices and the adequacy of internal controls. The Compensation Committee considers and makes recommendations to the Board of the Bank with respect to appropriate levels of compensation for the officers and other executives of the Bank. Regent has no nominating committee.

Regent Executive Compensation

     The following table sets forth the compensation for the years ended December 31, 1994, 1993 and 1992 of the chief executive officer and of each other executive officer of Regent and the Bank whose salary in 1994 exceeded $100,000. No bonuses were paid to executive officers.

                   Summary Compensation Table
                   --------------------------

                                                    Annual
                                                 Compensation
Name and Principal Position        Year            Salary($)
---------------------------        ----          ------------

Harvey Porter, President and       1994            164,479
  Chief Executive Officer          1993            155,122
                                   1992            130,863

Barbara H. Teaford, Executive      1994            109,300
  Vice President                   1993            105,000
                                   1992            100,000

     There is no other annual compensation or long-term compensation that is required to be disclosed in the foregoing table.

     Compensation for the above-named individuals is being paid pursuant to employment agreements, the current terms of which expire in May 1996, and thereafter automatically extend for successive one-year periods, subject to prior written notice of termination by either individual or Regent, in each case, no later than 90 days prior to expiration of the then current term. Such agreements require continuation of compensation for one year to the executive's spouse, issue or estate in the event of death. The agreements do not provide for severance payments. These agreements will be terminated at the Effective Time of the Merger when Mr. Porter and Mrs. Teaford will enter into employment agreements with Carnegie. See "Proposal 1 -- The Merger--Interests of Certain Persons in the Merger."

     As of September 30, 1995, the Bank had outstanding loans to various officers, directors, and advisory directors of Regent and the Bank and their families and various entities of which such persons are directors and officers. Such loans were made in the ordinary course of the Bank's business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Option Grants and Exercises and Fiscal Year-End Option Values

     During the fiscal year ended December 31, 1994, Regent did not grant any stock options to any executive officer named in the Summary Compensation Table. Regent does not grant stock appreciation rights. The following table sets forth information with regard to unexercised options at December 31, 1994 for the named executives, adjusted for stock dividends paid in 1992 and 1993; no options were exercised by them in 1994.

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                        Number of Shares                Value of Unexercised
                     Underlying Unexercised               In-the-Money
                    Options at 12/31/94(#)             Options at 12/31/94($)
                    -----------------------            ----------------------

Name             Exercisable   Unexercisable     Exercisable        Unexercisable
----             -----------   -------------     -----------        -------------
Harvey Porter         84,030          0               0                   0
Barbara H. Teaford    41,783.5        0               0                   0

Securities Ownership of Management and Principal Shareholders

     The following table sets forth certain information as to security ownership, as of September 30, 1995, with respect to (a) each person who is known by Regent's Board of Directors to own beneficially more than 5% of Regent's outstanding Common Stock or Series A Convertible Preferred Stock, Regent's only voting securities, (b) each of Regent's directors, (c) each person named in the Summary Compensation Table and (d) all of Regent's executive officers and directors as a group.


                                                                Series A Convertible        Warrants and
                                            Common Stock           Preferred Stock             Options
                                            ------------        --------------------        ------------
                                       Amount and                  Amount and                Amount and
                                       Nature of        Percent    Nature of                 Nature of
                                       Beneficial         of       Beneficial    Percent     Beneficial
Name and Address                      Ownership(1)       Class     Ownership     of Class    Ownership(2)
                                      ------------      ------     ----------    --------    ------------

Abraham L. Bettinger                    127,484 (3)      12.4%       4,500(4)       *         59,899 (5)
845 3rd Avenue
New York, NY 10022


O. Francis Biondi                       176,300 (6)      16.7%       8,433         1.7%       82,055 (7)
P.O. Box 1347
Wilmington, DE 19801-1347

Leonard S. Dwares                        11,088 (8)       1.1%         200          *          9,412
300 Foulk Road
Suite One
Wilmington, DE 19803

Lance T. Funston (9)                     57,860           5.6%      26,400         5.4%       11,770
2044 Spruce Street
Philadelphia, PA  19103

John Hynansky                            67,677           6.7%          --          --        26,482
c/o The Winner Group
P.O. Box 954
905 Shipley Street
Wilmington, DE 19899

James J. Mooney                          10,298           1.0%          --           --        7,356

Edward Parnes                            26,800(10)       2.7%       2,000          *         12,005

Harvey Porter and Anna Porter(11)       209,120          18.8%      11,833(12)     2.4%      119,534(13)
c/o Regent National Bank
1430 Walnut Street
Philadelphia, PA 19102

Robert J. Reichlin                       21,798(14)       2.2%       5,000          *          8,827(15)
191 South Gulph Road
King of Prussia, PA 19406

David W. Ring                           186,403(16)      17.3%      12,433         2.6%       82,597
c/o Regent National Bank
1430 Walnut Street
Philadelphia, PA 19102

Barbara H. Teaford and




Stephen D. Teaford(12)                  159,811(17)      15.0%       7,600         1.6%       77,436
c/o Regent National Bank
1430 Walnut Street
Philadelphia, PA 19102

Harry D. Zutz                            18,826(18)       1.9%          --          --         9,415(19)
300 Delaware Avenue

Wilmington, DE  19899

All Directors and Executive

Officers as a Group (12 persons)      1,015,631(20)      64.9%      79,999        16.4%      491,662

----------------------------
*Less than 1%

(1) Includes shares of Regent Common Stock currently issued and outstanding and shares of Regent Common Stock that may be issued upon conver-
     sion of Regent Series A and Series E Convertible Preferred Stock and the exercise of options and warrants exercisable within 60 days of September 30, 1995. For the purposes of this table, each share of Regent Series A and Series E Convertible Preferred Stock is treated as convertible into one share of Regent Common Stock. The persons listed in the table do not own any shares of Regent Series B, Series C and Series D Convertible Preferred Stock.

(2) Represents shares of Regent Common Stock that may be acquired by the exercise of options and warrants exercisable with in 60 days of September 30, 1995.

(3) Includes 37,837 shares of Regent Common Stock, and 450 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock are convertible, owned by the Trustees of Bettinger & Leech, Inc. Profit Sharing Plan of which Mr. Bettinger is a Trustee; 10,695 shares of Regent Common Stock, and 900 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock are convertible, owned by the Trustees of Bettinger & Leech, Inc. Money Purchase Plan of which Mr. Bettinger is a Trustee; and 13,203 shares of Regent Common Stock owned by Bettinger & Leech Financial Corp. of which Mr. Bettinger is a principal. Mr. Bettinger shares voting and investment power with respect to these shares.

(4) Includes 1,500 shares owned by the Bettinger & Leech, Inc. Profit Sharing Plan and 3,000 shares owned by Bettinger & Leech Financial Corp.

(5) Includes shares of Regent Common Stock that may be acquired by the exercise of warrants as follows: 2,059 shares by Bettinger & Leech, Inc.; 4,708 shares by Mr. Bettinger's wife; 12,769 shares by the Bettinger & Leech, Inc. Profit Sharing Plan; 2,405 shares by the

     Bettinger & Leech, Inc. Money Purchase Plan; and 1,177 shares by Bettinger & Leech Financial Corp.


(6) Includes 11,166 shares of Regent Common Stock owned by Mr. Biondi's wife in which Mr. Biondi disclaims beneficial ownership; 9,772 shares of Regent Common Stock owned by O. Francis Biondi, Trustee for Mary Biondi, daughter; 9,771 shares of Regent Common Stock owned by O. Francis Biondi, Trustee for O. Francis Biondi, Jr., son; and 2,529 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by Mr. Biondi are convertible.

(7) Includes shares of Regent Common Stock which may be acquired by the exercise of options and warrants of which 5,580 shares are owned by Mr. Biondi's wife in which Mr. Biondi disclaims beneficial ownership; 15,683 shares are owned by O. Francis Biondi, Trustee for Mary Biondi, daughter; and 15,683 shares are owned by O. Francis Biondi, Trustee for O. Francis Biondi, Jr., son.

(8) Includes 60 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by Mr. Dwares are convertible.

(9) Mr. Funston and his wife own all of the shares, warrants and options set forth on this table as joint tenants with right of survivorship, and share voting and investment power with respect to all such securities. Includes 7,920 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by Mr. Funston are convertible.

(10) Includes 600 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by Mr. Parnes are convertible.

(11) Of these shares, 9,163 shares are owned jointly by Mr. Porter and his wife and 68,590 shares are owned by Mr. Porter's wife as trustee of Trust Under Deed dated 2/28/94 for the benefit of Mr. Porter's wife. Mr. Porter and his wife share voting and investment power with respect to all shares owned jointly.

(12) Of these shares, 2,900 shares are owned jointly by Mr. Porter and his wife and 8,933 shares are owned by Mr. Porter's wife as trustee of Trust Under Deed dated 2/28/94 for the benefit of Mr. Porter's wife. Mr. Porter and his wife share voting and investment power with respect to all shares owned jointly.

(13) Includes warrants to purchase 17,752 shares of Regent Common Stock owned by Mr. Porter's wife as trustee of Trust Under Deed dated 2/28/94 for the benefit of Mr. Porter's wife and options and warrants to purchase 84,030 owned jointly by Mr. Porter and his wife. Mr. Porter and his wife share voting and investment power with respect to all shares owned jointly.


(14) Includes 2,942 shares of Regent Common Stock owned by Zuckerman-

     Honickman, Inc., of which Mr. Reichlin is President.

(15) Includes 1,471 shares of Regent Common Stock that may be acquired by the exercise of warrants which are owned by Zuckerman-Honickman, Inc., of which Mr. Reichlin is President, and includes 117 shares of Regent Common Stock owned by Mr. Reichlin's wife, as to which he disclaims beneficial ownership.

(16) Includes 3,729 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by Mr. Ring are convertible.

(17) Mrs. Teaford and her husband, Stephen D. Teaford, own all of the shares, warrants and options set forth on this table as tenants by the entireties and share voting and investment power with respect to all such securities; includes 2,280 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by Mr. and Mrs. Teaford are convertible.

(18) Includes 2,942 shares of Regent Common Stock owned by H.D. Zutz Insurance, Inc. Profit Sharing Plan of which Mr. Zutz is a Trustee and shares voting and investment power.

(19) Includes warrants to purchase 1,471 shares of Regent Common Stock that may be acquired owned by Harry David Zutz Insurance, Inc. Profit Sharing Plan of which Mr. Zutz is a Trustee and shares voting and investment power.

(20) Includes 18,628 shares of Regent Common Stock into which shares of Regent Series E Convertible Preferred Stock owned by such persons are convertible.

                PROPOSAL 2 -- AMENDMENT TO CARNEGIE'S
      CERTIFICATE OF INCORPORATION TO AUTHORIZE PREFERRED STOCK

             (TO BE VOTED UPON BY CARNEGIE SHAREHOLDERS)

     The Carnegie Board of Directors has approved for submission to Carnegie's shareholders the Amendment which would authorize Carnegie to issue up to 1,500,000 shares of series preferred stock (the "Preferred Stock"). A copy of the Amendment is set forth as Appendix E to this Joint Proxy Statement/Prospectus, and the following summary is qualified in its entirety by reference to Appendix E. Approval of the Amendment requires the affirmative vote of the holders of the majority of shares of Carnegie Common Stock voting at the Carnegie Special Meeting.

     The Amendment would authorize the Carnegie Board of Directors, without the necessity of further action or authorization by the shareholders of Carnegie, to authorize the issuance of Preferred Stock from time to time in one or more series, and to fix the relative rights, preferences and limitations of each such series. The Carnegie Board of Directors would be authorized to determine, among other things, with respect to each series of Preferred Stock which may be issued: (a) the distinctive designation and number of shares constituting such series; (b) the dividend rates, if any, on the shares of that series and whether dividends would be cumulative; (c) whether, and upon what terms and conditions, the shares of that series would be redeemable; (d) whether a sinking fund would be provided for the redemption of the series and, if so, the terms of and amounts payable into such sinking fund; (e) whether, and upon what terms and conditions, the shares of that series would be convertible into or exchangeable for other securities; (f) the rights, if any, to which the shares of that series would be entitled in the event of voluntary or involuntary dissolution or liquidation of Carnegie; (g) whether the issuance of any additional shares of such series or of any other series, will be subject to restrictions as to issuance or as to the powers, rights and preferences of any such other series;
(h) whether the holders of such securities would have voting rights and the extent of those voting rights; and (i) any other rights, preferences and limitations of such series as the Board of Directors may deem advisable.

     Pursuant to the Merger Agreement, Carnegie is required to issue approximately 487,532 shares of Carnegie Series A
Convertible Preferred Stock to the holders of Regent Series A
Convertible Preferred Stock.  The Carnegie Series A Convertible

Preferred Stock will have rights, privileges and terms substantially similar to those of the Regent Series A Convertible Preferred Stock, but will be convertible into 0.75 shares of Carnegie Common Stock and pay dividends in Carnegie Common Stock at the rate of .075 shares of Carnegie Common Stock semi-annually for each share held of Carnegie Series A Convertible Preferred Stock. For a fuller description of the Carnegie Series A Convertible Preferred Stock, see "Description of Carnegie Securities - Carnegie Preferred Stock." Thereafter, approximately 1,012,486 shares of Carnegie Series Preferred Stock will remain available for future issuances.


     It is not possible to state the actual effects of the issuance of these remaining 1,012,486 shares of Carnegie Preferred Stock upon the rights of holders of Carnegie Common Stock until the Board of Directors determines the respective rights, preferences and limitations of the holders of any series of the Carnegie Preferred Stock. The effects of any issuance of Carnegie

Preferred Stock could include, however: (i) a reduction of the amount otherwise available for payment of dividends on the Carnegie Common Stock, to the extent dividends are payable on any issued shares of Carnegie Preferred Stock, and restrictions on dividends on Carnegie Common Stock if dividends on the Carnegie Preferred Stock are in arrears, (ii) a dilution of the voting power of Carnegie Common Stock to the extent the Carnegie Preferred Stock has voting rights or is convertible into Carnegie Common Stock and (iii) a restriction on the rights of holders of Carnegie Common Stock to share in Carnegie's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of Carnegie Preferred Stock.

     Depending upon its rights and privileges and the parties to whom it is sold, the issuance of a new class of Carnegie Preferred Stock could have the effect of making an unsolicited acquisition of Carnegie less likely.


    The issuance of preferred stock could make the potential acquisition of Carnegie more expensive, and holders of preferred stock could be granted certain rights such as super majority voting rights, which could make an acquisition of Carnegie more difficult. Other than the shares of Carnegie Series A Preferred Stock issued in the Merger, the Board of Directors of Carnegie has no current intention to issue additional shares of preferred stock.



     The Carnegie Board of Directors recommends the Amendment, because (i) with regard to the Carnegie Series A Convertible Preferred Stock, it is a condition to consummation of the Merger and (ii) with regard to the remaining Carnegie Preferred Stock, it believes that having the ability to issue such Carnegie Preferred Stock will enhance Carnegie's financial flexibility. The Carnegie Preferred Stock could be issued for any proper corporate purpose, including, without limitation, raising additional working capital, and as all or part of the consideration required for Carnegie to acquire additional financial institutions. Since, in many instances, the Board will be able to issue the Carnegie Preferred Stock without having to return to the shareholders for approval, the Board will be able to react quickly to take advantage of market opportunities or respond to potential acquisition candidates in a more timely fashion. The Carnegie Board believes that this additional flexibility, and its long-term benefits to Carnegie, outweighs any disadvantages to Carnegie's shareholders.

Vote Required

     Approval of the Amendment requires the affirmative vote of a majority of the votes cast at the Carnegie Special Meeting, whether in person or by proxy. THE CARNEGIE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CARNEGIE.



    PROPOSAL 3 - APPROVAL OF 1995 DIRECTORS STOCK OPTION PLAN

           (TO BE VOTED UPON BY CARNEGIE SHAREHOLDERS)

     The Carnegie Board of Directors has approved for submission to the shareholders the 1995 Directors Stock Option Plan (the "Directors' Plan") set forth as Appendix F to this Joint Proxy Statement/Prospectus. The objective of the Directors' Plan is to assist Carnegie in attracting and retaining highly qualified persons as directors of Carnegie and its subsidiaries and to align the interests of such persons more closely with the interests of Carnegie's shareholders. Although Carnegie currently maintains an option plan for its directors, options have been granted for all of the shares issuable under such plan. The Directors' Plan will therefore supplement the existing plan for directors of Carnegie.

Administration

     The Directors' Plan will be administered by the Board of Directors, which will have power to designate the optionees and to determine the number of shares subject to each option, the date of grant and the terms and conditions governing the option. In addition, the Board is charged with the responsibility of interpreting the Directors' Plan and making all administrative determinations thereunder.

Eligibility

     All directors of Carnegie or its subsidiaries are eligible to receive options under the Directors' Plan, including directors of Regent who become directors of Carnegie.

Shares Subject to the Plan

     The Directors' Plan authorizes Carnegie to issue 154,000 shares of Carnegie Common Stock pursuant to options.

     The Directors' Plan provides that the number and price of shares available for stock options and the number of shares covered by outstanding stock options shall be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in Carnegie Common Stock.


Termination and Amendment

     The Directors' Plan will terminate automatically on the tenth anniversary of the date of shareholder approval.

     The Board of Directors may not amend the Directors' Plan without the approval of Carnegie's shareholders.

Term

     All options granted under the Directors' Plan will have terms of ten years, subject to earlier termination of the option as provided in the Directors' Plan.

Exercise Price


     The Directors' Plan provides that options are to be granted at an exercise price equal to 100% of the fair market value of the Carnegie Common Stock purchasable upon exercise of the option on the date of the grant of the option. Fair market value is to be determined by the Committee in good faith; provided, however, that the plan provides that if Carnegie Common Stock is a last sale reported over the counter security, the fair market value as of any date will be the closing price as reported on the NASDAQ System for the prior day.


     The Directors' Plan provides that the purchase price for shares acquired pursuant to the exercise of any option is payable in full at the time of exercise. The exercise price must be paid in cash or by certified or cashier's check.

Exercise Period

     Options granted under the Directors' Plan will remain exercisable during their term, regardless of whether an optionee terminates his other service on the Carnegie Board of Directors. The Directors' Plan provides that if an optionee's membership on the Board of Directors of Carnegie ceases due to death or disability, the optionee's executor's or administrator's right to exercise outstanding options (in the event of death) or the optionee's right to exercise the option (in the event of disability) will terminate upon the earlier to occur of the expiration of the term of the option or three years after such disability or death.

Federal Income Tax Consequences Under the Plan

     The options granted under the Directors' Plan will be treated as "non-statutory options" for federal income tax purposes unless the optionee is also a full-time employee of Carnegie. In that case, the Board may designate whether an option is to be a non-statutory option or an incentive or "statutory" option under the Code (an "ISO") at the time of grant. The grant of a non-statutory option which has no readily ascertainable fair market value at the time it is granted is not taxable to the recipient of the option for federal income tax purposes at the time the option is granted. The options granted under the Directors' Plan should be considered as having no readily ascertainable fair market value at the time of grant because they are neither tradeable on an established market nor transferable by the recipient.

     The recipient of a non-statutory option realizes compensation taxable as ordinary income at the time the option is exercised or transferred. The amount of such compensation is equal to the amount by which the fair market value of the stock acquired upon exercise of the option exceeds the amount required to be paid for such stock. At the time the compensation income is realized by the recipient of the option, Carnegie is entitled to an income tax deduction in the amount of the compensation income, provided applicable rules pertaining to tax withholding are satisfied and the compensation represents an ordinary and necessary business expense of Carnegie. The stock acquired upon exercise of the option has an adjusted basis in the hands of the recipient equal to its fair market value taken into account in determining the recipient's compensation and a holding period commencing on the date the stock is acquired by the recipient. At the time the stock is subsequently sold or otherwise disposed of by the recipient, the recipient will recognize a taxable capital gain or loss measured by the difference between the adjusted basis of the stock at the time it is disposed of and the amount realized in connection with the transaction. The long term or short-term nature of such gain or loss will depend upon the applicable holding period for such stock.

     For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to the optionee upon the exercise of the option. Correspondingly, no deduction is allowed to Carnegie upon either the grant or the exercise of an ISO.

     If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are issued to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as a long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, Carnegie will be entitled to a corresponding deduction from its income, provided Carnegie withholds and deducts as required by law. Any such increase in the income of the optionee or deduction from the income of Carnegie attributable to such disposition is treated as an increase in income or a deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

Options Granted Subject To Approval

     The Board of Directors of Carnegie has approved the following options to the individuals named below:

                                                       Number of
                           Number of                   Shares Subject
                           Shares Subject              to Non-
                           to Incentive    Exercise    Statutory       Exercise
       Name                Options         Price       Options         Price(1)
                           --------------  --------    --------------  --------
       Bruce A. Mahon           ---            ---        19,215            $13.75
       Thomas L. Gray,
       Jr.(1)                17,282          $13.75      34,599             13.75
       Theodore Dolci           ---            ---         9,607             13.75
       Michael E. Golden        ---            ---        17,294             13.75
       James O. Haas            ---            ---         9,607             13.75
       Joseph J. Oakes,
       III                      ---            ---         9,607             13.75
       James Quackenbush        ---            ---         9,607             13.75
       Steven L. Shapiro        ---            ---         7,206             13.75
       Mark A. Wolters(2)    12,540            13.75       --                --
       Shelly M. Zeiger         ---            ---         7,206             13.75

-------------------

(1) The exercise price is 100% of the closing price of the Carnegie Common Stock on the Nasdaq National Market on September 30, 1995, the date of grant.

(2) The options granted to Messrs. Gray and Wolters are subject to a vesting schedule providing for 25% of the options to vest upon grant and 25% to vest each year thereafter.

Recommendation and Vote Required for Adoption of Proposal 3


     The affirmative vote of a majority of the shares of Carnegie Common Stock voted at the Carnegie Special Meeting, whether in person or by proxy, is required to adopt the Directors' Plan. THE CARNEGIE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                          PROPOSAL 4

         APPROVAL OF THE 1995 EMPLOYEE STOCK OPTION PLAN


           (TO BE VOTED UPON BY CARNEGIE SHAREHOLDERS)

     The Carnegie Board of Directors has approved for submission to the shareholders the 1995 Employee Stock Option Plan (the "Employee Plan") set forth as Appendix G to this Joint Proxy

Statement/Prospectus. The purpose of the Employee Plan is to assist in attracting and retaining highly qualified persons to serve as employees of Carnegie, CBN and any subsidiaries which Carnegie may establish in the future. In addition, the Employee Plan will help to insure that employees of Carnegie and its subsidiaries have shared economic interest with the shareholders of Carnegie. The Employee Plan provides for the granting of both incentive stock options under Section 422 of the Code and non-statutory stock options. Although Carnegie currently maintains a stock option plan for executive officers, options have been granted for all shares authorized under that plan. The 1995 Employee Stock Option Plan will supplement the existing employee stock option plan.

Administration

     The Employee Plan will be administered by a committee designated by the Board of Directors (the "Committee") from among the members of the Board. The Committee shall consist of two or more directors, each of whom must be "disinterested persons" as defined in SEC Rule 16b-3(c) under the Exchange Act. The Committee shall have the sole authority to determine the individual employees to whom options shall be granted, the terms and conditions of options, and the exercise price therefor, and whether the options are incentive or non-statutory stock options.

Eligibility

     All key employees of Carnegie and its subsidiaries are eligible to participate in the Employee Plan. The Committee, in its absolute discretion, may select employees from those eligible to receive options. Employees of Regent who become employees of Carnegie will be eligible to participate in the Employee Plan.


Exercise Price

     The Employee Plan provides that options are to be granted at an exercise price of not less than 100% of the fair market value of the Carnegie Common Stock on the date of grant if the options are incentive stock options, or if such options are intended to be non-statutory options, such option price as may be determined by the Committee in its discretion, but in no event less than 85%

of the fair market value of the Carnegie Common Stock on the date of grant. Fair market value under the Employee Plan is defined in the same manner as under the Directors' Plan. If a key employee, at the time an incentive stock option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of Carnegie or a subsidiary thereof, the option price for such incentive stock option will be not less than 110% of the fair market value of the Carnegie

Common Stock on the date of grant of such incentive stock option.

Exercise Period

     The Employee Plan provides that if an optionee's service to Carnegie or its subsidiaries terminates by reason of retirement or disability, the optionee's right to exercise any outstanding option will terminate upon the earlier to occur of the expiration of the term of the option or within three months, in the case of a retirement, and within twelve months in the case of a disability or the optionee's termination of employment. In the event of optionee's death, the option may be exercised by the optionee's executor or administrator at any time within the twelve months following the optionee's death, unless the option would terminate by its terms prior to the expiration of such twelve month period. If the optionee ceases to be an employee of Carnegie for any reason (other than death, disability or retirement), the option granted to such optionee shall terminate within one month of the date of the termination of his employment.

Shares Subject to the Plan

     The Employee Plan authorizes Carnegie to issue 11,530 shares of Carnegie Common Stock pursuant to options. The Employee Plan provides that the number and price of shares available for stock options and the number of shares covered by outstanding stock options shall be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in Carnegie's capital stock.

Termination and Amendment

     The Employee Plan will terminate automatically on the tenth anniversary of the date of shareholder approval. Options granted under the Employee Plan will remain valid until their expiration.

Options Granted Subject to Approval

     The Committee has granted options, subject to shareholder approval, to certain employees of Carnegie. The following table sets forth the parties to whom options have been granted, the number of shares subject to such options, and the exercise price of those options:



                                Number of Shares
Name                           Subject to Options(1)       Exercise Price(2)
----                           ---------------------       -----------------
Floyd Haggar                        5,765                      $13.75
Richard Rosa                        5,765                       13.75

---------------

(1)  All options granted under the Employee Plan were ISOs.

(2) The exercise price is 100% of the closing price of the Carnegie Common Stock on the Nasdaq National Market on September 30, 1995, the date of grant.


Federal Income Tax Consequences Under the Plan

     For a discussion of the federal income tax consequences under the Employee Plan, See "Proposal 3 - Federal Income Tax
Consequences Under the Plan."

Recommendation and Vote Required for Adoption of Proposal 4

     The affirmative vote of a majority of the shares of Carnegie Common Stock voted at the Carnegie Special Meeting, whether in person or by proxy, is required to adopt the Employee Plan. THE CARNEGIE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 4.

                          LEGAL MATTERS

     The legality of the Carnegie Common Stock and the Carnegie Series A Convertible Preferred Stock to be issued in connection with the Merger will be passed upon for Carnegie by McCarter & English, Newark, New Jersey.


                             EXPERTS

     The consolidated balance sheets of Carnegie and its subsidiaries as of December 31, 1994 and 1993, the consolidated statements of income, changes in shareholders' equity and cash flows and for each of the three years in the period ended December 31, 1994, included in this Joint Proxy Statement/Prospectus, have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing. Representatives of Coopers & Lybrand, L.L.P. will attend the Carnegie Special Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions presented by Carnegie shareholders at the Carnegie Special Meeting.


     The consolidated audited financial statements of Regent and its subsidiary included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Representatives of Arthur Andersen LLP will attend the Regent Special Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions presented by Regent shareholders at the Regent Special Meeting.

                        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

       Carnegie Unaudited Consolidated Financial Statements:              Page

       Carnegie Unaudited Consolidated Balance Sheet as of
             September 30, 1995  . . . . . . . . . . . . . . . . . . . . . F-


       Carnegie Unaudited Consolidated Statements of Income for
             the Nine Months Ended September 30, 1995 and 1994 . . . . . . F-


       Carnegie Unaudited Consolidated Statements of Cash Flows for
             the Nine Months Ended September 30, 1995 and 1994 . . . . . . F-

       Carnegie Notes to Unaudited Consolidated Financial Statements . . . F-

       Carnegie Audited Consolidated Financial Statements:

       Report of Independent Public Accountants  . . . . . . . . . . . . . F-

       Carnegie Consolidated Balance Sheet as of December 31, 1994
             and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . F-

       Carnegie Consolidated Statements of Income for the Years Ended
             December 31, 1994, 1993 and 1992  . . . . . . . . . . . . . . F-

       Carnegie Consolidated Statements of Changes in Stockholders'
             Equity for the Years Ended December 31, 1994, 1993 and 1992 . F-

       Carnegie Consolidated Statements of Cash Flows for the Years
             Ended December 31, 1994, 1993 and 1992 . . . . . . . . . . .  F-

       Notes to Carnegie's Consolidated Financial Statements . . . . . . . F-

       Regent Unaudited Consolidated Financial Statements:                Page

       Regent Consolidated Balance Sheet as of September 30, 1995  . . . . F-

       Regent Consolidated Statements of Income for the Nine Months
             Ended September 30, 1995 and 1994 . . . . . . . . . . . . . . F-

       Regent Consolidated Statements of Cash Flows for the Nine
             Months Ended September 30, 1995 and 1994  . . . . . . . . . . F-

       Regent Notes to Unaudited Consolidated Financial Statements . . . . F-

       Regent Audited Consolidated Financial Statements:

       Report of Independent Public Accountants  . . . . . . . . . . . . . F-

       Regent Consolidated Balance Sheets as of December 31, 1994
             and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . F-

       Consolidated Statements of Income for the Years Ended
             December 31, 1994, 1993 and 1992  . . . . . . . . . . . . . . F-

       Regent Consolidated Statements of Changes in Shareholders' Equity
             for the Years Ended December 31, 1994, 1993 and 1992  . . . . F-

       Regent Consolidated Statements of Cash Flows for the Years Ended
             December 31, 1994, 1993 and 1992  . . . . . . . . . . . . . . F-
       Regent Notes to Consolidated Financial Statements . . . . . . . . . F-

              Carnegie Unaudited Consolidated Financial Statements Carnegie Consolidated Balance Sheet as of September 30, 1995

                                                                  September 30,
                                                                       1995
                                                                   (Unaudited)
                                                                   -----------

 ASSETS
    Cash and cash equivalents:                                   (000's omitted)
         Cash and due from banks  . . . . . . . . . . . . .            $9,459

         Federal funds sold . . . . . . . . . . . . . . . .               ---
                                                                        -----
              Total cash and cash equivalents                           9,459
                                                                        -----
    Investment Securities:

         Available for sale . . . . . . . . . . . . . . . .            48,000

         Held to maturity (market value $25,624). . . . . .            25,107
                                                                       ------

              Total investment securities                              73,107
                                                                       ------
    Loans, net of allowance for loan losses of $1,640 at
    September 30, 1995 and $1,400 at December 31, 1994  . .           145,723

    Premises and equipment, net . . . . . . . . . . . . . .             3,440

    Accrued interest receivable and other assets  . . . . .             3,324
                                                                        -----

         Total Assets                                                $235,053
                                                                     ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    Deposits:

         Non-interest bearing demand deposits . . . . . . .           $38,464
         Interest bearing deposits:

                   Savings deposits . . . . . . . . . . . .            75,582

                   Other time deposits  . . . . . . . . . .            56,164

                   Certificates of deposit
                   $100,000 and over. . . . . . . . . . . .            41,240
                                                                       ------

                   Total deposits                                    $211,450

                                                                     ========

    Short term borrowings . . . . . . . . . . . . . . . . .             2,000
    Accrued interest payable and other liabilities  . . . .               979
                                                                        -----
                   Total liabilities                                  214,429

    Commitments and contingencies

    Stockholders' equity:
         Common stock, no par value, authorized
         5,000,000 shares; issued and outstanding
         1,751,076 in 1995 and 1,631,990 in 1994  . . . . .             8,755

         Capital surplus  . . . . . . . . . . . . . . . . .            10,850

         Undivided profits  . . . . . . . . . . . . . . . .             1,352
         Net unrealized holding (losses) on securities
         available for sale . . . . . . . . . . . . . . . .             (333)
                                                                       ------

              Total stockholders' equity                               20,624
                                                                       ------
              Total Liabilities and Stockholders' Equity             $235,053
                                                                     ========



           See notes to consolidated financial statements

             Carnegie Consolidated Statements of Income for the Nine Months
                           Ended September 30, 1995 and 1994
                                     (Unaudited)

                                                            Nine Months Ended
                                                              September 30,
                                                              -------------
                                                              1995      1994
                                                              ----      ----
                                                              (000's omitted
                                                             except per share
                                                                  data)
    Interest income:

         Loans, including fees  . . . . . . . . . . . . .    $10,854    $7,797

         Federal funds sold . . . . . . . . . . . . . . .        469       233
         Investment securities:


              Taxable . . . . . . . . . . . . . . . . . .      1,652     1,358

              Tax-exempt  . . . . . . . . . . . . . . .          723       295
                                                             -------    ------
                   Total interest income                      13,698     9,683
                                                             -------    ------

    Interest expense:

         Savings deposits . . . . . . . . . . . . . . . .      2,417     2,770
         Other time deposits  . . . . . . . . . . . . . .      2,090       474

         Certificates of deposit $100,000 and over  . . .      1,549       536

         Borrowed funds . . . . . . . . . . . . . . . . .        127         1
                                                             -------    ------

                   Total interest expense                      6,183     3,781
                                                             -------    ------

                   Net interest income                         7,515     5,902

    Provision for loan losses . . . . . . . . . . . . . .        242       447
                                                             -------    ------

              Net interest income after
              provision for loan losses . . . . . . . . .      7,273     5,455
                                                             =======    ======
    Non-interest income:


         Service fees on deposits . . . . . . . . . . . .        332       157

         Other fees and commissions . . . . . . . . . . .        241       219

         Investment securities gains  . . . . . . . . . .        130       ---

         Investment securities losses . . . . . . . . . .      (132)       ---
                                                             -------    ------

              Total non-interest income                          571       376
                                                             =======    ======

    Non-interest expense:

         Salaries and wages . . . . . . . . . . . . . . .      1,891     1,404

         Employee benefits  . . . . . . . . . . . . . . .        556       412

         Occupancy expense  . . . . . . . . . . . . . . .        759       498

         Furniture and equipment  . . . . . . . . . . . .        395       249
         Other  . . . . . . . . . . . . . . . . . . . . .      2,134     1,581
                                                             -------    ------

              Total non-interest expense  . . . . . . . .      5,735     4,144
                                                             -------    ------

              Income before income taxes                       2,109     1,687

    Income tax expense  . . . . . . . . . . . . . . . . .        552       541
                                                             -------    ------

              Net income                                      $1,557    $1,146
                                                             =======    ======

    Per Common Share:
         Net income - primary . . . . . . . . . . . . . .      $0.88     $1.04

         Net income - fully diluted . . . . . . . . . . .      $0.87     $1.04

         Cash Dividends . . . . . . . . . . . . . . . . .      $0.36     $0.30
    Weighted average shares outstanding (in thousands):

         Primary  . . . . . . . . . . . . . . . . . . . .      1,764     1,098

         Fully Diluted  . . . . . . . . . . . . . . . . .      1,782     1,098

   See notes to consolidated financial statements.

           Carnegie Consolidated Statements of Cash Flows for the Nine Months
                         Ended September 30, 1995 and 1994
                                     (Unaudited)

                                Nine Months Ended
                                  September 30,
                                                             -------------

                                                             1995      1994
                                                             ----      ----
    Cash flows operating activities:                         (000's omitted)

         Net income . . . . . . . . . . . . . . . . .       $1,557     $1,146

         Adjustments to reconcile net income
         to net cash provided by operating activities:
              Depreciation and amortization . . . . .          361        236

              Provision for loan losses . . . . . . .          242        447

              Accretion of investment
              discount  . . . . . . . . . . . . . . .         (15)       (34)
              Amortization of investment
              premium . . . . . . . . . . . . . . . .          205        142

              Proceeds from sales of
              mortgages held for sale . . . . . . . .          ---      2,814

              Originations of mortgages held
              for sale  . . . . . . . . . . . . . . .          ---    (1,945)

              Gain on sale of investment
              securities  . . . . . . . . . . . . . .        (130)        ---
              Loss on sale of investment
              securities  . . . . . . . . . . . . . .          132        ---

              Increase in accrued interest
              receivable and other assets . . . . . .        (695)    (1,192)

              Increase (decrease) in accrued
              interest payable and
              other liabilities . . . . . . . . . . .          170         97
                                                               ---         --
                  Net cash provided by
                   operating activities                      1,827      1,711
                                                             =====      =====
    Cash flows from investing activities:

         Proceeds from sale of securities
         available-for-sale . . . . . . . . . . . . .       14,527        ---

         Proceeds from maturities and principal
         paydowns of investment securities  . . . . .        2,038      1,554

         Purchase of securities available-for-
         sale . . . . . . . . . . . . . . . . . . . .     (36,619)    (6,533)

         Purchase of securities held-to-maturity  . .      (6,185)    (8,397)


         Net increase in loans made to customers  . .      (7,110)   (11,159)

         Cash collected on previously charged-off
         loans  . . . . . . . . . . . . . . . . . . .           42         20

         Additions to premises and equipment  . . . .      (2,196)      (171)
                                                           -------      -----

              Net cash used in investing activities        (35,503)   (24,686)
                                                           ========   ========

    Cash flows from financing activities:

         Net increase in deposits . . . . . . . . . .       34,661     23,740
         Net increase in short-term borrowings  . . .        2,000        ---

         Net proceeds from securities offering  . . .          ---      7,914

         Net proceeds from common stock used on
         exercise options . . . . . . . . . . . . . .          288        ---
         Cash paid for dividends  . . . . . . . . . .        (629)      (338)
                                                             -----      -----

              Net cash provided by financing activities     36,320     31,316
                                                            ======     ======

    Net change in cash and cash equivalents                  2,644      8,341

    Cash and cash equivalents as of beginning of year        6,815      5,982
                                                             -----      -----

    Cash and cash equivalents as of end of period           $9,459    $14,313

    Cash paid during the period for:
         Interest . . . . . . . . . . . . . . . . . .       $6,010     $3,807

         Income taxes . . . . . . . . . . . . . . . .         $639       $713

   See notes to consolidated financial statements.

CARNEGIE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

Carnegie, a bank holding company, was incorporated on October 6, 1993 with authorized capital of 5,000,000 shares of no par common stock. On April 12, 1994 Carnegie acquired 100 percent of the shares of CBN. The financial data for 1994 includes information for CBN prior to its acquisition by Carnegie.

The consolidated condensed financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. Such adjustments are of a normal recurring nature. These consolidated condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto as of and for the year ended December 31, 1994. The results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995.

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each period after giving retroactive effect to stock dividends declared. Primary and fully diluted earnings per share include the assumed exercise of dilutive stock options and warrants, using the treasury stock method.

The consolidated condensed financial statements include the accounts of Carnegie and CBN, its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated.

NOTE B - INVESTMENT SECURITIES

Carnegie adopted SFAS 115, "Accounting of Certain Investments in Debt and Equity Securities" as of January 1, 1994. Debt and equity are classified in one of three categories and are accounted for as follows:

Securities are classified as securities held to maturity based on management's intent and Carnegie's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses and gains and losses from marking the portfolio to market value are included in trading revenue. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or similar requirements.


Management determines the appropriate classification of securities at the time of purchase. At September 30, 1995 and December 31, 1994, a majority of Carnegie's investment securities was classified as available for sale. Due to this classification, Carnegie's stockholders' equity will be affected by changing interest rates which affect the market price of Carnegie's securities available for sale. At September 30, 1995, no investment securities were classified as trading securities.

The following tables present the book and market values of Carnegie's investment securities portfolio as of September 30, 1995 and December 31, 1994.


                                       Investment Securities in Portfolio
                                               September 30, 1995

                                     Securities Held to   Securities Held to
                                          Maturity             Maturity
                                    -------------------   -------------------
                                    Amortized   Market    Amortized    Market
                                      Cost       Value       Cost       Value
                                    ---------   ------    ---------    ------
                                             (Dollars in thousands)

    U.S. Government . . . . . . .        $999     $1,000    $12,501     $12,578
    Mortgage-backed agencies  . .       5,001      4,894     33,799      33,257

    States & political
    subdivisions  . . . . . . . .      19,107     19,730         --          --

    Other securities  . . . . . .         --          --      2,223       2,165
                                      -------    -------    -------     -------
    Total investment securities .     $25,107    $25,624    $48,523(1)  $48,000
                                      =======    =======    =======     =======


   (1) Net unrealized losses of $333 thousand, net of a tax benefit of $190 thousand, were reported as a reduction of stockholders' equity at

        September 30, 1995.

                                                December 31, 1994

                                     Securities Held to   Securities Held to
                                          Maturity             Maturity
                                     ------------------   ------------------
                                    Amortized   Market    Amortized   Market
                                      Cost       Value       Cost     Value
                                    ---------   ------    ---------   ------
                                             (Dollars in thousands)
    U.S. Government . . . . . . .      $  ---     $  ---     $7,262      $6,586

    Mortgage-backed agencies  . .         ---        ---     20,282      18,394

    States & political                 18,631     18,187        ---        ---
    subdivisions  . . . . . . . .
    Other securities  . . . . . .         ---        ---      1,412       1,309
                                      -------    -------    -------     -------
    Total investment securities .     $18,631    $18,187    $28,956(2)  $26,289
                                      =======    =======    =======     =======

   (2) Net unrealized losses of $1.7 million, net of a tax benefit of $981 thousand, were reported as a reduction of stockholders' equity at December 31, 1994.

NOTE C - LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table summarizes the components of the loan portfolio as of September 30, 1995 and December 31, 1994.

                   Loan Portfolio By Type of Loan


                                     September 30, 1995    December 31, 1994
                                     ------------------    -----------------
                                     Amount         %       Amount       %
                                     ------        ----     -------    ----
                                             (Dollars in thousands)

    Commercial and financial  . .     $41,159      27.9%    $41,917     29.9%

    Real estate construction  . .      11,847       8.0%      8,399      6.0%
    Residential mortgage  . . . .      24,757      16.8%     26,207     18.7%


    Commercial mortgage . . . . .      66,293      45.0%     61,242     43.6%

    Installment . . . . . . . . .       3,307       2.3%      2,532      1.8%
                                     --------     ------   --------  --------
                                     $147,363     100.0%   $140,297    100.0%
                                     ========     ======   ========  ========

The following tables represents activity in the allowance for loan losses for the nine month periods ended September 30, 1995 and 1994.

                      Allowance for Loan Losses

                                Nine Months Ended
                                  September 30,
                                                           -----------------
                                                            1995        1994
                                                            ----        ----
                             (Dollars in thousands)

    Balance - beginning of period . . . . . . . . .       $1,400         $980
    Charge-offs . . . . . . . . . . . . . . . . . .          (44)        (280)

    Recoveries  . . . . . . . . . . . . . . . . . .           42           20

    Net (charge-offs) . . . . . . . . . . . . . . .           (2)        (260)
    Provision for loan losses . . . . . . . . . . .          242          447
                                                          ------       ------
    Balance - end of period . . . . . . . . . . . .       $1,640       $1,167
                                                          ======       ======

NOTE D - RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting by Creditors for Impairment of a Loan


In May 1993, the FASB issues SFAS No. 114, "Accounting by Creditors for Impairment of a Loan. SFAS No. 114 as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," is effective for fiscal years beginning after December 15, 1994 and generally requires all creditors to account for impaired loans at the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's fair value based upon the underlying collateral if the loan is collateral dependent. The adopting of SFAS No. 114 did not have a material effect on the Company's financial condition, cash flows or results of operations.




Factors influencing management's recognition of impairment include decline in collateral value; lack of performance under contract loan agreement terms, including evaluation of late payments or non-payment; lack of performance under other creditor's agreements or obligations (ie non-payment of taxes and non-payment of loans to other creditors); financial decline significantly different from status at loan inception; litigation or bankruptcy of borrower; significant change in ownership or loss of guarantors to the detriment of credit quality. A minimal delay or shortfall is defined by the bank as a delay of less than 90 days in making full contractual payment, when there are no significant credit weaknesses which will further delay or stop the borrower from repaying principal and interest in full under original contract terms.



Loans aggregated for evaluation under FAS 114 are those loans risk-rated by the bank as Substandard and Doubtful. At September
30, 1995, $3,011,000 loans were considered impaired to some degree, all of which are non-accrual and collateralized measured on the fair market value of that collateral.



All impaired loans as recognized under the above evaluation are considered to have some probability that contract principal, interest, or both may not be repaid in full. Non-accrual loans are those impaired loans where management recognizes some probability that contract principal may not be repaid in full.



Charge-off policy. An asset which no longer retains any value to the bank will be charged off immediately. Assets whose value has depreciated will be charged off in part. Potential recovery against these assets is considered marginal, and recovery is expected to be long-term. All charge-offs must be approved by management and reported to the Board of Directors. Generally, Bank policy is to aggressively pursue any likely recovery against charged-off assets.



Impaired loans. Management has fully adopted FAS 114. In adoption of FAS 114 all loans considered impaired by management prior to FAS 114 continued to be considered impaired, and no new loans were detected which met FAS 114 impairment standards which were not previously recognized.



Credit risk tables. Management does not carry loans in excess of 90 days delinquent on accrual, and all such loans are classified and non-accrual. As such, FAS 114 has not impacted credit risk analysis. FAS 114 analysis is done quarterly, and supports management loan loss allocation.




Accounting policy for interest income recognition. Impaired loans may be on accrual if management does not foresee loss of principal in part or whole. Interest income on such loans is recorded when cash payment is made by the borrower. Interest is not capitalized and funded by the bank under any circumstances. Impaired loans on non-accrual are recognized as those which may sustain some loss of principal due to impairment of credit or collateral quality. On such loans, payments by the borrower are recorded by the bank as a reduction of principal, and interest is not accrued as income. Interest income will only be recognized after principal is repaid in full.


Disclosure about Derivative Instruments and Fair Value of Financial
Instruments

In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," effective for fiscal years ending after December 15,1 994. SFAS No. 119 requires certain disclosures about all derivative financial instruments in either the body of the financial statements or in the accompanying notes. These disclosures include (a) the face or contract amount (or notional principle amount if there is no face or contract amount) and (b) the nature and terms, including, at a minimum, a discussion of (1) the credit and market risk of those instruments, (2) the cash requirements of those instruments, and (3) the related accounts and policy pursuant to the requirements of APB
Opinion No. 22, Disclosure of Accounting Policies.  As of September
30, 1995 the Company did not hold and was not party to any derivative financial instruments.

NOTE E - RECLASSIFICATIONS

Certain captions in the financial statement presented for prior periods have been reclassified to conform within the 1995 presentation. This includes the reclassification for all periods presented, of in-substance foreclosed loans from other real estate owned to loans.


NOTE F - MERGER



On August 30, 1995, with the approval of the Board of Directors, Carnegie entered into an Agreement and Plan of Merger (the Agreement) with Regent Bancshares Corp. ("Regent"). Pursuant to the Agreement,
Regent will be merged with and into Carnegie (the merger) and CBN will be merged with and into the Bank, which will conduct business under the name Carnegie

Regent Bank, N.A. The Agreement provides, among other things, that upon the merger, (i) each Common and Preferred Series A share of Regent will be converted into .75 common shares and one Preferred Series A share of Carnegie, respectively, (ii) each share of Preferred Series B, C, D and E of Regent will be called for redemption at $10.00 per share unless previously converted into Regent's common shares in accordance with its terms, and (iii) outstanding options and warrants to purchase Regent's common stock will be converted into Carnegie common stock or Carnegie options as further defined in the Agreement. To effect the merger, the approval of a majority of voting shareholders of Regent and Carnegie and receipt of all governmental and other required approvals, including the approval of the Office of the Comptroller of the Currency and the Federal Reserve Bank, are necessary. Additionally, the agreement provides that, to effect the merger, Regent and Carnegie are subject to the satisfaction or waiver, of various conditions as more fully described in the Agreement.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Carnegie Bancorp:


We have audited the accompanying consolidated balance sheets of Carnegie Bancorp and subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carnegie Bancorp and subsidiary as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flow for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


As discussed in Note 1 of notes to the consolidated financial statements, the company changed its method of accounting for certain investment securities in 1994 and the method of accounting for income taxes in 1993.


/s/ Coopers & Lybrand L.L.P

Princeton, New Jersey
January 31, 1995

      Carnegie Consolidated Balance Sheet as of December 31, 1994 and 1993


                                                                   December 31,
                                                                   ------------
                                                                  1994     1993
                                                                  ----     ----
                                                                   (Dollars in
                                                                    thousands)
    ASSETS

    Cash and cash equivalents:

      Cash and due from banks   . . . . . . . . . . . . .       $6,815    $3,622
      Federal funds sold  . . . . . . . . . . . . . . . .          ---     2,350

         Total cash and cash equivalents  . . . . . . . .        6,815     5,972
                                                                 -----     -----

    Investment Securities:
      Investment portfolio (market value $28,830 in 1993)          ---    28,728
      Available for sale  . . . . . . . . . . . . . . . .       26,289       ---

      Held to maturity (market value $18,187 in 1994)   .       18,631       ---
                                                                ------    ------
         Total investment securities  . . . . . . . . . .       44,920    28,728
                                                                ------    ------
    Loans, net of allowance for loan losses of $1,400 at
    December 31, 1994 and $980 at December 31, 1993 . . .      138,597   115,966

    Premises and equipment, net . . . . . . . . . . . . .        1,605     1,611

    Other real estate owned . . . . . . . . . . . . . . .          300       300

    Accrued interest receivable and other assets  . . . .        3,417     1,786

      Total Assets  . . . . . . . . . . . . . . . . . . .     $195,654  $154,363
                                                              ========  ========

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Deposits:

      Non-interest bearing demand deposits  . . . . . . .      $32,809   $22,365

      Interest bearing deposits:
         Savings deposits   . . . . . . . . . . . . . . .       99,140    78,715

         Other time deposits  . . . . . . . . . . . . . .       15,624    21,398

         Certificates of deposit $100,000 and over  . . .       29,216    20,700

                                                               -------   -------
         Total Deposits   . . . . . . . . . . . . . . . .      176,789   143,178
                                                               -------   -------
    Accrued interest payable and other liabilities                 809       387
                                                               -------   -------
         Total liabilities  . . . . . . . . . . . . . . .      177,598   143,565
                                                               -------   -------
                                        F-12

    Commitments and contingencies
    Stockholders equity:

      Common stock, no par value, authorized 5,000,000 shares in 1994; $5.00 par, authorized 1,000,000 shares in 1993; issued and outstanding 1,631,990 in 1994 and
      897,305 in 1993   . . . . . . . . . . . . . . . . . .     8,160      4,487
      Capital surplus   . . . . . . . . . . . . . . . . . .    10,249      5,412

      Retained earnings   . . . . . . . . . . . . . . . . .     1,333        899

      Unrealized holding losses on securities available for
        sale, net  . . . . . . . . . . . . . . . . . . . . .   (1,686)       ---
                                                             --------   --------
         Total stockholders' equity   . . . . . . . . . . .    18,056     10,798
                                                             ---------  --------
         Total Liabilities and Stockholders Equity  . . . .  $195,654   $154,383
                                                             ========   ========

   See accompanying notes to consolidated financial statements.

                  Carnegie Consolidated Statements of Income
             For the Years Ended December 31, 1994, 1993 and 1992

                                   Year Ended
                                  December 31,
                                                           --------------------
                                                           1994    1993    1992
                                                           ----    ----    ----
                                                          (Dollars in thousands,
                                                          except per share data)
    INTEREST INCOME:
      Loans, including fees   . . . . . . . . . . . . . . $10,923 $8,086  $6,402

      Federal funds sold  . . . . . . . . . . . . . . . .     290    293     234
      Investment securities:
         Taxable  . . . . . . . . . . . . . . . . . . . .   1,828  1,332   1,404

         Tax-exempt   . . . . . . . . . . . . . . . . . .     514    166     177
                                                           ------  -----   -----
         Total interest income  . . . . . . . . . . . . .  13,555  9,877   8,217
                                                           ------  -----   -----
    INTEREST EXPENSE:

      Savings deposits  . . . . . . . . . . . . . . . . .   3,747  2,061   1,374

      Other time deposits   . . . . . . . . . . . . . . .     625    877   1,254

      Certificates of deposit $100,000 and over   . . . .     777    701     823
                                                            ------  -----  -----
         Total interest expenses  . . . . . . . . . . . .   5,149  3,639   3,451
                                                            ------  -----  -----
         Net Interest income  . . . . . . . . . . . . . .   8,406  6,238   4,766

    Provision for loan losses . . . . . . . . . . . . . .     650    429     476
                                                            ------  -----  -----
      Net interest income after provision for loan
      losses  . . . . . . . . . . . . . . . . . . . . . .   7,756  5,809   4,290
                                                           ------  -----   -----
    NON-INTEREST INCOME:
      Service fees on deposits  . . . . . . . . . . . . .      236    135    111

      Other fees and commissions  . . . . . . . . . . . .      259    191     98

      Investment securities gains, net  . . . . . . . . .      ---    145    398
                                                            ------  -----  -----
         Total non-interest income  . . . . . . . . . . .      495    471    607
                                                            ------  -----  -----
    NON-INTEREST EXPENSE:
      Salaries and wages  . . . . . . . . . . . . . . . .    1,999  1,693  1,220


      Employee benefits   . . . . . . . . . . . . . . . .      573    401    275

      Occupancy Expense   . . . . . . . . . . . . . . . .      701    568    421

      Furniture and equipment   . . . . . . . . . . . . .      362    336    189

      Other real estate owned   . . . . . . . . . . . . .      ---     ---    21

      Other   . . . . . . . . . . . . . . . . . . . . . .   2,421   1,698  1,273
                                                           ------  ------ ------
         Total non-interest expense   . . . . . . . . . .   6,056   4,696  3,399
                                                           ------  ------ ------
         Income before income taxes   . . . . . . . . . .   2,195   1,584  1,498

    Provision for income taxes  . . . . . . . . . . . . .     656     520    485
                                                           ------  ------ ------
      Net Income  . . . . . . . . . . . . . . . . . . .    $1,539  $1,064 $1,013
                                                           ------  ------ ------
    PER COMMON SHARE:
      Net income  . . . . . . . . . . . . . . . . . . .     $1.23   $1.08  $1.02
                                                           ------  ------ ------
      Weighted average shares outstanding (in
        thousands)  . . . . . . . . . . . . . . . . . .     1,253     989    989
                                                           ------  ------ ------

   See accompanying notes to consolidated financial statements.

         Carnegie Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1994, 1993 and 1992

                                                                                Unrealized
                                                                                  Holding
                                                                                 Losses on
                                                                                Securities
                                                                                 Available         Total
                                         Common      Capital       Retained       for Sale,    Stockholders'
                                          Stock      Surplus       Earning          Net           Equity
                                         ------     --------       -------        --------     ------------
                                                             (Dollars in Thousands)
    BALANCE, December 31, 1992  .         $4,274      $5,136          $611          $---        $10,021

      5% stock dividend issued
      (42,503 shares)  . . . . . .           213         276          (489)          ---            ---

      Net income  . . . . . . . .            ---         ---         1,064           ---          1,064
      Cash dividend ($.32 per
      share)  . . . . . . . . . .            ---         ---          (287)          ---           (287)
                                          ------      ------        ------        ------        -------
    BALANCE, December 31, 1993  .         $4,487      $5,412          $899          $---        $10,798

      5% stock dividend issued
      (44,685 shares)   . . . . .            223         380          (603)          ---            ---

      Net income  . . . . . . . .            ---         ---         1,539           ---            ---

      Cash dividend ($.40 per
      share)  . . . . . . . . . .            ---         ---          (502)          ---           (502)

      Issuance of 690,000
      common shares   . . . . . .          3,450       4,457           ---           ---          7,907

      Fair value adjustment -
      securities available for
      sale, net   . . . . . . . .            ---         ---            ---         (1,686)     (1,686)

                                          ------      ------         ------       --------     -------
    BALANCE, December 31, 1994  .         $8,160     $10,249         $1,333        $(1,686)    $18,056
                                          ------      ------         ------       --------     -------

   See accompanying notes to consolidated financial statements.

                    Carnegie Consolidated Statements of Cash Flow
                For the Years Ended December 31, 1994, 1993 and 1992

                             Year Ended December 31,
                                                        ----------------------
                                                         1994    1993    1992
                                                         ----    ----    ----
                             (Dollars in Thousands)
    Cash flow from operating activities:
      Net Income  . . . . . . . . . . . . . . . . .     $1,539   $1,064  $1,013

      Adjustments to reconcile net income to net cash provided by operating activities:

         Depreciation and amortization  . . . . . .        324     324      180

         Provision for loan losses  . . . . . . . .        650     429      476

         Accretion of investment discount   . . . .        (40)    (17)     (63)

         Amortization of investment premium   . . .        178     117       78

         Gain on sale of investment securities  . .       ---     (145)    (398)

         Loss on disposal of equipment  . . . . . .         18     ---        2

         Increase in deferred taxes   . . . . . . .       (302)   (190)    (113)

         Proceeds from sales of mortgages held for
         sale   . . . . . . . . . . . . . . . . . .      2,814     508      ---

         Organizations of mortgages held for sale. .    (1,945) (1,608)     ---

         Increase in accrued interest receivable
         and other assets   . . . . . . . . . . . .       (342)   (246)     (55)

         Increase (decrease) in accrued interest
         payable and other liabilities  . . . . . .        422      44      (66)
                                                      -------- -------- --------

              Net cash provided by operating
              activities  . . . . . . . . . . . . .      3,316     280     1,054

                                                      -------- -------- --------

    Cash flows from investing activities:

      Proceeds from sale of investment securities. .      ---    6,386    13,523

      Proceeds from a maturities and paydown of

      investment securities   . . . . . . . . . . .     1,806    3,011       600

      Purchase of investment securities   . . . . .       ---  (16,584) (18,356)

      Purchase of securities available-for-sale. .     (5,460)     ---      ---

      Purchase of securities held-to-maturity   . .   (15,349)     ---      ---

      Net increase in loans made to customers . . .   (24,201) (34,509) (22,394)

      Cash collected on previously charged
         off loans . . . . . . . . . . . . . . . .         51       25        7

      Additions to premises and equipment   . . . .      (336)    (817)    (374)

      Proceeds from sale of premises and
         equipment . . . . . . . . . . . . . . . .       ---        ---      17

         Sale of other real estate owned  . . . . .        471     ---      226

      Purchase of other real estate owned   . . . .      (471)    (300)     ---
                                                      -------- -------- --------

         Net cash used in investing activities . . .  (43,489) (42,788) (26,751)
                                                      -------- -------- --------

    Cash flows from financing activities:

      Net increase in deposits  . . . . . . . . . .    33,611   34,964   24,141

      Gross proceeds from common stock issued   . .     9,056      ---     ---

      Financing costs of common stock issued  . . .    (1,149)     ---     ---

      Cash paid for dividends   . . . . . . . . . .      (502)    (287)    (203)

     (Decrease in) proceeds from securities sold
      under repurchase  agreements  . . . . . . . .       ---     (900)     900
                                                      -------- -------- --------
         Net cash provided by financing activities..    41,016   33,777  24,838
                                                      -------- -------- --------
    Net change in cash and cash equivalents . . . .        843  (8,731)   (859)

    Cash and cash equivalents as of beginning
       of year . . . . . . . . . . . . . . . . . .       5,972   14,703  15,562
                                                      -------- -------- --------
    Cash and cash equivalents as of end
        of year . . . . . . . . . . . . . . . . . .     $6,815  $5,972  $14,703
                                                      -------- -------- --------
    Cash paid during the period for:

      Interest  . . . . . . . . . . . . . . . . . .     $5,122  $3,614   $3,493

      Income taxes  . . . . . . . . . . . . . . . .       $929    $641     $757



   See accompanying notes to consolidated financial statements.

        Notes to Carnegie's Consolidated Financial Statements


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Carnegie Bancorp ("Carnegie"), a bank holding company, was incorporated on October 6, 1993 with authorized capital of 5,000,000 shares of no par value common stock. On April 12, 1994, the Company acquired 100 percent of the shares of Carnegie Bank, N.A. ("CBN"). The transaction was accounted for in a manner similar to that of a pooling of interests. The consolidated financial statements presented for the years ended December 31, 1994, 1993 and 1992 reflect information for CBN prior to its acquisition by Carnegie.

The accounting and reporting policies of Carnegie follow generally accepted accounting principles and general practices applicable to both the banking and bank related industries. The policies which materially affect the determination of financial position, results of operation and cash flow are summarized below.

Principles of Consolidation - The consolidated financial statements include the accounts of Carnegie and CBN, its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Reclassifications - Certain amounts in the financial statements presented for prior periods have been reclassified to conform with 1994 presentation.

Statement of Cash Flows - The statement of cash flows is presented using the indirect method of presentation. Cash equivalents, for the purposes of this statement are defined as cash and due from banks and other short term investments with an original maturity of 90 days or less.

Investment Securities - Effective January 1, 1994 Carnegie adopted Statement of

Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", ("SFAS 115"). SFAS 115 requires that an enterprise classify its investments in debt securities as either securities held to maturity (carrying amount equals amortized costs), securities available for sale (carrying amounts equal estimated fair value; unrealized gains and losses recorded in a separate component of stockholders' equity) or trading securities (carrying amount equals estimated fair value; unrealized gains and losses included in the determination of net income).

Carnegie has evaluated all of its investments in debt securities and has classified them as either held to maturity or available for sale. Premiums and discounts on these securities are amortized or accredit on a basis that approximates the effective yield method. Realized gains and losses from sale of securities held to maturity and securities available for sale are determined on a specific identification cost basis.

Prior to the adoption of SFAS 115, Carnegie has classified its investments in debt securities as investment securities, that were carried at amortized costs.

Loans - Loans are stated at principal amounts outstanding, net of unearned discount and net deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income monthly as earned. Loan origination fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield. Net loan fees are generally amortized over the contractual lives of the related loans.

Loans are reported as non-accrual if they are past due as to principal or interest payments for a period of more than ninety days. Exceptions may be made if a loan is adequately collateralized and in the process of collection. At the time a loan is placed on a non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Only after collection of loan principal is assured in interest on such loans recognized as income. A loan is returned to an accrual status when factors indicating doubtful collectibility no longer exist and the borrower has performed satisfactorily under the contractual terms of the loan for a period not less than six months.

SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", requires that impaired loans be measured at the present value of expected future cash flow by discounting those cash flows generally at the loan's effective interest rate. This statement also requires troubled debt restructurings involving a modification of terms to be remeasured on a discounted basis. Carnegie will adopt this statement in 1995 and expects the impact of its implementation will not be material.

Allowance for Loan Losses - An allowance for loan losses is generally established through charges to earnings in the form of a provision for loan losses. Loans which are determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. In establishing an appropriate allowance, an assessment of the loan portfolio including past loan experience, economic conditions and other factors that, in management's judgment, warrants current recognition, are considered. In addition, various regulatory agencies, as in integral part of their examination process, periodically review CNB's allowance for loan losses. Such agencies may require CBN to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

Other Real Estate Owned - Other real estate owned includes property acquired through foreclosure or that meets certain criteria to be considered as in- substance foreclosure and is carried at the lower of cost of fair value less costs to dispose. When the property is acquired, any excess of the loan balance over the fair value less costs to dispose is charged to the allowance for loan losses. Subsequent write-downs, if any, are included in non-interest expense. Carrying costs associated with the operation and maintenance of the property are expenses as incurred through current income and included in the other expense category.

Premises and Equipment, net - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the terms of the leases or the estimated useful lives of the improvements. Expenditures for maintenance and repairs are charged to expenses as incurred. Gains and losses on dispositions are reflected in current operations.

Income Taxes - SFAS 109 "Accounting for Income Taxes" requires a change from the deferred method of accounting for income taxes of APB Opinion to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liability and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences which are inherent in the tax filing process, are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the current period that includes the enacted date. During 1993, Carnegie's adoption of SFAS 109 did not have a material impact on its consolidated financial statements.

Deferred income taxes are provided for certain items of income and expense which enter into the determination of income for financial reporting purposes in different periods than for income tax purposes. These differences relate primarily to the provision for loan loss, depreciation expense, recognition of fee income, and amortization of costs capitalized for tax purposes.

Earnings Per Share - Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during each year after giving retroactive effect to stock dividends declared. Common stock options and warrants outstanding have been omitted from weighted average shares outstanding as they are not material.

(2)  CASH AND DUE FROM BANKS

Carnegie maintains various deposits in other banks. At December 31, 1994 and 1993 average cash balances reserved to meet Federal Regulatory requirements of $615,000 and $404,000 respectively, were maintained at the Federal Reserve Bank of Philadelphia.

(3)  INVESTMENT SECURITIES

The following is a comparative summary of investment securities at December 31:

                                                             Gross        Gross
                                                Amortized  Unrealized  Unrealized  Market
                                                  Cost       Gains       Losses     Value
                                                  ----       ----        ------     -----
                             (Dollars in Thousands)
    1994
    Securities available for sale:
      U.S. Government   . . . . . . . . . .        $7,262      $---      $(676)    $6,586

      Mortgage-backed agencies  . . . . . .        20,282       ---     (1,888)    18,394

      Other securities  . . . . . . . . . .         1,412       ---       (103)     1,309
                                                  -------      ----     -------   -------
                                                  $28,956      $---     $(2667)   $26,289
                                                  -------      ----     -------   -------

                                                F-21

    Securities held to maturity:
      Obligations of State and Political
      Subdivisions  . . . . . . . . . . . .       $18,631       $26      $(470)   $18,187

    1993

      U.S. Government   . . . . . . . . . .        $6,782      $254       $(65)   $6,971

      Mortgaged backed agencies   . . . . .        17,697       109       (200)   17,606

      Obligations of State and Political
      Subdivisions  . . . . . . . . . . . .         2,889        19         (9)    2,899

      Other securities  . . . . . . . . . .         1,360       ---         (6)    1,354
                                                  -------      ----     -------   -------
                                                  $28,728      $382      $(280)  $28,830
                                                  -------      ----     -------   -------

                                        F-22

At December 31, 1994 a maturity distribution of the amortized cost and market values of the investment securities is as follows:

                                             Year Ended December 31, 1994

                                      Securities Held to    Securities Available
                                           Maturity               for Sale
                                     --------------------   --------------------
                                     Amortized    Market     Amortized    Market
                                        Cost      Value        Cost       Value
                                       --------   -------     -------     ------
                                                (Dollars in Thousands)
    Due 1 year or less  . . . . . .         $90       $91       $---        $---

    Due after 1 year through
      5 years   . . . . . . . . . .       3,163     3,144       4,050       3,849

    Due after 5 years through 10         11,669    11,380       1,008         942
      years . . . . . . . . . . . .

    Due after 10 years  . . . . . .       3,709     3,572      23,601      21,201

    Federal Reserve Bank stock  . .         ---       ---         297         297
                                        -------   -------     -------     -------
                                        $18,631   $18,187     $28,956     $26,289

Securities held to maturity and available for sale of $31,224,000 as of December 31, 1994 and securities with amortized cost of $23,222,000 as of December 31, 1993 were pledged to secure public deposits and for other purposes as required or permitted by law.


(4)  LOANS

Loans at December 31, 1994 and 1993 consist of the following

                                              1994           1995
                                              ----           ----
                                          (Dollars in thousands)
    Commercial and financial  . . . .         $41,917       $34,451

    Real estate construction  . . . .           8,399        12,277

    Residential mortgage  . . . . . .          25,907        25,086

    Commercial mortgage . . . . . . .          61,242        42,780

    Installment . . . . . . . . . . .           2,532         2,532


      Total loans   . . . . . . . . .         139,997       116,946

    Less allowance for loan losses  .           1,400           980

      Loans, net  . . . . . . . . . .        $138,597      $115,966

Included in loans receivable at December 31, 1994 and 1993 are loans amounting to $1,765,000 and $2,919,000 respectively, on which the accrual of interest has been suspended. Interest income that would have been accrued had these loans been current aggregated $204,000 and $197,000 at December 31, 1994 and 1993, respectively.

                                F-23

As of December 31, 1994 and 1993 the Bank had no loans to any single customer that exceeded 10% of CBN's loan portfolio.


(5)  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for 1994, 1993 and 1992 is as follows:


                                               1994          1993         1992
                                               ----          ----         ----
                                                  (Dollars in Thousands)
    Balance, beginning of year  . . .           $980          $806         $573

    Provision charged to operations .            650           429          476

    Recoveries  . . . . . . . . . . .             51            25            7


    Loans charged off . . . . . . . .           (281)         (280)        (250)

    Balance, end of year  . . . . . .         $1,400          $980         $806


(6)  LOANS TO RELATED PARTIES

Loans to related parties include loans made to certain officers, directors and their affiliated interests. Carnegie believes it has not entered into any transactions with these individuals or entities in which the terms and conditions were less favorable to Carnegie than they would have been for similar transactions with other borrowers. Included in loans to related parties at December 31, 1994 are loans to a director, totalling approximately $516,000 which are classified as substandard. At December 31, 1994 these loans are current as to payment of principal and interest



An analysis of the activity of such related party loans for 1994 is as follows:


                                                    1994
                                                    ----
                                           (Dollars in Thousands)

    Balance, beginning of year  . . . .            $4,970

      Additions   . . . . . . . . . . .             1,227

      Payments  . . . . . . . . . . . .            (1,552)

    Balance, end of year  . . . . . . .            $4,645

                                 F-24

(7)  PREMISES AND EQUIPMENT

The components of premises, furniture and equipment at December 31 were as follows:


                             (Dollars in Thousands)

    Leasehold improvements  . . . . . . . .              $1,103          $1,075
    Furniture and equipment . . . . . . . .               1,566           1,297

                                                          2,669           2,372

    Less accumulated depreciation and                     1,064             761
       amortization . . . . . . . . . . . .
       Premises and equipment, net  . . . .              $1,605          $1,611



(8)  INCOME TAXES

As discussed in Note 1, Summary of Significant Accounting Policies, Carnegie adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting principle was immaterial to the net income of Carnegie and is therefore not reported separately in the consolidated statement of operations for the year ended December 31, 1993.

The components of the provision for income tax expense are as follows:

                                                   Year Ended December 31,

                                               -------------------------------
                                               1994         1993          1992
                                               ----         ----          ----
                                                   (Dollars in Thousands)
    Current:

      Federal . . . . . . . . . . . . . .       $814         $628          $530

      State and local . . . . . . . . . .        143           82            68
                                                ----         ----          ----
      Total current taxes   . . . . . . .        957          710           598

    Deferred:

      Federal . . . . . . . . . . . . . .      (226)        (155)          (88)

      State and local . . . . . . . . . .       (75)         (35)          (25)
                                                ----         ----          ----
      Total deferred income taxes   . . .      (301)        (190)         (113)

      Total   . . . . . . . . . . . . . .       $656         $520          $485
                                                ====         ====          ====
                                 F-25

A reconciliation between the reported income tax expense and the amount computed by multiplying income before income taxes by the Federal statutory income tax rate is as follows:


                                                   1994        1993       1992
                                                   ----        ----       ----
                             (Dollars in Thousands)


    Expected statutory income tax expense. .        $745       $539        $509

    Increase (decrease) in taxes resulting from:

       State taxes on income, net of federal         45         31          29
        tax benefit . . . . . . . . . . . .

       Tax-exempt income, net . . . . . . .        (175)       (56)        (54)

       Other, net . . . . . . . . . . . . .          41          6           1
                                                   ----       ----        ----
          Total income tax provision  . . .        $656       $520        $485
                                                   ====       ====        ====

Deferred tax assets and liabilities as of December 31, 1994 and 1993 consisted of the following:


                                                          1994            1993
                                                          ----            ----
                             (Dollars in Thousands)

    Deferred tax assets

       Allowance for possible loan losses . . .             $561           $312

       Loan fees  . . . . . . . . . . . . . . .              250            164

       Loan interest income . . . . . . . . . .               66             81

       Other  . . . . . . . . . . . . . . . . .               58             59
                                                            ----           ----
        Total deferred tax assets   . . . . . .              935            616

    Deferred tax liabilities  . . . . . . . . .              (67)           (50)
                                                            ----           ----
        Net deferred tax assets   . . . . . . .             $868           $566
                                                            ====           ====

Net deferred tax assets are included in other assets as of December 31, 1994 and 1993. There was no valuation allowance recorded for deferred tax assets at December 31, 1994 or 1993.

(9)  OTHER NON-INTEREST EXPENSE

Other non-interest expense for the years ended December 31, consisted of the following:



                                                  1994        1993        1992
                                                  ----        ----        ----
                             (Dollars in Thousands)

    Stockholder relations   . . . . . . . . .      $418        $399        $271

    Professional and other fees . . . . . . .       523         329         256

    Business development  . . . . . . . . . .       226         184         154

    FDIC assessment insurance . . . . . . . .       338         251         192


    Advertising . . . . . . . . . . . . . . .       172          84          34

    Directors' and Advisory Board fees  . . .       213         201         182

    Other . . . . . . . . . . . . . . . . . .       531         250         184
                                                 ------      ------      ------
                                                 $2,421      $1,698      $1,273
                                                 ======      ======      ======

(10) COMMITMENTS AND CONTINGENCIES

Future minimum lease payments under non-cancellable operating leases at December 31, 1994 are as follows:




    (Dollars in thousands)
    Year ending December 31,


    1995  . . . . . . . . . . .         $622

    1996  . . . . . . . . . . .          706

    1997  . . . . . . . . . . .          661

    1998  . . . . . . . . . . .          621

    1999  . . . . . . . . . . .          621

    Thereafter  . . . . . . . .        9,471
                                      ------
      Total minimum lease
        payments  . . . . . . .       12,702

                                      ======



The lease agreements on Carnegie's branch provide for the payment of real estate taxes and other expenses in addition to the base rent which is subject to annual escalation based upon a consumer price index.

Rental expense amounted to $336,000 for 1994, $414,000 for 1993 and $348,000 for 1992. During 1994 the property on which Carnegie's corporate headquarters is located was condemned by the State of New Jersey for highway construction. Management has determined the relocation costs to the office and compensation for existing leasehold improvements in the current facilities to be partially reimbursable by the State and prior landlord, and has accrued for the estimated unreimbursed amount.

Carnegie is subject to claims and lawsuits which arise primarily in the ordinary course of business. Based upon information currently available and advice received from legal counsel representing Carnegie in connection with such claims and lawsuits, it is the opinion of Management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position or consolidated statements of operations of Carnegie.

(11) CAPITAL COMPLIANCE

The following table summarizes the risk-based and leverage capital ratios for Carnegie and Carnegie Bank, N.A. ("CBN") at December 31, 1994, as well as the required minimum regulatory capital ratios:



                               Minimum Regulatory
                                   December 31, 1994          Requirements

                                  Carnegie          CBN
    Risk-based capital:

       Tier 1 capital ratio . . .      14.06%       11.05%               4.00%

       Total capital ratio. . . .      15.06        11.98                8.00

    Leverage ratio  . . . . . . .      10.47         8.22           3.00-5.00




(12) BENEFIT PLANS

Savings Plan - In 1994 Carnegie approved a savings plan under Section 401(k) of the Internal Revenue Code. All full-time employees over the age of twenty-one who have completed one year of continuous employment with Carnegie are eligible to participate in the plan. Under the plan, employee contributions of up to 6% of gross salary are matched in part or total at the discretion of Carnegie. Such matching becomes vested when the employee reaches five years of credited service.

Total savings plan expense was $9,000 for 1994.


Stock Option Plans - Carnegie maintains stock option plans, pursuant to which an aggregate of 148,383 shares of common stock have been reserved for issuance to certain key employees and the directors of Carnegie and its subsidiary. Under these plans, the options were granted at the fair market value of Carnegie's common stock on the date of grant, become exercisable at the rate of 25% per year commencing with the date of grant, and expire not more than ten years after the date of grant.

                                                   Options Outstanding

                                                      Shares     Price Per Share
                                                      ------     ---------------
    Balance, December 31, 1991
       (32,643 shares exercisable)  . .               37,969        $9.07-10.50

       Additional options issued -
       5% stock dividend  . . . . . . .                6,723                ---

       Cancelled  . . . . . . . . . . .               (1,102)            $10.00

    Balance, December 31, 1992
       (35,587 shares exercisable)  . .               38,763        $8.64-10.00

       Additional options issued -
        5% stock dividend . . . . . . .                1,674                ---





       Cancelled  . . . . . . . . . . .              (5,250)             $10.00

    Balance, December 31, 1993
      (34,897 shares exercisable) . . .               35,187         $8.23-9.53


      Granted . . . . . . . . . . . . .               99,408              11.50

      Additional options issued -
        5% stock dividend (Note 16) . .                7,065                ---

       (112,112 shares exercisable) . .              141,318      $7.84 - 10.95

       Additional options issued -
       5% stock dividend  . . . . . . .                1,896                ---

    Balance, December 31, 1994  . . . .              148,383        $7.47-10.43


(13) DIVIDEND LIMITATIONS

Funds for the payment of cash dividends by Carnegie are derived from dividends paid by CBN to Carnegie. Accordingly, restrictions on CBN's ability to pay cash dividends directly affect the payment of cash dividends by Carnegie. CBN is subject to certain limitations on the amount of cash dividends that it may pay under the National Bank Act. The approval of bank regulatory authorities is required if dividends declared in any year by a national bank exceed the bank's net profits for that combined with the retained profits of the bank for the two immediately preceding years. At December 31, 1994 CBN could declare dividends aggregating approximately $2,796,000 without regulatory approval.

(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR
CONCENTRATIONS OF CREDIT RISK

Carnegie is a party to financial instruments with off-balance sheet risk transacted in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which are conditional commitments issued by the company to guarantee the performance of an obligation or service of a customer to a third party. Those instruments involved, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

Credit policies and procedures for commitments to extend credit and standby letters of credit are the same as those applicable to loans and the credit risk associated with these instruments is considered in management's assessment of the adequacy of the allowance for loan losses.

Carnegie's predominant focus has been in commercial lending within the state of

New Jersey. As a result, CBN's credit risk is concentrated in the state of New Jersey and is dependent on general economics of the state as well as housing and commercial development starts, building occupancy rates and real estate values.

Financial instruments whose contract amounts represent credit risk which are not reflected in the accompanying financial statements as of December 31, 1994 and 1993 consist of the following:


                                            1994                1993
                                            ----                ----
                                              (Dollars in Thousands)

    Commercial and other unused
    commitments . . . . . . . . . .          $21,430            $11,810

    Home equity unused lines. . . .            2,336              2,079

    Standby letters of credit. . . .           2,986              1,887


(15) STOCK OFFERING

On August 16, 1994, Carnegie issued, through a public offering 690,000 units. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $15.09 for a period of three years from the date of issuance. After giving retroactive effect for the stock dividend declared in January, 1995, there were 724,500 warrants outstanding at an exercise price of $14.37 for each outstanding warrant.

(16) SUBSEQUENT EVENT

In January 1995, the Board of Directors declared both a cash dividend and stock dividend. Stockholders of record on February 14, 1995 will receive a 5% stock dividend on March 15, 1995. Stockholders of record on February 15, 1995 will receive a $.12 per share dividend on March 15, 1995. Weighted average shares outstanding and earnings per share have been adjusted to reflect the dividend.

                       REGENT BANCSHARES CORP. AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEET
                                     (Unaudited)

      ASSETS                                       September 30,
                                                        1995
                                                   -------------

      Cash and due from banks                        $ 4,929,325

      Investment securities available
       for sale                                       31,273,732

      Mortgage-backed securities
       held to maturity (market value
       of $109,574,959)                              111,537,750

      Mortgage loans held for sale                     4,071,033
      Loans, net of unearned interest and
       loan costs                                    103,129,694
        Less:  Allowance for loan losses              (1,913,920)
                                                    -------------
        Net loans                                    101,215,774
      Premises and equipment, net                        665,981
      Accrued interest receivable                      1,694,470
      Prepaid expenses and other assets                1,195,037
                                                    ------------
           Total Assets                             $256,583,102
                                                    ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

      Deposits:
        Non-interest bearing                         $15,611,907
        Interest bearing:
        NOW and money market                          10,860,561
        Savings                                       48,117,623
        Certificates of deposit                      118,353,183
                                                    ------------
           Total Deposits                            192,943,274
      Advances from Federal Home Loan Bank of         38,140,585
      Pittsburgh
      Subordinated debentures                          2,750,000
      Accrued interest payable                         4,301,902
      Other liabilities                                4,918,986
                                                    ------------
           Total Liabilities                         243,054,747
                                                    ------------

      Commitments and Contingencies
      Shareholders' Equity:
        Preferred stock, $.10 par value, 5,000,000 shares authorized

           Series A, 487,532 shares issued and
           outstanding; entitled to $4,875,320 in
           involuntary liquidation                        48,753

           Series B, 4,270 shares issued and
           outstanding; entitled to $42,700 in
           involuntary liquidation                           427



           Series C, 3,515 shares issued and
           outstanding; entitled to $35,150 in
           involuntary liquidation                           351

           Series D, 4,775 shares issued and
           outstanding; entitled to $47,750 in
           involuntary liquidation                           478

           Series E, 99,273 shares issued and
           outstanding; entitled to $992,730 in
           involuntary liquidation                         9,927

      Common Stock, $.10 par value, 10,000,000            97,927
      shares authorized, 979,274 shares issued and
      outstanding
      Capital surplus                                 13,300,872
      Retained earnings                                  546,308
      Net unrealized loss on securities available
      for sale                                         (476,688)
                                                    ------------
           Total Shareholders' Equity                 13,528,355
                                                    ------------
      Total Liabilities & Shareholders' Equity      $256,583,102
                                                    ============

     See notes to unaudited consolidated financial statements.

               REGENT BANCSHARES CORP. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME
            NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                             (Unaudited)


                                                   1995             1994
                                                   ----             ----
       Interest Income:
          Loans, including fees                 $7,482,226       $4,611,396
          Investment securities                  7,581,244        8,149,617
          Federal funds sold                        --                9,562
                                                ----------       ----------
             Total interest income              15,063,470       12,770,575
                                                ----------       ----------
       Interest Expense:
          Deposits                               6,785,615        6,906,112
          Short-term borrowings                  2,179,974        1,149,306

          Long-term debt                           167,697          422,622
                                                ----------       ----------
             Total interest expense              9,133,286        8,478,040
                                                ----------       ----------
             Net interest income                 5,930,184        4,292,535
       Provision for loan losses                   320,000           35,000
                                                ----------       ----------
          Net interest income after
          provision for loan losses              5,610,184        4,257,535
                                                ----------       ----------
       Other income:
          Service charges on deposit
          accounts                                  56,160           91,365
          Other                                     17,900           81,957
                                                ----------       ----------
             Total other income                     74,060          173,322
                                                ----------       ----------
       Other Expenses:
          Salaries and employee benefits         1,278,726        1,121,069
          Professional services                    833,988          325,524
          Rent                                     130,391          131,708
          Other occupancy expense                  123,464           87,863
          Depreciation and amortization            133,750          106,001
          Insurance                                238,921          372,360

          Litigation settlement                    175,000              --
          Auto insurance premium
           finance servicing                       975,840           63,785
          Other                                  1,225,889          668,223


                                                ----------       ----------
             Total other expenses                5,115,969        2,876,533
                                                ----------       ----------
       Income before income taxes                  568,275        1,554,324
       Provisions for income taxes                 191,800          526,900
                                                ----------       ----------
       NET INCOME                                  376,475        1,027,424
       Preferred stock dividends                   360,147          236,610
                                                ----------       ----------
       Earnings for common stock                   $16,328         $790,814
                                                ==========       ==========
       Earnings per common share:
          Primary:                                    $.02             $.80

          Fully diluted                               --               $.69
       Weighted average number of shares         1,048,059          982,490
                                                ==========       ==========

      See accompanying notes to unaudited consolidated financial statements.

               REGENT BANCSHARES CORP. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOW
            NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                             (Unaudited)

                                                         1995        1994
                                                         ----        ----
       Cash Flows from Operating Activities:
       Net Income                                      $376,475   $1,027,424
       Adjustments to reconcile net income to net
       cash provided by operating activities -
          Provision for loan losses                     320,000       35,000
          Depreciation and amortization                 133,750      106,001
          Net amortization of premiums and
          discounts on investment securities and
          investment securities available for
          sale                                          468,635    1,087,132
          Decrease in net deferred loan costs         1,139,122      157,345
          (Increase) decrease in accrued interest
          receivable                                    256,774    (174,106)
          Decrease in other assets                      647,947      290,595
          Increase in accrued interest payable        2,061,834      742,706
          Increase in other liabilities               2,762,999      425,041
          Purchases of mortgage loans held for
          sale                                      (38,677,832)(265,875,699)
          Proceeds from sales of mortgage loans
          held for sale                              39,994,316  267,006,232
                                                   ------------ ------------

             Total adjustments                        9,107,545    3,800,247
                                                   ------------ ------------


             Net cash provided by operating
             activities                               9,484,020    4,827,671
                                                   ------------ ------------

       Cash Flows From Investing Activities:
          Net increase in loans                     (28,528,629) (10,372,934)

          Purchases of mortgage-backed and
          investment securities held to maturity          --     (46,483,957)

          Principal collected on investment and
          mortgage-backed securities                 10,088,975   31,910,515


          Principal collected on investment
          securities available-for-sale               4,116,335    8,004,589

          Net decrease in U.S. Treasury bills
          with maturities of less than three

          months                                        124,672       99,860

          Net decrease in federal funds sold              --       6,000,000
          Purchases of premises and equipment          (143,230)    (168,701)
                                                   ------------ ------------

             Net cash used in investing
             activities                             (14,341,877) (11,010,628)
                                                   ------------ ------------

       Cash Flows From Financing Activities:
          Net (decrease) increase in total
          deposits                                   31,881,802   (3,512,558)

          Net (decrease) increase in advances
          from Federal Home Loan Bank of
          Pittsburgh with maturities of
          less than three months                    (30,111,797)   9,865,996
          Advances from Federal Home Loan
          Bank of Pittsburgh with maturities
          greater than three months                  10,215,000          --
          Maturities of Advances from Federal
          Home Loan Bank of Pittsburgh with
          maturities greater than three months       (5,000,000)         --

          Proceeds from issuance of subordinated
          debentures                                       --        200,000
                                                   ------------ ------------

             Net cash provided by financing
             activities                               6,985,005    6,553,438
                                                   ------------ ------------
       Net increase (decrease) in cash and cash
       equivalents                                    2,127,148      370,481
       Cash and cash equivalents, beginning of
       year                                           2,802,177    6,719,903
                                                   ------------ ------------
       Cash and cash equivalents, end of period      $4,929,325   $7,090,384
                                                   ============ ============
       Supplemental Disclosure of Cash Flow
       Information:
          Cash paid during the period for:
          Interest                                   $7,071,452   $7,735,334
          Income taxes                                  100,000      310,000
       Supplemental Schedule of Non-Cash
       Investing and Financial Activity:
       Issuance and declaration of preferred
          stock as dividends                           $308,712     $395,829
       Conversion of preferred stock to common
           stock                                          5,486        4,297

      See accompanying notes to unaudited consolidated financial statements.

                     REGENT BANCSHARES CORP. AND SUBSIDIARY
              Notes to Unaudited Consolidated Financial Statements


1. In the opinion of Regent, the accompanying unaudited financial statements contain all adjustments (including normal recurring accruals) necessary to present fairly the financial position of Regent as of September 30, 1995 and its results of operations for the nine months ended September 30, 1995 and 1994 and its cash flows for the nine months ended September 30, 1995 and 1994.

2. Results of operations for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.


3. Earnings per common share for all periods presented is based on the weighted averaged number of common shares outstanding and common stock equivalents, after consideration of preferred stock dividends. Common stock equivalents include the Series B, Series C, Series D and Series E Convertible Preferred Stock. For the nine months ended September 30,
    1995 and 1994, the weighted average number of common shares included 114,056 and 94,989 shares, respectively, attributable to common stock equivalents. The earnings per common share does not assume the exercise of stock options or warrants as common stock equivalents since such exercise would be anti-dilutive. Fully diluted earnings per share assumes the conversion of preferred stock. However, for the nine months ended September 30, 1995, the resulting calculation is anti-dilutive and is therefore not presented herein. For the nine months ended September 30, 1994, 1,499,868 shares were used in the calculation.

4. Contingencies

   Regent is subject to various legal actions and proceedings. In the bankruptcy proceeding of a mortgage banking company for which the Bank funded individual residential mortgages, the Bank has requested the court to order the debtor to execute assignments of notes and mortgages to the Bank with respect to approximately $7,600,000 of mortgages which the Bank had purchased and which the debtor was obligated to resell but had failed to resell as a result of its financial difficulties. Such mortgages were recorded by the Bank as of September 30, 1995. The debtor had objected to the Bank's request, alleging that the mortgages may be the property of the debtor and that the funds advanced by the Bank of approximately $7,600,000 might represent unsecured loans to the debtor. In this event, it is management's belief that the Bank's claims in these proceedings represent a substantial portion of all claims against the debtor.

   In October, 1995, the U.S. Bankruptcy Court issued an order approving the settlement of the matter. As part of the settlement, the Bank's request to receive assignment of notes and mortgages of approximately $7,600,000 was granted and the trustee and creditor's committee agreed not to object to the Bank's unsecured claims against the debtor in the bankruptcy proceedings. Additionally, the Bank agreed to pay the trustee $175,000 and will lend the trustee up to an additional $175,000 to pay counsel fees in connection with litigation by the trustee against a third party. The Bank also agreed to make an additional loan up to $50,000 and a third loan of $75,000, (subject to certain conditions), to pay fees and expenses of professionals (other than attorneys) in connection with the claim against the third party. The loans will bear interest at the Bank's prime rate plus one percent per annum, and will be secured by a continuing first lien on, and security interest in (after administrative expenses, as defined), the trustee's right, title and interest in the assets of the debtor's bankruptcy estate. The Bank's payment to the trustee of $175,000, has been charged to expense in the three months ended September 30, 1995. Management believes the Bank's loan commitments under the settlement are recoverable based upon its current assessment of the outcome of the litigation against the third party. The Bank's unsecured claims against the debtor approximate $2.5 million, with recovery primarily dependent on successful litigation against the third party.

   There continues to be possible claims which may be made against the Bank by other creditors associated with the Bank's transactions with the debtor. Such claims have not been formally asserted to date. Additionally, in November 1995, the agent that conducted a real estate settlement involving the refinancing of a mortgage through the debtor, filed a lawsuit against the Bank seeking damages in excess of $100,000 plus any and all damages sustained which are unspecified. The lawsuit alleges, among other things, breach of contract and reliance on the Bank as the debtor's warehouse lender. Management believes that these pending and possible claims are without merit, and the Bank intends to vigorously defend this and any future actions brought related to these matters. However, the ultimate outcome of these matters is not presently determinable and, accordingly, no adjustments have been made in the accompanying consolidated financial statements.

   In the opinion of management, after discussions with legal counsel, the resolution of each of these matters is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.




5. Adoption of Statement of Financial Accounting Standards No. 114 and SFAS No. 118.


   Allowance for Loan Losses


   The Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS No. 118") effective January 1, 1995. Under the new standard, the 1995 allowance for credit losses related to loans that are impaired as defined by SFAS No. 114 and SFAS No. 118 is evaluated based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral for certain collateral dependent loans. Furthermore, in-substance foreclosures are classified as loans and are stated at the lower of cost or fair value. All loans regardless of size and type are evaluated for impairment on an individual basis. Prior to 1995, the allowance for credit losses related to these loans was evaluated based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Company's financial condition, cash flows or results of operations.


   Factors influencing management's recognition of impairment include decline in collateral value; lack of performance under contract loan agreement terms, including evaluation of late payments or non-payment; lack of performance under other creditor's agreements or obligations (i.e. non-payment of taxes, non-payment of loans to other creditors); financial decline significantly different from status at loan inception; litigation or bankruptcy of borrower; significant change in ownership or loss of guarantors to the detriment of credit quality. A minimal delay or shortfall is defined by the Bank as a delay of less than 90 days in making full contractual payment, when there are no significant credit weaknesses which will further delay or stop the borrower from repaying principal and interest in full under original contract terms.


   Loans aggregated for evaluation under SFAS No. 114 and SFAS No. 118 are those loans risk-rated by the Bank as Special Mention, Substandard and Doubtful, as well as any Troubled Debt Restructure which may not be so risk-rated. As of September 30, 1995, there are no restructured loans.


   The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on the risk characteristics of the portfolio, past loan loss experience, local economic conditions, and such other relevant factors. The allowance is increased by provisions for loan losses charged against income and is reduced by net charge-offs. The allowance is based on management's estimates, and actual losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.


   At September 30, 1995, the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 and SFAS No. 118 was $4.4 million (of which $2.9 million were on a non-accrual basis). Included in this amount is $4.3 million of impaired loans for which the related allowance for credit losses is $1.2 million and $72,000 of impaired loans that as a result of write-downs do not have an allowance for credit losses. The average recorded investment in impaired loans during the quarter ended September
   30, 1995 was approximately $4.6 million. For approximately $800,000 of impaired loans, the reserve evaluation was based on the expected future cash flows and the remaining $3.6 million was based on the fair value of the collateral.


   An asset which no longer retains any value to the Bank will be charged-off immediately. Assets whose value has depreciated will be charged-off in part. Potential recovery against these assets is considered marginal, and recovery is expected to be long-term. Bank policy is to aggressively pursue any likely recovery against charged-off assets.


   Interest Income Recognition


   The Bank applies all payments received on non-accrual loans to principal until such time as the principal is paid off, after which time any additional payments received are recognized as interest income. For the quarter ended September 30, 1995, the Bank did not recognize any interest income using the cash basis of income recognition.



   Interest income is accrued on other impaired loans based on the loans contractual interest rate and its recorded investment. For the quarter ended September 30, 1995, the Bank recognized income of approximately $46,000 on these loans. With the exception of one loan for $311,000, which was greater than 90 days delinquent, these loans were current. Other loans totaling $234,000 which were delinquent 90 days or more and accruing interest income are not considered impaired loans as it is management's opinion that the contractual principal and interest payments will be collected in full.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders and Board of Directors of Regent Bancshares Corp. and Subsidiary:

We have audited the accompanying consolidated balance sheets of Regent Bancshares Corp. (a New Jersey corporation) and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regent Bancshares Corp. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As more fully discussed in Note 12, a dispute has arisen in the bankruptcy proceedings of a mortgage banking company for which the Bank previously funded individual residential mortgages regarding legal ownership of mortgages in which the Bank acquired a 100% beneficial interest as participant. As more fully discussed in Note 20, subsequent to March 22, 1995, the date of our original report, this dispute was settled; however, there continue to be pending claims and other possible claims which may be made against the Bank by other creditors associated with the Bank's transactions with the mortgage banking company. Management believes that these claims are without merit; however, the ultimate outcome of these matters is not presently determinable and, accordingly, no adjustments have been made in the accompanying consolidated financial statements.

As described in Note 2 of the consolidated financial statements, the Company changed its method of accounting for investments in debt and equity securities.


  /s/  ARTHUR ANDERSEN LLP

       ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
March 22, 1995

(except with respect to the
matters discussed in Note 20,
as to which the date is
December 15, 1995)


Consolidated Balance Sheets
                                                                  December 31
                                                                  -----------
ASSETS                                                      1994                 1993
                                                            ----                 ----
Cash and due from banks                               $2,802,177            $6,719,903
Federal funds sold                                           -               6,000,000
Investment securities available for sale              35,056,688                   -
Investment securities at cost, which approximates
  market value                                           124,672             2,392,335
Mortgage-backed securities held to maturity
  (market value of $113,189,677
  and $154,656,304, respectively)                    121,482,427           153,773,474
Mortgage loans held for sale                           5,387,517            22,700,892
Loans, net of unearned interest and loan costs        75,859,639            49,147,127
  Less:   Allowance for loan losses                   (1,713,372)           (1,321,225)
                                                    ------------          ------------

          Net loans                                   74,146,267            47,825,902
                                                    ------------          ------------

Accrued interest receivable                            1,951,244             1,967,645
Premises and equipment, net                              656,501               621,335
Prepaid expenses and other assets
  (including net deferred taxes of
  $1,358,100 and $399,300, respectively)               1,842,984             1,943,182
                                                    ------------          ------------

    Total assets                                    $243,450,477          $243,944,668
                                                    ============          ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                               $13,641,796           $13,801,979
  Interest bearing:
    NOW and money market                              13,796,458             9,594,546
    Savings                                           83,335,372           101,700,163
    Certificates of deposit                           50,287,846            67,296,178
                                                    ------------          ------------

      Total deposits                                 161,061,472           192,392,866

Advances from Federal Home Loan Bank of Pittsburgh    63,037,382            34,104,821
Subordinated debentures                                2,750,000             2,550,000
Accrued interest payable                               2,240,068             1,585,785

Other liabilities                                      2,155,987               185,453
                                                    ------------          ------------





Total liabilities                                    231,244,909           230,818,925
                                                    ------------          ------------

Commitments and Contingencies

Shareholders' equity:
  Preferred stock, $.10 par value,
   5,000,000 shares authorized,
    Series A, 515,678 and 529,700 shares issued
    and outstanding; entitled to $5,156,780 in
    involuntary liquidation                               51,568                52,970

    Series B, 4,650 and 4,970 shares issued and
    outstanding; entitled to $46,500 in
    involuntary liquidation                                  465                   497

    Series C, 4,036 and 4,672 shares issued and
    outstanding; entitled to $40,360 in
    involuntary liquidation                                  404                   467

    Series D, 4,886 and 5,076 shares issued and
    outstanding; entitled to $48,860 in
    involuntary liquidation                                  488                   508

    Series E, 73,365 and 42,915 shares issued and
    outstanding; entitled to $733,650 in
    involuntary liquidation                                7,337                 4,292
                                                    ------------          ------------

                                                          60,262                58,734



     Common stock, $.10 par value - 10,000,000
        shares authorized, 924,409 and 887,594 issued
        and outstanding                                   92,441                88,759
     Capital surplus                                  12,997,321            12,606,702
     Retained earnings                                   478,544               371,548
     Net unrealized loss on investment securities
        available for sale                            (1,423,000)                   -
                                                    ------------          ------------

      Total shareholders' equity                      12,205,568           13,125,743
                                                    ------------          ------------

      Total liabilities and shareholders' equity    $243,450,477          $243,944,668

                                                    ============          ============

The accompanying notes are an integral part of these consolidated financial statements.



Consolidated Statements of Income

                                                           Year Ended December 31
                                                           ----------------------
                                                    1994             1993             1992
                                                    ----             ----             ----
Interest income:
  Loans, including fees                       $6,313,866       $4,392,116       $4,797,689
  Investment securities held for sale                -             50,454          485,374
  Investment securities and securities
     available for sale                       10,841,050       10,662,692        8,204,003
  Federal funds sold                               9,562            6,898           32,010
                                              ----------       ----------       ----------

      Total interest income                   17,164,478       15,112,160       13,519,076
                                              ----------       ----------       ----------

Interest expense:
  Deposits                                     9,006,507        8,715,081        8,125,701
  Short-term borrowings                        1,857,622          691,121          560,943
  Long-term debt                                 508,531          514,516          123,028
                                              ----------       ----------       ----------

      Total interest expense                  11,372,660        9,920,718        8,809,672
                                              ----------       ----------       ----------

      Net interest income                      5,791,818        5,191,442        4,709,404

Provision for loan losses                        860,000          450,000          525,000
                                              ----------       ----------       ----------

     Net interest income after
       provision for loan losses               4,931,818        4,741,442        4,184,404
                                              ----------       ----------       ----------

Other income:
  Service charges on deposit accounts            102,452           85,581           58,417
  Other                                           99,431           70,069           11,880
                                              ----------       ----------       ----------

      Total other income                         201,883          155,650           70,297
                                              ----------       ----------       ----------

Other expenses:
  Salaries and employee benefits               1,449,481        1,072,102          835,890
  Professional services                          560,441          436,956          276,142
  Rent                                           173,865          173,959          173,855
  Other occupancy expense                        118,460          105,334           97,832

  Depreciation and amortization                  157,301          127,562          109,336




  FDIC assessment and other insurance            505,927          424,914          359,233

  Other                                        1,406,301          772,656          633,857
                                              ----------       ----------       ----------

      Total other expenses                     4,371,776        3,113,483        2,486,145
                                              ----------       ----------       ----------

Income before provision for income taxes         761,925        1,783,609        1,768,556
Provision for income taxes                       259,100          606,500          601,700
                                              ----------       ----------       ----------

NET INCOME                                       502,825        1,177,109        1,166,856

Preferred stock dividends                        287,222          516,457          316,600
                                              ----------       ----------       ----------
Earnings for common stock                       $215,603         $660,652         $850,256
                                              ==========       ==========       ==========

Earnings per common share:
  Primary                                           $.22             $.71             $.95
  Fully diluted                                        -                -              .82

Weighted average number of
  shares outstanding                              989,611         927,482          894,876


The accompanying notes are an integral part of these consolidated financial statements.





CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE
YEARS ENDED DECEMBER 31, 1994, 1993  AND 1992


                                                                                            Net Unrealized Loss
                                                                                 Retained     On Investment
                        Preferred Stock          Common Stock                    Earnings       Securities
                        ---------------          ------------        Capital    (Accumulated    Available
                      Shares      Amount      Shares     Amount      Surplus      Deficit)      For Sale      Total
                      ------      ------      ------     ------      -------     ----------   ------------    -----
Balance,
 December 31, 1991  687,801      $68,781     662,627    $66,263   $11,568,580    $(921,846)    $  -     $10,781,778
Issuance of
 preferred stock
 as dividends             -            -           -          -       (27,705)      27,705                        -
Issuance of
 common stock
as dividends              -            -       7,354        735        181,702    (182,437)                       -





Conversion of
 preferred stock
 to common stock   (103,796)     (10,381)    106,710     10,671           (290)          -                        -
Net income                -            -           -          -              -   1,166,856                1,166,856
                  ---------     --------     -------    -------   ------------  ----------   ---------  -----------

Balance,
 December 31,
 1992               584,005       58,400     776,691     77,669     11,722,287      90,278        -      11,948,634
Issuance of
 preferred stock
as dividends         52,967        5,297           -          -        425,084    (430,381)                       -
Issuance of
 common stock
 as dividends             -            -      57,287      5,729        459,729    (465,458)                       -
Conversion of
 preferred stock
 to common
  stock             (49,639)      (4,963)     53,616      5,361           (398)          -                        -
Net income                -            -           -          -              -   1,177,109                1,177,109
                  ---------     --------     -------    -------   ------------  ---------- -----------  -----------

Balance,
 December 31,
 1993               587,333       58,734     887,594     88,759     12,606,702     371,548        -      13,125,743
Issuance of

 preferred stock
 as dividends        51,912        5,191           -          -        390,638    (395,829)                       -
Conversion of
 preferred stock
 to common stock    (36,630)      (3,663)     36,815      3,682            (19)          -                        -
Net unrealized
 loss on investment
 securities available
  for sale                -            -           -          -              -           -  (1,423,000)  (1,423,000)
Net income               -             -           -          -              -     502,825                  502,825
                  ---------     --------     -------    -------   ------------  ---------- -----------  -----------

Balance,
 December 31,
 1994               602,615      $60,262     924,409    $92,441    $12,997,321   $478,544   $(1,423,000) $12,205,568
                  =========     ========     =======    =======   ============   ========   ===========  ===========


The accompanying notes are an integral part of these consolidated financial statements.





Consolidated Statements of Cash Flows





                                                      Year Ended December 31
                                                      ----------------------
                                             1994              1993               1992
                                             ----              ----               ----
Cash flows from operating activities:
  Net income                             $502,825        $1,177,109         $1,166,856
  Adjustments to reconcile net income
    to net cash provided
    by operating activities:

      Provision for loan losses           860,000           450,000            525,000
      Depreciation and amortization       157,301           127,562            109,336

      Net amortization of premiums and
      accretion of discounts on
      investment securities and
      investment securities available
      for sale                          1,248,214         1,116,244           600,307

      Loss on sale of other real estate         -            10,800                -



      Increase (decrease) in unearned
      interest/net deferred loan fees     432,246          (163,450)          (42,104)

      Decrease (increase) in accrued
      interest receivable                  16,401           (37,282)         (634,572)

      Decrease (increase) in prepaid
      expenses and other assets           826,797        (1,443,393)         (299,119)

      Increase (decrease) in accrued
      interest payable                    654,283           143,416          (178,504)

      Increase (decrease) in other
      liabilities                       1,970,534            (8,831)          (96,769)

      Purchases of mortgage loans
      held for sale                  (301,014,991)     (113,076,908)               -

      Proceeds from sales of

      mortgage loans held for sale    318,328,366        90,376,016                -
                                       ----------       -----------       -----------


        Total adjustments              23,479,151       (22,505,826)          (16,425)
                                        ----------       -----------       -----------

      Net cash provided by (used in)
      operating activities             23,981,976       (21,328,717)        1,150,431
                                       ----------       -----------       -----------


Cash flows from investing activities:
  Net (increase) decrease in loans    (27,612,611)        6,341,244        (5,059,246)


  Purchase of investment
  securities                          (47,491,857)      (77,808,413)     (108,718,219)




  Principal collected on mortgage
   -backed and investment securities   34,639,562        60,727,658        37,873,988

  Principal collected on investment
   securities available-for-sale        8,974,915               --                --

  Net (increase) decrease in U.S.
   Treasury bills with maturities
   less than three months                 (24,812)           24,903            49,750

  Net decrease (increase) in
   Federal funds sold                   6,000,000        (6,000,000)        7,300,000


  Purchases of premises and equipment    (186,066)         (106,691)          (69,728)

  Proceeds from sale of other real
   estate owned                                 -           942,504           322,355
                                       ----------       -----------       -----------

    Net cash used in investing
     activities                       (25,700,869)      (15,878,795)      (68,301,100)
                                      -----------       -----------       -----------



Cash flows from financing activities:
  Net (decrease) increase in demand,
   NOW, savings and money
   market deposits                    (14,323,062)       24,183,767       52,199,897


  Net (decrease) increase in
   certificates of deposit            (17,008,332)        7,494,069      (11,207,545)

  Net increase (decrease) in advances
   from Federal Home Loan Bank
   of Pittsburgh with original
   maturities less than three months   15,532,561        (1,395,179)      23,500,000

  Advances from Federal Home Loan
   Bank of Pittsburgh with maturities
   greater than three months           15,000,000         5,000,000       7 ,000,000

  Maturities of advances from Federal
   Home Loan Bank of Pittsburgh with
   maturities greater than
   three months                        (1,600,000)               --              --


  Proceeds from issuance of
   subordinated debentures                200,000         2,550,000              -
                                       ----------       -----------       -----------

        Net cash (used in)
        provided by financing
        activities                     (2,198,833)       37,832,657       71,492,352
                                       ----------       -----------       -----------

Net (decrease) increase in cash
 and cash equivalents                  (3,917,726)          625,145        4,341,683

Cash and cash equivalents,
 beginning of year                      6,719,903         6,094,758        1,753,075
                                       ----------       -----------       -----------

Cash and cash equivalents,
 end of year                           $2,802,177        $6,719,903        $6,094,758




                                       ==========       ===========       ===========

Supplemental disclosure of cash flow information: Cash paid during the year for:
    Interest                          $9,081,749         $7,729,084        $6,398,894
    Income taxes                         510,000            930,000           782,000

Supplemental schedule of non-cash
  investing and financing activity:
  Issuance of preferred stock
   as dividends                         $395,829           $430,381        $    -
  Issuance of common stock as
   dividends                                  -             465,458          182,437
  Addition of other real estate

   owned                                      -                  -           287,659
  Conversion of preferred
   stock to common stock                  3,663               4,963           10,381


The accompanying notes are an integral part of these consolidated financial statements.

REGENT NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

Regent Bancshares Corp. ("Regent") is a bank holding company organized under the laws of the State of New Jersey and engages in commercial banking business through its wholly-owned subsidiary, Regent National Bank (the Bank), a nationally chartered bank insured by the Federal Deposit Insurance Corporation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Regent and its subsidiary conform to generally accepted accounting principles. The more significant accounting policies are summarized below.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Regent and the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT PORTFOLIO

The Financial Accounting Standards Board issued a pronouncement that required Regent to change its method of accounting for certain investments in debt securities beginning January 1, 1994. Held-to-maturity securities are to be recorded at amortized cost; trading securities are to be recorded at fair value, with unrealized gains and losses included in income; and available-for-sale securities are to be recorded at fair value, with unrealized gains and losses excluded from income and reported as a separate component of shareholders' equity. At January 1, 1994, mortgage-backed and non-marketable equity securities with a fair value of approximately $43,903,000 were classified as available for sale and the related unrealized gains, net of applicable income taxes, were $171,000. At December 31, 1994, mortgage-backed and non-marketable equity securities with a fair value of $35,056,688 have been recorded as available for sale in the accompanying consolidated balance sheet and related unrealized losses, net of applicable income taxes, of $1,423,000, have been recorded as a reduction to shareholders' equity. There are no trading account securities and all other securities have been classified as held to maturity.

Mortgage-backed securities and other investment securities classified as held-to-maturity are acquired as investments with the intent and ability to maintain the securities in the portfolio until maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, using a method that approximates the effective yield method.

Investment securities at December 31, 1994 primarily include U.S. Treasury bills while the balance at December 31, 1993 includes U.S. Treasury bills and non-marketable equity investments in the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of Pittsburgh (FHLB). These securities are stated at cost which approximates fair market value.

Gains and losses on the sale of all securities are computed using the specific identification basis and are recorded on a trade date basis.

During 1993, the actual prepayments of mortgage-backed securities differed from the estimated prepayments previously assumed in the calculation of the premium amortization as a result of declining interest rates. Regent adjusted the amortization based on the actual prepayments and in consideration of anticipated future prepayments. This additional amortization totalled $400,000 and is included in the consolidated statements of income as a reduction of interest income from investment securities.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or market as determined by outstanding commitments from investors. At December 31, 1993, the Bank has amounts receivable of approximately $972,000 from certain brokers that originate mortgage loans for the Bank. These amounts receivable are included as prepaid expenses and other assets in the accompanying consolidated balance sheets.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are stated at the amount of the unpaid principal balance, net of unearned interest and deferred loan fees/costs. Interest on loans is recognized on the daily principal amount outstanding.

Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest and principal is doubtful. Non-accrual loans are restored to accrual status when there has been a sustained period of repayment performance and all principal and interest that is contractually due is reasonably assured of repayment.

The allowance for loan losses is maintained at a level believed adequate by management to provide for potential losses based upon an evaluation of known and inherent risks attendant with the loan portfolio. Management's determination of the adequacy of the allowance is based on the risk characteristics of the portfolio, past loan loss experience, local economic conditions, and other relevant factors. The allowance is increased by provisions for loan losses charged against income. The provision is based on management's estimates, and actual losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become reasonably estimable.

OTHER REAL ESTATE OWNED

Other real estate owned consisting of property acquired by foreclosure or deed in lieu of foreclosure is initially recorded at the lower of the related loan balance or the fair value of the property at the date acquired. These assets are subsequently carried at the lower of this new basis or the fair value less estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, whereas those related to holding the property are charged to expense.

The Financial Accounting Standards Board has issued a pronouncement that requires Regent to change its method of accounting for impairment of certain loans beginning January 1, 1995. Certain impaired loans must be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Loans foreclosed in-substance will no longer be accounted for as foreclosed property; rather, a loan for which foreclosure is probable will continue to be accounted for as a loan until actual foreclosure has occurred. Management is evaluating the provisions of this pronouncement, and, while the effect has not been quantified, management believes that it will not have a material effect on the Company's consolidated financial position or results of operations.


LOAN ORIGINATION FEES AND COSTS

Loan origination fees, net of certain direct loan origination costs of closed loans, are deferred and amortized over the life of the related loans as an adjustment to yield.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture and fixtures is computed using the straight-line method over the estimated useful lives which range from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the lesser of their estimated useful lives or the term of their respective leases. Repairs and maintenance are expensed as incurred, and renewals and betterments are capitalized.

FEDERAL INCOME TAXES


Effective January 1, 1993, Regent adopted Statement of Financial
Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).
The statement requires the recording of deferred taxes based on the estimated future tax effects of differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or credits are based on the changes in the asset or liability from period to period. Prior to January 1, 1993, deferred income tax expenses or credits were recorded to reflect the tax consequences of timing differences between the recording of income and expenses for financial reporting purposes and for purposes of filing federal income tax returns at income tax rates in effect when the differences arose.

EARNINGS PER COMMON SHARE

Earnings per common share for all periods presented is based on the weighted average number of common shares outstanding after consideration of preferred stock dividends. Common stock equivalents include the Series B, Series C, Series D and Series E Convertible Preferred Stock. The weighted average number of common shares attributable to common stock equivalents includes 89,339, 60,238, and 63,918 shares for the years ended December 31, 1994, 1993 and 1992. The earnings per common share does not assume the exercise of stock options or warrants as common stock equivalents since such exercise would be antidilutive.

Earnings per common share assuming full dilution does not consider the exercise of stock options or warrants since such exercise would be antidilutive. The conversion of preferred stock and all common stock equivalents is considered in the calculation. However, for the years ended December 31, 1994 and 1993, the resulting calculation is antidilutive and is therefore not presented herein. Regent accrues on a quarterly basis the preferred stock dividend that is payable annually each year. This accrual is considered only for purposes of the earnings per common share calculation and is computed using the estimated market price of the preferred stock at the financial reporting date. The accrual is changed as necessary to reflect dividends declared and changes in market price.


CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. The statements of cash flows present the net amounts of cash receipts and cash payments associated with loan and deposit transactions.


3. RESTRICTED CASH BALANCES

The Bank is required to maintain reserves in the form of cash balances with the Federal Reserve Bank against its deposit liabilities. Reserves of $250,000 and $59,000 were required to be held with the Federal Reserve Bank at December 31, 1994 and December 31, 1993.


4.  INVESTMENT PORTFOLIO

Investment securities available for sale at December 31, 1994 are as follows:


                                                December 31, 1994
                 -------------------------------------------------------------------------------------
                                                                                             Estimated
                 Principal    Unamortized   Unearned    Carrying   Unrealized  Unrealized      Market
                  Balance      Premiums     Discounts     Value       Gains      Losses        Value
                 ---------    -----------  ---------    --------   ----------  ----------    ---------
FHLMC           $12,359,696       $327,182    $ -     $12,686,878   $ -          $725,000   $11,961,878
FNMA             18,916,479        637,645     30,680  19,523,444     -         1,367,000    18,156,444

Collateralized
mortgage
obligations       1,409,300          -            798   1,408,502    -             64,000     1,344,502
                -----------      --------     ------- -----------   ----       ----------   -----------
                $32,685,475      $964,827     $31,478  33,618,824    -          2,156,000    31,462,824
                ===========      ========     =======

Non-
marketable
equity
securities                                              3,593,864     -             -           3,593,864
                                                      -----------   ----        ----------    -----------

                                                      $37,212,688   $ -         $2,156,000    $35,056,688
                                                      ===========   ====        ==========    ===========


Mortgage-backed securities held to maturity at December 31, 1994 and 1993, are as follows:

                                                   December 31, 1994
                  --------------------------------------------------------------------------------------
                                                                                               Estimated
                  Principal    Unamortized   Unearned    Carrying   Unrealized  Unrealized       Market
                   Balance       Premiums    Discounts    Value       Gains      Losses          Value
                  ---------    -----------  ---------    --------   ----------  ----------     ---------
GNMA            $13,192,150       $612,766    $-      $13,804,916     $-       $1,423,375    $12,381,541
FHLMC            48,439,779      1,884,286   245,216   50,078,849      14,474   3,315,868     46,777,455
FNMA             36,072,650      1,203,708    60,768   37,215,590      -        3,099,220     34,116,370

Collateralized
mortgage
obligations      19,781,772        614,957    13,657   20,383,072      -          468,761     19,914,311

               ------------     ----------  -------- ------------     -------  ----------     ----------
               $117,486,351     $4,315,717  $319,641 $121,482,427     $14,474  $8,307,224   $113,189,677




       ============     ==========  ======== ============     =======  ==========   ============


                                                   December 31, 1993
                 ---------------------------------------------------------------------------------------
                                                                                             Estimated
                 Principal    Unamortized   Unearned    Carrying    Unrealized   Unrealized    Market
                  Balance       Premiums   Discounts      Value        Gains       Losses      Value
                 ---------    -----------  ---------  -----------  ----------   ----------  ------------
GNMA               $121,510        $8,865  $-            $130,375     $-            $6,021      $124,354
FHLMC            74,802,377     2,800,385   258,766    77,343,996     817,632      378,978    77,782,650
FNMA             47,184,210     1,957,504    20,813    49,120,901     239,650      313,595    49,046,956

Collateralized
mortgage
obligations      26,484,270       825,144   131,212    27,178,202     696,570      172,428    27,702,344
               ------------    ----------  --------  ------------  ----------     --------  ------------
               $148,592,367    $5,591,898  $410,791  $153,773,474  $1,753,852     $871,022  $154,656,304
               ============    ==========  ========  ============  ==========     ========  ============



In accordance with Regent's policy to hold all mortgage-backed securities to maturity, there were no sales of mortgage-backed securities during 1994 or 1993.

Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties. The contractual maturities of these securities range from 10 to 40 years.

The Bank has established credit arrangements with financial institutions. Mortgage-backed securities will serve as collateral for any transactions executed under these arrangements. The maximum level of funds available is approximately $11,000,000. Additionally, the Bank has the ability to borrow on a short and long- term basis from the FHLB an amount not exceeding 85% to 90% of the fair market value of these securities. Borrowings under this arrangement at December 31, 1994 would require that investment securities of approximately $71,000,000 be pledged as collateral. Securities with a carrying value of $2,378,000 were pledged to secure public deposits.


The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         Estimated
                                         Amortized       Market
                                         Cost            Value
                                         ---------       ----------
Held to Maturity
Due in one year or less                  $    124,672    $    124,672
Due after one year through five years            -               -
Due after five years through ten years           -               -
Due after ten years                              -               -
                                         ------------    ------------
                                              124,672         124,672
Mortgage-backed securities                121,482,427     113,189,677
                                         ------------    ------------
                                         $121,607,099    $113,314,349
                                         ============    ============
Available for Sale
Due after one year through five years    $       -       $      -
Due after five years through ten years           -              -
                                         ------------    ------------
                                                 -              -
Mortgage-backed securities                 33,618,824      31,462,824
                                         ------------    ------------
                                         $ 33,618,824    $ 31,462,824
                                         ============    ============



The carrying cost and market values of investment securities as of December 31, 1994 and 1993 follows




                                       1994                             1993




                            ------------------------          ------------------------
                            Carrying          Market          Carrying          Market
                                Cost           Value              Cost           Value
                            --------          ------          --------          ------

U.S. Treasury
  bills                     $124,672        $124,672          $ 99,860        $ 99,860


Non-marketable
  equity
  investments                      -               -         2,292,475       2,292,475
                            --------        --------        ----------      ----------


                            $124,672        $124,672        $2,392,335      $2,392,335
                            ========        ========        ==========      ==========

5.  LOANS

A summary of the loan portfolio as of December 31, 1994 and 1993 follows:


                                             1994              1993
                                             ----              ----
Commercial & industrial loans         $27,406,523       $23,293,946
Real estate:
  Construction                          1,455,110         2,218,795
  Mortgages - residential              29,252,959        17,358,843
  Mortgages - commercial               13,550,216         5,700,298
Consumer loans                          4,409,532           357,700
                                      -----------       -----------

                                       76,074,340        48,929,582


Unearned interest/
  net deferred loan costs                (214,701)          217,545
                                      -----------       -----------


                                      $75,859,639       $49,147,127
                                      ===========       ===========


Non-accrual loans were $3,685,804 and $2,123,202 at December 31, 1994 and 1993, respectively. Interest income of approximately $211,000, $198,500 and $261,400 was not recognized as operating income due to the non-accrual status of loans during 1994, 1993 and 1992, respectively. At December 31, 1994 and 1993, loans totalling $393,681 and $420,237, respectively, were past due 90 days or more and continue to accrue interest income.

In 1993, the Bank introduced a new lending program directed to the mortgage banking industry. As an alternative to a warehouse credit line, the Bank participates in the funding of individual residential mortgage loans originated by the mortgage banker. During late 1994, two of the mortgage banking companies involved in this program experienced financial difficulties and subsequently filed for bankruptcy protection. At or about the same time, the Bank learned that irregularities occured in the origination process at the mortgage banking companies which negatively impacted the underlying real estate collateral of certain loans that had been funded. As a result of these conditions, the Bank recorded charges totaling $1,067,000 on a pre-tax basis ($1.08 per common share) in the fourth quarter, which includes an additional provision for loan losses of $825,000.

At December 31, 1994 and 1993, there were $3,539,143 and $3,530,597, respectively, of loans outstanding to directors, principal shareholders and executive officers and their affiliated interests. During 1994, new loans of $1,989,159 were made and repayments totalled $1,980,613. Such loans are made in the ordinary course of business at the Bank's normal credit terms and do not present more than a normal risk of collection.

6.  ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses for the years ended December 31, 1994, 1993, and 1992 follows:


                                       1994           1993            1992
                                       ----           ----            ----

Balance, beginning of year       $1,321,225     $1,077,635       $ 905,139
Provision charged to
 operating income                   860,000        450,000         525,000
Loans charged-off                  (552,143)      (244,377)       (352,727)
Recoveries of loans previously

 charged-off                         84,290         37,967             223
                                 ----------     ----------      ----------
Balance, end of year             $1,713,372     $1,321,225      $1,077,635
                                 ==========     ==========      ==========



7.  PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31, 1994 and 1993 follows:







                                      1994           1993
                                      ----           ----
Furniture and fixtures            $731,132       $550,691
Leasehold improvements             490,160        484,535
                                 ---------      ---------

                                 1,221,292      1,035,226
Less - Accumulated depreciation

and amortization                   564,791        413,891
                                 ---------      ---------
Premises and equipment, net       $656,501       $621,335
                                 =========      =========


8.  CERTIFICATES OF DEPOSIT

At December 31, 1994, 1993, and 1992, certificates of deposit outstanding with a face value greater than or equal to $100,000 totalled approximately $7,646,000, $7,374,000, and $9,057,000, respectively. Interest expense for the years then ended relating to those certificates was approximately $143,900, $212,800, and $429,000, respectively.


9.  ADVANCES FROM FEDERAL HOME LOAN
    BANK OF PITTSBURGH

A summary of the advances from the FHLB at December 31, 1994 and 1993 follows:



                                  December 31, 1994
                    ---------------------------------------
                                                   Interest
                         Amount       Maturity         Rate
                        -------       --------     --------
Short-term:         $34,637,382        11/2/95        6.61%
                      4,000,000        2/17/95        6.13%
                      4,000,000        2/27/95        6.18%
                      2,000,000         4/3/95        6.17%
                      5,000,000        5/26/95        5.88%
                      3,400,000       11/20/95        5.38%
                      5,000,000       12/18/95        5.89%
                      5,000,000       12/19/95        5.89%
                    -----------
Total Advances      $63,037,382

                    ===========





                                  December 31, 1993
                     --------------------------------------
                                                   Interest
                         Amount       Maturity         Rate
                       --------       --------     --------
Short-term:          $1,600,000       11/18/94       5.05%
                     22,104,821       12/31/94       3.35%
                    -----------

Total short-term     23,704,821
                    -----------

Long-term:            2,000,000         4/3/95       6.17%
                      3,400,000       11/20/95       5.38%
                      5,000,000        5/26/95       3.44%
                    -----------

Total long-term      10,400,000
                    -----------
Total Advances      $34,104,821
                    ===========

Advances from the FHLB are collateralized by mortgage-backed securities at an amount not exceeding 85% to 90% of the fair market value of these securities.

10.  SUBORDINATED DEBENTURES


Subordinated debentures consist of 7 3/4% notes due September 30, 1998. These notes are subordinated to rights of any senior debt consisting of certain obligations to banks and other financial institutions which may be incurred.

11.  INCOME TAXES

As of January 1, 1993, Regent adopted the provisions of SFAS No. 109. The cumulative effect of adopting this change was not material, and accordingly, has been reflected in the consolidated statements of income as part of the income tax provision for the year ended December 31, 1993. Prior year financial statements have not been restated to reflect the new accounting method.

The provision for income taxes for the years ended December 31, 1994, 1993 and 1992 follows:


                    1994         1993         1992
                    ----         ----         ----




Current         $484,900     $643,500     $652,700
Deferred        (225,800)     (37,000)     (51,000)
                --------     --------     --------
                $259,100     $606,500     $601,700
                ========     ========     ========


Regent's effective tax rate does not differ significantly from the federal statutory rate of 34%.

Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:


                           December 31,        December 31,
                               1994                1993
                           ------------        ------------
Loan loss reserve             $582,000             $449,200
Depreciation                    11,900                3,100
Unrealized loss on
  investment securities
  available for sale           733,000                    -
Other                           31,200               21,000
                            ----------             --------
Total gross assets           1,358,100              473,300
                            ----------             --------
Deferred loan fee                  -                (74,000)
                                                   --------
Total gross liabilities            -                (74,000)
                            ----------             --------
Net deferred tax asset      $1,358,100              $399,300
                            ==========             =========

Management of Regent believes that the existing net temporary differences will reverse during periods in which Regent generates net taxable income. The deferred tax asset is included in prepaid expense and other assets on the consolidated balance sheets.


At December 31, 1994, an income tax receivable of $255,444 is recorded and included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

12.  COMMITMENTS AND CONTINGENCIES

Regent has a 10-year noncancelable lease agreement for its banking facility. This agreement expires on May 31, 1999. Future minimum lease payments as of December 31, 1994 in connection with the lease are:


     Year Ending December 31          Amount
                                    ---------
            1995                    $189,660
            1996                     189,660
            1997                     189,660
            1998                     189,660
            1999                      81,005

            Thereafter                     -
                                    --------
Total minimum payments required     $839,645
                                    ========


Regent incurred rent expense of $173,865, $173,959 and $173,855 in 1994, 1993 and 1992, respectively. The lease has an initial term of ten years and options to renew for two terms of five years each. Rental payments for the option period commencing June 1, 1999, will be based upon fair market value. The lease also requires Regent to pay its pro rata share of all operating expenses such as maintenance, insurance, taxes, etc.

Regent is subject to various legal actions and proceedings. In the bankruptcy proceeding of a mortgage banking company for which the Bank funded individual residential mortgages, the Bank has requested the court to order the debtor to execute assignments of notes and mortgages to the Bank with respect to approximately $7,600,000 of mortgages which the Bank had purchased and which the debtor was obligated to resell but had failed to resell as a result of its financial difficulties. Such mortgages were recorded by the Bank as of December 31, 1994. The debtor has objected to the Bank's request, alleging that the mortgages may be the property of the debtor and that the funds advanced by the Bank of approximately $7,600,000 might represent unsecured loans to the debtor. In this event, it is management's belief that the Bank's claims in these proceedings represent a substantial portion of all claims against the debtor.

The Bank expects to establish in these proceedings that in each case the Bank acquired ownership of each mortgage and did not make a loan to the debtor, and intends to vigorously oppose any argument by the debtor that the transactions should be characterized as loans to the debtor. In the opinion of management, after discussion with legal counsel, the resolution of these matters is not expected to have a material adverse effect on Regent's consolidated financial condition or results of operations.

13.  SIGNIFICANT GROUP CONCENTRATIONS
     OF RISK

Approximately 58% and 52% of the total loans outstanding at December 31, 1994 and 1993, respectively, are real estate loans and the collateral is primarily located in the various counties surrounding Philadelphia. Regent is able to decrease its credit exposure by an amount equal to the appraised value of the collateral.

14.  RELATED PARTIES

Regent incurred professional fees of $560,441, $436,956 and $276,142 in 1994, 1993 and 1992, respectively. Included in these amounts were approximately $270,000, $167,000 and $108,900 in 1994, 1993 and 1992, respectively, of fees paid to law firms that have representatives who are members of the Board of Directors of Regent or the Bank.

Regent paid insurance premiums of approximately $78,800, $79,700 and $81,800 during 1994, 1993 and 1992, respectively, to an insurance brokerage agency whose president is also a member of the Board of Directors of Regent.

Regent paid consulting fees of approximately $80,700, $76,300 and $56,900 during 1994, 1993 and 1992, respectively, to an investment consulting firm whose president is also a member of the Board of Directors of Regent.

15.  FINANCIAL INSTRUMENTS WITH
     OFF-BALANCE-SHEET RISK

Regent is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated balance sheets.

Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.



Regent had outstanding loan origination commitments to originate variable and fixed rate loans aggregating approximately $350,000 and $3,986,000 at December 31, 1994 and 1993, respectively. These commitments expire at various dates within 75 days subsequent to December 31, 1994, and 90 days subsequent to December 31, 1993 and the fixed rate commitments carry rates of interest of 10.5% at December 31, 1994 and 8.75% to 10.0% at December 31, 1993. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Regent evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by Regent upon the extension of credit, is based on management's credit evaluation of the counterparty. Collateral for most commercial commitments varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Collateral for secured consumer commitments consists of liens on residential real estate.



Commitments under outstanding standby letters of credit were $487,000 at December 31, 1994 and $621,000 at December 31, 1993. Standby letters of credit are instruments issued by Regent which guarantee the beneficiary payment by Regent in the event of default by Regent's customer in the nonperformance of an obligation of service. Most standby letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Regent holds collateral supporting those commitments for which collateral is deemed necessary primarily in the form of certificates of deposit and liens on real estate.

Commitments under lines of credit exist as the borrower has not used the full amount of the approved line of credit. Collateral for most commitments under commercial lines of credit varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Amounts available for use under existing lines of credit were $6,807,000 and $3,850,000 at December 31, 1994 and 1993, respectively.


16.  SHAREHOLDERS' EQUITY


Prior to the public offering of securities by Regent in 1989, the organizers of Regent purchased 101,000 shares of common stock at $10 per share. These shares contain warrants to purchase up to 59,438 shares of common stock at $8.50 per share at December 31, 1994 and 1993, respectively. The warrants expire on December 31, 1995. In addition, Regent granted options to the organizers to purchase an aggregate of 264,825 shares of common stock at December 31, 1994 and

1993, respectively. These options are exercisable at a price of $8.50 per share and expire on May 23, 1996.



In connection with the public offering, 500,196 units were purchased which consisted of one share of Regent's common stock and one-half warrant. Each whole warrant entitles the holder to purchase 1.177 shares of common stock at a price of $8.50 per share at December 31, 1994 and 1993, respectively and expires on December 31, 1995.



Also in connection with Regent's 1989 public offering, Regent issued warrants to purchase units consisting of one share of Regent Common Stock and a warrant to purchase one-half share of Regent common stock to Regent's managing underwriter, Hopper Soliday & Co., Inc. and its designee (the "Regent Underwriter Warrants"). The Regent Underwriter Warrants were exercisable for the purchase of an aggregate of 147,124 shares of Regent common stock at an exercise price of $10.20 per share at December 31, 1994 and 1993, respectively. The warrants expire December 31, 1995.


In April 1989, Regent established a Stock Option Plan which provides for the granting of incentive and nonqualified stock options to certain officers, directors, founders and key employees. Currently, a maximum of 211,860 shares of Regent's common stock may be issued, with no more than 153,010 shares granted to directors, founders and director/officers of the Bank and no more than 58,850 shares granted to nondirector/officers of the Bank. Options are granted at a price not less than 100% of the fair market value of the common stock at date of grant and must be exercised within five years from date of grant, with certain restrictions. At December 31, 1994 and 1993, options for 151,539 shares, were outstanding at $8.50 per share. No options were exercised during 1994 or 1993.


In June 1989, Regent sold 530,000 shares of Series A Convertible Preferred Stock. The preferred stock is convertible, at the option of the holder, into Regent's common stock on a share-for-share basis. The Series A Convertible Preferred Stock is redeemable at Regent's option at $10.00 per share, plus declared but unpaid dividends. Holders of the Regent Series A Preferred Stock are entitled to receive a $10.00 per share liquidation preference before any payment is made to common stockholders.


The Series B through Series E Convertible Preferred Stock is redeemable in whole or in part at the option of Regent, at a price of $8.50 per share, plus declared but unpaid dividends.

In July 1994 and 1993, Regent issued 51,912 and 52,967 shares, respectively, of Series E, and in May 1992, 1991, and 1990, Regent issued 52,996 shares of Series D, 52,996 shares of Series C, and 52,998 shares of Series B Convertible Preferred Stock, representing a 10% stock dividend to holders of Series A Convertible Preferred Stock. The fair market value of the 51,912 and 52,967 shares issued of Series E stock of $395,829 and $430,381, respectively, the

52,996 shares issued of Series D stock of $357,750, the 52,996 shares issued of Series C stock of $264,980 and the 52,998 shares of Series B stock of $490,250 has been charged to retained earnings (accumulated deficit). Each share of Series B, C and D stock is convertible into 1.177 shares of common stock and each share of Series E stock is convertible into one share of common stock.

In connection with the 10% stock dividend issued in the form of Series B through Series D preferred stock, the organizers had the obligation to purchase these shares from the recipients at $10 per share. Regent has issued to each organizer who was required to purchase any share of the stock dividend a warrant to purchase one-half of a share of common stock at $8.50 per share for each share of preferred stock purchased. The warrants are exercisable for a period of five years from the date of issue at a purchase price of $8.50 per share. In connection with the issuance of the Series B, C and D Convertible Preferred Stock, warrants for the purchase of 24,977, 25,319 and 25,852 shares, respectively, have been issued to the organizers.

In July 1993 and May 1992, Regent paid 7% and 10% common stock dividends resulting in the issuance of an additional 57,287 and 67,592 shares, respectively, of common stock. In connection with preferred stock, options, and warrants, approximately 1,512,000 shares have been reserved for issuance upon exercise or conversion in accordance with the antidilution and adjustment provisions of the various issues. Per share data and the weighted average number of shares outstanding for all periods presented in the consolidated statements of income have been adjusted to reflect the payment of the common stock dividend.

17.  DIVIDEND AND LOAN LIMITATIONS

The dividends that may be paid by a subsidiary bank to the parent company are subject to certain legal limitations. Under such limitations, $1,866,000 are currently available for the payment of dividends by the Bank to Regent at December 31, 1994.

Under current Federal Reserve regulations, the Bank is limited in the amount it may loan to Regent, unless the loans are secured by specific obligations. At December 31, 1994, the maximum amount available for transfer from the Bank to Regent in the form of loans approximated 10% of consolidated net assets.

18.  REGENT BANCSHARES CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS

                                                         December 31
                                            -----------------------------------
ASSETS                                            1994                     1993
                                                  ----                     ----
Cash                                              $100                     $100

Other investment securities                    134,147                  107,446
Other assets                                   126,113                   45,294
Investment in subsidiary                    14,748,926               15,549,739
                                           -----------              -----------
      Total assets                         $15,009,286              $15,702,579




                                           ===========              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Other liabilities                              $53,718                  $26,836
Subordinated debentures                      2,750,000                2,550,000
Shareholders' equity                        12,205,568               13,125,743
                                           -----------              -----------
      Total liabilities and shareholders'
       equity                              $15,009,286              $15,702,579
                                           ===========              ===========

CONDENSED STATEMENTS OF INCOME

                                                    Year Ended December 31
                                             ----------------------------------
                                                 1994         1993         1992
                                                 ----         ----         ----
Dividend from subsidiary                     $250,000           -             -
Interest income                                 4,312        3,896        6,288
                                             --------    ----------   ----------
      Total income                            254,312        3,896        6,288
                                             --------    ----------   ----------

Expenses:
  Interest                                    217,612       28,456            -
  Other                                        43,363       43,177       45,230
                                             --------    ----------  ----------


      Total expenses                          260,975       71,633       45,230
                                             --------    ----------   ----------

                                               (6,663)     (67,737)     (38,942)

Income tax benefit                            (87,300)     (23,000)     (13,300)
                                             --------    ----------   ----------

Income (loss) before equity in undistributed
  net income of subsidiary                     80,637      (44,737)     (25,642)

Equity in undistributed net income

  of subsidiary                               422,188     1,221,846   1,192,498
                                             --------    ----------   ----------

Net income                                   $502,825    $1,177,109  $1,166,856
                                             ========    ==========  ==========


CONDENSED STATEMENTS OF CASH FLOWS


                                                   Year Ended December 31
                                             ----------------------------------
                                                 1994         1993         1992
                                                 ----         ----         ----
Cash flows from operating activities:
  Net income                                 $502,825   $1,177,109   $1,166,856
  Adjustments to reconcile
  net income to
  net cash provided
  by (used in)
  operating
  activities:


    Increase in other assets                  (80,819)     (23,257)     (13,537)
    Equity in undistributed net
     income of subsidiary                    (422,188)  (1,221,846)  (1,192,498)
    Increase (decrease)
    in other liabilities                       26,883       26,836       (1,946)
                                             ---------  -----------  -----------

      Total adjustments                      (476,124)  (1,218,267)  (1,207,981)
                                             ---------  -----------  -----------

      Net cash provided by (used in)
       operating activities                    26,701      (41,158)     (41,125)

                                             ---------  -----------  -----------
Cash flows from investing activities:
  Decrease (increase) in
   investment securities                      (26,701)      41,158       25,909
  Increase in investment in subsidiary       (200,000)  (2,550,000)          -
                                             ---------  -----------  -----------

      Net cash (used in) provided by
       investing activities                  (226,701)  (2,508,842)      25,909
                                             ---------  -----------  -----------

Cash flows from financing activities:
  Issuance of subordinated debentures         200,000    2,550,000           -
                                             ---------  -----------  -----------


Net decrease in cash                               -            -       (15,216)

Cash, beginning of year                           100          100       15,316
                                             ---------  -----------  -----------

Cash, end of year                                $100         $100         $100
                                             =========  ===========  ===========



19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND FEDERAL FUNDS SOLD: The carrying amounts for cash and federal funds sold approximate the fair values of those assets.

MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES: Fair values are based on quoted market prices, if available. If quoted market prices are not available, then fair values are based on quoted market prices of comparable instruments.

LOANS: For floating rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. The fair values for fixed rate commercial real estate and commercial and industrial loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar terms and credit quality.

MORTGAGE LOANS HELD FOR SALE: Due to their short-term nature, the carrying amount of mortgage loans held for sale approximates fair value.

DEPOSIT LIABILITIES: The fair value of demand deposits, NOW and savings accounts, and money market deposits is the amount payable on demand at the reporting date. Fair values for fixed rate certificates of deposit are estimated using discounted cash flows based on rates currently offered for deposits of similar remaining maturities.

ADVANCES FROM FHLB: The carrying amount of short-term advances approximates their fair values. Rates currently available for advances with similar terms and remaining maturities are used to estimate the fair value of long-term advances.

SUBORDINATED DEBENTURES: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value.


OFF-BALANCE-SHEET INSTRUMENTS: The carrying amount of off-balance-sheet instruments approximates their fair value as these commitments are short-term and are primarily variable rate agreements.


  The estimated fair value of the Company's financial instruments at December 31, 1994 and 1993 follows:

                                      1994                 1993
                                 ---------------     ---------------
                                 Carrying   Fair    Carrying      Fair
                                 Amount     Value   Amount        Value
                                 --------   -----   ---------     -----
                                        (Dollars in thousands)
 Financial assets:

  Cash                           $  2,802  $  2,802  $  6,720   $  6,720
  Investment securities               125       125     2,392      2,392



  Investment securities
      available for sale           35,057    35,057       --         --
  Mortgage-backed securities
      held to maturity            121,482   113,190   153,773    154,656
  Loans, net                       74,146    73,618    47,826     47,937
  Mortgage loans held for sale      5,388     5,388    22,701     22,701
  Federal funds sold                  --        --      6,000      6,000

 Financial laibilities:
  Deposits                        161,061   160,678   192,393    193,114
  Advances from FHLB               63,037    62,951    34,105     34,217
  Subordinated debentures           2,750     2,438     2,550      2,432

 Off-Balance Sheet Instruments:

  (Notional amounts)
  Commitments to extend credit        350       350     3,986      3,986
  Letters of credit                   487       487       621        621
  Commitments under lines of
       credit                       6,807     6,807     3,850      3,850

20. Subsequent Events


     On August 30, 1995, with the approval of the Board of Directors, the Company and the Bank entered into an Agreement and Plan of Merger (the Agreement) with Carnegie Bancorp (Carnegie) and its wholly-owned subsidiary,

Carnegie Bank, N.A. (CBN). Pursuant to the Agreement, the Company wil be merged with and into Carnegie (the merger), and CBN will be merged with and into the Bank, which will conduct business under the name Carnegie Regent Bank, N.A. The Agreement provides, among other things, that upon the merger (i), each Common and Preferred Series A share of the Company will be converted into .75 common shares and one Preferred Series A share of Carnegie, respectively, (ii) each share of Preferred Series B,C,D and E of the Company will be called for redemption at $10.00 per share unless previously converted into the Company's common shares in accordance with its terms, and (iii) outstanding options and warrants to purchase the Company's common stock will be converted into Carnegie common stock or Carnegie options as further defined in the Agreement. To effect the merger, the approval of a majority of voting shareholders of the Company and Carnegie and receipt of all governmental and other required approvals, including the approval of the Office of the Comptroller of the Currency and the Federal Reserve Bank, is necessary. Additionally, the agreement provides that, to effect the merger, the Company and Carnegie are subject to the satisfaction, or waiver, of various conditions as more fully described in the Agreement.

     In October, 1995, the U.S. Bankruptcy Court issued an order approving the settlement of the matter discussed in Note 12. As part of the settlement, the Bank's request to receive assignment of notes and mortgages of approximately $7,600,000 was granted and the trustee and creditor's committee agreed not to object to the Bank's unsecured claims against the debtor in the bankruptcy proceedings. Additionally, the Bank agreed to pay the trustee $175,000 and will lend the trustee up to an additional $175,000 to pay counsel fees in connection with litigation by the trustee against a third party. The Bank also agreed to make an additional loan up to $50,000 and a third loan of $75,000, (subject to certain conditions), to pay fees and expenses of professionals (other than attorneys) in connection with the claim against the third party. The loans will bear interest at the Bank's prime rate plus one percent per annum, and will be secured by a continuing first lien on, and security interest in (after administrative expenses, as defined), the trustee's right, title and interest in the assets of the debtor's bankruptcy estate. The Bank's payment to the trustee of $175,000, has been charged to expense in the three months ended September 30, 1995. Management believes the Bank's loan commitments under the settlement are recoverable based upon its current assessment of the outcome of the litigation against the third party. The Bank's unsecured claims against the debtor approximate $2.5 million, with recovery primarily dependent on successful litigation against the third party.

      There continues to be possible claims which may be made against the Bank by other creditors associated with the Bank's transactions with the debtor. Such claims have not been formally asserted to date. Additionally, in November 1995, the agent that conducted a real estate settlement involving the refinancing of a mortgage through the debtor, filed a lawsuit against the Bank seeking damages in excess of $100,000 plus any and all damages sustained which are unspecified. The lawsuit alleges, among other things, breach of contract and reliance on the Bank as the debtor's warehouse lender. Management believes that these pending and possible claims are without merit, and the Bank intends to vigorously defend this and any future actions brought related to these matters. However, the ultimate outcome of these matters is not presently determinable and, accordingly, no adjustments have been made in the accompanying consolidated financial statements.


     In the opinion of management, after discussions with legal counsel, the resolution of each of these matters is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations.





                                                                     APPENDIX A


        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1995 (this "Agreement"), is by and among Carnegie Bancorp, a New Jersey corporation and registered bank holding company ("Carnegie"), Carnegie Bank, N.A., a national banking association ("CBN"), Regent Bancshares Corp., a New Jersey corporation and registered bank holding company ("Regent") and Regent National Bank, a national banking association ("Bank").


     Carnegie desires to merge with Regent (the "Merger") and Regent's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the Merger is in the best interests of Regent and its stockholders. The Merger will be accomplished by merging Regent with and into Carnegie with Carnegie as the surviving corporation and, at the same time, merging the Bank with and into CBN with CBN as the surviving bank, and holders of Regent securities receiving the consideration hereinafter set forth. The Boards of Directors of Regent, Carnegie, the Bank and CBN have duly adopted and approved this Agreement and the Boards of Directors of Carnegie and Regent have directed that it be submitted to their respective stockholders for approval. This Agreement amends and restates the terms of that certain Agreement and Plan of Merger executed by the parties hereto as of August 30, 1995.

     Accordingly, the parties hereto agree as follows:


                            ARTICLE I

                           THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Regent shall be merged with and into Carnegie in accordance with the New Jersey Business Corporation Act and Carnegie shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into CBN as provided in Section 1.7 hereof.

     1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Regent and Carnegie and thereupon and thereafter, all the property, rights, powers and franchises of each of Regent and Carnegie shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Regent and Carnegie and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

     1.3. Certificate of Incorporation.   Except as required by
Section 2.2 hereof, the Certificate of Incorporation of Carnegie as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the Certificate of Incorporation of the Surviving Corporation until otherwise amended as provided by law.

     1.4. By-laws.   The By-laws of Carnegie as they exist
immediately prior to the Effective Time shall continue as the By-laws of the Surviving Corporation until otherwise amended as provided by law.

     1.5. Directors and Officers. As of the Effective Time, the Surviving Corporation shall have fourteen (14) directors, which shall consist of seven (7) directors designated by the Board of Directors of Carnegie from the current members of the Board of Directors of Carnegie and seven (7) directors designated by the Board of Directors of Regent from the current members of the Board of Directors of Regent or the Bank, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and until his successor is duly elected or appointed or his earlier death, resignation or removal. The directors of the Surviving Corporation designated by Regent shall be Messrs. Bettinger, Biondi, Dwares, Porter and Ring and Ms. Teaford. The Board of Directors of the Surviving Corporation agrees, subject to satisfaction of its fiduciary duties, to (i) nominate for reelection as directors of the Surviving Corporation at its 1996 Annual Meeting of Stockholders each of Carnegie's and Regent's designees as the initial directors of the Surviving Corporation as specified herein and (ii) recommend to the stockholders of the Surviving Corporation and otherwise use its best efforts to cause the election of such nominees. The Surviving Corporation shall have the officers set forth on Schedule 1.5, annexed hereto and such other officers as may be appointed by the Board of Directors of the Surviving Corporation from time to time.

     1.6. Effective Time and Closing. The Merger shall become effective (and be consummated) upon the filing of a Certificate of Merger with the Secretary of State of the State of New Jersey or at such later time as is specified in the Certificate of Merger. The term

"Effective Time" shall mean the date and time when the Merger becomes effective. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., not later than ten (10) days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), but in no event prior to 181 days from the date of this Agreement, at Carnegie's main office or at such other place, time or date as Carnegie and Regent may mutually agree upon. Immediately following the Closing, a Certificate of Merger shall be filed with the New Jersey Secretary of State.

     1.7. The Bank Merger.  Immediately following the Effective
Time, the Bank shall be merged with and into CBN (the "Bank

Merger") in accordance with the provisions of the National Bank Act, as amended, and CBN shall be the surviving bank (the "Surviving Bank"). In order to facilitate the Bank Merger, CBN shall take all steps necessary to relocate its main office to the main office of the Bank in accordance with the provisions of
Section 30 of the National Bank Act, 12 U.S.C. Sec. 30. Upon the consummation of the Bank Merger, the separate corporate existence of the Bank and CBN shall be merged into and continued in the Surviving Bank and such Surviving Bank shall be deemed to be the same corporation as each bank participating in the Bank Merger. All rights, franchises and interests of the Bank and CBN in and to every type of property and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger, and the Surviving Bank shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the merging banks at the time of the Bank Merger. Upon the consummation of the Bank Merger, the Articles of Association of CBN shall become the Articles of Association of the Surviving Bank as amended so that the name of the Surviving Bank shall be "Carnegie Regent Bank, N.A." and the By-laws of CBN immediately prior to the Effective Time shall become the by-laws of the Surviving Bank. The Surviving Bank shall have twelve (12) directors, which shall consist of six (6) directors appointed by Carnegie from among the current members of the Board of Directors of Carnegie and six (6) directors appointed by Regent, each to hold office in accordance with the

Articles of Association and By-laws of the Surviving Bank and until his successor is elected or appointed or his earlier death, resignation or removal. The directors of the Surviving Bank appointed by Regent shall be Messrs. Bettinger, Dwares, Mishkin, Porter and Ring and Ms. Teaford. The Surviving Bank

shall have the officers set forth on Schedule 1.7(a), annexed hereto, and other officers as may be appointed by the Board of Directors of the Surviving Bank from time to time. In connection with the execution of this Agreement, the Bank and CBN shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in the form of Schedule 1.7(b), annexed hereto, for delivery to the OCC (as hereafter defined) for approval of the Bank Merger.

                           ARTICLE II
                 CONVERSION OF REGENT SECURITIES

     2.1. Extension of Certain Regent Securities. Promptly after the date hereof, Regent shall take all necessary steps to extend the expiration date of all outstanding Regent Options and Regent Warrants (in each case as hereinafter defined) to the extent required from their current expiration date, so that, as extended, the expiration date of such options and warrants shall be the earlier to occur of the Effective Time of the Merger, during which period such options and warrants may not be exercised for the purchase of Regent Common Stock but shall represent only the right to receive Carnegie Common Stock as provided in Section 2.2 hereof, or thirty (30) days after the termination of this Agreement, during which period (i.e., the thirty (30) days commencing on the termination of this Agreement) such warrants and options may be exercised for the purchase of Regent Common Stock in accordance with their respective terms.

     2.2. Regent Securities. Each security of Regent, issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of Carnegie, Regent or the holder thereof, be canceled and extinguished and be converted into the right to receive, upon the surrender of the certificate or other instrument representing such security, either shares of Carnegie Common Stock, no par value ("Carnegie Common Stock") or Carnegie Series A Convertible Preferred Stock, $0.10 par value ("Carnegie Preferred Stock") as follows:

     (a) Regent Common Stock. Each share of the common stock, $0.10 par value of Regent (the "Regent Common Stock") (other than Dissenting Shares as hereinafter defined) shall by virtue of the Merger and without any action on the part of Carnegie, Regent or the holder thereof, be canceled and extinguished and be converted into the right to receive upon the surrender of the certificate representing such share .75 shares of Carnegie Common Stock, (the "Conversion Rate").

     (b) Regent Series A Preferred Stock. Each outstanding share of Regent's Series A Preferred Stock, par value $0.10 per share (the "Regent Series A Preferred Stock") (other than Dissenting Shares as hereinafter defined) shall by virtue of the Merger and without any action on the part of Carnegie, Regent or the holder thereof, be canceled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share, one share of Carnegie Preferred Stock (the "Preferred Conversion Rate") with substantially the same terms, rights and conditions as the Regent Series A Preferred Stock, except that such Carnegie Preferred Stock shall be: (i) convertible into 0.75 shares of Carnegie Common Stock (the "Conversion Price") and (ii) entitled to receive an annual dividend at the rate of 0.075 shares of Carnegie Common Stock for each share of Carnegie Preferred Stock held, in each case subject to adjustment as provided in Carnegie's Certificate of Incorporation.

     (c) Regent Series B, C, D and E Preferred Stock. Regent shall, promptly after the meeting of Regent stockholders referred to in Section 5.7 hereof, provide notice of redemption to the holders of its Series B, C, D, and E Preferred Stock in accordance with their respective terms.

     (d) Organizer Options. At the Effective Time, each outstanding option to purchase Regent Common Stock granted to the organizers of Regent (collectively, the "Organizer Options") shall by virtue of the Merger and without any action on the part of Carnegie, Regent or the holder thereof, be canceled and extinguished and converted into a newly issued option (collectively, the New Options") to purchase 0.637213 shares of Carnegie Common Stock at an exercise price equal to the weighted average exercise price of all outstanding options to purchase Carnegie Common Stock held by officers and directors of Carnegie at the date of this Agreement, specifically including those certain options granted by Carnegie to its officers and directors on June 28, 1995 (the "June Options"). Such New Options shall otherwise have the same terms and conditions, including expiration date, as the June Options. As part of the Carnegie stockholders meeting referred to in Section 5.7 hereof, Carnegie shall submit to its stockholders, and recommend that such stockholders vote for approval of, a new stock option plan covering the New Options required to be granted hereunder.

     (e) Organizer Warrants. At the Effective Time, each warrant to purchase shares of Regent Common Stock issued by Regent to the organizers of Regent (collectively, the "Organizer
Warrants") shall by virtue of the Merger and without any action on the part of Carnegie, Regent or the holder thereof, be canceled and extinguished and converted into the right to receive, upon surrender of the certificate representing such Organizer Warrants, .24325 shares of Carnegie Common Stock.

     (f) Underwriter Options. At the Effective Time, those certain options to purchase shares of Regent Common Stock and warrants to purchase Regent Common Stock issued by Regent to

Hopper Soliday & Co., Inc. and David W. Fields in connection with the initial public offering of Regent's securities (collectively, the "Underwriter Options") shall, by virtue of the Merger and without any action on the part of Carnegie, Regent or the holders thereof, be canceled and extinguished and be converted into the right to receive, upon the surrender of the certificates or instruments representing such Underwriter Options, one share of Carnegie Common Stock for each 19.645 shares of Regent Common Stock purchasable pursuant to the Underwriter Options and upon exercise of the warrants purchasable pursuant to the Underwriter Options.

     (g) Other Regent Securities. At the Effective Time, (i) each then outstanding option to purchase Regent Common Stock held by officers, directors or employees of Regent (collectively, the "Regent Stock Options") issued under the stock option plans of Regent disclosed pursuant to Section 3.2 hereof, (ii) each then outstanding warrant to purchase shares of Regent Common Stock issued by Regent to the general public as part of the initial public offering of Regent's securities (collectively, the "Public Warrants") and (iii) each then outstanding warrant to purchase shares of Regent Common Stock issued to the organizers of Regent in connection with the issuance of the Regent Series B, C and D Preferred Stock (collectively, the "Put Option Warrants") shall, by virtue of the Merger and without any action on the part of Carnegie, Regent or the holder thereof, be canceled and extinguished and be converted into the right to receive, upon the surrender of the certificates or instruments representing such warrants or options, one share of Carnegie Common Stock for each 7.5 shares of Regent Common Stock theretofore purchasable upon the exercise of such Regent Stock Options, Public Warrants or Put Option Warrants.

     (h) No fractional shares of Carnegie Common Stock will be issued, and in lieu thereof, each holder of a Regent security who would otherwise be entitled to a fractional interest in a share of Carnegie Common Stock will receive an amount in cash determined by multiplying such fractional interest in a share of Carnegie Common Stock by the average closing price of Carnegie Common Stock on the NASDAQ National Market System on the first ten (10) trading days of the fifteen (15) days preceding the

Effective Time. All shares of Carnegie Common Stock to which any holder of a Regent security would otherwise be entitled will be aggregated for purposes of determining whether or not such security holder is entitled to a fractional share interest.

     (i) Adjustments. In case Carnegie shall at any time or times between the date of this Agreement and the Effective Time, either (i) pay a dividend or make any other distribution payable on Carnegie Common Stock in capital stock of Carnegie or (ii) subdivide or combine the outstanding shares of Carnegie Common Stock, by reclassification or otherwise, or issue by reclassification of

Carnegie Common Stock, any shares of capital stock of Carnegie, then in each such case, the Conversion Rate, the Preferred Conversion Rate and the Conversion Price shall be proportionately increased or decreased, as the case may be, effective upon the record date for any such dividend or distribution or effective immediately after the effective date of such subdivision, combination or reclassification.

     2.3. Exchange of Securities.

     (a) Regent and Carnegie shall hereafter appoint a mutually acceptable party to act as the exchange agent for purposes of effecting the conversion of Regent securities as set forth above (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Regent security, a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments representing any Regent security (a "Certificate") shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Carnegie Common Stock, Carnegie Preferred Stock or New Options, as the case may be, (and cash in lieu of fractional shares) as provided in Section 2.3 hereof. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificate the Carnegie Common Stock, Carnegie Preferred Stock or New Options, as the case may be, as provided in Section 2.2 hereof and the Certificates so surrendered shall be canceled.

The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the Carnegie Common Stock, Carnegie Preferred Stock or New Options, as the case may be, to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Carnegie. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of Carnegie for all purposes from the Effective Time, except that Carnegie shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Carnegie Common Stock, Carnegie Preferred Stock and New Options. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

     (b) After the Effective Time, there shall be no transfers on the stock transfer books of Regent of the shares of Regent Common Stock, Regent Preferred

Stock (as hereafter defined) or Regent Warrants (as hereafter defined) which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for Carnegie Common Stock or Carnegie Preferred Stock.

     (c) If issuance of the Carnegie Common Stock and Carnegie Preferred Stock pursuant to Section 2.3 hereof is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or uother taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


     2.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Regent Common Stock, Regent Series A Preferred Stock, Regent Series B, C, D and E Preferred Stock (with the Regent Series A Preferred Stock, the "Regent Preferred Stock") or Carnegie Common Stock shall have the right to dissent in the manner provided in Section 14A:11-2 of the New Jersey Business Corporation Act (the "NJBCA"), and if all necessary requirements of
Section 14A:11-2 of the NJBCA are met, such dissenting stockholders shall be entitled to payment of the fair value of their shares in accordance with the provisions of Section 14A:11-3 of the NJBCA ("Dissenting Shares"), provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for appraisal of such shares with the written consent of Regent or the Surviving Corporation, or (ii) if any holder of Dissenting Shares fails to present his certificates for his Dissenting Shares pursuant to Section 14A

11-2(6) of the NJBCA, unless a court of competent jurisdiction for good and sufficient cause shown, shall otherwise direct or (iii) the fair value of the Dissenting Shares is not agreed upon as provided in Section 14A:11-6 of the NJBCA and no judicial action for the determination of the fair value of such shares is commenced in a Superior Court in the State of New Jersey within the time period provided by Section 14A:11-7, the right to appraisal of such shares shall be forfeited and, if the Dissenting Shares are Regent Common Stock or Regent Preferred Stock, such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the shares of Carnegie Common Stock and Carnegie Preferred Stock as provided for in Section 2.2.


     2.5. Carnegie Shares. The shares of Carnegie Common Stock outstanding at the Effective Time, other than Dissenting Shares, shall not be affected by the Merger, but along with the additional shares of Carnegie Common Stock to be issued as provided in Section 2.2 hereof, shall become the outstanding common stock of the Surviving Corporation.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF REGENT

     References herein to "Regent Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced in this Agreement, which have been delivered on the date hereof by Regent to Carnegie. Regent hereby represents and warrants to Carnegie as follows:

     3.1. Corporate Organization.

     (a) Regent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Regent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole. Regent is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

     (b) Each of the Subsidiaries of Regent is listed in the Regent Disclosure Schedule ("Regent Subsidiary"). The term

"Regent Subsidiary", when used in this Agreement, means any corporation, joint venture, association, partnership, trust or other entity in which Regent has, directly or indirectly, at least a 50% equity interest or acts as a general partner. Each Regent Subsidiary is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a national banking association whose deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Regent Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole. The Regent Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws of Regent and each Regent Subsidiary as in effect on the date hereof. Except as set forth in the Regent Disclosure Schedule, Regent does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except real estate used for its banking premises.

     3.2. Capitalization. The authorized capital stock of Regent consists of 10,000,000 shares of par value $0.10 per share Regent Common Stock and 5,000,000 shares of par value $0.10 per share preferred stock ("Regent Preferred Stock"). As of June 30, 1995, there were 928,596 shares of Regent Common Stock issued and outstanding and no shares issued and held in treasury. As of June 30, 1995, there were issued and outstanding 514,578 shares of Regent Series A Preferred Stock, 4,360 shares of Regent Series B Preferred Stock, 3,996 shares of Regent Series C Preferred Stock, 4,866 shares of Regent Series D Preferred Stock and 122,137 shares of Regent Series E Preferred Stock and no shares of Regent Preferred Stock were issued and held by the treasury. As of June 30, 1995, pursuant to the Regent Option Plans, there were 129,470 shares of Regent Common Stock issuable upon exercise of outstanding Regent options granted to officers and directors of Regent and the Bank, 41,892 shares of Regent Common Stock issuable upon exercise of outstanding Regent options granted to employees of Regent and the Bank and 264,825 shares of Regent Common Stock issuable upon exercise of outstanding Regent Options granted to organizers of Regent. As of June 30, 1995, Regent was obligated to issue an aggregate of 147,124 shares of Regent Common Stock upon exercise of the Underwriter Options. The Organizer Options, the Regent Stock Options and the Underwriter Options are hereinafter collectively referred to as the "Regent

Options". The Organizer Warrants, the Public Warrants and the Put Option Warrants are hereinafter collectively referred to as the "Regent Warrants". As of June 30, 1995, Regent was obligated to issue 429,951 shares of Regent Common Stock upon exercise of the Regent Warrants. The Regent Disclosure Schedule sets forth true and complete copies of the Regent Option Plans, each outstanding Regent Option, each effective warrant agreement governing a series of warrants and each form of warrant outstanding. All issued and outstanding shares of

Regent Common Stock and Regent Preferred Stock, and all issued and outstanding shares of capital stock of each Regent Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 2,000,000 shares of common stock, $1.00 par value. All of the outstanding shares of capital stock of each Regent Subsidiary are owned by Regent and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Regent Options and the Regent Warrants, neither Regent nor any Regent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Regent or any Regent Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     3.3. Authority; No Violation.

     (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Regent, and subject to the parties obtaining all necessary regulatory approvals, Regent and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Regent and the Bank in accordance with the Articles of Association of the Bank, the Certificate of Incorporation of Regent and applicable laws and regulations. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank in accordance with the Articles of Association of the Bank and applicable laws and regulations. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Regent or the Bank are necessary to consummate the transactions contemplated hereby (except for the approval by Regent of the Bank Merger Agreement as the sole stockholder of the Bank). This Agreement has been duly and validly executed and delivered by Regent and the Bank, and constitutes valid and binding obligations of Regent and the Bank, enforceable against Regent and the Bank in accordance with its terms, subject to the approval of Regent's stockholders and further subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought at a proceeding at law or in equity.

     (b) Neither the execution and delivery of this Agreement by Regent and the Bank, nor the consummation by Regent and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Regent and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Regent's Certificate of Incorporation or the Bank's Articles of Association or other governing instrument or By-laws of Regent or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Regent or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Regent Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Regent or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Regent or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Comptroller of the Currency ("OCC"), the Federal Reserve Board (the "FRB"), the Securities and Exchange Commission ("SEC"), the Secretary of State of the State of New Jersey, the Commonwealth of Pennsylvania, and the stockholders of Regent and Carnegie, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Regent or the Bank in connection with (x) the execution and delivery by Regent and the Bank of this Agreement (y) the consummation by Regent of the Merger and by Regent and the Bank of the other transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the Bank Merger and the other transactions contemplated thereby.

     3.4. Financial Statements.

     (a) The Regent Disclosure Schedule sets forth copies of the consolidated statements of condition of Regent as of December 31, 1993 and 1994, and the

related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of 1992, 1993 and 1994, in each case accompanied by the audit report of Arthur Andersen, LLP, independent public accountants with respect to Regent, and the unaudited consolidated statements of condition and related consolidated statements of income, stockholders' equity and cash flows of Regent for the six-month period ended June 30, 1995 as filed with the SEC on Form 10-Q (collectively, the "Regent Financial Statements"). The Regent Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Regent and the Regent Subsidiaries as of June 30, 1995, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of Regent and the Regent Subsidiaries for the period ended June 30, 1995, subject to normal and recurring year-end audit adjustments.

     (b) The books and records of Regent and the Regent Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

     (c) Except as and to the extent reflected, disclosed or reserved against in the Regent Financial Statements (including the notes thereto), as of June 30, 1995, neither Regent nor any of the Regent Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole. Since June 30, 1995 and to the date hereof, neither Regent nor any of the Regent Subsidiaries has incurred any liabilities except in the ordinary course of their respective businesses as conducted on the date hereof and consistent with prudent banking practice, except as specifically contemplated by this Agreement or the Regent Disclosure Schedule.

     3.5. Brokers and Fees. Neither Regent nor any of the Regent Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with the Merger or which would be triggered by consummation of the Merger or the termination of the services of such consultants by Regent or any of the Regent Subsidiaries other than (a) fees which will be payable by Regent to Janney Montgomery Scott Inc. for its fairness opinion. A copy of the agreement with Janney Montgomery Scott Inc. is set forth in the Regent Disclosure Schedule.

     3.6. Absence of Certain Changes or Events.

     (a) Except as disclosed in the Regent Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of Regent and the Regent Subsidiaries on a consolidated basis since June 30, 1995 and to Regent's knowledge, no facts or conditions exist which Regent believes will cause or are likely to cause such a material adverse change in the future, other then those political and economic factors affecting the banking industry in general and that do not uniquely affect Regent and the Bank.

     (b) Except as set forth in the Regent Disclosure Schedule, neither Regent nor any of the Regent Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 1995 and the date hereof and Regent and the Regent Subsidiaries have conducted their respective businesses only in the ordinary course as conducted on the date hereof and consistent with prudent banking practice.

     3.7. Legal Proceedings.   Except as disclosed in the Regent

Disclosure Schedule, neither Regent nor any of the Regent Subsidiaries is a party to any, and there are no pending or, to Regent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Regent or any of the Regent Subsidiaries which individually or in the aggregate will have, or could reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or prospects of Regent and the Regent Subsidiaries taken as a whole. Except as disclosed in the Regent Disclosure Schedule, neither Regent nor any of the Regent Subsidiaries is a party to any order, judgment or decree entered against Regent or any Regent Subsidiary in any lawsuit or proceeding.

     3.8. Taxes and Tax Returns.

     (a) Except as set forth in the Regent Disclosure Schedule, Regent and each Regent Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Carnegie in writing). Regent and each Regent Subsidiary have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Regent or any Regent Subsidiary through such date. None of the federal income tax returns of Regent and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS"). Except as set forth in the Regent Disclosure Schedule, the applicable state income tax returns of Regent and the Regent Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Regent, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Regent or any of the Regent Subsidiaries, nor has Regent or any of the Regent Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax Returns.

     (b) Except as set forth in the Regent Disclosure Schedule, neither Regent nor any of the Regent Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by Regent or any Regent Subsidiary (nor does Regent have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     3.9. Employee Benefit Plans.

     (a) Neither Regent nor any of the Regent Subsidiaries maintains or contributes to any "employee pension benefit plan" within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed in the Regent Disclosure Schedule, neither Regent nor any Regent subsidiaries maintains or contributes to any "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA ("Regent Welfare Plans"), "multiemployer plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

     (b) Regent has delivered to Carnegie a complete and accurate copy of each of the following with respect to each of the Regent Welfare Plans: (1) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (2) trust agreement or insurance contract, if any; (3) most recent IRS determination letter, if any;
(4) most recent actuarial report, if any; and (5) most recent annual report on Form 5500.

     (c) Each of the Regent Welfare Plans and each other plan and arrangement identified on the Regent Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     (d) To the best knowledge of Regent, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Regent Welfare Plans.

     (e) Except as disclosed in the Regent Disclosure Schedule, there are no pending, or, to the best knowledge of Regent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Regent Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Regent Disclosure Schedule.

     (f) Except as disclosed in the Regent Disclosure Schedule, no Regent Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than coverage mandated by law.

     (g) Except with respect to customary health, life and disability benefits or as disclosed in the Regent Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the financial statements of Regent and established under GAAP, or otherwise noted on such financial statements.

     (h) With respect to each Regent Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Regent or any Regent Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

     (i) Except as agreed to by Carnegie in writing, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Regent or any Regent Subsidiary to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current employee or former employee under any Regent Welfare Plan.

     3.10. Reports.

     (a) Each communication mailed by Regent to its stockholders since January 1, 1990 and each annual, quarterly or special report, proxy statement or other such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

     (b) Regent and the Bank have, since January 1, 1990, duly filed with the OCC, the FRB and the SEC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Regent promptly will deliver or make available to Carnegie accurate and complete copies of such reports. The Regent Disclosure Schedule lists all examinations of Regent or the Bank conducted by either the OCC or the FRB since January 1, 1990, and the dates of any responses thereto submitted by Regent or the Bank.

     3.11. Regent and Bank Information. Except for the pro forma financial information reflecting the combined operations of Regent and Carnegie, the information relating to Regent and the Bank, this Agreement and the transactions contemplated hereby to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to the stockholders of Regent and Carnegie in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to the stockholders of Regent and Carnegie, and up to and including the date of the respective meetings of stockholders of Regent and Carnegie to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.12. Compliance with Applicable Law.

     (a)  General.   Except as set forth in the Regent Disclosure
Schedule, each of Regent and the Regent Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Regent or the Bank (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole) and Regent has not received notice of violation of, and does not know of any violations of, any of the above.

     (b) CRA. Without limiting the foregoing, the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Regent has no reason to believe that any person or group would object to the consummation of the Merger due to the CRA performance of or rating of the Bank. Except as listed on the Regent Disclosure Schedule, no person or group has adversely commented upon the Bank's CRA performance.

     3.13. Certain Contracts.

     (a) Except as disclosed in the Regent Disclosure Schedule neither Regent nor any Regent Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Regent Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Regent or any Regent Subsidiary is a party.

     (b) Except as disclosed in the Regent Disclosure Schedule, (i) as of the date of this Agreement, neither Regent nor any Regent Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole (ii) no commitment, agreement or other instrument to which Regent or any Regent Subsidiary is a party or by which any of them is bound limits the freedom of Regent or any Regent Subsidiary to compete in any line of business or with any person, and (iii) neither Regent nor any Regent Subsidiary is a party to any collective bargaining agreement.

     (c) Except as disclosed in the Regent Disclosure Schedule, neither Regent nor any Regent Subsidiary nor, to the knowledge of Regent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

     3.14. Properties and Insurance.

     (a) Regent and the Regent Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Regent's consolidated balance sheet as of December 31, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1994), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Regent and the Regent Subsidiaries taken as a whole, (iv) pledges of assets to secure public deposits and (v) with respect to owned real property, title imperfections noted in title reports delivered to Carnegie prior to the date hereof. Regent and the Regent Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

     (b) The Regent Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Regent and the Regent Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Regent nor any of the Regent Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     3.15. Minute Books. The minute books of Regent and the Regent Subsidiaries contain accurate records of all meetings and other corporate action held of their respective stockholders and boards of directors (including committees of their respective boards of directors).


     3.16. Environmental Matters. Except as disclosed in the Regent Disclosure Schedule, neither Regent nor any of the Regent Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Regent or any of the Regent Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole. Except as disclosed in the Regent Disclosure Schedule, Regent has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Regent or any of the Regent Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have, or would reasonably be expected to have, a material adverse effect on the business, operations, assets or financial condition of Regent and the Regent Subsidiaries taken as a whole.

     3.17. Reserves. As of the date hereof, the reserve for loan and lease losses disclosed in the Regent Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

     3.18. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Regent or any Regent Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger or the Bank Merger, to any payment or benefit from Regent, a Regent Subsidiary, Carnegie or CBN (as the legal successors to Regent or the Bank) which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or the regulations promulgated thereunder.

     3.19. Disclosure. There are no material facts concerning the business, operations, assets or financial condition of Regent or the Regent Subsidiaries which have not been disclosed to Carnegie which could have a material adverse effect on the business, operations or financial condition of Regent and the Regent Subsidiaries taken as a whole. No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                  ARTICLE IV


                  REPRESENTATIONS AND WARRANTIES OF CARNEGIE

     References herein to the "Carnegie Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof, which have been delivered on the date hereof by Carnegie to Regent. Carnegie hereby represents and warrants to Regent as follows:

     4.1. Corporate Organization.

     (a) Carnegie is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Carnegie has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Carnegie and CBN taken as a whole. Carnegie is registered as a bank holding company under the BHCA.

     (b) CBN is duly organized, validly existing and in good standing as a national banking association whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Except for CBN and Carnegie Investments

Corporation, there is no corporation, joint venture, association, partnership, trust or other entity in which Carnegie has, directly or indirectly, at least a 50% equity interest or acts as a general partner. CBN has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Carnegie and CBN taken as a whole. The Carnegie Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws of Carnegie. Except for real estate used for its banking premises and except as set forth on the Carnegie Disclosure Schedule, Carnegie owns no real estate.

          4.2. Capitalization. The authorized capital stock of Carnegie consists solely of 5,000,000 shares of Carnegie Common Stock. As of June 30, 1995, there were 1,750,866 shares of Carnegie Common Stock issued and outstanding. Since June 30, 1995 to and including the date of this Agreement, no additional shares of Carnegie Common Stock have been issued except in connection with exercises of options granted under the 1993 Employee Stock Option Plan of Carnegie and the 1993 Non-Employee

Stock Option Plan of Carnegie (the "Carnegie Option Plans") or upon exercise of the outstanding warrants issued by Carnegie (the "Carnegie Warrants"). As of June 30, 1995, except for 262,661 shares of Carnegie Common Stock then issuable upon exercise of outstanding stock options granted pursuant to the Carnegie Option Plans, and except for 724,290 shares issuable upon exercise of the Warrants, there were no shares of Carnegie Common Stock issuable upon the exercise of outstanding stock options or otherwise. The Carnegie Disclosure Schedule sets forth true and complete copies of the Carnegie Option Plans and of each outstanding Carnegie Option and Carnegie Warrant. All issued and outstanding shares of Carnegie Common Stock, and all issued and outstanding shares of capital stock of CBN, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. The authorized capital stock of CBN consists of 1,000,000 shares of Common Stock, $5.00 par value. All of the outstanding shares of capital stock of CBN are owned by Carnegie free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options referred to above under the Carnegie Option Plans and the Carnegie Warrants, and subject to stockholder approval of the June Options and the New Options, neither Carnegie nor CBN has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Carnegie or CBN or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     4.3. Authority; No Violation.


     (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Carnegie and CBN and subject to the parties obtaining all necessary regulatory approvals, Carnegie and CBN have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Carnegie and CBN in accordance with the Certificate of Incorporation of Carnegie, the Articles of Association of CBN and applicable laws and regulations. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of CBN in accordance with the Articles of Association of CBN and applicable laws and regulations. Except for the approval of the Merger by the stockholders of Carnegie, no other corporate proceedings on the part of Carnegie and CBN are necessary to consummate the transactions contemplated hereby (except for the approval by Carnegie of the Bank Merger

Agreement). This Agreement has been duly and validly executed and delivered by Carnegie and CBN and subject to the approval of Carnegie's stockholders, constitutes a valid and binding obligation of Carnegie and CBN, enforceable against Carnegie and

CBN in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement nor the consummation by Carnegie and CBN of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Carnegie and CBN with any of the terms and provisions hereof, will (i) violate any provision of the Certificate of Incorporation of Carnegie, the Articles of Association of CBN or the Bylaws of Carnegie or CBN, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Carnegie or CBN or any of their respective properties or assets, or (iii) except as set forth in the Carnegie Disclosure Schedule, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Carnegie or CBN under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Carnegie or

CBN is a party, or by which Carnegie or CBN or both of them, or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Carnegie and CBN taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for the approval of the stockholders of Regent and Carnegie and except for consents and approvals of or filings or registrations with or notices to the OCC, the FRB, the Secretary of State of New Jersey, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Carnegie or CBN in connection with (a) the execution and delivery by Carnegie or CBN of this Agreement, (b) the consummation by Carnegie of the

Merger and the other transactions contemplated hereby and (c) the execution and delivery by CBN of the Bank Merger Agreement and the consummation by CBN of the Bank Merger and other transactions contemplated thereby. To the best of Carnegie's knowledge, no fact or condition exists which Carnegie has reason to believe will prevent it or CBN from obtaining the aforementioned consents and approvals.

     4.4. Financial Statements.

     (a) Carnegie has previously delivered to Regent copies of the consolidated statements of financial condition of Carnegie as of December 31, 1993 and 1994, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1992 through 1994, in each case accompanied by the audit report of Coopers & Lybrand, LLP, independent public accountants with respect to Carnegie, and the unaudited consolidated statements of condition of Carnegie as of June 30, 1995, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in Carnegie's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") (collectively, the "Carnegie Financial Statements"). The Carnegie Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial condition of Carnegie and CBN as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Carnegie and CBN for the respective fiscal periods set forth therein.

     (b) The books and records of Carnegie and CBN have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

     (c) Except as and to the extent reflected, disclosed or reserved against in the Carnegie Financial Statements (including the notes thereto), as of June 30, 1995 neither Carnegie nor CBN had or has, as the case may be, any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Carnegie and CBN taken as a whole. Since June 30, 1995, and to the date hereof, neither Carnegie nor CBN has incurred any liabilities, except in the ordinary course of their respective businesses as conducted on the date hereof and consistent with prudent banking practice, except as specifically contemplated by this Agreement.


     4.5. Brokers and Fees. Neither Carnegie nor CBN nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement.
There are no fees (other than time charges billed at usual and customary rates) payable to consultants, including lawyers and accountants, in connection with this transaction or which could be triggered by consummation of this transaction or the termination of the services of such consultants by Carnegie or CBN other than fees which will be payable by Carnegie to Capital Consultants of Princeton, Inc. ("Capital Consultants") for its fairness opinion. A copy of the agreement with Capital
Consultants is set forth in the Carnegie Disclosure Schedule.

     4.6. Absence of Certain Changes or Events. (a) There has not been any material adverse change in the business, operations, assets or financial condition of Carnegie and CBN taken as a whole since June 30, 1995, and to Carnegie's knowledge, no fact or condition exists which Carnegie believes will cause or is likely to cause such a material adverse change in the future, other than those political and economic factors affecting the banking industry in general and that do not uniquely affect Carnegie or CBN.

     (b) Except as set forth in the Carnegie Disclosure Schedule, since June 30, 1995 neither Carnegie nor CBN has taken or permitted any of the actions set forth in Section 5.2 hereof and Carnegie and CBN have conducted their businesses in the ordinary course as conducted on the date hereof and consistent with prudent banking practice.

     4.7. Carnegie and CBN Information. The information relating to Carnegie and CBN, this Agreement and the transactions contemplated hereby to be contained in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to the stockholders of Regent and Carnegie in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date of the mailing of the Proxy Statement/Prospectus to the stockholders of Regent and Carnegie, and up to and including the date of the respective meetings of stockholders of Carnegie and Regent to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


     4.8. Capital Adequacy. At the Effective Time, after taking into effect the Merger and the Bank Merger and the transactions contemplated hereunder, Carnegie and CBN will have sufficient capital to satisfy all applicable regulatory capital requirements.

     4.9. Carnegie Securities. At the Effective Time, the Carnegie Common Stock, Carnegie Preferred Stock and New Options to be issued pursuant to the terms of
Section 2.3, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Carnegie, with no personal liability attaching to the ownership thereof. The Carnegie Common Stock, Carnegie Preferred Stock and New Options to be issued shall be free of any restrictions imposed by Carnegie except those imposed under Section 5.16.

     4.10. Legal Proceedings. Except as disclosed in the Carnegie Disclosure Schedule, neither Carnegie nor CBN is a party to any, and there are no pending or, to Carnegie's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Carnegie or CBN which individually or in the aggregate will have, or could reasonably be expected to have a material adverse effect on the business, results of operations, prospects or financial condition of Carnegie and CBN taken as a whole. Except as disclosed in the Carnegie Disclosure Schedule, neither Carnegie nor CBN is a party to any order, judgment or decree entered against Carnegie or CBN in any lawsuit or proceeding which individually or in the aggregate will have, or could reasonably be expected to have, a material adverse effect on the businesses, financial condition, results of operations or prospects of Carnegie and CBN taken as a whole.

     4.11. Taxes and Tax Returns. (a) Carnegie and CBN have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith and disclosed to Regent in writing. Carnegie and CBN have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Carnegie and CBN through such date. Except as set forth in the Carnegie Disclosure Schedule, the federal income tax returns of Carnegie and CBN have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.

     (b)  Except as set forth in the Carnegie Disclosure

Schedule, the applicable state income tax returns of Carnegie and CBN have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Carnegie, there are no audits or other administrative or court proceedings presently pending, or claims asserted for, taxes or assessments upon Carnegie or CBN, nor has Carnegie or CBN given any currently outstanding waiver or comparable consents regarding the application of the statute of limitations with respect to any state taxes or state tax returns.

     4.12. Employee Benefit Plans. (a) Neither Carnegie nor CBN has contributed to any "employee pension benefit plans," as such term is defined in Section 3 of ERISA (the "Carnegie Pension Plans"), "employee welfare benefit plans" as such term is defined in Section 3 of ERISA (the "Carnegie Welfare Plans") or "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA. Except as described in the Carnegie Disclosure Schedule, neither Carnegie nor CBN maintains or contributes to any stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

     (b) Carnegie has delivered to Regent a complete and accurate copy of each of the following with respect to each of the Carnegie Welfare Plans: (1) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (2) trust agreement or insurance contract, if any; (3) most recent IRS determination letter, if any;
(4) most recent actuarial report, if any; and (5) most recent annual report on Form 5500.

     (c) Each of the Carnegie Welfare Plans and each other plan and arrangement identified on the Carnegie Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     (d) To the best knowledge of Carnegie, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Carnegie Welfare Plans.

     (e) Except as disclosed in the Carnegie Disclosure Schedule, there are no pending, or, to the best knowledge of Carnegie, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Carnegie Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Carnegie Disclosure Schedule.

     (f) Except as disclosed in the Carnegie Disclosure Schedule, no Carnegie Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than coverage mandated by law.

     (g) Except with respect to customary health, life and disability benefits or as disclosed in the Carnegie Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the financial statements of Carnegie and established under GAAP, or otherwise noted on such financial statements.

     (h) With respect to each Carnegie Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Carnegie or any Carnegie Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

     (i) Except as agreed to by Regent in writing, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Carnegie or any Carnegie Subsidiary to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current employee or former employee under any Carnegie
Welfare Plan.

     4.13. Reports.

     (a) Each communication mailed by Carnegie, or by CBN prior to the formation of Carnegie, to its stockholders since January 1, 1990, and each annual, quarterly or special report, proxy statement or other such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

     (b) Carnegie and CBN have, since January 1, 1990, duly filed with the OCC the FRB and the SEC (since the formation of

Carnegie) in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Carnegie promptly will deliver or make available to Regent accurate and complete copies of such reports. The Carnegie Disclosure Schedule lists all examinations of Carnegie or CBN conducted by either the OCC or the FRB since January 1, 1990, and the dates of any responses thereto submitted by Carnegie or CBN.

     4.14. Compliance with Applicable Law. (a) Except as set forth in the Carnegie Disclosure Schedule, each of Carnegie and CBN hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Carnegie or CBN (other than where such default or non-compliance will not result, alone or in the aggregate, in a material adverse effect on the business, operations, assets or financial condition of Carnegie and CBN taken as a whole) and Carnegie has not received notice of any violation of, and does not know of any violation of, any of the above.

     (b) Without limiting the foregoing, CBN has complied in all material respects with CRA and Carnegie has no reason to believe that any person or group would object to the consummation of the Merger due to the CRA performance of or rating of CBN. Except as listed on the Carnegie Disclosure Schedule, no person or group has adversely commented upon CBN's CRA performance.

     4.15. Certain Contracts.  (a)  Except as disclosed in the
Carnegie Disclosure Schedule, neither Carnegie nor CBN is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants.
The Carnegie Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors or consultants to which Carnegie or CBN is a party,

     (b) Except as disclosed in the Carnegie Disclosure Schedule, (i) as of the date of this Agreement, neither Carnegie nor CBN is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Carnegie and CBN taken as a whole, which, if entered into after the date of this Agreement, would require the consent of Regent pursuant to Section 5.2 hereof, (ii) no commitment, agreement or other instrument to which Carnegie or CBN is party or by which either of them is bound limits the freedom of Carnegie or CBN to compete in any line of business or with any person and (iii) neither Carnegie nor CBN is party to any collective bargaining agreement.

     (c) Except as disclosed in the Carnegie Disclosure Schedule, neither Carnegie nor CBN nor, to the knowledge of Carnegie, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

     4.16. Properties and Insurance.

     (a) Carnegie and CBN have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Carnegie's consolidated balance sheet as of December 31, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1994) subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto which were incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of Carnegie and CBN taken as a whole, (iv) pledges of assets to secure public deposits and
(v) with respect to owned real property, title imperfections noted in title reports delivered to Regent prior to the date hereof. Carnegie and CBN as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

     (b) The Carnegie Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Carnegie and CBN are insured for their benefit showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles as specified. As of the date hereof, neither Carnegie nor CBN has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     4.17. Minute Books. The minute books of Carnegie and CBN contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.18. Environmental Matters. Except as disclosed in the Carnegie Disclosure Schedule, neither Carnegie nor CBN has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Carnegie or CBN (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Carnegie and CBN taken as a whole. Except as disclosed in the Carnegie Disclosure Schedule, Carnegie has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Carnegie or CBN in any manner that violates or, after the lapse of time may violate, a presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Carnegie and CBN taken as a whole.

     4.19. Reserves. As of the date hereof, the reserve for loan and lease losses disclosed in the Carnegie Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

     4.20. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Carnegie or CBN is entitled now, or will or may be entitled as a consequence of this Agreement or the Merger or the Bank Merger, to any payment or benefit from Carnegie or CBN which, if paid or provided, would constitute an "Excess Parachute Payment" as defined in
Section 280G of the Code or the regulations promulgated thereunder.

     4.21. Disclosures. There are no material facts concerning the business, operations, assets or financial condition of Carnegie or CBN which have not been disclosed to Regent which could have a material adverse effect on the business, operations or financial condition of Carnegie and CBN taken as a whole. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.



                                   ARTICLE V

                           COVENANTS OF THE PARTIES

     5.1. Conduct of the Business of Regent. During the period from the date of this Agreement to the Effective Time, (a) Regent shall, and shall cause each of the Regent Subsidiaries to and (b) Carnegie shall and shall cause CBN to, except as contemplated by this Agreement or as consented to by Carnegie or Regent, as the case may be, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course thereof as conducted on the date hereof and consistent with prudent banking practice. Regent and Carnegie shall each also shall use their respective best efforts to (i) preserve their respective business organizations and that of their respective Subsidiaries intact, (ii) keep available to itself the present services of their respective employees and those of their respective Subsidiaries, provided that neither Regent nor Carnegie nor any of their respective Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for Regent and Carnegie the goodwill of their respective customers and those of their respective Subsidiaries and others with whom business relationships exist.

     5.2. Negative Covenants and Dividend Covenants.

     Regent agrees with Carnegie and Carnegie agrees with Regent that, from the date hereof to the Effective Time, except as otherwise approved by Carnegie in writing or as permitted or required by this Agreement with respect to actions by Regent, and except as otherwise approved by Regent in writing or as permitted or required by this Agreement with respect to actions by Carnegie, it will not, nor will it permit any of its respective Subsidiaries to:

          (a) change any provision of its Certificate of Incorporation or By-laws or any similar governing documents;

          (b) except for the issuance of Regent Common Stock or Carnegie Common Stock pursuant to the present terms of the outstanding Regent Options or Carnegie Options, as the case may be, and the Regent Warrants or upon the conversion of outstanding shares of Regent Preferred Stock or the Carnegie Warrants, as the case may be, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Regent or any Regent Subsidiary or Carnegie or any Carnegie

     Subsidiary, as the case may be, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than Regent's regular dividends as set forth in the Regent Disclosure Schedule and other than Carnegie's regular dividends as set forth in the

     Carnegie Disclosure Schedule, or redeem or otherwise acquire any shares of such capital stock; provided, however, that this Section shall not prohibit Regent from extending the term of the Regent Options and Regent Warrants as required under Section 2.1 hereof, or redeeming the Regent Series B, C, D and E Preferred Stock as required under Section 2.2 hereof;

          (c) grant any severance or termination pay (other than pursuant to policies of Regent or Carnegie, as the case may be, in effect on the date hereof and disclosed to Carnegie in the Regent Disclosure Schedule or to Regent in the Carnegie Disclosure Schedule, as the case may be, or as agreed to by Carnegie in writing or Regent in writing, as the case may be) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except with respect to salary increases in the ordinary course of business and consistent with past practices and policies;

          (d) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

          (e) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (f) file any applications or make any contract with respect to branching or site location or relocation;

          (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (h) make any material change in its accounting methods or practices,

     other than changes required in accordance with generally accepted accounting principles;

          (i) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

          (j) agree to do any of the foregoing.

     5.3. Acquisition Transactions. (a) Regent and Carnegie each agree with the other that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving it or its Subsidiaries or the acquisition of all or substantially all of the assets or capital stock of it and its Subsidiaries taken as a whole, or any similar transaction (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than in the case of Regent, Carnegie, CBN or their respective directors, officers, employees, agents and representatives and other than, in the case of Carnegie, Regent, the Bank or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Regent and Carnegie each may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding, in each case only if the Regent Board of Directors, in the case of Regent, or the Carnegie Board of Directors, in the case of Carnegie, determines in good faith by a majority vote, after consultation with its financial advisers and its outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of its Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to its stockholders than the Merger.

     (b) Regent and Carnegie each shall promptly advise the other in writing of the receipt of any inquiries or proposals relating to an Acquisition

Transaction, unless Regent's Board of Directors, in the case of Regent, or Carnegie's Board of Directors, in the case of Carnegie, determines in good faith by a majority vote, after consultation with its outside legal counsel, that taking such action would create a reasonable possibility of a breach of the fiduciary duties of its Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to its stockholders than the Merger.

     5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Regent and Carnegie will cause one or more of their respective designated representatives to confer on a monthly or more frequent basis with representatives of Carnegie or Regent, as the case may be, regarding Regent's or Carnegie's, as the case may be, business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, after granting any loan or extension of credit by renewal or otherwise, Regent and Carnegie will send to Carnegie or Regent, as the case may be, a description (i.e., a copy of the loan offering) for each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $750,000. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Regent will deliver to Carnegie the Bank's call reports filed with the FDIC and Regent's quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and Carnegie will deliver to Regent CBN's call reports as filed with the FDIC and Carnegie's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Regent will deliver to Carnegie and Carnegie will deliver to Regent their respective audited Annual Reports, in each case as filed on Form 10-K with the SEC under the 1934 Act.

     5.5. Access to Properties and Records; Confidentiality.

     (a) Regent and the Bank shall permit Carnegie and its representatives, and Carnegie and CBN shall permit Regent and its representatives, reasonable access to their respective properties, and shall disclose and make available to Carnegie and its representatives or Regent and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, By-laws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects as Carnegie and its representatives or Regent and its representatives may reasonably request. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information furnished by the parties hereto prior to the date hereof in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall destroy, or at the request of the other party, return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     5.6. Regulatory Matters.

     (a) For the purposes of holding the meetings of Carnegie and Regent stockholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Carnegie Common Stock, Carnegie Preferred Stock and New Options to be issued to the holders of Regent Common Stock, Regent Preferred Stock, Regent Options and Regent Warrants in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Carnegie of a Registration Statement with the SEC on Form S-4 which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Carnegie and Regent to their respective stockholders together with any and all amendments thereof or supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Carnegie under the 1933 Act with the SEC to register for sale the Carnegie Common Stock, Carnegie Preferred Stock and New Options to be issued to the holders of Regent Common Stock, Regent Preferred Stock, Regent Options and Regent Warrants, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

     (b) Carnegie shall furnish information concerning Carnegie and CBN as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Carnegie and CBN, to comply with Section 5.6(a) hereof. Carnegie agrees promptly to advise Regent if at any time prior to the Carnegie and Regent stockholders meetings referred to in Section 5.7 hereof, any information provided by Carnegie in the Proxy Statement/ Prospectus becomes incorrect or incomplete in any material respect and to provide Regent with the information needed to correct such inaccuracy or omission. Carnegie shall furnish such information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Carnegie and CBN, to comply with
Section 5.6(a) hereof after the mailing thereof to Carnegie's and Regent's stockholders.

     (c) Regent shall furnish Carnegie with such information concerning Regent and the Bank as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Regent and the Bank, to comply with Section 5.6(a) hereof. Regent agrees promptly to advise Carnegie if, at any time prior to the Carnegie and Regent stockholders meetings referred to in Section 5.6(a) hereof, information provided by Regent in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Carnegie with the information needed to correct such inaccuracy or omission. Regent shall furnish Carnegie with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Regent and the Bank, to comply with Section 5.6(a) hereof after the mailing thereof to Carnegie's and Regent's stockholders.

     (d) Carnegie shall as promptly as practicable make such filings as are necessary in connection with the offering of the Carnegie Common Stock, Carnegie

Preferred Stock and New Options with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Carnegie Common Stock, Carnegie Preferred Stock and New Options under applicable state securities laws at the earliest practicable date. Regent shall promptly furnish Carnegie with such information regarding the Regent stockholders as Carnegie requires to enable it to determine what filings are required hereunder. Regent authorizes Carnegie to utilize in such filings the information concerning

Regent and the Bank provided to Carnegie in connection with, or contained in, the Proxy Statement/Prospectus. Carnegie shall furnish Regent with copies of all such filings and keep Regent advised of the status thereof. Carnegie shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and shall promptly furnish copies to Regent of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

     (e) Carnegie shall cause the Carnegie Common Stock, Carnegie Preferred Stock to be issued in connection with the Merger and pursuant to the New Options to be included for quotation on the National Association of Securities Dealers National Market System.

     (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, obtaining the approval of their respective stockholders and obtaining those approvals required by the OCC and the FRB. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

     (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     5.7. Approval of Stockholders. Each of Carnegie and Regent will (a) take all steps necessary duly to call, give notice of, convene and hold meetings of their respective stockholders as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement and the transactions contemplated hereby (b) subject to the right of the Board of

Directors of Regent or Carnegie to withdraw or modify such recommendations if such Board of Directors determines that it is required to do so in its exercise of its fiduciary duties and other legal obligations after consultation with counsel, recommend to their respective stockholders approval of this Agreement and the transactions contemplated hereby and use their best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with each other with respect to each of the foregoing matters. In connection therewith, each director of Regent and Carnegie agrees, subject to the exercise of his fiduciary duties after consultation with counsel, (i) to vote in favor of the Merger, and (ii) take such action as is necessary or is reasonably required by Carnegie, in the case of Regent, or Regent, in the case of Carnegie, to consummate the Merger.

     5.8. Further Assurances. Subject to the terms and conditions herein provided and to the fiduciary duties of the Boards of Directors of the parties hereto and applicable law, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 5.8 shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     5.9. Public Announcements. The parties hereto shall consult with each other in the development and before the distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, and shall not issue any such press release or other public disclosure prior to such consultation except as may be otherwise required by law or regulation or by obligations pursuant to any listing arrangement with any national securities exchange.


     5.10. Failure to Fulfill Conditions. In the event that Carnegie or Regent determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 1996 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Carnegie or Regent may enter into with other parties, unless the Board of Directors of Regent or Carnegie determines in good faith, after consultation with outside legal counsel, that taking such action would create a reasonable possibility of a breach of the fiduciary duties of such Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to the stockholders of that party than the Merger, Regent and Carnegie will promptly inform the other of any facts applicable to Regent or Carnegie, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Disclosure Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

     5.12. Transaction Expenses of Regent.  Regent shall advise
Carnegie and Carnegie shall advise Regent, monthly of all out-of-pocket expenses which Regent or Carnegie, as the case may be, has incurred in connection with this transaction.

     5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on or before June 30, 1996.

     5.14. Employment Matters. Carnegie shall enter into employment agreements, effective upon the Effective Time, with

Mr. Thomas L. Gray to serve as President of the Surviving Corporation and the

Surviving Bank for a period of three (3) years, with Mr. Harvey Porter to serve as the President of the Regent Division of the Surviving Bank for a term of three (3) years, with Ms. Barbara Teaford to serve as an executive vice-president of the Surviving Bank for a period of three (3) years and with Mr. Mark Wolters to serve as an executive vice-president of the Surviving Bank for a period of three (3) years. Such employment agreements shall provide for compensation not less than that received by each such party in their current position, and shall have such other terms as shall be mutually agreeable to the parties. In addition, Carnegie shall enter into consulting agreements, effective upon the Effective Time, with Messrs. Abraham Bettinger, David Ring and Bruce Mahon to provide services to the Surviving Corporation and the Surviving Bank. Such consulting agreements shall provide that such parties shall receive compensation not less than the compensation that they currently receive, shall have terms of two (2) years, and shall have other provisions that the parties shall find mutually acceptable.

     5.15. Tax-Free Reorganization. Neither Carnegie nor Regent shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.16. Affiliates.

     (a) Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, Regent shall deliver to Carnegie a letter identifying all persons whom, to the knowledge of Regent, may be deemed to be affiliates of Regent under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Regent.

     (b) Each person who may be deemed an affiliate of Regent under Rule 145 of the 1933 Act shall execute a letter substantially in the form of Schedule 5.16 hereto agreeing to be bound by the restrictions of Rule 145.

     5.17. Agreement of Certain Regent Holders. Within 21 days of the date of this Agreement, Regent shall: (a) deliver to Carnegie a written agreement executed by each organizer of Regent and (b) use its best efforts to cause each other Director and executive officer of Regent to execute and deliver to Carnegie a written agreement, in each case to the effect that, each such party agrees with Regent and Carnegie that prior to the Effective Time, such party will not exercise any Regent Warrants or Regent Options held by such party, and instead such party shall receive the consideration provided for under Section
2.2 in exchange for such securities. Such agreement shall be in form reasonably satisfactory to counsel for Carnegie and Regent.

     5.18. Indemnification; Directors and Officers' Insurance.


     (a) Carnegie agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Regent and the Regent Subsidiaries as provided in their respective charters or By-laws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the NJBCA, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification.

     (b) In addition to the rights provided for in Section 5.18(a) hereof, and not in limitation thereof, Carnegie shall indemnify, defend and hold harmless each present and former director, officer, employee and agent of Regent and the Regent Subsidiaries ("Indemnified Parties") to the fullest extent permitted by law for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement, including advancement of expenses (including attorneys' fees) as incurred in respect of any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all security holders of Regent or by or in the right of Regent or the Surviving Corporation, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at Regent's request) occurring on or prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement).

     (c) Carnegie shall maintain in effect for not less than six years from the Effective Time the policies of directors' and officers' liability insurance most recently maintained by Regent, provided that Carnegie may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage, with respect to claims arising from or relating to matters occurring prior to the Effective Time; provided that in no event shall Carnegie be required to expend more than an amount per year equal to 250% of the current annual premiums paid by Regent (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Carnegie is unable to obtain the insurance called for by this Section 5.18(c), Carnegie shall obtain as much comparable insurance as is available for the Premium Amount per year. Carnegie shall pay all expenses (including attorneys' fees) that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.18.


     (d) In the event that Carnegie or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or
substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Carnegie shall assume its obligations as set forth in this Section 5.18.

     (e) The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives.

     5.19 Employee Benefits. Carnegie agrees that, for a period of at least three years following the Effective Time, Carnegie shall maintain, and shall cause the Surviving Bank to maintain, benefit plans for the employees of Regent and the Regent Subsidiaries with terms that, in the aggregate, are substantially equivalent to or better than those in the benefit plans now in place for such employees, to the extent permitted under laws and regulations in force from time to time; to the extent appropriate to carry out the foregoing, Carnegie agrees that, following the Effective Time, employees of Regent and the Regent Subsidiaries shall be eligible to participate in the compensation and benefit plans of Carnegie and CBN on a basis comparable to that of similarly situated employees of Carnegie and CBN.

                                  ARTICLE VI

                              CLOSING CONDITIONS

     6.1. Conditions of Each Party's Obligations under this
Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

     (a) Approval of Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of each of Carnegie and Regent; in furtherance thereof, the stockholders of Carnegie shall have approved an amendment to Carnegie's Certificate of Incorporation providing for Carnegie Preferred Stock as required under Section 2.2 hereof. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Carnegie Common Stock, the Carnegie Preferred Stock and the New Options shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Carnegie Common Stock, the Carnegie Preferred Stock and the New Options to be issued in connection with the Merger shall have received approval to be included for quotation on the National Association of Securities Dealers National Market System.

     (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Regent and the Bank, taken as a whole, to Carnegie or which would materially impair the value of the

Carnegie Common Stock, Carnegie Preferred Stock, and the New Options to the holders of shares of Regent Common Stock, Regent Preferred Stock, Regent Options or Regent Warrants and who will receive such Carnegie securities pursuant to
Article II hereof. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

     (c) Suits and Proceedings. No final and unappealable order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Carnegie or Regent determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

     (d) Tax-Free Exchange. Carnegie and Regent shall have received an opinion, satisfactory to Carnegie and Regent, of McCarter & English, counsel for Carnegie, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly (i) no gain or loss will be recognized for federal income tax purposes by Carnegie,

Regent, CBN or the Bank to the extent such entities receive and/or distribute property (including stock and/or securities) which may be received or distributed on a tax free basis in a reorganization under Section 368(a) or the Code and (ii) no gain or loss will be recognized for federal income tax purposes by the stockholders of Regent who exchange their shares of Regent Common Stock for Carnegie Common Stock or Regent Series A Preferred Stock for Carnegie Preferred Stock (except to the extent that cash is received in lieu of fractional shares of Carnegie Common Stock or is paid to holders of Dissenting Shares), (iii) the basis of any Carnegie Common Stock and Carnegie Preferred Stock received by the holders of Regent Common Stock and Regent Series A Preferred Stock will be, in each instance, the same as the basis of the Regent Common Stock and Regent Series A Preferred Stock surrendered in exchange therefor and (iv) the holding period of any Carnegie Common Stock or Carnegie Preferred Stock received by the holders of Regent Common Stock or Regent Series A Preferred Stock surrendered in exchange therefor will include the holding period for the Regent Common Stock and Regent Series A Preferred Stock surrendered therefor.

     6.2. Conditions to the Obligations of Carnegie under this Agreement. The obligations of Carnegie under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

     (a)  Representations and Warranties; Performance of
Obligations of Regent and Bank. The representations and warranties of Regent contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Regent shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Regent Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Regent Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Regent Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

     (b) Consents. Carnegie shall have received the written consents of any person whose consent is required under the applicable instrument in order for Regent or a Regent Subsidiary to enter into and consummate the transactions contemplated by this Agreement.

     (c) Opinion of Counsel. Carnegie shall have received an opinion of Duane, Morris & Heckscher, counsel to Regent, dated the date of the Closing, in form and substance reasonably satisfactory to Carnegie, covering the matters set forth on Schedule 6.2 hereto and any other matters reasonably requested by Carnegie.

     (d) Bank Action. Each of Regent and the Bank shall have taken all necessary corporate action to effectuate the Bank
Merger immediately following the Effective Time.

     (e) Certificates. Regent shall have furnished Carnegie with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Carnegie may reasonably request.

     (f) Fairness Opinion. Carnegie shall have received an opinion from Capital Consultants, dated as of the date the Proxy Statement/Prospectus is mailed to the shareholders of Carnegie, to the effect that, in its opinion, the Merger, on the terms provided for hereunder, is fair to the Stockholders of Carnegie from a financial point of view, and such opinion shall not have been withdrawn prior to the Effective Time.

     (g) Shareholders Funding Litigation. Regent's claims in that certain action pending in the United States Bankruptcy Court for the Eastern District of Pennsylvania entitled In Re:

Shareholders Funding, Inc., shall be settled in a manner mutually acceptable to Regent and Carnegie, the terms of which settlement shall be set forth in the August 30, 1995 letter agreed to by Carnegie and Regent.

     (h) Regent's Fourth Quarter Results. For the quarter ended December 31, 1995, Regent shall have net income, as adjusted to exclude securities gains and losses and other extraordinary items, including fees and costs associated with the Merger, legal fees, increases in its loan loss provision and other costs incurred in connection with the Shareholders Funding litigation and as adjusted to include the effect of the decrease in FDIC insurance premiums for the fourth quarter of 1995, of at least $368,000. Except as otherwise specified herein, such net income shall be calculated in accordance with GAAP consistently applied.

     (i) Exercise of Dissenters Rights. In the aggregate, not more than 10% of the holders of Carnegie Common Stock, Regent Common Stock and Regent Series A Preferred Stock combined shall have exercised their dissenters rights of appraisal pursuant to N.J.S.A. 14A:11-1 et seq.

     (j) Redemption of Regent Series B, C, D and E Preferred Stock. Prior to or

simultaneously with the Effective Time, Regent shall have completed the redemption of the Series B, C, D and E Preferred Stock as required by Section 2.2(c) hereof.

     6.3. Conditions to the Obligations of Regent under this Agreement. The obligations of Regent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties; Performance of Obligations of Carnegie. The representations and warranties of Carnegie contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Carnegie shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Carnegie Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Carnegie Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Carnegie Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

     (b) Opinion of Counsel to Carnegie. Regent shall have received an opinion of McCarter & English, counsel to Carnegie, dated the date of the Closing, in form and substance reasonably satisfactory to Regent, covering the matters set forth on

Schedule 6.3 hereto and any other matters reasonably requested by Regent.

     (c) Fairness Opinion. Regent shall have received an opinion from Janney Montgomery Scott Inc. as of the date of this Agreement, to the effect that, in its opinion, the consideration to be received by the holders of Regent securities hereunder is fair to such holders from a financial point of view, and such opinion shall not have been withdrawn prior to the Effective Time.

     (d) Certificates. Carnegie shall have furnished Regent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Regent may reasonably request.


     (e) Bank Action. Each of Carnegie and CBN shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

     (f) Carnegie's 1995 Results. For the twelve months ended December 31, 1995, Carnegie shall have had net income, excluding securities gains and other extraordinary items, including fees and costs associated with the Merger, of at least $2.1 million. Such net income shall be calculated in accordance with GAAP, consistently applied.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Carnegie or Regent:

     (a) By mutual written consent of the Board of Directors of Carnegie and Regent hereto.

     (b) By Carnegie or Regent (i) if the Effective Time shall not have occurred on or prior to September 30, 1996 or (ii) if a vote of the stockholders of Carnegie or Regent is taken and either the Carnegie or Regent stockholders fail to approve this Agreement at their respective meetings (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or the directors of Regent or Carnegie) at or before the Effective Time.

     (c) By Carnegie or Regent upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the Bank Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Carnegie upon written notice to Regent if any such application is approved with conditions which materially impair the value of Regent and the

Bank, taken as a whole, to Carnegie, or which would materially impair the value of the shares of Carnegie Common Stock, Preferred Stock, Warrants, or Options to be issued to the holders of Regent Common Stock, Preferred Stock, Warrants or Options and who will receive Carnegie Securities pursuant to Article II hereof.

     (d) By Carnegie if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Regent and the Bank taken as a whole from that disclosed by Regent on the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Regent hereunder, or (iii) if, after giving effect to all required purchase accounting and market valuation adjustments to Regent's balance sheet, the transactions contemplated hereby would reduce Carnegie's tangible per share book value by more than $1.50 compared to Carnegie's tangible per share book value at the month end preceding the Effective Time.

     (e) By Regent, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Carnegie and CBN taken as a whole from that disclosed by Carnegie on the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Carnegie hereunder.

     (f) By Carnegie or Regent if any condition to Closing specified under
Article VI hereof applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition.

     (g) By Carnegie, if the Board of Directors of Regent shall (i) withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to Carnegie or (ii) approve or recommend any proposal other than by Carnegie in respect of an Acquisition Transaction.

     (h) By Regent, if the Board of Directors of Carnegie shall (i) withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to Regent or (ii) approve or recommend any proposal other than by Regent in respect of an Acquisition Transaction.

     (i) Assuming Carnegie shall not have contravened Section 5.3 hereof, by Carnegie, to allow Carnegie to enter into an Agreement in respect of an Acquisition Transaction.

     (j) Assuming Regent shall not have contravened Section 5.3 hereof, by Regent, to allow Regent to enter into an agreement in respect of an Acquisition Transaction.

     7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Carnegie or Regent pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders except for Sections 5.5 and 8.1 hereof. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

     7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the holders of Regent securities and the stockholders of Carnegie but, after any such adoption, no amendment shall be made which reduces or changes the rate or form of the consideration to be delivered to the holders of Regent securities without the approval of such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of Carnegie and Regent.

     7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Expenses.

     (a) Whether or not the Merger is consummated and except as otherwise provided in this Section 8.1, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the cost or expense.

     (b) Carnegie agrees to pay Regent a fee in immediately available funds equal to $1,000,000 upon the termination of this Agreement by Carnegie pursuant to Section 7.1(i) hereof or by Regent pursuant to Section 7.1(h) hereof.

     (c) Regent agrees to pay Carnegie a fee in immediately available funds equal to $1,000,000 upon the termination of this Agreement by Regent pursuant to
Section 7.1(j) hereof or by Carnegie pursuant to Section 7.1(g) hereof.


     8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

     (a)  If to Carnegie, to:

               Carnegie Bancorp
               619 Alexander Road
               Princeton, New Jersey 08540
               Attn:  Thomas L. Gray, President
               Telecopier No. 609-452-2492

               Copy to:

               McCarter & English
               Four Gateway Center
               100 Mulberry Street
               Newark, New Jersey 07102
               Attn: Michael Horn, Esq.
               Telecopier No. (201) 624-7070



     (b)  If to Regent, to:

               Regent Bancshares Corp.

               1430 Walnut Street
               Philadelphia, Pennsylvania 19102
               Attn: Harvey Porter, President
               Telecopier No. (215) 546-5790

               Copy to:

               Duane, Morris & Heckscher
               4200 One Liberty Place
               Philadelphia, Pennsylvania 19103
               Attn: Frederick W. Dreher, Esq.
               Telecopier No. (215) 979-1213

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

     8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

     8.4. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, including the Letter of Intent.

     8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

     8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     8.8 Non-Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.8 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Effective Time.

     IN WITNESS WHEREOF, Carnegie, CBN, the Bank and Regent have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                       CARNEGIE BANCORP



By:                           By:
                                 Chairman and Chief Executive
                                 Officer


ATTEST:                       CARNEGIE BANK, N.A.





By:                           By:
                                 President and Chief Executive
                                 Officer

ATTEST:                       REGENT BANCSHARES CORP.



By:                           By:
                                 President and Chief Executive
                                 Officer


ATTEST:                       REGENT NATIONAL BANK



By:                           By:
                                 President and Chief Executive
                                 Officer

                                                  DRAFT

     [Letterhead of Capital Consultants of Princeton, Inc.]

December        , 1995




Board of Directors
Carnegie Bancorp
619 Alexander Road
Princeton, New Jersey 08540

Members of the Board:



     Carnegie Bancorp ("CARNEGIE") has entered into a Merger Agreement and a Plan of Merger, amended and restated ("AGREEMENT") with Regent Bancshares Corp. ("REGENT") which provides for CARNEGIE to acquire all of the outstanding REGENT Common and Preferred Stock ("MERGER") on the terms and subject to the conditions set forth in the AGREEMENT.

     The MERGER is subject to approval of shareholders of both CARNEGIE and REGENT and regulatory authorities and the AGREEMENT provides REGENT will be merged with and into CARNEGIE and holders of REGENT securities will be entitled to receive CARNEGIE Common and Preferred Stock as follows:

     (a) each share of REGENT Common Stock will be converted into 0.75 shares of CARNEGIE Common Stock;

     (b) each share of REGENT Series A Convertible Preferred Stock will be converted into one share of a newly authorized Series A of CARNEGIE Convertible Preferred Stock which will be convertible into 0.75 share of CARNEGIE Common Stock;

     (c) each share of REGENT Series B, Series C, and Series D Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the Merger, unless theretofore converted in accordance with its terms into 1.177 share of REGENT Common Stock which would be converted in the

          MERGER into 0.75 shares of CARNEGIE Common Stock;

     (d) each share of REGENT's Series E Convertible Preferred Stock will be called for redemption in accordance with its terms at $10.00 per share not later than 30 days prior to the anticipated Effective Time of the MERGER, unless theretofore converted in accordance with its terms into one share of REGENT Common stock which would be converted in the MERGER into 0.75 shares of CARNEGIE

          Common Stock;

     (e) outstanding options to purchase an aggregate of 274,241 shares of REGENT Common Stock held by the organizers of REGENT will be converted into New Options to purchase an aggregate of 174,750 shares of CARNEGIE Common Stock;

     (f) outstanding warrants to purchase an aggregate of 50,022 shares of REGENT Common Stock held by the organizers of REGENT will be converted into an aggregate of 12,168 shares of CARNEGIE Common Stock;

     (g) outstanding options to purchase an aggregate of 147,124 shares of REGENT Common Stock held by the underwriter of REGENT's initial public offering, will be converted into an aggregate of 7,483 shares of CARNEGIE Common Stock; and

     (h) all other outstanding options and warrants to purchase REGENT Common Stock will be converted into CARNEGIE Common Stock at the rate of one share of CARNEGIE Common Stock for each option and warrant representing rights to purchase 7 1/2 shares of REGENT Common Stock.

     No fractional shares of CARNEGIE Common Stock will be issued. Cash will be paid for fractional shares of CARNEGIE Common Stock to which holders of REGENT securities would be otherwise entitled, determined in the manner provided in the AGREEMENT.

     You have requested our opinion as to whether the consideration offered to REGENT in the MERGER is fair, from a financial point of view, to the shareholders of CARNEGIE.

     Capital Consultants of Princeton, Inc. ("CAPITAL CONSULTANTS"), as a customary part of its investment banking business, is engaged in the valuation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

     In arriving at our opinion, we have reviewed and analyzed, among other things; (i) the AGREEMENT, (ii) the CARNEGIE Registration Statement on Form S-4, filed with respect to the securities to be issued in the MERGER, (iii) publicly available information relating to CARNEGIE and REGENT including their respective annual reports to shareholders for the years ended December 31, 1992 through

1994, Annual Reports on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 1992 through 1994 with regard to REGENT and for the year ended December 31, 1994 with regard to CARNEGIE, the Consolidated Statement of Financial Condition as of December 31,

1994, 1993 and 1992 and the related Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the three year period ended December 31, 1994 included therein, and the quarterly reports to shareholders and Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, 1995, and June 30, 1995 and September 30, 1995; (iv) certain historical operating and financial information provided to CAPITAL CONSULTANTS by the managements of CARNEGIE and REGENT; (v) historical and current market data for the CARNEGIE Common Stock and the REGENT Common and Preferred Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which CAPITAL CONSULTANTS deemed generally comparable to CARNEGIE and REGENT; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that CAPITAL CONSULTANTS considered reasonably similar to CARNEGIE and REGENT in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as CAPITAL CONSULTANTS deemed appropriate. In addition, CAPITAL CONSULTANTS conducted meetings with members of senior management of CARNEGIE and REGENT for purposes of reviewing the future prospects of CARNEGIE and REGENT. CAPITAL CONSULTANTS evaluated the pro forma ownership of the CARNEGIE Common Stock by REGENT security holders, relative to the pro forma contribution of REGENT'S assets, deposits, equity and earnings to the pro forma resulting company in the MERGER. CAPITAL CONSULTANTS also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experiences in securities valuations.

     While we have taken care in our investigation and analysis, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us or publicly available, and have not attempted to verify same. We have not made or obtained any independent evaluations or appraisals of any properties, assets or liabilities of CARNEGIE or REGENT.

     In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the MERGER, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the MERGER on a pro forma basis to CARNEGIE. Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid to REGENT in the MERGER is fair, from a financial point of view, to the shareholders of CARNEGIE.

     This opinion does not represent investment advice or a recommendation to the current shareholders of CARNEGIE or REGENT, or any other party regarding the valuation of the common and preferred shares of CARNEGIE or REGENT for potential purchase.



Very truly yours,


CAPITAL CONSULTANTS OF PRINCETON, INC.

                                                                     APPENDIX C

          [LETTERHEAD OF JANNEY MONTGOMERY SCOTT INC.]




___________   , 1995

Board of Directors
Regent Bancshares Corp.
1430 Walnut Street
Philadelphia, Pennsylvania  19102


Members of the Board:

Regent Bancshares Corp., ("Regent") and Carnegie Bancorp. ("Carnegie") have entered into an Agreement providing for the proposed merger ("Proposed Merger") of Regent with and into Carnegie. The terms of the Proposed Merger are set forth in the Agreement and Plan of Merger (the "Agreement") dated August 30, 1995, and provide that holders of Regent securities receive the consideration ("Consideration") as set forth in Section 2.2 of the Agreement. You have requested our opinion, from a financial point of view, as to the fairness of the Consideration to be received in the Proposed Merger by the holders of Regent's securities (being understood as Regent Common Stockholders, Regent Preferred Stockholders, Regent Optionholders, and Regent Warrantholders as such terms are described in the Agreement).

Janney Montgomery Scott Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Regent and Carnegie, (ii) reviewed the Agreement, (iii) reviewed and analyzed stock market performance of Regent and Carnegie, (iv) considered the terms and conditions of the Proposed Merger between Regent and Carnegie as compared with the terms and conditions of comparable bank mergers and acquisitions, (v) met and/or communicated with certain members of Regent's and Carnegie's senior management to discuss their respective operations, historical financial statements, and future prospects, and (vi) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by Regent and Carnegie, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Regent and Carnegie including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Regent and Carnegie nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With regard to financial and other information relating to the general prospects of Regent and Carnegie, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of Regent and Carnegie as to Regent's and Carnegie's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, and in preparation of the final proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Regent.

Our opinion is based upon information provided to us by the managements of Regent and Carnegie, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of Regent and does not constitute a recommendation to Regent's shareholders as to how such shareholders should vote on the Agreement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Regent's securities.

Sincerely,



JANNEY MONTGOMERY SCOTT INC.

                                                                    APPENDIX D

                       SECTION 14A:11-3 OF THE NEW JERSEY
                            BUSINESS CORPORATION ACT

         N.J.S.A. 14A:11-1. Right of shareholders to dissent. (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions.

         (a) any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

                  (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

                           (A) of a class or series which is listed on a
                  national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

                           (B) for which, pursuant to the plan of merger or
                  consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

                  (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or
         14A:10-7(4); or

         (b) any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

                  (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

                  (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests
         within one year after the date of such transaction, where such transaction is wholly for

                  (A)  cash; or

                  (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

                  (C)  cash and such securities; or

                  (iii) from a sale pursuant to an order of a court having jurisdiction.

         (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

         (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

         (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

         N.J.S.A. 14A:11-2. Notice of dissent; demand for payment; endorsement of certificates. (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section

14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

         (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

         (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

         (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

         (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

         (6) Not later than 20 days after demanding payment of his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

         (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

         N.J.S.A. 14A:11-3. "Dissenting shareholder" defined; date for determination of fair value. (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

         (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

         (3) "Fair value" as used in this Chapter shall be determined

                  (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

                  (b) In the case of a merger pursuant to section 14A:10- 5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

                  (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

         In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

         N.J.S.A. 14A:11-4. Termination of right of shareholder to be paid the fair value of his shares. (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

                  (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6),unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

                  (b) his demand for payment is withdrawn with the written consent of the corporation;

                  (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

                  (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

                  (e) the proposed corporate action is abandoned or rescinded; or

                  (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

         (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

         N.J.S.A. 14A:11-5.  Rights of dissenting shareholder.  (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

         (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

         N.J.S.A. 14A:11-6. Determination of fair value by agreement. (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

         (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

         N.J.S.A. 14A:11-7. Procedure on failure to agree upon fair value; commencememt of action to determine fair value. (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

         (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1)in which the corporation may commence such an action.

         N.J.S.A. 14A:11-8.  Action to determine fair value;
jurisdiction of court; appointment of appraiser. In any action to determine the fair value of shares pursuant to this Chapter:

                  (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

                  (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

                  (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

                  (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

         N.J.S.A. 14A:11-9. Judgment in action to determine fair value. (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

         (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

         N.J.S.A. 14A:11-10. Costs and expenses of action. The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

         N.J.S.A. 14A:11-11. Disposition of shares acquired by corporation. (1) The shares of a dissenting shareholder in a transaction described in paragraph 14A:11-1(1)(b) and the shares of a dissenting shareholder of the surviving corporation in a merger shall become reacquired by the corporation which issued them upon the payment of the fair value of shares. Such shares shall be cancelled if reacquired out of stated capital or if the plan of merger so requires; otherwise they shall become treasury shares.

         (2) In a merger or consolidation, if the surviving or new corporation pays out of surplus the fair value of the shares of dissenting shareholders of the merged or constituent corporation, the shares of the surviving or new corporation into which such shares would have been converted under the plan of merger or consolidation shall become treasury shares of such corporation, unless the plan shall provide otherwise.

         (3) In an acquisition of shares pursuant to section 14A:10-9, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

                                                                    APPENDIX E


                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                CARNEGIE BANCORP

                             Dated: As of (           , 1995)


         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

         1. The name of the corporation is CARNEGIE BANCORP (the
"Corporation").

         2. The following amendments to the Certificate of Incorporation were approved by the directors on the ___ day of ______, 1995 and duly adopted by the shareholders of the corporation on the ____ day of _______, 199___:

         RESOLVED: that Article V of the Certificate of Incorporation is amended to read in its entirety as follows:

                                   ARTICLE V
                                 CAPITAL STOCK

         (A) The total authorized capital stock of the Corporation shall be 6,500,000 shares, consisting of 5,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

         (B) The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the

Board of Directors is expressly authorized to determine:

                  (a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors.

                  (b) The dividend rate of the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

                  (c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

                  (d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                  (e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

                  (h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                  (i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

     3. The number of shares of common stock entitled to vote on the amendments was ________ shares. ____________ shares of common stock voted for the amendments, _______ shares of common stock voted against the amendments and ________ shares of common stock abstained from voting on the amendments.

         IN WITNESS WHEREOF the undersigned has caused this certificate to be executed by its duly qualified officer as of the date and year first written above.

                                                 CARNEGIE BANCORP



                          By:__________________________
                               Thomas L. Gray, Jr.
                               President and Chief
                                Executive Officer

                                                                      APPENDIX F

                                CARNEGIE BANCORP

                        1995 DIRECTOR STOCK OPTION PLAN


Section 1.  Purpose

                  The Carnegie Bancorp 1995 Director Stock Option Plan (the "Plan") is hereby established to foster and promote the long-term success of Carnegie Bancorp (the "Corporation") and its shareholders by providing directors with an equity interest in the Corporation. The Plan will assist the Corporation in attracting and retaining the highest quality of experienced persons as directors and in aligning the interests of such directors more closely with the interests of the Corporation's shareholders.

Section 2.  Definitions

                  Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

                  "Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

                  "Board" means the Board of Directors of the Corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

                  "Committee" means the Stock Option Committee of the Board (or any successor committee of the Board responsible for administering the Plan), which shall consist of two or more directors to administer the Plan and perform the functions set forth herein. The Committee may consist of the entire Board.

                  "Common Stock" or "Stock" means the common stock, no par value, of the Corporation.

                  "Corporation" means Carnegie Bancorp and any present or future subsidiary corporations of Carnegie Bancorp (as defined in Section 424 of the Code) or any successor to such corporations.

                  "Disability" shall mean permanent and total disability which if the Director were an employee of the Corporation would be treated as a total disability under the term of the Corporation's long-term disability plan for employees as in effect from time to time; provided, however, with respect to a Participant who has been granted an Incentive Stock Option such term shall have the meaning set forth in Section 422(c)(6) of the Code.


                  "Fair Market Value" means, with respect to shares of Common

Stock, the fair market value as determined by the Committee in good faith and in a manner established by the Committee from time to time; provided, however, so long as the shares of Common Stock are last sale reported over the counter securities, then the

"fair market value" of such shares on any date shall be the closing price reported in the consolidated reporting system, on the business day immediately preceding the date in question, as reported on the NASDAQ system.

                  "Incentive Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code.

                  "Non-Qualified Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

                  "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

                  "Participant" means a member of the Board of Directors of the Corporation or its subsidiaries selected by the Committee to receive an Option under the Plan.

                  "Plan" means the Carnegie Bancorp 1995 Director Stock Option Plan.

                  "Retirement" means termination of employment in accordance with the retirement provisions of any retirement or pension plan maintained by the Corporation or any of its subsidiaries.

Section 3.  Administration

                  (a) The Plan shall be administered by the Committee. Among other things, the Committee shall have authority, subject to the terms of the

Plan to grant Options, to determine the individuals to whom and the time or times at which Options may be granted, and to determine the terms and conditions of any Option granted hereunder, and the exercise price thereof.

                  (b) Subject to the other provisions of the Plan, the Committee shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Committee's decision and interpretations shall be final and binding. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

                  (c) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

Section 4.  Eligibility and Participation

                  Members of the Board of Directors of the Corporation shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine in its sole discretion the numbers of shares to be covered by the Option or Options granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to persons who are eligible to receive such options under Section 422 of the Code.

Section 5.  Shares of Stock Available for Options

                  (a) The maximum number of shares of Common Stock which may be issued and purchased pursuant to Options granted under the Plan is 154,000, subject to the adjustments as provided in Section 5 and Section 7, to the extent applicable. If an Option granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common

Stock being granted to the Participant, the shares of Common Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Option grant under Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

                  (b) In the event that the Committee determines, in its sole discretion, that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Committee shall have the right to proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Options may be granted under the Plan to Participants,
(ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remains exercisable, and if considered appropriate, the

Committee may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with Section 422 of the Code with regard to any Incentive Stock Options granted hereunder. No fractional Shares shall be issued on account of any such adjustment.

                  (c) Any adjustments under this Section will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

Section 6.  Options

                  (a) Subject to Federal and state statutes then applicable and the provisions of the Plan, the Committee may grant Incentive Stock Options to directors who are also officers of the Corporation and Non-Qualified Stock Options to all directors and determine the number of shares to be covered by each Option, the Option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with

Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan, or without the consent of the Participant, any Incentive Stock Option granted under the Plan pursuant to Section 422 of the Code.

                  (b) The Option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Corporation or any subsidiary or parent corporation of the Corporation and an Incentive Stock Option is granted to such Participant, the Option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of grant.

                  (c) No Option shall be exercisable more than ten (10) years after the date the Option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary or parent corporation of the Corporation and an Incentive Stock Option is granted to such Participant, such Option shall not be exercisable after the expiration of five (5) years from the date of grant.

                  (d) No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Option price therefor is received by the Corporation. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

                  (e) Unless otherwise determined by the Committee at the time of grant of an Option, with a regard to any Option granted to a director who is also an officer of the Corporation, in the event such Participant's employment with the Corporation terminates by reason of death or Disability, any Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Option or within twelve (12) months following the Participant's termination of employment by reason of death or Disability, whichever period is shorter.

                  (f) Unless otherwise determined by the Committee at the time of grant of an Option, with regard to any Option granted to a director who is also an officer of the Corporation, in the event the Participant's employment with the Corporation terminates for any reason other than death or Disability, any Option granted to such Participant which is then outstanding may be exercised until the expiration of the term of such Option, or in the case of the Participant's termination of employment for reasons other than death, Disability or Retirement, within one (1) month of such termination, or in the case of the Participant's Retirement, within three (3) months of such Retirement, whichever period is shorter.

                  (g) In the event the membership on the Board of a director who is not also an officer of the Corporation ceases all Options then held and exercisable by such director may be exercised at any time prior to the expiration of the stated term of such Option.

                  (h) No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant's lifetime only by the Participant or the Participant's appointed guardian or legal representative. A Participant shall notify the Committee in writing in the event that he disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he received Common Stock upon the exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Corporation in order to enable the Corporation to secure the related income tax deduction to which it will be entitled in such event under the Code.

                  (i) The Committee may in its sole discretion, (i) accelerate the date or dates on which all or any particular Option or Options granted under the Plan may be exercised or (ii) extend the dates during which all or any particular Option or Options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code.

                  (j) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant who is an employee of the Corporation during one calendar year (under all plans of the Corporation and its parent and subsidiary corporations) shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). Such aggregate Fair Market Value shall be determined as of the date such Option is granted.

Section 7.  General Provisions Applicable to Options

                  (a) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

                  (b) Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Committee at the time of grant or at any time thereafter.

                  (c) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Corporation, the Committee may, in its discretion, provide for any one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the Participants, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the

Corporation will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and
(B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, and (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event.

                  (d) The Participant shall pay to the Corporation, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. In the Committee's sole discretion, a Participant (other than a Section 16 Participant, who shall be subject to the following sentence) may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. With respect to Section 16 Participants, upon the issuance of shares of Common Stock in respect of an Option, such number of shares issuable shall be reduced by the number of shares necessary to satisfy such Section 16 Participant's federal, and where applicable, state withholding tax obligations. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

                  (e) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

                           (i)  a transfer to the employment of the

                  Corporation from a subsidiary or from the Corporation to a subsidiary, or from one subsidiary to another, or

                           (ii) an approved leave of absence for military
                  service or sickness, or for any other purpose approved by the Corporation, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

                  (f) The Committee may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant's consent to each action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 8.  Miscellaneous

                  (a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment or service on the Corporation's Board of Directors. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

                  (b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements.

                  (c) Subject to the provisions of the applicable Option, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

                  (d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

                  (e) No member of the Board of Directors or the Committee shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board of Directors or the Committee be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board of Directors and the Committee shall be indemnified by the Corporation against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

                  (f) Subject to the approval of the shareholders of the Corporation, the Plan shall be effective on June 25, 1995. Prior to such approval, Options may be granted under the Plan expressly subject to shareholder approval.

                  (g) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be granted without shareholder approval if such approval is necessary to comply with any applicable tax laws or regulatory requirement.

                  (h) Options may not be granted under the Plan after June 24, 2005, but then outstanding Options may extend beyond such date.

                  (i) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.
                                       17

                                                                      APPENDIX G


                                CARNEGIE BANCORP


                        1995 EMPLOYEE STOCK OPTION PLAN


Section 1.  Purpose

                  The purpose of the Carnegie Bancorp 1995 Employee Stock Option Plan is to enable Carnegie Bancorp (the "Corporation") to attract, retain and motivate its key employees and to enable key employees to participate in the long-term growth of the Corporation by providing for or increasing the proprietary interests of such persons in the Corporation thereby assisting the Corporation to achieve its long-range goals.

Section 2.  Definitions

                  Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

                  "Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

                  "Board" means the Board of Directors of the Corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

                  "Committee" means the Stock Option Committee of the Board (or any successor committee of the Board responsible for administering the Plan), which shall consist of two or more directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3(c) under the Act, to administer the Plan and perform the functions set forth herein.

                  "Common Stock" or "Stock" means the common stock, no par value, of the Corporation.

                  "Corporation" means Carnegie Bancorp and any present or future subsidiary corporations of Carnegie Bancorp (as defined in Section 424 of the Code) or any successor to such corporations.

                  "Disability" means total disability as determined in accordance with the terms of the Corporation's long-term disability plan (or, if the Corporation has no such plan, its retirement plan) as in effect from time to time; provided, however, with respect to a Participant who has been granted an Incentive Stock Option such term shall have the meaning set forth in Section 422(c)(6) of the Code.

                  "Fair Market Value" means, with respect to shares of Common Stock, the fair market value as determined by the Committee in good faith and in a manner established by the Committee from time to time; provided, however, so long as the shares of Common

Stock are last sale reported over the counter securities, then the "fair market value" of such shares on any date shall be the closing price reported in the consolidated reporting system, on the business day immediately preceding the date in question, as reported on the NASDAQ system.

                  "Incentive Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code.

                  "Non-Qualified Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

                  "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

                  "Participant" means a person selected by the Committee to receive an Option under the Plan.

                  "Plan" means the Carnegie Bancorp 1995 Employee Stock Option Plan.

                  "Retirement" means termination of employment in accordance with the retirement provisions of any retirement or pension plan maintained by the Corporation or any of its subsidiaries.

Section 3.  Administration

                  (a) The Plan shall be administered by the Committee. Among other things, the Committee shall have authority, subject to the terms of the Plan to grant Options, to determine the individuals to whom and the time or times at which Options may be granted, and to determine the terms and conditions of any Option granted hereunder, and the exercise price thereof.

                  (b) Subject to the other provisions of the Plan, the Committee shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Committee's decision and interpretations shall be final and binding. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

                  (c) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

Section 4.  Eligibility and Participation

                  Officers and other key employees of the Corporation (excluding officers and employees who are also directors) who are from time to time responsible for the management, growth and protection of the business of the Corporation, shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine in its sole discretion the numbers of shares to be covered by the Option or Options granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to persons who are eligible to receive such options under Section 422 of the Code.

Section 5.  Shares of Stock Available for Options

                  (a) The maximum number of shares of Common Stock which may be issued and purchased pursuant to Options granted under the Plan is 11,530, subject to the adjustments as provided in Section

5 and Section 7, to the extent applicable. If an Option granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Option grant under Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

                  (b) In the event that the Committee determines, in its sole discretion, that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Committee shall have the right to proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Options may be granted under the Plan to Participants,
(ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remains exercisable, and if considered appropriate, the Committee may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 of the Act. No fractional Shares shall be issued on account of any such adjustment.

                  (c) Any adjustments under this Section will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

Section 6.  Options

                  (a) Subject to Federal and state statutes then applicable and the provisions of the Plan, the Committee may grant Incentive Stock Options and Non-Qualified Stock Options and determine the number of shares to be covered by each Option, the Option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with
Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan, or without the consent of the Participant, any Incentive Stock Option granted under the Plan pursuant to
Section 422 of the Code.

                  (b) The Option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant with respect to Incentive Stock Options, and shall be the price determined by the Committee, which may be less than, equal to or greater than the Fair Market Value of the Common Stock on the date of grant but in no event less than 85% of the Fair Market Value of the Common Stock, with respect to Non-Qualified Stock Options. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Corporation or any subsidiary or parent corporation of the Corporation and an Incentive Stock Option is granted to such Participant, the Option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of grant.

                  (c) No Option shall be exercisable more than ten (10) years after the date the Option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules of Section

424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary or parent corporation of the Corporation and an Incentive Stock Option is granted to such Participant, such Option shall not be exercisable after the expiration of five (5) years from the date of grant.

                  (d) No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Option price therefor is received by the Corporation. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

                  (e) Unless otherwise determined by the Committee at the time of grant of an Option, in the event a Participant's employment with the Corporation terminates by reason of death or Disability, any Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Option or within twelve (12) months following the Participant's termination of employment by reason of death or Disability, whichever period is shorter.

                  (f) Unless otherwise determined by the Committee at the time of grant of an Option, in the event the Participant's employment with the Corporation terminates for any reason other than death or Disability, any Option granted to such Participant which is then outstanding may be exercised until to the expiration of the term of such Option, or in the case of the Participant's termination of employment for reasons other than death, Disability or Retirement, within one (1) month of such termination, or in the case of the Participant's Retirement, within three (3) months of such Retirement, whichever period is shorter.

                  (g) No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant's lifetime only by the Participant or the Participant's appointed guardian or legal representative. A Participant shall notify the Committee in writing in the event that he disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he received Common Stock upon the exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Corporation in order to enable the Corporation to secure the related income tax deduction to which it will be entitled in such event under the Code.

                  (h) The Committee may in its sole discretion, (i) accelerate the date or dates on which all or any particular Option or Options granted under the Plan may be exercised or (ii) extend the dates during which all or any particular Option or Options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 of the Act.

                  (i) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant who is an employee of the Corporation during one calendar year (under all plans of the Corporation and its parent and subsidiary corporations) shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). Such aggregate Fair Market Value shall be determined as of the date such Option is granted.

Section 7.  General Provisions Applicable to Options

                  (a) Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 of the Act, any Common Stock acquired by a Participant subject to Section 16 of the Act (a "Section 16 Participant") upon exercise of an Option may not be sold for six (6) months after the date of grant of the Option. The Committee shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 of the Act.

                  (b) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

                  (c) Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Committee at the time of grant or at any time thereafter.

                  (d) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Corporation, the Committee may, in its discretion, arrange for any one or more of the following actions to be taken, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the Participants, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Corporation will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and
(B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, and (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event.

                  (e) The Committee may grant Options under the Plan in substitution for options held by employees of another corporation who become employees of the Corporation, or a subsidiary of the

Corporation, as the result of a merger or consolidation of the employing corporation with the Corporation or a subsidiary of the Corporation, or as a result of the acquisition by the Corporation, or one of its subsidiaries, of property or stock of the employing corporation. The Corporation may direct that substitute options be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

                  (f) The Participant shall pay to the Corporation, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. In the Committee's sole discretion, a Participant (other than a Section 16 Participant, who shall be subject to the following sentence) may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. With respect to Section 16 Participants, upon the issuance of shares of Common Stock in respect of an Option, such number of shares issuable shall be reduced by the number of shares necessary to satisfy such Section 16 Participant's federal, and where applicable, state withholding tax obligations. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

                  (g) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

                           (i) a transfer to the employment of the
                  Corporation from a subsidiary or from the Corporation to a subsidiary, or from one subsidiary to another, or

                           (ii) an approved leave of absence for military
                  service or sickness, or for any other purpose approved by the Corporation, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

                  For purposes of the Plan, employees of a subsidiary of the Corporation shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Corporation.

                  (h) The Committee may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefor another

Option of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant's consent to each action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 8.  Miscellaneous


                  (a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

                  (b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements for its employees.

                  (c) Subject to the provisions of the applicable Option, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

                  (d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

                  (e) No member of the Board of Directors or the Committee shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board of Directors or the Committee be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board of Directors and the Committee shall be indemnified by the Corporation against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

                  (f) Subject to the approval of the shareholders of the Corporation, the Plan shall be effective on June 25, 1995. Prior to such approval, Options may be granted under the Plan expressly subject to shareholder approval.

                  (g) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be granted without shareholder approval if such approval is necessary to comply with any applicable tax laws or regulatory requirement, including any requirements for exemptive relief under Section 16(b) of the Act.

                  (h) Options may not be granted under the Plan after June 24, 2005, but then outstanding Options may extend beyond such date.

                  (i) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

     Article VII of the Registrant's Certificate of Incorporation requires the Registrant to indemnify its officers, directors, employees and agents, and any other persons serving at the request of the Registrant as an officer, director, employee or agent of another corporation, association, partne rship, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act ("NJBCA").

     Section 14A:3-5 of NJBCA gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a "corporate agent") against expenses and liabilities incurred in connection with certain proceedings, involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in the manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by NJBCA does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

                                     II-1



ITEM 21.  Exhibits and Financial Statement Schedules

(a)  Exhibits


   *  2   Amended and Restated Agreement and Plan of Merger, dated as of August
          30, 1995, by and among the Registrant, Regent Bancshares Corp., Carnegie Bank, N.A. and Regent National Bank (Annexed as Appendix A to the Joint Proxy Statement/Prospectus included in the Registration Statement).



  ** 3(a) Certificate of Incorporation.



  ** 3(b) Articles of Association of Carnegie Bank, N.A.



  ** 3(c) Bylaws of Registrant.



   * 3(d) Proposed Amendment to Article V of Registrant's
          Certificate of Incorporation (Annexed as Appendix E to the Joint Proxy Statement Prospectus included in the Registration Statement).


   * 5    Opinion of McCarter & English



     8    Tax Opinion of McCarter & English



  * 10(a) 1995 Directors Stock Option Plan of Registrant
          (Annexed as Appendix F to the Joint Proxy Statement/Prospectus included in this Registration Statement)


  * 10(b) 1995 Employee Stock Option Plan of Registrant (Annexed as Appendix G to the Joint Proxy Statement/Prospectus included in this Registration Statement)


  * 10(c) Form of Consulting Agreement between Registrant and Bettinger & Leach, Inc.



  * 10(d) Form of Consulting Agreement between Registrant and David W. Ring




    10(e) Form of Consulting Agreement between Registrant and Bruce A. Mahon



  * 10(f) Form of Employment Agreement between Registrant and Barbara H.
          Teaford



  * 10(g) Form of Employment Agreement between Registrant and Mark A. Wolters

                                     II-2




  * 10(h) Form of Employment Agreement between Registrant and Thomas L. Gray,
          Jr.


  * 10(i) Form of Employment Agreement between Registrant and Harvey Porter




    23(a) Consent of Coopers & Lybrand L.L.P.





  * 23(b) Consent of Janney Montgomery Scott


  * 23(c) Consent of Capital Consultants of Princeton


    23(d) Consent of Arthur Andersen LLP



  * 23(e) Consent of McCarter & English (see Exhibit 5).


  * 24    Power of Attorney


  * 99(a) Consent of Nelson Mishkin to serve as director of Registrant



  * 99(b) Consent of David W. Ring to serve as director of Registrant


  * 99(c) Consent of O. Francis Biondi to serve as director of Registrant




  * 99(d) Consent of Harvey Porter to serve as director of Registrant


  * 99(e) Consent of Abraham L. Bettinger to serve as director of Registrant

  * 99(f) Consent of Barbara H. Teaford to serve as director of Registrant



  * 99(g) Consent of Leonard S. Dwares to serve as director of Registrant



  * 99(h) Form of Proxy for Regent Special Meeting



  * 99(i) Form of Proxy for Carnegie Special Meeting


-----------------

 *Previously filed.


** Incorporated by reference to the Registrant's Registration Statement on Form S-4, Registration No. 33-72088.




                                     II-3





     (b)  Financial Statement Schedules

          Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements of the Registrant or notes thereto.

     (c)  Item 4(b) Information

          The opinions of Capital Consultants of Princeton, Inc. and Janney Montgomery Scott Inc.are included as Appendix B and C, respectively, to the Joint Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22.  Undertakings

          The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 the ("Act");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

          (iii) Include any material information with respect to the aggregate the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For determining liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     II-4




In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES




     In accordance with the requirements of the Securities Act, the registrant has duly authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on March 4, 1996.


                              CARNEGIE BANCORP


                              BY: /s/ THOMAS L. GRAY
                                  ------------------------------
                                   Thomas L. Gray, Jr.
                                   President and
                                   Chief Executive Officer



     In accordance with the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacity and on the dates indicated:





NAME                               TITLE                      DATE



/s/ THOMAS L. GRAY            President, Chief Executive      MARCH 4, 1996
----------------------        Officer and Director
Thomas L. Gray, Jr.          (Principal Executive Officer)




 /s/ RICHARD P. ROSA          Senior Vice President           MARCH 4, 1996
-----------------------       and Chief Financial Officer
Richard P. Rosa               (Principal Financial Office
                              and Principal Accounting Officer)






 /s/ BRUCE A. MAHON*          Director and Chairman           MARCH 4, 1996

-----------------------       of the Board
Bruce A. Mahon

 /s/ MICHAEL E. GOLDEN*       Director                        MARCH 4, 1996
------------------------
Michael E. Golden



 /s/ THEODORE H. DOLCI, JR.*
-----------------------------
Theodore H. Dolci, Jr.        Director                        MARCH 4, 1996





 /s/ JOSEPH J. OAKES, III*
---------------------------
Joseph J. Oakes, III          Director                        MARCH 4, 1996



 /s/ JAMES E. QUACKENBUSH*
---------------------------
James E. Quackenbush          Director                        MARCH 4, 1996




 /s/ STEVEN L. SHAPIRO*
------------------------
Steven L. Shapiro             Director                        MARCH 4, 1996



 /s/ MARK A. WOLTERS*
----------------------
Mark A. Wolters               Director                        MARCH 4, 1996





 /s/ SHELLY M. ZIEGER*
-----------------------
Shelly M. Zeiger              Director                        MARCH 4, 1996


----------
* Executed pursuant to a power of attorney in favor of Thomas L. Gray.


                                     II-7